   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2000

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CONEXANT SPINCO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

         DELAWARE                                 3674                                 33-0933937
     (STATE OR OTHER                  (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
     JURISDICTION OF                   CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                            ------------------------

                            4000 MACARTHUR BOULEVARD
                      NEWPORT BEACH, CALIFORNIA 92660-3095
                                 (949) 483-4600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              BALAKRISHNAN S. IYER
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             CONEXANT SPINCO, INC.
                            4000 MACARTHUR BOULEVARD
                      NEWPORT BEACH, CALIFORNIA 92660-3095
                                 (949) 483-4600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              PETER R. KOLYER, ESQ.                            CHRISTOPHER L. KAUFMAN, ESQ.
              CHADBOURNE & PARKE LLP                              CHARLES K. RUCK, ESQ.
               30 ROCKEFELLER PLAZA                                  LATHAM & WATKINS
             NEW YORK, NEW YORK 10112                             135 COMMONWEALTH DRIVE
                  (212) 408-5100                               MENLO PARK, CALIFORNIA 94025
                                                                      (650) 328-4600

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING       AMOUNT OF
                SECURITIES TO BE REGISTERED                      PRICE(1)(2)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Class A common stock, par value $.01 per share (including
  the associated preferred share purchase rights)...........     $100,000,000           $26,400
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Includes shares that the underwriters will have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2001

                                               Shares

                             CONEXANT SPINCO, INC.

                              Class A Common Stock
                               ------------------

     Conexant Spinco, Inc. is offering          shares of its Class A common
stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be
between $     and $     per share.

     We have applied to list our Class A common stock on the Nasdaq National
Market under the symbol "     ".

     We are currently a wholly-owned subsidiary of Conexant Systems, Inc. Upon completion of this offering, Conexant will own all outstanding shares of our
Class B common stock, representing approximately      % of the outstanding
shares of our common stock and approximately      % of the total voting power of
all outstanding shares of our common stock, assuming the underwriters do not exercise their over-allotment option. Conexant has announced that it intends, within several months following consummation of this offering, to distribute to its shareowners all shares of our common stock owned by Conexant.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                                                  UNDERWRITING
                                                                    DISCOUNTS      PROCEEDS
                                                       PRICE TO        AND            TO
                                                        PUBLIC     COMMISSIONS      SPINCO
                                                       --------   -------------   -----------
Per Share............................................  $          $               $
Total................................................  $          $               $

     We have granted the underwriters the right to purchase up to an
additional          shares of Class A common stock to cover over-allotments.

     The underwriters expect to deliver the shares to purchasers on , 2001.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

CREDIT SUISSE FIRST BOSTON                            MORGAN STANLEY DEAN WITTER
                            ------------------------

             The date of this prospectus is                , 2001.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Special Note Regarding Forward-Looking
  Statements..........................   21
Our Separation from Conexant..........   22
Use of Proceeds.......................   24
Dividend Policy.......................   24
Capitalization........................   25
Dilution..............................   26
Selected Consolidated Financial
  Data................................   28
Unaudited Pro Forma Condensed Combined
  Financial Information...............   30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   34
Business..............................   46

                                        PAGE
                                        ----
Management............................   57
Arrangements Between Conexant and
  Spinco Relating to the Separation...   68
Principal Securityholder..............   74
Description of Capital Stock..........   74
Shares Eligible for Future Sale.......   83
Material United States Federal Tax
  Consequences to Non-United States
  Holders.............................   84
Underwriters..........................   87
Notice to Canadian Residents..........   90
Legal Matters.........................   91
Experts...............................   91
Where You Can Find More Information...   92
Glossary of Technical Terms...........   93
Index to Financial Statements.........  F-1

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

     Until             , 2001, 25 days after the date of this prospectus, all
dealers that buy, sell or trade our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     In this prospectus, the terms "Spinco", "we", "our" and "us" refer to Conexant Spinco, Inc. and our subsidiaries except where it is clear that such terms mean only Conexant Spinco, Inc. Additionally, the term "Conexant" refers to Conexant Systems, Inc.

     In this prospectus, unless the context otherwise indicates, references to us for periods prior to the completion of our separation from Conexant include the Internet infrastructure business of Conexant. On December 31, 1998, Rockwell International Corporation separated its semiconductor systems business by transferring substantially all of the operations, assets and liabilities relating to its semiconductor systems business to Conexant. References to us and the Internet infrastructure business for periods prior to December 31, 1998 are references to the Internet infrastructure business when it was part of the semiconductor systems business of Rockwell. Although we currently anticipate that our separation from Conexant will take place in January 2001, unless the context otherwise indicates, the description of our company in this prospectus assumes that the agreements between us and Conexant related to the separation are effective and that the separation has occurred.

     Our logo, AutoBaud(TM), AccessRunner(TM) and AnyPort(TM) are trademarks of Conexant Spinco, Inc. Other brands, names and trademarks contained in this prospectus are the property of their respective owners.

     Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE CLASS A COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR COMBINED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR YOUR CONVENIENCE, A GLOSSARY OF TECHNICAL TERMS USED IN THIS PROSPECTUS APPEARS ON PAGE 93.

                                  OUR BUSINESS

     We design, develop and sell semiconductor system solutions and products for some of the highest growth segments of the broadband communications market, including broadband access, multi-service access and wide area network, or WAN, transport. Our broad product portfolio allows us to provide network infrastructure original equipment manufacturers, or OEMs, with system-level semiconductor solutions including multi-service access and high-speed digital subscriber line, or DSL, products used in a variety of network access platforms. We also provide an extensive family of communications solutions and products that support the aggregation, transmission and switching of data, video and voice from the edge of the network to the optical backbone. These products are used in a variety of network equipment, including high-speed routers, asynchronous transfer mode, or ATM, switches, optical switches, add-drop multiplexers and digital cross-connect systems.

     Our products enable network infrastructure OEMs to design products with enhanced bandwidth, reliability and scalability, which we believe allows them to achieve lower system cost and reduce time-to-market of their products. We believe the breadth and depth of our product portfolio, combined with our rich heritage of over three decades in communications and semiconductor systems engineering, provide us with a competitive advantage in selling our products to leading network infrastructure OEMs. We have expertise in signal, packet and transmission processing, which require analog, mixed signal and digital signal processing, as well as related systems and software expertise. We use our system-level design and integration expertise to offer complete semiconductor system solutions and to integrate onto one device multiple functions previously performed by two or more semiconductor devices. As a result, we believe our customers can accelerate their design and production cycles, reduce the power consumption and size of their products and enhance the bandwidth and features of their systems. Our business is fabless, which means that we outsource all of our manufacturing needs and do not own or operate any semiconductor manufacturing facilities. We believe this allows us to focus our resources on the design, development and marketing of our products, minimize operating infrastructure and capital requirements and maintain flexibility in operations.

     We form strategic relationships with leading network infrastructure OEMs to define and develop new products. In the past we have successfully collaborated with leading OEMs, such as Cisco Systems, Inc., Nortel Networks Corporation, Lucent Technologies, Inc. and Alcatel Data Networks, S.A., in new product introductions and the definition of long-term product development plans. We believe our strong customer relationships with these established market leaders, as well as emerging market leaders, such as Juniper Networks, Inc., Redback Networks, Inc., Sycamore Networks, Inc. and Tellium, Inc., provide us with a foundation for successfully competing in the design of semiconductor solutions for the next generation of network infrastructure equipment.

     We are a wholly-owned subsidiary of Conexant Systems, Inc. We own and operate the Internet infrastructure business formerly owned and operated by
Conexant as its Network Access Division. On             , 2001, Conexant
separated its Internet infrastructure business from its personal networking business by transferring to us substantially all of the operations, assets and liabilities relating to the Internet infrastructure business.

                    BENEFITS OF OUR SEPARATION FROM CONEXANT

     We believe we will realize several benefits from our separation from Conexant, including the following:

     Greater Strategic Focus. We expect to have a sharper focus on the Internet infrastructure business and strategic opportunities as a result of our management team focusing only on our businesses.

     Increased Speed and Responsiveness. As an independent company, we believe we will be able to make decisions more quickly, deploy resources more rapidly and efficiently and operate with more agility than when we were a part of Conexant.

     Focused Incentives and Greater Accountability for Employees. We expect to strengthen the motivation of our employees and the focus of our management through the implementation of incentive compensation programs tied to the market performance of our Class A common stock.

     Direct Access to Capital Markets and Growth through Acquisitions. As a separate company, we expect to be able to issue debt or equity securities to fund our growth internally or through potential acquisitions of complementary businesses.

                         OUR RELATIONSHIP WITH CONEXANT

     Upon completion of this offering, Conexant will own all outstanding shares
of our Class B common stock, representing approximately   % of the outstanding
shares of our common stock and approximately   % of the total voting power of
all outstanding shares of our common stock, or approximately   % and   %,
respectively, if the underwriters fully exercise their over-allotment option. Conexant has announced that it intends, within several months following consummation of this offering, to distribute to its shareowners all shares of our common stock owned by Conexant. The distribution by Conexant is subject to a number of conditions, including receipt of a private letter ruling from the IRS confirming that the distribution will qualify as a tax-free distribution. Conexant will, in its sole discretion, determine the timing, structure and all terms of the distribution. Conexant is not obligated to complete the distribution, and the distribution may not occur by the anticipated time or at all.

     We have entered into agreements with Conexant providing for the separation of our business from Conexant, including:

     - a separation and distribution agreement that provides, among other things, for the principal corporate transactions required to effect the separation of our business from Conexant, this offering and the proposed distribution;

     - an employee matters agreement that provides, among other things, for the allocation of assets, liabilities and responsibilities relating to our current and former employees and their participation in our stock and other benefit plans and Conexant's stock and other benefit plans;

     - a tax allocation agreement that provides, among other things, for the allocation of tax liabilities and responsibilities between Conexant and us during the period in which we are included in Conexant's consolidated tax group;

     - a joint technology and marketing agreement that provides, among other things, for cooperation between Conexant and us with respect to common product standards and features and joint marketing arrangements; and

     - a transition services agreement that provides, among other things, for Conexant to provide services to us, including the manufacture, assembly and test of our products, that Conexant provided to our business prior to the separation.

     The agreements relating to our separation from Conexant were made in the context of a parent-subsidiary relationship and were entered into in the overall context of our separation from Conexant. The terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated third parties. For more information about the separation agreements, see "Arrangements Between Conexant and Spinco Relating to the Separation".
                            ------------------------

     We were incorporated in Delaware in October 2000. Our executive offices are located at 4000 MacArthur Boulevard, Newport Beach, California 92660-3095. Our telephone number is (949) 483-4600, and our Internet address is
http://www.          .com. The information on our Internet site is not part of
this prospectus.

                                  THE OFFERING

Class A common stock
offered.......................                  shares

Common stock to be outstanding
  immediately after the
  offering:
  Class A common stock........                  shares
  Class B common stock........                  shares

Voting rights:
  Class A common stock........   One vote per share
  Class B common stock........   Five votes per share

     Each share of our Class A common stock and Class B common stock also includes an associated preferred share purchase right. See "Description of Capital Stock -- Rights Plan".

Use of proceeds...............   We will use approximately $          million of
                                 the net proceeds of this offering to repay an intercompany loan from Conexant and to pay a dividend to Conexant. We expect to use the balance of the net proceeds of this offering for working capital and general corporate purposes.

Proposed Nasdaq National
  Market symbol...............   "     "

     The number of shares of our Class A common stock to be outstanding after the offering excludes additional shares of Class A common stock we may issue under the following plans and arrangements:

     - an aggregate of           shares reserved for issuance under our 2001
       Long-Term Incentives Plan, Directors Stock Plan, Retirement Savings Plan, 2001 Employee Stock Purchase Plan and 2001 Non-Qualified Employee Stock Purchase Plan; and

     - shares reserved for issuance under our 2001 Stock Option Plan to holders of options to purchase Conexant common stock outstanding at the time of the distribution:

        - granted before January 1, 2001, which will be adjusted so that following Conexant's distribution of our common stock to its shareowners, each option holder will hold options to purchase Conexant common stock and options to purchase our Class A common stock; and

        - granted after December 31, 2000 to our employees, which will be converted into options to purchase our Class A common stock.

       As of the date of this prospectus it is not possible to determine how many shares of Class A common stock may be issuable as a result of these adjustments. The exact number of shares will be determined at the time of
       the distribution. As of           , 2000, there were outstanding options
       to purchase           shares of Conexant common stock with a weighted
       average exercise price of $     per share.

                             SUMMARY FINANCIAL DATA

     The following summary financial data should be read together with our consolidated financial statements and related notes thereto, "Selected Consolidated Financial Data", "Unaudited Pro Forma Condensed Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The historical financial information presented below may not be indicative of our future performance and does not reflect the results of operations and financial position we would have had if we had operated as a separate, stand-alone entity during the periods and as of the date presented.

                                                  FISCAL YEAR ENDED SEPTEMBER 30,
                                     ---------------------------------------------------------
                                     1996(1)       1997        1998        1999       2000(1)
                                     --------    --------    --------    --------    ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Net revenues.......................  $107,380    $192,836    $143,270    $277,613    $ 579,206
Gross margin.......................    69,198     116,782      59,928     150,010      345,560
Research and development...........    16,076      45,700      72,639      86,546      136,237
Selling, general and
  administrative...................    12,927      25,158      37,243      43,613       81,997
Amortization of intangible
  assets...........................        --       5,252       5,252       5,255      143,171
Purchased in-process research and
  development......................    87,120          --          --          --      191,348
Special charges(2).................        --          --       3,600       2,200           --
Operating income (loss)............   (46,925)     40,672     (58,806)     12,396     (207,193)
Net income (loss)..................   (59,040)     27,881     (31,627)     12,449     (232,811)
Net income (loss) per share, basic
  and diluted......................  $           $           $           $           $
Shares used in computing net income
  (loss) per share, basic and
  diluted..........................

                                                                AS OF SEPTEMBER 30, 2000
                                                      --------------------------------------------
                                                                                      PRO FORMA
                                                        ACTUAL      PRO FORMA(3)    AS ADJUSTED(4)
                                                      ----------    ------------    --------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...........................  $    8,079
Working capital(5)..................................     182,406
Total assets........................................   1,739,361
Shareholder's net investment........................   1,608,395

                                                    FISCAL YEAR ENDED SEPTEMBER 30,
                                         -----------------------------------------------------
                                          1996       1997        1998       1999        2000
                                         -------    -------    --------    -------    --------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER FINANCIAL DATA(6)
Adjusted operating income (loss).......  $40,195    $45,924    $(49,954)   $19,851    $127,326
Adjusted net income (loss).............   28,080     31,111     (26,172)    17,057      87,787
Adjusted net income (loss) per share,
  basic and diluted....................  $          $          $           $          $
As a percentage of net revenues:
  Adjusted operating income (loss).....    37.4%      23.8%     (34.9)%       7.2%       22.0%
  Adjusted net income (loss)...........    26.2%      16.1%     (18.3)%       6.1%       15.2%

---------------
(1) In September 1996, Conexant acquired Brooktree Corporation and in fiscal 2000, Conexant completed the following acquisitions related to our business:
    Microcosm Communications Limited in January, Maker Communications, Inc. in March, Applied Telecom, Inc. in April, HotRail, Inc. in June, and Novanet Semiconductor Ltd. and NetPlane Systems, Inc. in September. As a result of these acquisitions, during fiscal 2000 we recorded $143.2 million in amortization of goodwill and other acquisition-
    related intangible assets and in fiscal 1996 and 2000 we recorded charges of $87.1 million and $191.3 million, respectively, related to purchased
    in-process research and development. On             , 2001 in connection
    with our separation from Conexant, Conexant transferred to us all of the capital stock of Brooktree, Microcosm, Maker, Applied Telecom, HotRail, Novanet and NetPlane.

(2) Special charges of $3.6 million in fiscal 1998 and $2.2 million in fiscal 1999 represent costs of restructuring actions taken by Conexant related to our operations, including employee severance and costs under a voluntary early retirement program. Special charges in fiscal 1998 include $1.7 million of costs associated with the disposal of property and equipment.

(3) Pro forma amounts reflect our separation from Conexant as if it had occurred
    on September 30, 2000. On             , 2001, Conexant loaned $
    million to us to provide us with working capital until the completion of this offering. In the separation, Conexant retained substantially all of our accounts payable and accounts receivable.

(4) Pro forma as adjusted amounts give effect to the following actions as though these actions had been taken as of September 30, 2000:

     - our sale of      shares of Class A common stock in this offering at the
       initial public offering price of $     per share and after deducting
       estimated underwriting discounts and commissions and estimated offering expenses; and

     - payment of approximately $ million to Conexant to repay an intercompany loan from Conexant and to pay a dividend to Conexant.

(5) Working capital consists of current assets, including cash, less current liabilities, including short-term debt.

(6) Adjusted operating income (loss), adjusted net income (loss) and adjusted net income (loss) per share exclude the amortization of intangible assets, the write-off of purchased in-process research and development and special charges. These measures of earnings are not in accordance with, or an alternative for, generally accepted accounting principles and may not be consistent with measures used by other companies. However, we believe these measures of earnings provide a better understanding of our underlying operating results and we use these measures internally to evaluate our underlying operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of
    Operations -- Adjusted Earnings".

                                    RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER AND EVALUATE ALL OF THE INFORMATION IN THIS PROSPECTUS, INCLUDING THE RISK FACTORS LISTED BELOW. ANY OF THESE RISKS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, WHICH IN TURN COULD MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR CLASS A COMMON STOCK.

                         RISKS RELATED TO OUR BUSINESS

     OUR OPERATING RESULTS DEPEND ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW AND ENHANCED PRODUCTS IN A TIMELY AND COST-EFFECTIVE MANNER.

     Our operating results depend largely on our ability to continue to introduce new and enhanced semiconductor products on a timely and cost-effective basis. Successful product development and introduction depends on numerous factors, including, among others:

     - our ability to anticipate customer and market requirements and changes in technology and industry standards;

     - our ability to define new products accurately;

     - our ability to complete development of new products and bring our products to market on a timely basis;

     - our ability to differentiate our products from offerings of our competitors; and

     - market acceptance of our products.

Furthermore, we are required to continually evaluate expenditures for planned product development and to choose among alternative technologies based on our expectations of future market growth.

     We cannot assure you that we will be able to develop and introduce new or enhanced products in a timely and cost-effective manner, that our products will satisfy customer requirements or achieve market acceptance, or that we will be able to anticipate new industry standards and technological changes. We also cannot assure you that we will be able to respond successfully to new product announcements and introductions by competitors.

     THE DEMAND FOR OUR PRODUCTS DEPENDS ON CONTINUED GROWTH IN THE MARKET FOR NETWORK INFRASTRUCTURE COMMUNICATIONS EQUIPMENT, WHICH IN TURN DEPENDS PRIMARILY ON CAPITAL SPENDING LEVELS OF COMMUNICATIONS SERVICE PROVIDERS.

     Our sales are dependent on the market for network infrastructure communications equipment manufactured and sold by our customers. Growth of demand in this market has in the past and may in the future fluctuate significantly based on numerous factors, including:

     - capital spending levels of communications service providers;

     - the lack of industry standards;

     - the rate of adoption of alternative technologies;

     - changes in regulation of communications services; and

     - general economic conditions.

     We cannot assure you of the rate, or extent to which, the network infrastructure communications equipment market will grow, if at all. Any decrease in the growth of the network infrastructure communications equipment market could result in slower growth or a decline in demand for our products, which could have a material adverse effect on our operating results.

     BECAUSE WE DEPEND ON A FEW SIGNIFICANT CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUES, THE LOSS OF A KEY CUSTOMER COULD SERIOUSLY HARM OUR BUSINESS.

     We have derived a substantial portion of our revenues in the past from sales to a relatively small number of customers. Sales to OEMs Cisco and Lucent accounted for approximately 15% and 12%, respectively, of our revenues in fiscal 2000. Sales to manufacturing subcontractors Solectron Corporation and ACT Manufacturing, Inc. accounted for approximately 12% and 11%, respectively, of our revenues in fiscal 2000. Sales to distributor Avnet, Inc. accounted for approximately 17% of our revenues in fiscal 2000. We believe a substantial portion of our products sold to Solectron, ACT and Avnet are in turn sold to leading OEMs, including Cisco and Lucent. We expect that a small number of OEM customers will continue to account for a substantial portion of our revenues in fiscal 2001 and in the future. As a result, the loss of any significant customer, which could occur at any time, could have a material adverse effect on our business, financial condition and results of operations.

     IF NETWORK INFRASTRUCTURE OEMS DO NOT DESIGN OUR PRODUCTS INTO THEIR EQUIPMENT, WE WILL HAVE DIFFICULTY SELLING THOSE PRODUCTS. MOREOVER, A DESIGN WIN FROM A CUSTOMER DOES NOT GUARANTEE FUTURE SALES TO THAT CUSTOMER.

     Our products are not sold directly to the end-user but are components of other products. As a result, we rely on network infrastructure OEMs to select our products from among alternative offerings to be designed into their equipment. Without these "design wins" from OEMs, we will have difficulty selling our products. Once an OEM designs another supplier's semiconductors into its products, it will be more difficult for us to achieve future design wins with that OEM's product platform because changing suppliers involves significant cost, time, effort and risk. Achieving a design win with a customer does not ensure that we will receive significant revenues from that customer. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to stop using our products, for example, if its own products are not commercially successful or for any other reason. Our inability to achieve design wins or to convert design wins into actual sales could have a material adverse effect on our business, financial condition and results of operations.

     WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL NECESSARY FOR THE DESIGN, DEVELOPMENT AND SALE OF OUR PRODUCTS. OUR SUCCESS COULD BE NEGATIVELY AFFECTED IF KEY PERSONNEL LEAVE.

     Our future success depends on our ability to attract, retain and motivate qualified personnel, including executive officers and other key management and technical personnel. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for such personnel is intense in the semiconductor industry. We cannot assure you that we will be able to continue to attract and retain qualified management and other personnel necessary for the design, development and sale of our products.

     We may have particular difficulty attracting and retaining key personnel during periods of poor operating performance given the significant use of equity-based compensation by our competitors and us. If our stock performs poorly relative to that of our competitors, employees and potential employees may be more likely to accept employment with those competitors. The loss of the services of one or more of our key employees, including Raouf Y. Halim, our Chief Executive Officer, or certain key design and technical personnel, or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our ability to operate our business and our financial condition and results of operations.

     WE ARE SUBJECT TO INTENSE COMPETITION AND COULD LOSE BUSINESS TO OUR COMPETITORS.

     The semiconductor industry in general and the markets in which we compete in particular are intensely competitive. We compete worldwide with a number of U.S. and international semiconductor companies that are both larger and smaller than us in terms of resources and market share. The high growth, high margin segments of the communications semiconductor market in which we compete are attracting new competitors. We currently face intense competition in our markets and expect that this competition will continue. This competition has resulted, and we expect will continue to result, in declining average selling prices for some of our products. We also anticipate that additional competitors, including companies with greater resources than ours, will enter our markets as a result of:

     - growth opportunities in communications semiconductors;

     - the trend toward global expansion by foreign and domestic competitors;
       and

     - technological and public policy changes.

Moreover, customers for some of our products compete with us in other product markets.

     We believe the principal competitive factors for semiconductor suppliers in our markets are:

     - time-to-market;

     - product performance;

     - level of integration within a single semiconductor device and among several semiconductor devices;

     - price and total system cost;

     - compliance with industry standards;

     - design and engineering capabilities;

     - strategic relationships with customers;

     - customer support;

     - new product innovation; and

     - quality.

We cannot assure you that we will be able to successfully address these factors.

     Many of our current and potential competitors have advantages over us, including:

     - longer operating histories and presence in key markets;

     - greater name recognition;

     - established relationships with key customers; and

     - greater financial, sales and marketing, manufacturing, distribution, technical and other resources.

As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can. We cannot assure you that we will be able to compete successfully against current and potential competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations.

     Current and potential competitors also have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. These relationships may affect our customers' purchasing decisions. Accordingly, it is possible that new competitors or alliances among competitors could emerge, allowing our competitors to rapidly acquire significant market share. Many of our competitors have also combined with each other and consolidated their businesses. Consolidations by industry participants are creating entities with increased market share, customer base, technology and marketing expertise in markets in which we compete. We expect this consolidation trend to continue, as acquisitions may enable competing semiconductor suppliers to augment technical capabilities or to achieve faster time-to-market for their products than would be possible solely through internal development. In addition, many network infrastructure OEMs are consolidating with each other, resulting in increased competition for sales to the remaining OEM customers or the loss of sales to acquired customers.

These developments may significantly and adversely affect our current markets, the markets we are seeking to serve and our ability to compete successfully in those markets.

     WE MAY NOT BE ABLE TO KEEP ABREAST OF THE RAPID TECHNOLOGICAL CHANGES IN OUR MARKETS.

     The demand for our products can change quickly and in ways we may not anticipate because our markets generally exhibit the following characteristics:

     - rapid technological developments;

     - evolving industry standards;

     - changes in customer requirements; and

     - frequent new product introductions and enhancements.

     The lengthy design cycles of our products may make us particularly vulnerable to rapid technological change. Our products could become obsolete sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to our products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of our products. These events could have a material adverse effect on our business, financial condition and results of operations.

     SINCE WE DEPEND ON THIRD PARTIES TO MANUFACTURE, ASSEMBLE AND TEST OUR PRODUCTS, WE MAY BE UNABLE TO OBTAIN AN ADEQUATE SUPPLY OF PRODUCTS TO MEET OUR CUSTOMERS' NEEDS.

     We do not own or operate any facilities for the manufacture of semiconductors, known as wafer fabrication facilities. We obtain a substantial majority of our semiconductor fabrication from outside wafer fabrication facilities, known as foundries. Taiwan Semiconductor Manufacturing Corporation, or TSMC, and United Microelectronics Corporation, or UMC, are the principal suppliers of our complementary metal oxide semiconductor, or CMOS, products. A smaller percentage of our products requires specialized manufacturing processes, such as gallium arsenide, or GaAs, silicon germanium, or SiGe, and bipolar CMOS, or BiCMOS. These products are supplied primarily by Conexant. There are significant risks associated with our reliance on third-party wafer fabrication facilities, including:

     - the lack of ensured wafer supply, potential wafer shortages and higher wafer prices;

     - limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs; and

     - the unavailability of or delays in obtaining access to key process technologies.

     Third-party foundries may allocate their limited capacity to the production requirements of other customers that are larger and better financed than we. If we choose to use a new foundry, it typically takes several months to complete the qualification process before we can begin shipping products from the new foundry.

     Most of our products are not manufactured at more than one wafer fabrication facility at a given time. The wafer fabrication facilities we use may experience financial difficulties or suffer damage or destruction to their facilities, particularly since many of them are located in earthquake zones. If these events or any other disruption of wafer fabrication capacity occur, we may not have a second manufacturing source available, in particular for products using the specialized GaAs, SiGe and BiCMOS semiconductor manufacturing processes. We may therefore experience difficulties or delays in securing an adequate supply of our products, which could impair our ability to meet our customers' needs and have a material adverse effect on our operating results.

     In addition, the highly complex and technologically demanding nature of semiconductor manufacturing has caused foundries to experience from time to time lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Lower than anticipated manufacturing yields may affect our ability to fulfill our customers' demands for our products on a timely and cost-effective basis.

     Conexant and other third-party subcontractors also assemble and test a substantial portion of our products. Because we rely on others to assemble and test our products, we are subject to many of the same risks as are described above with respect to independent wafer fabrication facilities.

     OUR SUCCESS DEPENDS ON OUR ABILITY TO EFFECT SUITABLE INVESTMENTS, ALLIANCES OR ACQUISITIONS.

     Although we invest significant resources in research and development activities, the complexity and rapidity of technological changes make it impractical for us to pursue development of all technological solutions on our own. We have made investments and acquisitions and entered into alliances that complement our existing product offerings, augment our market coverage or enhance our technological capabilities and will continue to review investment, alliance and acquisition prospects on an ongoing basis. However, we cannot assure you that we will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future. We compete for acquisitions with other interested parties that may have greater financial resources and more valuable capital stock to use as acquisition currency than we have.

     Moreover, if we consummate such transactions, they could result in:

     - issuances of equity securities dilutive to our existing shareholders;

     - large one-time write-offs;

     - the incurrence of substantial debt and assumption of unknown liabilities;

     - the potential loss of key employees from the acquired company;

     - amortization expenses related to goodwill and other intangible assets;
       and

     - the diversion of management's attention from other business concerns.

Any of these events could materially adversely affect our business, financial condition and results of operations and the price of our Class A common stock.

     In fiscal 2000 we incurred a net loss of $232.8 million, primarily due to charges totaling $191.3 million for the write-off of purchased in-process research and development and amortization expenses of $143.2 million for acquisition-related intangible assets resulting from the six acquisitions completed in fiscal 2000. In addition, as a result of these acquisitions, we expect to record amortization expense related to goodwill and intangible assets in excess of $295 million annually for five years.

     WE MAY HAVE DIFFICULTY INTEGRATING COMPANIES WE ACQUIRE.

     We completed the following six acquisitions in fiscal 2000: Microcosm Communications Limited, Maker Communications, Inc., Applied Telecom, Inc., HotRail Inc., Novanet Semiconductor Ltd. and NetPlane Systems, Inc. We evaluate acquisitions on an ongoing basis and we may make additional acquisitions in the future. Integrating acquired organizations and their products and services may be expensive, time-consuming and a strain on our resources. We could face several challenges integrating current and future acquisitions, including:

     - the difficulty of integrating acquired technology into our product offerings;

     - the impairment of relationships with employees and customers;

     - the difficulty of coordinating and integrating overall business strategies and worldwide operations;

     - the potential disruption of our ongoing business and distraction of our management;

     - the inability to maintain brand recognition of acquired businesses;

     - the inability to maintain corporate controls, procedures and policies;

     - the failure of acquired features, functions, products or services to achieve market acceptance; and

     - the potential unknown liabilities associated with acquired businesses.

Our inability to address any of these challenges successfully could have a material adverse effect on our business, financial condition and results of operations.

     OUR OPERATING RESULTS MAY BE NEGATIVELY AFFECTED BY SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND MARKET DOWNTURNS.

     Our revenues, earnings and other operating results have fluctuated in the past and may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

     - changes in demand for network infrastructure equipment;

     - the timing of receipt, reduction or cancellation of significant orders by our customers;

     - our gain or loss of significant customers;

     - market acceptance of our products and our customers' products;

     - our ability to develop, introduce and market new products and technologies on a timely basis;

     - availability and cost of products from our suppliers;

     - new product and technology introductions by competitors;

     - changes in the mix of products produced and sold;

     - intellectual property disputes;

     - the effects of competitive pricing pressures, including decreases in average selling prices of our products;

     - the timing and extent of product development costs; and

     - general economic conditions.

     The foregoing factors are difficult to forecast, and could materially adversely affect our quarterly or annual operating results. If our operating results fail to meet the expectations of analysts or investors, it could materially and adversely affect the price of our Class A common stock.

     WE OPERATE IN THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY, WHICH IS SUBJECT TO SIGNIFICANT DOWNTURNS.

     The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand.

     The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies' and their customers' products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices.

     We have experienced these conditions in our business in the past and may experience such downturns in the future. Any future downturns of this nature could have a material adverse effect on our business, financial condition and results of operations. From time to time the semiconductor industry also has experienced production capacity constraints in periods of increased demand. We may experience substantial changes in future operating results due to general semiconductor industry conditions and general economic conditions.

     BECAUSE OF THE LENGTHY SALES CYCLES OF MANY OF OUR PRODUCTS, WE MAY INCUR SIGNIFICANT EXPENSES BEFORE WE GENERATE ANY REVENUES RELATED TO THOSE PRODUCTS.

     Our customers may need six months or longer to test and evaluate our products and an additional six months or more to begin volume production of equipment that incorporates our products. The lengthy period of time required also increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development, and selling, general and administrative expenses before we generate the related revenues for these products, and we may never generate the anticipated revenues if our customer cancels or changes its product plans.

     UNCERTAINTIES INVOLVING THE ORDERING AND SHIPMENT OF OUR PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our sales are typically made pursuant to individual purchase orders and we generally do not have long-term supply arrangements with our customers. Generally, our customers may cancel orders until 30 days prior to shipment. In addition, we sell a portion of our products through distributors who have rights to return unsold products to us. Moreover, we routinely purchase inventory based on estimates of customer demand for their products, which is difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors or contract manufacturers, or both, as our forecasts of demand are then based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize could result in our holding excess or obsolete inventory, which could result in write-downs of inventory that would have a material adverse effect on our operating results.

     OUR MANAGEMENT TEAM IS SUBJECT TO A VARIETY OF DEMANDS FOR ITS ATTENTION AND RAPID GROWTH COULD FURTHER STRAIN OUR MANAGEMENT AND OTHER RESOURCES.

     We currently face a variety of challenges, including establishing the infrastructure and systems necessary for us to operate as an independent public company, integrating our recent acquisitions and managing the recent rapid expansion of our business. Our recent growth and expansion, as well as our product development activities, have increased our number of employees and the responsibilities of our management team. As we expand, we may further strain our management and other resources. Our failure to meet these challenges as a result of insufficient resources could have a material adverse effect on our business, financial condition and results of operations.

     WE MAY BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS OR DEMANDS THAT WE LICENSE THIRD-PARTY TECHNOLOGY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND LOSS OF OUR INTELLECTUAL PROPERTY RIGHTS.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and may demand that we license their technology. Any litigation to determine the validity of claims that our products infringe or may infringe these rights, including claims arising through our contractual indemnification of our customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. We cannot assure you that we would prevail in litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If litigation results in an adverse ruling, we could be required to:

     - pay substantial damages;

     - cease the manufacture, use or sale of infringing products;

     - discontinue the use of infringing technology;

     - expend significant resources to develop non-infringing technology; or

     - license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or at all.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

     WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY HARM OUR ABILITY TO COMPETE.

     We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies and processes. In addition, we often incorporate the intellectual property of our customers into our designs, and we have obligations with respect to the non-use and non-disclosure of their intellectual property. In the past, we have found it necessary to engage in litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We expect future litigation on similar grounds, which may require us to expend significant resources and to divert the efforts and attention of our management from our business operations. We cannot assure you that:

     - the steps we take to prevent misappropriation or infringement of our intellectual property or the intellectual property of our customers will be successful;

     - any existing or future patents will not be challenged, invalidated or circumvented; or

     - any of the measures described above would provide meaningful protection.

Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. If any of our patents fails to protect our technology it would make it easier for our competitors to offer similar products. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain countries.

     WE MAY BE UNABLE TO OBTAIN CAPITAL FOR OUR BUSINESS WHEN WE NEED IT.

     In the past, our capital needs have been satisfied by Conexant. After the consummation of this offering, Conexant will no longer provide funds to finance our working capital or other cash requirements. We believe that cash flows from operations and the proceeds of this offering will be sufficient to satisfy our research and development, capital expenditure, working capital and other financing requirements for the next twelve months. However, we cannot assure you that this will be the case or that we will have access to alternative sources of capital on favorable terms or at all.

     WE DO NOT HAVE AN OPERATING HISTORY AS AN INDEPENDENT COMPANY.

     We do not have an operating history as an independent company. The historical financial information we have included in this prospectus has been derived from Conexant's consolidated financial statements and does not reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Conexant did not account for us, and we were not operated, as a single stand-alone entity for the periods presented. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. For example, following our separation from Conexant, changes occurred in our cost structure, funding and operations, including changes in our tax structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with becoming a public, stand-alone company. We cannot assure you that we will be profitable on an ongoing basis as a stand-alone company. Until the distribution, and in some cases even after the distribution, we may rely on Conexant for various transitional services, as described under "Arrangements Between Conexant and Spinco Relating to the Separation -- Transition Services Agreement".

     WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS INTERNATIONALLY.

     In fiscal 2000, approximately 25% of our total sales were to customers located outside the United States, primarily in European and Asia-Pacific countries. In addition, we have design centers, sales offices, employees and suppliers located outside the United States, including foundries located in the Asia-Pacific region. Our international sales and operations are subject to a number of risks inherent in selling our products and operating our business internationally. These include, but are not limited to, risks regarding:

     - local economic and political conditions;

     - disruptions of capital and trading markets;

     - restrictive governmental actions, such as restrictions on transfers of funds and trade protection measures, including export duties and quotas and customs duties and tariffs;

     - changes in legal or regulatory requirements;

     - difficulty in obtaining distribution and sales support;

     - the laws and policies of the United States and other countries affecting trade, foreign investment and loans and import or export licensing requirements;

     - currency exchange rate fluctuations;

     - tax laws; and

     - limitations on our ability under local laws to protect our intellectual property.

     Because most of our international sales, other than sales to Japan, which are denominated principally in Japanese yen, are currently denominated in U.S. dollars, our products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies. Moreover, we may be disadvantaged relative to our competitors located outside the United States who may benefit from a devaluation of their local currency. We cannot assure you that the factors described above will not have a material adverse effect on our ability to increase or maintain our foreign sales or on our business, financial condition and results of operations.

     RISKS RELATED TO OUR SEPARATION FROM CONEXANT, THE SECURITIES MARKETS
                       AND OWNERSHIP OF OUR COMMON STOCK

     THE TRANSITIONAL SERVICES PROVIDED TO US BY CONEXANT MAY NOT BE SUFFICIENT TO MEET OUR NEEDS, AND WE MAY PAY INCREASED COSTS TO REPLACE THESE SERVICES AFTER OUR AGREEMENTS WITH CONEXANT EXPIRE.

     Conexant currently supports our operations. We are establishing our own infrastructure and systems and expect to have them substantially established prior to the consummation of this offering. However, during a transition period following this offering, Conexant has agreed to provide services to us, including services related to:

     - the manufacture, assembly and test of our products;

     - product development and product support;

     - information technology systems;

     - human resources and employee benefits administration;

     - buildings and facilities;

     - insurance; and

     - other administrative functions.

     These services may not be provided at the same level as when we were part of Conexant and may not be sufficient to satisfy our needs as a separate public company. We also lease and sublease office space from Conexant. These transitional service and leasing arrangements generally have a term of one to two years following the consummation of this offering. After the expiration of these various arrangements, we may not be able to replace the transitional services or enter into appropriate leases in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from Conexant.

     We entered into these arrangements with Conexant in the context of a parent-subsidiary relationship as part of our separation from Conexant. As a result, some of these arrangements may include prices, terms and conditions that are more or less favorable than agreements that are negotiated at arms-length. For more information about these arrangements, see "Arrangements Between Conexant and Spinco Relating to the Separation".

     WE WILL BE CONTROLLED BY CONEXANT AS LONG AS IT OWNS SHARES REPRESENTING A MAJORITY OF THE VOTING POWER OF OUR COMMON STOCK, AND OUR OTHER SHAREHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF SHAREHOLDER VOTING DURING THAT TIME.

     After the completion of this offering, Conexant will own all outstanding
shares of our Class B common stock, representing approximately      % of the
outstanding shares of our common stock and approximately      % of the total
voting power of all outstanding shares of our common stock. As long as Conexant owns shares representing a majority of the voting power of all classes of our common stock, Conexant will be able to elect our entire board of directors and to remove any director, with or without cause, without calling a special meeting. Investors in this offering will not be able to affect the outcome of any shareholder vote prior to the planned distribution of our stock by Conexant to Conexant's shareowners. As a result, Conexant will control all matters affecting us, including:

     - the composition of our board of directors and, through it, any determination with respect to our business strategy and policies, including the appointment and removal of officers;

     - the allocation of business opportunities that may be suitable for both us and Conexant;

     - any determinations with respect to mergers or other business combinations;

     - our acquisition or disposition of assets; and

     - changes to the agreements providing for our separation from Conexant.

     Subject to Conexant's lock-up agreement with the underwriters discussed under "Underwriters", Conexant is not prohibited from selling a controlling interest in us to a third party.

     WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH CONEXANT WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS THAT COULD HARM OUR BUSINESS.

     Conflicts of interest may arise between Conexant and us in a number of areas relating to our past and ongoing relationships, including:

     - labor, tax, employee benefit, indemnification and other matters arising from our separation from Conexant;

     - intellectual property matters;

     - employee retention and recruiting;

     - mergers or other business combinations involving us;

     - sales or distributions by Conexant of all or any portion of its ownership interest in us;

     - the nature, quality, timeliness and pricing of transitional services between us and Conexant; and

     - business opportunities that may be attractive to both Conexant and us.

     In addition to Conexant's substantial ownership of our common stock prior to the distribution, some of our directors are officers or directors of Conexant. Our restated certificate of incorporation includes provisions relating to the allocation of business opportunities that may be suitable for both us and Conexant based on the relationship to the companies of the individual to whom the opportunity is presented and the method by which it was presented. Our restated certificate of incorporation also includes provisions limiting challenges to the enforceability of contracts between Conexant and us.

     We may not be able to resolve any potential conflicts with Conexant, and even if we do, prior to the distribution the resolution may be less favorable than if we were dealing with an unaffiliated party. While we are controlled by Conexant, Conexant may require us to amend our agreements with them on terms less favorable to us than the current terms.

     OUR BUSINESS MAY SUFFER IF CONEXANT DOES NOT COMPLETE ITS DISTRIBUTION OF OUR COMMON STOCK.

     Conexant has announced that it intends, within several months following the consummation of this offering, to distribute to its shareowners all of the shares of our common stock that it owns. The distribution is subject to the satisfaction or waiver by Conexant of the conditions set forth in the separation and distribution agreement, including receipt by Conexant of a favorable private letter ruling from the IRS to the effect that the distribution will qualify as a tax-free distribution for U.S. federal income tax purposes. Moreover, Conexant is not obligated to complete the distribution and the distribution may not occur in a timely manner or at all. We therefore may not obtain the benefits we expect as a result of the distribution, including greater strategic focus, increased speed and responsiveness, focused incentives and greater accountability for employees, direct access to capital markets to fund our growth and the other benefits described under "Our Separation From Conexant". In addition, until the distribution occurs, the risks discussed above relating to Conexant's control of us and the potential business conflicts of interest between Conexant and us will continue to be relevant to our shareholders.

     SOME OF OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF CONEXANT COMMON STOCK OR THEIR POSITIONS WITH CONEXANT.

     Some of our directors and executive officers have a substantial amount of their personal financial portfolios in Conexant common stock and options to purchase Conexant common stock and some of our directors are officers or directors of Conexant. Ownership of Conexant common stock by our directors and executive officers or service as both a director of ours and as a director or officer of Conexant could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Conexant and us. For information regarding our directors and officers and their ownership of Conexant common stock, see "Management -- Executive Officers and Directors" and "Management -- Stock Ownership of Directors and Executive Officers".

     OUR SECURITIES HAVE NO PRIOR MARKET, AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THIS OFFERING.

     Before this offering, there has not been a public market for our Class A common stock, and an active public market for our Class A common stock may not develop or be sustained after this offering. The market price of our Class A common stock could be subject to significant fluctuations after this offering. Among the factors that could affect our stock price are:

     - quarterly variations in our operating results;

     - changes in revenue or earnings estimates or publication of research reports by analysts;

     - the depth and liquidity of the market for our Class A common stock;

     - investor perception of us and the industry in which we operate;

     - strategic moves by us or our competitors, such as acquisitions or restructurings;

     - actions by institutional shareholders or by Conexant, prior to its distribution of our common stock;

     - general financial and other market conditions; and

     - domestic and international economic factors unrelated to our performance.

     The stock markets in general, and the markets for high technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price, which was determined by negotiations between the representatives of the underwriters and us. See "Underwriters" for a discussion of the factors considered in determining the initial public offering price.

     SUBSTANTIAL SALES OF COMMON STOCK, INCLUDING SALES BY INDEX FUNDS, MAY OCCUR IN CONNECTION WITH THE DISTRIBUTION, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Substantially all of the shares of our common stock distributed by Conexant will be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of our common stock will be sold in the open market in anticipation of, or following, the distribution. We are also unable to predict whether there will be a sufficient number of buyers willing to buy our common stock at that time.

     A portion of Conexant's common stock is held by index funds tied to the Standard & Poor's 500 Index and the Nasdaq-100 Index. If our stock is not included in these indices at the time of Conexant's distribution of our common stock, these index funds will be required to sell our stock. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, whether as a result of the distribution or otherwise, could adversely affect the market price of our common stock. See "Shares Eligible for Future Sale".

     THE VALUE OF OUR CLASS A COMMON STOCK MAY BE ADVERSELY AFFECTED BY THE DISPROPORTIONATE VOTING RIGHTS OF OUR CLASS B COMMON STOCK.

     The holders of our Class A common stock and our Class B common stock have substantially identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to five votes per share on all matters to be voted on by shareholders. Although our restated certificate of incorporation provides for the automatic conversion of our Class B common stock into Class A common stock in connection with the distribution, this automatic conversion will not occur if prior to that time Conexant's equity ownership has been reduced below 80% as a result of additional issuances of our Class A common stock. In that event, Conexant may elect to distribute its Class B common stock to Conexant's shareowners. The different voting rights of our Class A common stock and Class B common stock could adversely affect the value of the Class A common stock to the extent that investors or any potential future purchasers of our common stock view the superior voting rights of the Class B common stock to have additional value. The existence of two separate classes of our common stock also could result in less liquidity for either class of common stock than would be the case if there were only one class of common stock.

     PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND RIGHTS PLAN AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR SOMEONE TO ACQUIRE CONTROL OF US.

     Our restated certificate of incorporation, our amended bylaws, our rights plan and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of our company in a transaction not approved by our board of directors, including transactions in which shareholders might otherwise receive a premium for their shares over then current prices, and that may limit the ability of shareholders to approve transactions that they may deem to be in their best interests. Our restated certificate of incorporation and amended bylaws include provisions, some of which do not apply to

Conexant or will not become effective until Conexant owns less than a majority of the total voting power of all classes of our common stock, such as:

     - a provision authorizing our board of directors to issue shares of our preferred stock in one or more series without further authorization of our shareholders;

     - a fair price provision, as described under "Description of Capital Stock -- Our Restated Certificate of Incorporation and Amended Bylaws";

     - a prohibition on shareholder action by written consent;

     - a requirement that shareholders provide advance notice of any shareholder nomination of directors or any proposal of new business to be considered at any meeting of shareholders;

     - a requirement that a supermajority vote be obtained to remove a director for cause or to amend or repeal specified provisions of our restated certificate of incorporation or amended bylaws;

     - elimination of the right of shareholders to call a special meeting of shareholders; and

     - the division of our board of directors into three classes to be elected on a staggered basis, one class each year.

     Our rights agreement gives our shareholders rights that would substantially increase the cost of acquiring us in a transaction not approved by our board of directors. In addition, we have outstanding our Class B common stock, which entitles the holder of those shares to five votes per share on all matters presented to a shareholder vote.

     In addition, Section 203 of the Delaware General Corporation Law provides that a corporation shall not engage in any business combination with any interested shareholder during the three-year period following the time that the shareholder becomes an interested shareholder. The restrictions of Section 203 generally make it more difficult for a person who would be an interested shareholder to effect various business combinations with a corporation during this three-year period. The provisions of Section 203 provide that the shareholder approval requirement may be avoided if a majority of the directors then in office approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder. Section 203 does not apply to Conexant's ownership of our common stock.

     OUR ABILITY TO ENGAGE IN ACQUISITIONS AND OTHER STRATEGIC TRANSACTIONS USING OUR STOCK IS SUBJECT TO LIMITATIONS BECAUSE OF THE FEDERAL INCOME TAX REQUIREMENTS FOR A TAX-FREE DISTRIBUTION.

     For the distribution of our stock by Conexant to qualify as tax-free to Conexant and its shareowners, Conexant must own at least 80% of the voting power of our voting stock at the time of the distribution. Although our two classes of common stock provide us with some flexibility to issue additional stock for acquisitions or other purposes, under our agreements with Conexant we may not issue additional stock prior to the distribution if it would reduce Conexant's voting power below this 80% threshold.

     In addition, for the distribution of our stock by Conexant to qualify as tax-free to Conexant, there must not be a change in ownership of 50% or more in either the voting power or value of either our stock or Conexant's stock that is considered to be part of a plan or a series of related transactions related to Conexant's intended distribution of our stock to its shareowners. For this purpose, a change in ownership may include the issuance of our common stock or Conexant's common stock in acquisitions and other similar strategic transactions or for compensation of employees and others. If there is a direct or indirect acquisition of our stock or Conexant's stock by one or more persons during the four-year period beginning two years prior to and ending two years after the distribution, it will be presumed to be part of a plan or a series of related transactions related to Conexant's intended distribution of our stock and the distribution will be taxable to Conexant unless the presumption is successfully rebutted. Under our agreements with Conexant we may not issue additional stock prior to the distribution if it would reduce Conexant's economic ownership of our outstanding common stock below 50.1%.

     For the above reasons, our agreements with Conexant limit our ability to use our stock for acquisitions and other similar strategic transactions or for compensation of employees and others. Many of our competitors have issued their stock to complete acquisitions, to expand their product offerings and speed the development of new technology, and to attract and retain employees and other key personnel. Therefore, these competitors may have a significant competitive advantage over us.

     WE MAY BE RESPONSIBLE FOR FEDERAL INCOME TAX LIABILITIES THAT RELATE TO THE PROPOSED DISTRIBUTION OF SHARES OF OUR COMMON STOCK BY CONEXANT.

     The distribution of shares of our common stock by Conexant to its shareowners is conditioned upon receipt of a tax ruling from the IRS to the effect that the distribution will qualify as a tax-free distribution for U.S. federal income tax purposes. The tax ruling has been requested but not yet received. While the tax ruling generally is binding on the IRS, the continuing validity of such a tax ruling is subject to factual representations and assumptions made in Conexant's request. We are not aware of any facts or circumstances that would cause such representations and assumptions to be untrue.

     The tax allocation agreement between us and Conexant provides that we will be responsible for any taxes imposed on Conexant, Spinco or Conexant shareowners as a result of either:

     - the failure of the distribution by Conexant of its shares of our common stock to qualify as a tax-free distribution for U.S. federal income tax purposes, or

     - the subsequent disqualification of the distribution by Conexant of its shares of our common stock as a tax-free transaction to Conexant for U.S. federal income tax purposes,

if the failure or disqualification is attributable to specific post-distribution actions by or in respect of us, our subsidiaries or our shareholders, including any change of ownership of 50% or more in the voting power or value of our stock. The process for determining whether a change of ownership has occurred under the tax rules is complex. If we do not carefully monitor our compliance with these rules we might inadvertently cause or permit a change of ownership to occur, triggering our obligation to indemnify Conexant pursuant to the tax allocation agreement. In addition, our obligation to indemnify Conexant in the event that a change of ownership causes the distribution not to be tax-free could discourage or prevent a third party from making a proposal to acquire our company.

     If we were required to pay any of the taxes described above, the payment would have a material adverse effect on our financial position, results of operations and cash flow.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements relate to future events or our future financial performance and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends", "may", "will", "should", "estimates", "predicts", "potential", "continue" and similar expressions or the negative of such terms to identify these forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                          OUR SEPARATION FROM CONEXANT

OUR SEPARATION FROM CONEXANT

     On September 13, 2000, Conexant announced a plan to create a separate company comprised of Conexant's Internet infrastructure business. We were incorporated in Delaware in October 2000 in preparation for our separation from Conexant and we are currently a wholly-owned subsidiary of Conexant. Although we currently anticipate our separation from Conexant will take place in January 2001, unless the context otherwise indicates, the description of our company in this prospectus assumes that the agreements between us and Conexant related to the separation are effective and that the separation has occurred.

BENEFITS OF THE SEPARATION

     We believe we will realize several benefits from our separation from Conexant, including the following:

        Greater Strategic Focus. We expect to have a sharper focus on the Internet infrastructure business and strategic opportunities as a result of our management team focusing only on our businesses. We will also have greater ability to modify business processes to better fit the needs of our customers, business units and employees.

        Increased Speed and Responsiveness. Since our company will be independent, we believe we will be able to make decisions more quickly, deploy resources more rapidly and efficiently and operate with more agility than when we were a part of a more diverse organization. In addition, we expect to enhance our responsiveness to customers and partners.

        Focused Incentives and Greater Accountability for Employees. We expect the motivation of our employees and the focus of our management will be strengthened by incentive compensation programs tied to the market performance of our Class A common stock. The separation will enable us to offer our employees compensation directly linked to the performance of the Internet infrastructure business, which we expect to enhance our ability to attract and retain qualified personnel.

        Direct Access to Capital Markets and Growth Through Acquisitions. As a separate company, we expect to be able to issue debt or equity securities to fund our growth internally or through potential acquisitions of complementary businesses.

SEPARATION AND TRANSITION ARRANGEMENTS

     We and Conexant have entered into agreements providing for the separation of our business from Conexant, including:

     - a separation and distribution agreement;

     - an employee matters agreement;

     - a tax allocation agreement;

     - a joint technology and marketing agreement; and

     - a transition services agreement.

     The agreements relating to our separation from Conexant were made in the context of a parent-subsidiary relationship and were entered into in the overall context of our separation from Conexant. The terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated third parties. For more information regarding the separation arrangements, see "Arrangements Between Conexant and Spinco Relating to the Separation".

THE DISTRIBUTION BY CONEXANT OF OUR COMMON STOCK

     Upon completion of this offering, Conexant will own all the outstanding
shares of our Class B common stock, representing approximately      % of the
outstanding shares of our common stock and approximately

     % of the total voting power of all outstanding shares of our common stock. Conexant has announced that it intends, within several months following consummation of this offering, to distribute to its shareowners all shares of our common stock owned by Conexant. However, Conexant is not obligated to complete the distribution, and we cannot assure you whether or when it will occur. See "Risk Factors -- Risks Related to Our Separation from Conexant, the Securities Markets and Ownership of Our Common Stock -- Our business may suffer if Conexant does not complete its distribution of our common stock."

     Conexant has advised us that it would not complete the distribution if its board of directors determines that the distribution is no longer in the best interest of Conexant and its shareowners. Conexant has further advised us that it currently expects that the principal factors that it would consider in determining whether and when to complete the distribution include:

     - the issuance by the IRS of a ruling that the distribution will qualify as a tax-free distribution for U.S. federal income tax purposes;

     - the absence of any court orders or regulations prohibiting or restricting the completion of the distribution;

     - the market prices of our common stock and Conexant's common stock; and

     - other conditions affecting the businesses of Spinco or Conexant.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the           shares of
Class A common stock offered by us at an assumed initial public offering price
of $          per share will be approximately $          million after deducting
estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds of the offering will be approximately $
          million.

     We will pay approximately $     million of the net proceeds of this
offering to Conexant to repay an intercompany loan from Conexant and to pay a dividend to Conexant. We expect to use the balance of the net proceeds of this offering for working capital and general corporate purposes. We will retain broad discretion in the allocation of the net proceeds of this offering. We may use a portion of the net proceeds for product development or selling and marketing, or to acquire or invest in complementary businesses, technologies, product lines or products. Pending such uses, we will invest the net proceeds of this offering in short to medium term investments in interest bearing investment grade securities.

                                DIVIDEND POLICY

     We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, except for the dividend to be paid to Conexant in connection with this offering, we do not anticipate paying any cash dividends in the foreseeable future. Any determination as to the declaration and payment of dividends will be at the sole discretion of our board of directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2000. Our capitalization is presented:

     - on an actual basis;

     - on a pro forma basis to reflect our separation from Conexant as if it had
       occurred on September 30, 2000, the $          million loan from Conexant
       to us at the time of the separation and the retention by Conexant of substantially all of our accounts payable and accounts receivable; and

     - on a pro forma as adjusted basis to reflect our receipt and application
       of the estimated net proceeds from the sale of           shares of Class
       A common stock in this offering at an assumed price of $          per
       share.

     This information should be read in conjunction with our consolidated financial statements and notes thereto, "Selected Consolidated Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this prospectus.

                                                                  AS OF SEPTEMBER 30, 2000
                                                              --------------------------------
                                                                                    PRO FORMA
                                                              ACTUAL   PRO FORMA   AS ADJUSTED
                                                              ------   ---------   -----------
                                                              (IN MILLIONS, EXCEPT SHARE DATA)
Payable to Conexant.........................................  $   --   $            $
Shareholders' equity:
  Preferred stock, no par value,           shares
     authorized, no shares issued and outstanding, actual,
     pro forma and pro forma as adjusted....................      --
  Class A common stock, $.01 par value,           shares
     authorized, no shares issued and outstanding actual and
     pro forma;           shares issued and outstanding, pro
     forma as adjusted......................................      --
  Class B common stock, $.01 par value,           shares
     authorized, no shares issued and outstanding, actual;
               shares issued and outstanding, pro forma and
     pro forma as adjusted..................................      --
  Additional paid-in capital................................      --
  Accumulated other comprehensive income....................      (7)
  Conexant's net investment.................................   1,615
                                                              ------   --------     --------
          Total shareholders' equity........................   1,608
                                                              ------   --------     --------
               Total capitalization.........................  $1,608   $            $
                                                              ======   ========     ========

The number of shares of our Class A common stock to be outstanding after the offering excludes additional shares of Class A common stock we may issue under the following plans and arrangements:

     - an aggregate of           shares available for issuance under our 2001
       Long-Term Incentives Plan, Directors Stock Plan, Retirement Savings Plan, 2001 Employee Stock Purchase Plan and 2001 Non-Qualified Employee Stock Purchase Plan; and

     - shares reserved for issuance under our 2001 Stock Option Plan to holders of options to purchase Conexant common stock outstanding at the time of the distribution:

        - granted before January 1, 2001, which will be adjusted so that following Conexant's distribution of our common stock to its shareowners, each option holder will hold options to purchase Conexant common stock and options to purchase our Class A common stock; and

        - granted after December 31, 2000 to our employees, which will be converted into options to purchase our Class A common stock.

       As of the date of this prospectus it is not possible to determine how many shares of Class A common stock may be issuable as a result of these adjustments. The exact number of shares will be determined at the time of
       the distribution. As of             , 2000, there were outstanding
       options to purchase           shares of Conexant common stock with a
       weighted average exercise price of $     per share.

                                    DILUTION

     As of September 30, 2000, our historical net tangible book value was approximately $262.6 million, or $ per share of common stock. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth, which is total tangible assets less total liabilities after giving effect to the retention of substantially all of our accounts receivable and accounts payable by Conexant at the time of our separation as though such retention had occurred as of September 30, 2000 and the payment to Conexant of an aggregate of $ million, by the number of shares of common stock outstanding immediately before this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards,
after giving effect to our sale of   shares of Class A common stock in this
offering at the initial public offering price of $ per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

     Our pro forma as adjusted net tangible book value at September 30, 2000 would have been approximately $ million, or $ per share. This represents an immediate increase in pro forma net tangible book value of $ per share to our existing shareholder and an immediate dilution in pro forma net tangible book value of $ per share to new investors purchasing shares of Class A common stock in this offering. The following table illustrates this dilution per share:

Initial public offering price per share.....................          $
Pro forma net tangible book value per share as of September
  30, 2000..................................................  $
Increase per share attributable to new investors............
                                                              ----
Net tangible book value per share after this offering.......          $
                                                                      ----
Dilution in pro forma net tangible book value per share to
  new investors.............................................          $
                                                                      ====

     The discussion and table above assume no exercise of options outstanding under our stock plans and no issuance of shares reserved for future issuance under our stock plans. As of September 30, 2000, there were no options outstanding to purchase shares of our common stock. To the extent that any options are granted and exercised, there will be further dilution to new investors.

     The following table sets forth, as of September 30, 2000 on the pro forma as adjusted basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by our existing shareholder and by the new investors in this offering
at the initial public offering price of $       per share, before deducting
estimated underwriting discounts and commissions and estimated offering expenses.

                                           SHARES PURCHASED     TOTAL CONSIDERATION      AVERAGE
                                           -----------------    --------------------    PRICE PER
                                           NUMBER    PERCENT     AMOUNT     PERCENT       SHARE
                                           ------    -------    --------    --------    ---------
Existing shareholder.....................                 %     $                 %      $
New investors............................                                                $
                                           ------    ------     -------     -------
          Total..........................            100.0%     $            100.0%
                                           ======    ======     =======     =======

     Conexant paid a nominal amount in consideration for our common stock. Accordingly, the cash consideration related to the existing shareholder is reported as zero in the above table.

     If the underwriters' option to purchase additional shares is exercised in full, the following will occur:

     - the number of shares of common stock held by our existing shareholder
       will decrease to approximately   % of the total number of shares of
       common stock outstanding; and

     - the number of shares held by new investors will be increased to   shares
       or approximately   % of the total number of shares of our common stock
       outstanding after this offering.

     The number of shares of our Class A common stock to be outstanding after the offering excludes additional shares of Class A common stock we may issue under the following plans and arrangements:

     - an aggregate of   shares available for issuance under our 2001 Long-Term
       Incentives Plan, Directors Stock Plan, Retirement Savings Plan, 2001 Employee Stock Purchase Plan and 2001 Non-Qualified Employee Stock Purchase Plan; and

     - shares reserved for issuance under our 2001 Stock Option Plan to holders of options to purchase Conexant common stock outstanding at the time of the distribution:

        - granted before January 1, 2001, which will be adjusted so that following Conexant's distribution of our common stock to its shareowners, each option holder will hold options to purchase Conexant common stock and options to purchase our Class A common stock; and

        - granted after December 31, 2000 to our employees, which will be converted into options to purchase our Class A common stock.

       As of the date of this prospectus it is not possible to determine how many shares of Class A common stock may be issuable as a result of these adjustments. The exact number of shares will be determined at the time of
       the distribution. As of             , 2000, there were outstanding
       options to purchase             shares of Conexant common stock with a
       weighted average exercise price of $       per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. Our consolidated statement of operations data for the years ended September 30, 1998, 1999 and 2000 and our consolidated balance sheet data as of September 30, 1999 and 2000 have been derived from our audited consolidated financial statements included in this prospectus, which have been audited by Deloitte & Touche LLP, whose opinion is included in this prospectus. Our consolidated statement of operations data for the years ended September 30, 1996 and 1997 and our consolidated balance sheet data as of September 30, 1996, 1997 and 1998 have been derived from our unaudited consolidated financial statements, which are not presented in this prospectus. The historical financial information presented below may not be indicative of our future performance and does not reflect the results of operations and financial position we would have had if we had operated as a separate, stand-alone entity during the periods and as of the dates presented.

                                                               YEAR ENDED SEPTEMBER 30,
                                              ----------------------------------------------------------
                                              1996(1)       1997        1998        1999       2000(1)
                                              --------    --------    --------    --------    ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Net revenues................................  $107,380    $192,836    $143,270    $277,613    $  579,206
Cost of goods sold..........................    38,182      76,054      83,342     127,603       233,646
                                              --------    --------    --------    --------    ----------
Gross margin................................    69,198     116,782      59,928     150,010       345,560
Operating Expenses:
  Research and development..................    16,076      45,700      72,639      86,546       136,237
  Selling, general and administrative.......    12,927      25,158      37,243      43,613        81,997
  Amortization of intangible assets.........        --       5,252       5,252       5,255       143,171
  Purchased in-process research and
     development............................    87,120          --          --          --       191,348
  Special charges(2)........................        --          --       3,600       2,200            --
                                              --------    --------    --------    --------    ----------
     Total operating expenses...............   116,123      76,110     118,734     137,614       552,753
                                              --------    --------    --------    --------    ----------
Operating income (loss).....................   (46,925)     40,672     (58,806)     12,396      (207,193)
Other income, net...........................       490         326         115         342         1,433
                                              --------    --------    --------    --------    ----------
Income (loss) before provision for income
  taxes.....................................   (46,435)     40,998     (58,691)     12,738      (205,760)
Provision (benefit) for income taxes........    12,605      13,117     (27,064)        289        27,051
                                              --------    --------    --------    --------    ----------
Net income (loss)...........................  $(59,040)   $ 27,881    $(31,627)   $ 12,449    $ (232,811)
                                              ========    ========    ========    ========    ==========
Net income (loss) per share, basic and
  diluted(3)................................  $           $           $           $           $
Shares used in computing net income (loss)
  per share, basic and diluted..............
Unaudited pro forma net income (loss) per
  share, basic and diluted(3)...............                                                  $
Shares used in computing unaudited pro forma
  net income (loss) per share, basic and
  diluted...................................

                                                                 AS OF SEPTEMBER 30,
                                              ----------------------------------------------------------
                                                1996        1997        1998        1999         2000
                                              --------    --------    --------    --------    ----------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................  $     --    $     --    $     --    $    315    $    8,079
Working capital(4)..........................    50,087      68,038      39,723     118,869       182,406
Total assets................................    83,677     116,678      94,415     193,176     1,739,361
Shareholder's net investment................    67,332     103,246      74,744     162,431     1,608,395

                                                                 AS OF SEPTEMBER 30,
                                              ----------------------------------------------------------
                                                1996        1997        1998        1999         2000
                                              --------    --------    --------    --------    ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER FINANCIAL DATA(5)
Adjusted operating income (loss)............  $ 40,195    $ 45,924    $(49,954)   $ 19,851    $  127,326
Adjusted net income (loss)..................    28,080      31,111     (26,172)     17,057        87,787
Adjusted net income (loss) per share, basic
  and diluted...............................  $           $           $           $           $
As a percentage of net revenues:
  Adjusted operating income (loss)..........      37.4%       23.8%      (34.9)%       7.2%         22.0%
  Adjusted net income (loss)................      26.2%       16.1%      (18.3)%       6.1%         15.2%

---------------
(1) In September 1996, Conexant acquired Brooktree Corporation and in fiscal 2000, Conexant completed the following acquisitions related to our business:
    Microcosm Communications Limited in January, Maker Communications, Inc. in March, Applied Telecom, Inc. in April, HotRail, Inc. in June, and Novanet Semiconductor Ltd. and NetPlane Systems, Inc. in September. As a result of these acquisitions, during fiscal 2000 we recorded $143.2 million in amortization of goodwill and other acquisition-related intangible assets and in fiscal 1996 and 2000 we recorded charges of $87.1 million and $191.3 million, respectively, related to purchased in-process research and
    development. On           , 2001 in connection with our separation from
    Conexant, Conexant transferred to us all of the capital stock of Brooktree, Microcosm, Maker, Applied Telecom, HotRail, Novanet and NetPlane.

(2) Special charges of $3.6 million in fiscal 1998 and $2.2 million in fiscal 1999 represent costs of restructuring actions taken by Conexant related to our operations, including employee severance and costs under a voluntary early retirement program. Special charges in fiscal 1998 include $1.7 million of costs associated with the disposal of property and equipment.

(3) For a discussion of computation of net income (loss) per share and pro forma net income (loss) per share, see note 2 of our notes to consolidated financial statements.

(4) Working capital consists of current assets, including cash, less current liabilities, including short-term debt.

(5) Adjusted operating income (loss), adjusted net income (loss) and adjusted net income (loss) per share exclude the amortization of intangible assets, the write-off of purchased in-process research and development and special charges. These measures of earnings are not in accordance with, or an alternative for, generally accepted accounting principles and may not be consistent with measures used by other companies. However, we believe these measures of earnings provide a better understanding of our underlying operating results and we use these measures internally to evaluate our underlying operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of
    Operations -- Adjusted Earnings".

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information gives effect to our separation from Conexant, this offering and the acquisition of four significant businesses completed during fiscal 2000. The unaudited pro forma condensed combined balance sheet as of September 30, 2000 has been prepared as if our separation from Conexant and this offering each had occurred on September 30, 2000. The unaudited pro forma condensed combined statement of operations for fiscal 2000 has been prepared as if the four acquisitions, our separation from Conexant and this offering each had occurred on October 1, 1999.

     The four significant businesses acquired in fiscal 2000 were Microcosm, Maker, HotRail and Novanet. Our historical financial information set forth below has been derived from, and is qualified by reference to, our audited consolidated financial statements included in this prospectus, and should be read in conjunction with those financial statements and the notes thereto. The historical financial information for Microcosm, Maker, HotRail and Novanet for the periods set forth in the unaudited pro forma condensed combined statement of operations has been derived from unaudited financial information not included herein.

     Each of the acquisitions was accounted for under the purchase method of accounting. Total consideration for the acquisitions was 21.8 million shares of Conexant common stock and options to purchase 3.4 million shares. The total value of the consideration, based upon the market value of the common stock issued and the estimated fair value of the assumed options at the time of the acquisitions, was approximately $1.5 billion. The value of the consideration was allocated to the assets and liabilities acquired, including identified intangible assets of $277.7 million and in-process research and development, or IPRD, of $189.3 million, based upon estimated fair values. The fair values of the identified intangible assets and IPRD were based upon independent appraisals. The excess of the value of the consideration over the net assets acquired was allocated to goodwill.

     Upon completion of the acquisitions, we recorded charges totaling $189.3 million for the fair value of the IPRD, because the technological feasibility of the products under development had not been established and no future alternative uses existed. These non-recurring charges are reflected in our consolidated statement of operations for fiscal 2000. The unaudited pro forma condensed combined statement of operations does not give effect to any synergies which may be realized as a result of the acquisitions. Additionally, except for the charges for IPRD and as indicated in the notes hereto, the unaudited pro forma condensed combined statement of operations does not reflect any non-recurring charges incurred as a result of these acquisitions.

     The unaudited pro forma condensed combined financial information should be read in conjunction with other information included in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements and the notes thereto, "Selected Consolidated Financial Data", and the historical financial statements and the notes thereto of Microcosm, Maker, HotRail and Novanet. The unaudited pro forma condensed combined balance sheet is not intended to represent what our financial position would actually have been had these events occurred on September 30, 2000, or to project our financial position for any future date. Similarly, the unaudited pro forma condensed combined statement of earnings is not intended to represent what our operating results would actually have been for the periods indicated or to project our operating results for any future period. The pro forma condensed combined statement of operations does not include the incremental costs of services received from Conexant under the transition services agreement. The pro forma adjustments are based upon currently available information and assumptions that management believes are reasonable.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                     HISTORICAL   ADJUSTMENTS FOR                ADJUSTMENTS FOR    PRO FORMA
                                       SPINCO     THE SEPARATION    PRO FORMA     THE OFFERING     AS ADJUSTED
                                     ----------   ---------------   ----------   ---------------   -----------
ASSETS
Current assets:
  Cash and cash equivalents........  $    8,079      $        (1)   $               $       (2)    $
                                                                                            (2)
  Receivables, net.................     118,728               (1)                         --
  Inventories, net.................      79,250             --          79,250            --           79,250
  Deferred income taxes............      19,454             --          19,454            --           19,454
  Other current assets.............      20,996             --          20,996            --           20,996
                                     ----------      ---------      ----------      --------       ----------
          Total current assets.....     246,507
Marketable securities..............       3,295             --           3,295            --            3,295
Property, plant and equipment,
  net..............................      31,162             --          31,162            --           31,162
Goodwill and intangible assets,
  net..............................   1,345,782             --       1,345,782            --        1,345,782
Other assets.......................     112,615             --         112,615            --          112,615
                                     ----------      ---------      ----------      --------       ----------
          Total assets.............  $1,739,361      $              $               $              $
                                     ==========      =========      ==========      ========       ==========
LIABILITIES AND SHAREHOLDER'S NET
  INVESTMENT
Current liabilities:
  Accounts payable.................  $   10,294      $        (1)   $               $     --       $
  Payable to Conexant Systems,
     Inc...........................          --               (1)                           (2)
  Deferred revenue.................      28,081             --          28,081            --           28,081
  Accrued compensation and
     benefits......................      19,243             --          19,243            --           19,243
  Other current liabilities........       6,483             --           6,483            --            6,483
                                     ----------      ---------      ----------      --------       ----------
          Total current
            liabilities............      64,101             --
Long-term liabilities..............         487             --             487            --              487
Deferred income taxes..............      66,378             --          66,378            --           66,378
                                     ----------      ---------      ----------      --------       ----------
          Total liabilities........     130,966             --
                                     ----------      ---------      ----------      --------       ----------
Commitments and contingencies......          --             --              --            --               --
Shareholder's net investment:
  Preferred stock, no par value....          --             --              --            --               --
  Common stock:
     Class A common stock, $.01 par
       value.......................          --             --              --              (2)
     Class B common stock, $.01 par
       value.......................          --               (1)                           (2)
  Additional paid-in capital.......          --               (1)                           (2)
  Conexant's net investment........   1,615,502               (1)                           (2)
  Accumulated other comprehensive
     income........................      (7,107)            --          (7,107)           --           (7,107)
                                     ----------      ---------      ----------      --------       ----------
  Total shareholder's net
     investment....................   1,608,395
                                     ----------      ---------      ----------      --------       ----------
          Total liabilities and
            shareholder's net
            investment.............  $1,739,361      $              $               $              $
                                     ==========      =========      ==========      ========       ==========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      HISTORICAL    HISTORICAL    HISTORICAL   HISTORICAL   HISTORICAL    PRO FORMA
                                      SPINCO(3)    MICROCOSM(3)    MAKER(3)    HOTRAIL(3)   NOVANET(3)   ADJUSTMENTS    PRO FORMA
                                      ----------   ------------   ----------   ----------   ----------   -----------    ---------
Net revenues........................  $ 579,206      $   973       $  7,829     $     --     $    --      $      --     $ 588,008
Cost of goods sold..................    233,646          284          2,726           --          --             --       236,656
                                      ---------      -------       --------     --------     -------      ---------     ---------
Gross margin........................    345,560          689          5,103           --          --             --       351,352
Operating Expenses:
  Research and development..........    136,237        1,030          2,988        7,329       3,602             --       151,186
  Selling, general and
    administrative..................     81,997          659          2,565        3,179       3,312             --        91,712
  Amortization of intangible
    assets..........................    143,171           --             --           --          --        142,294(4)    285,465
  Purchased in-process research and
    development.....................    191,348           --             --           --          --             --       191,348
  Acquisition-related costs.........         --           --         16,337        6,000          --             --        22,337
                                      ---------      -------       --------     --------     -------      ---------     ---------
      Total operating expenses......    552,753        1,689         21,890       16,508       6,914        142,294       742,048
                                      ---------      -------       --------     --------     -------      ---------     ---------
Operating loss......................   (207,193)      (1,000)       (16,787)     (16,508)     (6,914)      (142,294)     (390,696)
Other income (expense), net.........      1,433           24          1,314       (1,071)        (58)            --         1,642
                                      ---------      -------       --------     --------     -------      ---------     ---------
Loss before provision for income
  taxes.............................   (205,760)        (976)       (15,473)     (17,579)     (6,972)      (142,294)     (389,054)
Provision (benefit) for income
  taxes.............................     27,051           --             45           --          --        (11,591)(5)    15,505
                                      ---------      -------       --------     --------     -------      ---------     ---------
Net loss............................  $(232,811)     $  (976)      $(15,518)    $(17,579)    $(6,972)     $(130,703)    $(404,559)
                                      =========      =======       ========     ========     =======      =========     =========
Net loss per share, basic and
  diluted...........................  $                                                                                 $        (6)
                                      =========                                                                         =========
Shares used in computing net loss
  per share, basic and diluted......
                                      =========                                                                         =========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following pro forma adjustments are reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2000 and the unaudited pro forma condensed combined statement of operations for the year then ended.

(1) Reflects our separation from Conexant as if it had occurred on September 30,
    2000. On           , 2001, Conexant loaned $       million to us to provide
    us with working capital until the completion of this offering. In the separation, Conexant retained substantially all of our accounts payable and accounts receivable.

(2) Reflects the net proceeds of this offering and the subsequent payment of
    approximately $       million to Conexant to repay an intercompany loan from
    Conexant and to pay a $          million dividend.

(3) Our historical results of operations for the year ended September 30, 2000 include the results of Microcosm (acquired in January 2000), Maker (acquired in March 2000), HotRail (acquired in June 2000) and Novanet (acquired in September 2000) for the periods subsequent to the completion of the respective acquisitions. The historical results of operations of each of the acquired companies represent their results of operations for the period from October 1, 1999 to the respective dates of completion of the acquisitions.

(4) Reflects the amortization of identified intangible assets over their estimated useful lives (an average of five years) and amortization of goodwill over five years.

(5) Reflects the tax benefit resulting from the amortization of identified intangible assets.

(6) Unaudited pro forma basic and diluted net loss per share are computed by
    dividing net loss for each period by the sum of the                common
    shares outstanding plus approximately                shares of common stock
    issued in this offering, the proceeds of which will be used to pay the
    $    million dividend to Conexant, based on an initial public offering price
    of $    per share, reduced by the estimated per share offering costs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

OVERVIEW

     We design, develop and sell semiconductor system solutions and products for some of the highest-growth areas in the broadband communications market, including broadband access, multi-service access and WAN transport. Our revenue has grown from $107 million in fiscal 1996 to $579 million in fiscal 2000. During this period, the ongoing build-out and upgrade of both public and private communications networks to support increased Internet traffic and the convergence of data and voice services generated increasing demand for the network communications equipment produced by our customers. Our broad product portfolio allows us to provide network infrastructure OEMs with system-level semiconductor solutions including multi-service access and high-speed DSL products used in a variety of network access platforms, including remote access concentrators, voice gateways, digital loop carriers, DSL access multiplexers, and integrated access devices. We also provide an extensive family of communications solutions that support the aggregation, transmission, and switching of data, video and voice from the edge of the network to the optical backbone, including T/E carrier, ATM and synchronous optical network/synchronous digital hierarchy, or SONET/SDH, products, and network processors. These products are used in a variety of network equipment including high-speed routers, ATM switches, optical switches, add-drop multiplexers, and digital cross-connect systems.

     We market and sell our products directly to network infrastructure OEMs and indirectly through electronic components distributors. We also sell to third-party electronic manufacturing service providers who build systems and subsystems for network infrastructure OEMs. We have derived a substantial portion of our revenues in the past from sales to a relatively small number of customers. Sales to OEMs Cisco and Lucent accounted for approximately 15% and 12%, respectively, of our revenues in fiscal 2000. Sales to manufacturing subcontractors Solectron and ACT accounted for approximately 12% and 11%, respectively, of our revenues in fiscal 2000. Sales to distributor Avnet accounted for approximately 17% of our revenues in fiscal 2000. We believe a substantial portion of our products sold to Solectron, ACT and Avnet are in turn sold to leading OEMs, including Cisco and Lucent. We expect a small number of OEM customers will continue to account for a substantial portion of our revenues for fiscal 2001 and in the future. In fiscal 2000, approximately 25% of our total sales were to customers located outside the United States, primarily in European and Asia-Pacific countries.

     Our products are components of network infrastructure equipment. As a result, we rely on network infrastructure OEMs to select our products from among alternative offerings to be designed into their equipment. These "design wins" are an integral part of the long sales cycle for our products. Our customers may need six months or longer to test and evaluate our products and an additional six months or more to begin volume production of equipment that incorporates our products. We believe our close relationships with leading network infrastructure OEMs facilitate early adoption of our products during development of their products, enhance our ability to obtain design wins and encourage adoption of our technology by the industry.

     The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. In addition, our operating results may be negatively affected by substantial quarterly and annual fluctuations and market downturns due to a number of factors, such as changes in demand for network infrastructure equipment, the timing of receipt, reduction or cancellation of significant orders by our customers, the gain or loss of significant customers, market acceptance of our products and our customers' products, our ability to develop, introduce and market new products and technologies on a timely basis, availability and cost of products from our suppliers, new product and technology introductions by competitors, changes in the mix of products produced and sold, intellectual property disputes, the effects of competitive pricing pressures, including decreases in average selling prices of our products, the timing and extent of product development costs and general economic conditions. In the past, average selling prices of established products have generally declined over time. Recently, our overall average selling prices have increased moderately due to changes in our product mix and our introduction of new and higher-priced products. We cannot be sure that we will continue to maintain our average selling prices in the future and we expect our ability to do so will be challenged by increased competition.

     We believe strategic acquisitions are an important element in maintaining our competitive and technological position as a leading provider of system-level semiconductor solutions to network infrastructure OEMs. During fiscal 2000, we completed six acquisitions with an aggregate value of $1.6 billion to accelerate development efforts and fill technology gaps in our product portfolio. In January 2000, we acquired Microcosm, a technology leader in the field of fiber optic communications. In March 2000, we acquired Maker, a company that develops and markets programmable network processors, software solutions and development tools. In June 2000, we acquired HotRail, a developer of high-speed switching, interconnect and scalable processing solutions for networking systems. We also completed the acquisitions of Applied Telecom and NetPlane, each engaged in the development of communications software, and Novanet, focused on optical networking product development. Each of these acquisitions was treated as a purchase for financial accounting purposes and our results of operations reflect operation of these businesses after the date of acquisition. We evaluate opportunities for other strategic acquisitions from time to time, and we may make additional acquisitions in the future.

BASIS OF PRESENTATION

     We are a wholly-owned subsidiary of Conexant. On September 13, 2000, Conexant announced its plan to make us an independent, publicly-traded company. Conexant has announced that it intends, within several months following consummation of this offering, to distribute to its shareowners all shares of our common stock owned by Conexant.

     Our consolidated financial statements include the assets, liabilities, operating results, and cash flows of Conexant's Internet infrastructure business, including subsidiaries which have been contributed by Conexant. Our consolidated financial statements have been prepared using Conexant's historical bases in the assets and liabilities and the historical operating results of the Internet infrastructure business during each respective period. The consolidated financial statements also include allocations to us of Conexant's corporate expenses, including research and development, legal, accounting, treasury, human resources, real estate, information systems, customer service, sales, marketing, engineering, and other corporate services provided by Conexant, including executive salaries and other costs. The expense allocations have been determined on bases that Conexant and we considered to be reasonable reflections of the utilization of the services provided to us or the benefit received by us. Expenses were allocated based on specific identification, relative revenues or costs, manufacturing capacity utilization or headcount.

     We have entered into agreements with Conexant providing for the separation of our business. These agreements generally provide for, among other things, the transfer from Conexant to us of assets and the assumption by us of liabilities relating to the Internet infrastructure business, the allocation and licensing of intellectual property between us and Conexant and various interim and ongoing relationships between us and Conexant. The agreements relating to our separation from Conexant were made in the context of a parent-subsidiary relationship and were entered into in the overall context of our separation from Conexant. The terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated third parties. In addition, as part of Conexant, we benefited from various economies of scale including shared global administrative functions and facilities and volume purchase discounts. We expect our costs will increase as a result of the loss or renegotiation of these arrangements, although the amount of the cost increase is not determinable at this time. We must also negotiate new or revised agreements with various third parties as a separate, stand-alone entity. Such agreements relate to manufacturing capacity, facilities, intellectual property and other goods and services essential to our business. We cannot assure you that the terms we will be able to negotiate will be as favorable as those that we enjoyed as part of Conexant.

     The financial information presented in this prospectus is not indicative of our financial position, results of operations or cash flows in the future, nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented.

RESULTS OF OPERATIONS

     YEARS ENDED SEPTEMBER 30, 1998, 1999 AND 2000

     The following table sets forth our results of operations expressed as a percentage of net revenues:

                                                               YEAR ENDED SEPTEMBER 30,
                                                              ---------------------------
                                                              1998       1999       2000
                                                              -----      -----      -----
Net revenues................................................  100.0%     100.0%     100.0%
Cost of goods sold..........................................   58.2       46.0       40.3
                                                              -----      -----      -----
Gross margin................................................   41.8       54.0       59.7
Operating Expenses:
  Research and development..................................   50.7       31.2       23.5
  Selling, general and administrative.......................   26.0       15.7       14.2
  Amortization of intangible assets.........................    3.7        1.9       24.7
  Purchased in-process research and development.............     --         --       33.0
  Special charges...........................................    2.5        0.8         --
                                                              -----      -----      -----
     Total operating expenses...............................   82.9       49.6       95.4
                                                              -----      -----      -----
Operating income (loss).....................................  (41.1)       4.5      (35.7)
Other income, net...........................................    0.1        0.1        0.2
                                                              -----      -----      -----
Income (loss) before provision for income taxes.............  (41.0)       4.6      (35.5)
Provision (benefit) for income taxes........................  (18.9)       0.1        4.7
                                                              -----      -----      -----
Net income (loss)...........................................  (22.1)       4.5      (40.2)
                                                              =====      =====      =====
Adjusted operating income (loss)............................  (34.9)%      7.2%      22.0%
Adjusted net income (loss)..................................  (18.3)%      6.1%      15.2%

     Net Revenues

                                                         YEAR ENDED SEPTEMBER 30,
                                           ----------------------------------------------------
                                             1998      CHANGE      1999      CHANGE      2000
                                           --------    ------    --------    ------    --------
                                                          (DOLLARS IN THOUSANDS)
Net revenues.............................  $143,270     93.8%    $277,613    108.6%    $579,206

     We generally recognize revenues from product sales directly to customers and to certain distributors at the time of shipment. We provide for warranty costs, sales returns and other allowances at the time of shipment based on prior experience. We sell some of our products to electronic components distributors under agreements allowing for price protection and/or a right of return on unsold products. We defer the recognition of revenue on sales to these distributors until the products are sold by the distributors.

     During fiscal 1999 and 2000, demand for our products increased due to the need for network infrastructure equipment to support the ongoing build-out and upgrade of both public and private communications networks. We achieved compounded annual revenue growth of more than 100% over this two-year period.

     In fiscal 2000, we experienced strong revenue growth across each of our product areas. Demand increased for our optical networking, ATM, network processor and T/E carrier products, used in network infrastructure equipment for metropolitan and optical backbone networks. We also experienced greater demand for our high-speed DSL products, used by network infrastructure OEMs in DSL access multiplexers, integrated access devices and other products for the delivery of symmetrical DSL, or SDSL, services. Demand from network infrastructure OEMs for our AnyPort family of multi-service access processors also increased.

     Increased demand for our AnyPort family of multi-service access processors was a major contributor to our revenue growth in fiscal 1999. Revenue growth in fiscal 1999 also resulted from higher demand from OEMs for our high-speed DSL products in response to the rapid expansion of SDSL services provided by competitive and incumbent local exchange carriers. Revenue growth during fiscal 1999 also reflected the emergence of high-speed optical networking, with the transition from lower speed OC3/12 to higher speed OC48/192, which created greater demand for our semiconductor system solutions used in optical networking equipment.

     Gross Margin

                                                         YEAR ENDED SEPTEMBER 30,
                                            ---------------------------------------------------
                                             1998      CHANGE      1999      CHANGE      2000
                                            -------    ------    --------    ------    --------
                                                          (DOLLARS IN THOUSANDS)
Gross margin..............................  $59,928    150.3%    $150,010    130.4%    $345,560
Percent of revenues.......................    41.8%                 54.0%                 59.7%

     Gross margin represents net revenues less cost of goods sold. Our cost of goods sold consists predominantly of manufactured inventories, royalties and other intellectual property costs, and warranty and sustaining engineering expenses related to products sold. In the past, Conexant has manufactured a substantial portion of our products, and assembled and tested most of our products, which we have purchased at Conexant's actual cost. Consequently, in periods of lower utilization of Conexant's manufacturing facilities, our unit costs have increased. Our cost of goods sold also includes allocations from Conexant of manufacturing cost variances, process engineering, and other manufacturing costs which are not included in the unit costs of our inventories, but are expensed as incurred.

     Our improved gross margins in fiscal 2000 principally reflect the continued shift in our product mix toward higher-margin products, such as optical networking, T/E carrier, ATM and high-speed DSL products. Our gross margin was also favorably affected by lower unit costs from Conexant and outside foundries.

     The gross margin improvement we achieved during fiscal 1999 reflects a shift to products with higher margins and improved product costs, partially offset by price declines in our AnyPort multi-service access processor family. Gross margins in fiscal 1998 were adversely affected by an inventory write-off of $9.7 million and by higher unit costs resulting from a lower overall utilization at Conexant's manufacturing facilities during that year. The gross margin improvement in fiscal 1999 reflects the positive impact of higher utilization at Conexant's manufacturing facilities, as well as lower outside foundry costs.

     In fiscal 2000, approximately 45% of our cost of goods sold represented the value of products supplied by Conexant, which are charged to us at Conexant's actual cost. Under the transition services agreement, Conexant has agreed to provide fabrication, assembly and test capacity to us for a two-year period. Through December 31, 2001 the pricing will be at cost. To the extent we use these services subsequent to December 31, 2001, the pricing is subject to negotiation. Our cost of goods purchased from Conexant will continue to be affected by the utilization of Conexant's wafer fabrication and other facilities, and other factors within Conexant's control. In addition, our costs will be affected by the extent of our use of outside foundries and the pricing we are able to obtain. During periods of high industry demand for wafer fabrication capacity, we may have to pay higher prices to secure wafer fabrication capacity.

     Research and Development

                                                          YEAR ENDED SEPTEMBER 30,
                                             --------------------------------------------------
                                              1998      CHANGE     1999      CHANGE      2000
                                             -------    ------    -------    ------    --------
                                                           (DOLLARS IN THOUSANDS)
Research and development...................  $72,639     19.1%    $86,546     57.4%    $136,237
Percent of revenues........................    50.7%                31.2%                 23.5%

     Our research and development, or R&D, expenses consist principally of direct personnel costs, costs for pre-production evaluation and testing of new devices, and design and test tool costs. Our R&D expenses also include allocated costs for shared R&D services performed by Conexant, principally in the areas of advanced semiconductor process development, design automation and advanced package development for the benefit of each of Conexant's businesses.

     The increase in R&D expenses for fiscal 2000 compared to fiscal 1999 primarily reflects higher headcount and personnel related costs as we added over 350 engineers. We made significant investments in the development of next generation high-density, low-power multi-service access processors, multiport ADSL and G.shdsl chipsets, and the expansion of our T/E carrier portfolio. Other development efforts were targeted toward a number of broadband optical networking products, including cross-point switches, broadband access multiplexers and high-speed, very short reach converters. The increase also resulted in part from the addition of the Maker, Microcosm, HotRail and Applied Telecom R&D teams, which focus their development efforts on network processors, optical networking transceivers, high speed switching and interconnect products, and software solutions and development tools, respectively. The increase also reflected higher costs for the pre-production evaluation and testing of new semiconductor devices, increased depreciation associated with new design tool purchases, and higher allocated costs for shared R&D services performed by Conexant.

     Similarly, the increase in R&D expenses for fiscal 1999 compared to fiscal 1998 reflected the ongoing internal expansion of our R&D teams, focusing on development of higher-density multi-service access processors, high-speed DSL products, and the expansion of our optical networking portfolio. Fiscal 1999 R&D expenses were also affected by higher allocated costs for shared R&D performed by Conexant, reflecting the expansion of Conexant's process development, design automation and advanced package development efforts.

     We expect our fiscal 2001 R&D expenses to increase from the fiscal 2000 amounts as we continue to invest in semiconductor system solutions and products for key high growth market opportunities. Under the transition services agreement, Conexant will continue to perform various R&D services for us at cost through December 31, 2001. To the extent we use these services subsequent to December 31, 2001, the pricing is subject to negotiation.

     Selling, General and Administrative

                                                                YEAR ENDED SEPTEMBER 30,
                                                      ---------------------------------------------
                                                       1998     CHANGE    1999     CHANGE    2000
                                                      -------   ------   -------   ------   -------
                                                                 (DOLLARS IN THOUSANDS)
Selling, general and administrative.................  $37,243    17.1%   $43,613    88.0%   $81,997
Percent of revenues.................................    26.0%              15.7%              14.2%

     Our selling, general and administrative, or SG&A, expenses include personnel costs, sales representative commissions, advertising, and other marketing costs. Our SG&A expenses also include allocated general and administrative expenses from Conexant for a variety of shared functions, including legal, accounting, treasury, human resources, real estate, information systems, customer service, sales, marketing, engineering and other corporate services.

     The increase in SG&A expenses for fiscal 2000 compared to fiscal 1999 was due primarily to increased personnel related costs resulting from the continued worldwide expansion of our sales and marketing organizations to support recent and anticipated future revenue growth. The increase also reflected higher sales representative commissions driven by our revenue growth and the addition of the selling, marketing and administrative teams of the businesses we acquired during fiscal 2000. In addition, allocated general and administrative costs increased as a result of the continued development of Conexant's corporate infrastructure to support both Conexant's and our recent growth.

     The increase in SG&A expenses in fiscal 1999 compared to fiscal 1998 was due mainly to higher selling costs associated with the continued expansion of our worldwide sales organization to support our revenue growth, and higher allocated general and administrative costs from Conexant, partially offset by lower product marketing and advertising expenses.

     We expect to increase our SG&A expenses subsequent to our separation from Conexant as we develop our independent sales and marketing teams, negotiate our own purchase and supply arrangements, implement our own information systems infrastructure and build the corporate resources required to operate as an independent public company. Under the transition services agreement, Conexant will continue to perform various services for us at cost through December 31, 2001. To the extent we use these services subsequent to December 31, 2001, the pricing is subject to negotiation. In addition, until we can rely solely on our own infrastructure, we will incur duplicative costs for certain functions.

     Amortization of Intangible Assets

     Amortization of intangible assets was $143.2 million for fiscal 2000, compared with $5.3 million annually in fiscal years 1999 and 1998. In connection with the six acquisitions completed in fiscal 2000, we recorded an aggregate of nearly $1.5 billion of identified intangible assets and goodwill. These assets are being amortized over their estimated lives, principally five years, increasing our amortization expense by approximately $137.9 million in fiscal 2000. We expect to record amortization expense related to goodwill and intangible assets in excess of $295 million annually for five years. As a result of this increased amortization expense, we expect to incur net losses from operations for several quarters following this offering. We may make other business acquisitions in the future, and the completion of any business acquisitions may result in further increases in the level of amortization expense. In addition, the terms of the acquisition agreements relating to our fiscal 2000 acquisitions provide for additional consideration payable under earn-outs and under indemnity, escrow or holdback provisions. The additional consideration, when paid, will result in additional goodwill, further increasing amortization expense. The aggregate amount of such consideration is approximately $150 million, based on the closing price of Conexant's common stock on November 7, 2000, but is subject to further increases based upon changes in the market price of Conexant's common stock.

     Amortization expense for fiscal 1999 and 1998 principally represents amortization of developed technology and other intangible assets related to an acquisition completed in fiscal 1996.

     Purchased In-Process Research and Development

     In connection with our fiscal 2000 acquisitions, we recorded charges totaling $191.3 million for the fair value of purchased in-process research and development, or IPRD. The fair values allocated to the intangible assets acquired, including the IPRD, were based upon independent appraisals.

     The fair value of the IPRD for each of the acquisitions was determined using the income approach. Under the income approach, expected future after-tax cash flows from each of the projects or product families under development are estimated and discounted to their net present value at an appropriate risk-adjusted rate of return. Each project or product family was analyzed to determine the technological innovations included in the project or product family; the existence and utilization of core technology; the complexity, cost and time to complete the remaining development efforts; the existence of any alternative future use or current technological feasibility; and the stage of completion in development. Future cash flows for each project or product family were estimated based on forecast revenues and costs, taking into account the expected life cycles of the products and the underlying technology, relevant market sizes and industry trends.

     The projects or product families were then classified as developed technology, IPRD completed, IPRD to-be-completed, or future development. The estimated future cash flows for each were discounted to approximate fair value. Discount rates were derived from a weighted average cost of capital analysis, adjusted upward to reflect additional risks inherent in the development process, including the probability of achieving technological success and market acceptance. The IPRD charge includes only the fair value of IPRD completed. The fair value assigned to developed technology is included in identifiable intangible assets, and the fair values assigned to IPRD to-be-completed and future development are included in goodwill. We believe the amounts determined for IPRD, as well as developed technology, are representative of fair values and do not exceed the amounts an independent party would pay for these projects or product families. Failure to deliver new products to the market on a timely basis, or to achieve expected market acceptance or revenue and expense forecasts, could have a significant impact on the financial results and operations of the acquired businesses. A summary of the IPRD charges related to our fiscal 2000 acquisitions follows. For further discussion of our IPRD charges, see note 3 to our consolidated financial statements included elsewhere in this prospectus.

ACQUISITION                                                   CONSIDERATION    IPRD CHARGE
-----------                                                   -------------    -----------
                                                                     (IN MILLIONS)
Maker.......................................................    $  979.6         $118.5
Microcosm...................................................       103.8           27.4
HotRail.....................................................       349.8           26.1
Novanet.....................................................        93.6           17.3
NetPlane....................................................        79.8            2.0
Applied Telecom.............................................        15.1             --
                                                                --------         ------
  Total.....................................................    $1,621.7         $191.3
                                                                ========         ======

     Special Charges

     Special charges of $2.2 million in 1999 and $3.6 million in 1998 reflect restructuring actions taken by Conexant related to our operations. The fiscal 1998 charge of $3.6 million consisted of $1.9 million for employee severance and costs under a voluntary early retirement program, or VERP, offered to salaried employees in connection with a workforce reduction, and $1.7 million of costs associated with the disposal of property and equipment. The fiscal 1999 special charges of $2.2 million represent additional costs under the VERP. Under the terms of the separation agreement, Conexant will retain liability for future payments under the VERP.

     Provision for Income Taxes

     Our provision for income taxes was $27.1 million for fiscal 2000 compared to $0.3 million for fiscal 1999. Exclusive of the non-deductible charges for IPRD and amortization of intangible assets resulting from our recently-completed acquisitions, the effective tax rate for fiscal 2000 was approximately 32% of pretax income. This rate reflects the positive impact of the state and federal research and experimentation tax credits available to us, partially offset by the impact of foreign income taxed at rates higher than domestic rates. We anticipate that our effective tax rate, exclusive of the non-deductible charges for IPRD and amortization of intangible assets, will be approximately 32% for fiscal 2001.

     Our effective tax rate in fiscal 1999 was approximately 2%, compared to a benefit of 46% in fiscal 1998. Our effective tax rates for these years reflect the significant research and development credits we generated, and our net loss in fiscal 1998.

     We entered into a tax allocation agreement with Conexant that allocates tax liabilities between Conexant and us during the period we are included in Conexant's consolidated group. Generally, we will pay an amount to Conexant equal to the amount of tax we would have paid if we had filed separate tax returns.

     Adjusted Earnings

     Adjusted operating income (loss), adjusted net income (loss) and adjusted net income (loss) per share exclude the amortization of intangible assets, the write-off of purchased in-process research and development and special charges. These measures of earnings are not in accordance with, or an alternative for, generally accepted accounting principles and may not be consistent with measures used by other companies. However, we believe these measures of earnings provide a better understanding of our underlying operating results and we use these measures internally to evaluate our underlying operating performance. Adjusted net income (loss) and adjusted net income (loss) per share is calculated as follows:

                                                                     YEAR ENDED SEPTEMBER 30,
                                                             -----------------------------------------
                                                                1998           1999           2000
                                                             -----------    ----------    ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss)..........................................   $(31,627)      $12,449       $(232,811)
Amortization of intangible assets..........................      5,252         5,255         143,171
Purchased in-process research and development..............         --            --         191,348
Special charges............................................      3,600         2,200              --
Tax benefit................................................     (3,397)       (2,847)        (13,921)
                                                              --------       -------       ---------
Adjusted net income (loss).................................   $(26,172)      $17,057       $  87,787
                                                              ========       =======       =========
Adjusted net income (loss) per share,
  basic and diluted........................................   $              $             $
Shares used in computing adjusted net income (loss) per
  share, basic and diluted.................................
As a percentage of net revenues:
  Adjusted operating income (loss).........................      (34.9)%         7.2%           22.0%
  Adjusted net income (loss)...............................      (18.3)%         6.1%           15.2%

QUARTERLY RESULTS OF OPERATIONS

     The following tables present our operating results for each of the eight fiscal quarters in the period ended September 30, 2000, in dollars and as a percentage of revenues. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements included in this prospectus. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals as well as the write-off of purchased in-process research and development and the fiscal 1999 special charge, have been included to fairly present the unaudited quarterly results. This data should be read together with our consolidated financial statements and the notes thereto included in this prospectus. The historical financial information presented below may not be indicative of our future performance and does not reflect the results of operations we would have had if we had operated as a separate, stand-alone entity during the periods presented.

                                                                            THREE MONTHS ENDED
                                         ----------------------------------------------------------------------------------------
                                         DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,   SEPT. 30,
                                           1998       1999       1999       1999        1999       2000        2000       2000
                                         --------   --------   --------   ---------   --------   ---------   --------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues...........................  $ 41,728   $47,021    $82,601    $106,263    $118,546   $ 125,224   $155,268   $180,168
Cost of goods sold.....................    21,215    20,955     34,684      50,749      56,635      55,675     54,705     66,631
                                         --------   -------    -------    --------    --------   ---------   --------   --------
Gross margin...........................    20,513    26,066     47,917      55,514      61,911      69,549    100,563    113,537
Operating Expenses:
  Research and development.............    18,198    19,697     21,167      27,484      28,003      30,928     35,052     42,254
  Selling, general and
    administrative.....................    10,484     8,246     10,948      13,935      17,547      18,218     20,380     25,852
  Amortization of intangible assets....     1,314     1,314      1,314       1,313       1,307      22,853     51,458     67,553
  Purchased in-process research and
    development........................        --        --         --          --          --     145,900     26,100     19,348
  Special charges......................     2,200        --         --          --          --          --         --         --
                                         --------   -------    -------    --------    --------   ---------   --------   --------
    Total operating expenses...........    32,196    29,257     33,429      42,732      46,857     217,899    132,990    155,007
                                         --------   -------    -------    --------    --------   ---------   --------   --------
Operating income (loss)................   (11,683)   (3,191)    14,488      12,782      15,054    (148,350)   (32,427)   (41,470)
Other income (expense), net............       (50)      292         43          57          95          17        632        689
                                         --------   -------    -------    --------    --------   ---------   --------   --------
Income (loss) before provision for
  income taxes.........................   (11,733)   (2,899)    14,531      12,839      15,149    (148,333)   (31,795)   (40,781)
Provision (benefit) for income taxes...      (266)      (66)       330         291       5,723      15,817     13,847     (8,336)
                                         --------   -------    -------    --------    --------   ---------   --------   --------
Net income (loss)......................  $(11,467)  $(2,833)   $14,201    $ 12,548    $  9,426   $(164,150)  $(45,642)  $(32,445)
                                         ========   =======    =======    ========    ========   =========   ========   ========
Net income (loss) per share, basic
  and diluted..........................  $          $          $          $           $          $           $          $
Shares used in computing net income
  (loss) per share.....................
Adjusted operating income..............  $ (8,169)  $(1,877)   $15,802    $ 14,095    $ 16,361   $  20,403   $ 45,131   $ 45,431
Adjusted net income (loss).............    (9,295)   (2,021)    15,013      13,360      10,239       1,779     27,004     48,765
Adjusted net income (loss) per share,
    basic and diluted..................  $          $          $          $           $          $           $          $

                                                                         THREE MONTHS ENDED
                                   ----------------------------------------------------------------------------------------------
                                   DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,
                                     1998        1999        1999        1999         1999        2000        2000        2000
                                   --------    --------    --------    ---------    --------    --------    --------    ---------
AS A PERCENTAGE OF NET REVENUES:
Net revenues.....................   100.0%      100.0%      100.0%       100.0%      100.0%       100.0%     100.0%       100.0%
Cost of goods sold...............    50.8        44.6        42.0         47.8        47.8         44.5       35.2         37.0
                                    -----       -----       -----        -----       -----       ------      -----        -----
Gross margin.....................    49.2        55.4        58.0         52.2        52.2         55.5       64.8         63.0
Operating Expenses:
  Research and development.......    43.6        41.9        25.6         25.9        23.6         24.7       22.7         23.5
  Selling, general and
    administrative...............    25.1        17.5        13.3         13.1        14.8         14.5       13.1         14.3
  Amortization of intangible
    assets.......................     3.2         2.8         1.6          1.2         1.1         18.2       33.1         37.5
  Purchased in-process research
    and development..............      --          --          --           --          --        116.5       16.8         10.7
  Special charges................     5.3          --          --           --          --           --         --           --
                                    -----       -----       -----        -----       -----       ------      -----        -----
    Total operating expenses.....    77.2        62.2        40.5         40.2        39.5        174.0       85.7         86.0
                                    -----       -----       -----        -----       -----       ------      -----        -----
Operating income (loss)..........   (28.0)       (6.8)       17.5         12.0        12.7       (118.5)     (20.9)       (23.0)
Other income (expense), net......    (0.1)        0.6         0.1          0.1         0.1          0.0        0.4          0.4
                                    -----       -----       -----        -----       -----       ------      -----        -----
Income (loss) before provision
  for income taxes...............   (28.1)       (6.2)       17.6         12.1        12.8       (118.5)     (20.5)       (22.6)
Provision (benefit) for income
  taxes..........................    (0.6)       (0.2)        0.4          0.3         4.8         12.6        8.9         (4.6)
                                    -----       -----       -----        -----       -----       ------      -----        -----
Net income (loss)................   (27.5)%      (6.0)%      17.2%        11.8%        8.0%      (131.1)%    (29.4)%      (18.0)%
                                    =====       =====       =====        =====       =====       ======      =====        =====
Adjusted operating income
  (loss).........................   (19.6)%      (4.0)%      19.1%        13.3%       13.8%        16.3%      29.1%        25.2%
Adjusted net income (loss).......   (22.3)%      (4.3)%      18.2%        12.6%        8.6%         1.4%      17.4%        27.1%

     Our revenues increased each quarter during fiscal 1999 and 2000, driven by the need for network infrastructure equipment to support the ongoing build-out and upgrade of both public and private communications networks. Our gross margins as a percentage of revenues generally increased during this period from 49.2% in the quarter ended December 31, 1998 to 63.0% in the quarter ended September 30, 2000. Our R&D expense increased during fiscal 1999 and 2000, but generally declined as a percentage of revenues, primarily as a result of the growth in our revenues. Our SG&A expense generally increased, but declined as a percentage of revenues during the four quarters of fiscal 1999 primarily as a result of the growth in our revenues. Amortization of intangible assets increased during the last three quarters of fiscal 2000 as a result of the six acquisitions we completed during that year. Purchased in-process research and development charges were incurred during those quarters as a result of those acquisitions.

     The historical quarterly financial information set forth above presents our results of operations while we were part of Conexant. We expect to incur increased costs associated with becoming an independent public company, as well as reduced economies of scale. Our historical quarterly results of operations therefore are not necessarily indicative of our future performance and do not reflect the results we would have achieved had we been an independent company during the periods presented.

     In the past, our quarterly operating results have fluctuated, and we expect these fluctuations to continue. Future operating results are likely to vary depending on a number of factors, many of which are outside our control. Changes in the overall demand for network infrastructure equipment, our product mix, the timing of new product introductions, the timing of receipt, reduction or cancellation of significant orders by our customers, and other factors can have a significant impact on our revenues and our gross margins. In addition, the availability and pricing of wafer fabrication and assembly and test capacity can affect our gross margins and the timing of our shipments. The foregoing factors are difficult to forecast, and these, as well as other factors, could have a material adverse effect on our quarterly or annual operating results. Significant quarterly fluctuations in our results of operations will cause significant fluctuations in our liquidity and working capital, including our cash and cash equivalents, accounts receivable, inventories, deferred revenues, and other elements of working capital.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Conexant has managed cash on a centralized basis. Cash receipts associated with our business were periodically transferred to Conexant, and Conexant provided funds to cover our disbursements. Our cash and cash equivalents at September 30, 2000 and 1999 totaled $8.1 million and $315,000, respectively, representing cash balances held by certain of our subsidiaries. Our working capital at September 30, 2000 was approximately $182.4 million, compared to $118.9 million at September 30, 1999.

     On                , 2001, Conexant transferred to us the assets and
liabilities which relate to our business, except for substantially all of our accounts receivable and accounts payable, which Conexant retained. We will use
approximately $       million of the net proceeds of the offering to repay a
loan from Conexant and to pay a dividend of $       million to Conexant. We
expect to use the balance of the net proceeds of the offering for working capital and general corporate purposes.

     Cash provided by operating activities was $38.4 million for fiscal 2000, compared to cash used in operating activities of $57.7 million for fiscal 1999 and cash provided by operating activities of $8.9 million for fiscal 1998. Fiscal 2000 operating cash flows reflect the Company's net loss of $232.8 million offset by non-cash charges (depreciation and amortization, IPRD and other) of $327.0 million, and a net working capital increase of approximately $55.8 million. Cash used in operating activities for fiscal 1999 resulted from a build-up in accounts receivable and inventories, which more than offset our net income. Cash provided by operating activities for fiscal 1998 reflected decreases in working capital which exceeded our net loss.

     The fiscal 2000 working capital increase included a $44.4 million increase in accounts receivable, principally due to higher sales. The receivables increase reflected the strong sales volume experienced near the end of the fiscal fourth quarter. The working capital change also included a $28.3 million build-up in inventories to support increased sales volume. The working capital increase reflected an $11.3 million increase in accrued expenses and current liabilities and a $17.6 million increase in deferred revenues, partially offset by a $3.5 million decrease in accounts payable, and other working capital changes. Before the effect of working capital changes, operating cash flow increased to $94.2 million for fiscal 2000, compared to $8.3 million for fiscal 1999 and $(24.0) million for fiscal 1998.

     Investing activities used $70.2 million of cash during fiscal 2000, compared to $17.3 million for fiscal 1999. Capital expenditures totaled $16.1 million during fiscal 2000, principally for design and test facilities and general corporate infrastructure. In addition, we made investments in, or advances to, businesses totaling $80.0 million, including a $75.0 million advance to a wafer supplier and approximately $5.0 million for investments in early-stage communications technology companies, partially offset by acquired cash balances of $12.7 million from the six businesses we acquired. Cash used in investing activities during fiscal 1999 consisted of routine capital expenditures of $9.8 million and a $7.5 million investment in a communications technology company. Cash used in investing activities during fiscal 1998 consisted of $12.0 million for routine capital expenditures.

     Our financing activities consisted of net transfers from Conexant in the amount of $39.6 million in fiscal 2000, $75.2 million in fiscal 1999 and $3.1 million in fiscal 1998, principally representing increased investment by Conexant to support the increased levels of receivables and inventory necessary for our growth.

     We believe that cash flows from operations and the proceeds of this offering will be sufficient to satisfy our anticipated future research and development, capital expenditure, working capital and other financing requirements for at least the next twelve months. We continue to evaluate acquisition opportunities to extend our technology portfolio and design expertise and to expand our product offerings. In order to complete any such acquisitions, we may seek to obtain borrowings or issue additional shares of our common stock. There can be no assurance that financing for acquisitions will be available to us on favorable terms, or at all.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our financial instruments include cash and cash equivalents and marketable debt securities. Our main investment objectives are the preservation of investment capital and the maximization of after-tax return on our investment portfolio. Consequently, we invest with only high-credit-quality issuers and limit the amount of credit exposure to any one issuer.

     Our cash and cash equivalents are not subject to significant interest rate risk due to the short maturities of these instruments and, as of September 30, 2000, their carrying value approximates fair value. Our marketable debt securities (consisting of commercial paper, corporate bonds and government securities) principally have remaining terms of one year or less. Consequently, such securities are not subject to significant interest rate risk. All of our marketable debt securities are classified as available for sale and, as of September 30, 2000, there were no material unrealized gains or losses on these securities.

     We do not expect that changes in foreign currency exchange rates will have a material effect on our financial position or results of operations, as the majority of our revenues are denominated in U.S. dollars, and the effect of any significant remaining foreign currency exposures may be offset by using hedging strategies, including foreign currency forward exchange contracts, to manage our foreign exchange risk. As of September 30, 2000 we had no obligations under any forward exchange contracts. We limit our use of derivative financial instruments to specific risk management strategies, and we do not use these instruments for speculative or trading purposes.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings. The change in a derivative's fair value related to the ineffective portion of a hedge, if any, will generally be immediately recognized in earnings. Implementation of SFAS 133 is required as of the beginning of fiscal year 2001 and will not have a material effect on our financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. We believe that the adoption of SAB 101 will not have a material effect on our financial position or results of operations.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation", which addresses certain accounting issues which arose under the previously established accounting principles relating to stock-based compensation. The adoption of this interpretation did not have a material effect on our financial position or results of operations.

                                    BUSINESS

     We design, develop and sell semiconductor system solutions and products for some of the highest growth segments of the broadband communications markets, including broadband access, multi-service access and WAN transport. Our products enable network infrastructure OEMs to design products with enhanced bandwidth, reliability and scalability, which we believe allows them to achieve lower system cost and reduce their time-to-market. We believe the breadth and depth of our product portfolio, combined with our rich heritage of over three decades in communications and semiconductor systems engineering, provide us with a competitive advantage in selling our products to leading network infrastructure OEMs. Our business is fabless, which means that we outsource all of our manufacturing needs and do not own or operate any semiconductor manufacturing facilities. We believe this allows us to focus our resources on the design, development and marketing of our products, minimize operating infrastructure and capital requirements and maintain flexibility in operations.

INDUSTRY BACKGROUND

     During the past decade there has been dramatic growth in the number of Internet users. This growth is expected to continue, increasing from approximately 240 million worldwide Internet users in 1999 to approximately 602 million in 2003, according to estimates from International Data Corporation. This growing population of Internet users is demanding more bandwidth-intensive data, video and voice applications and services, increasing the volume of data transmitted over communications networks. According to Ryan Hankin & Kent, Internet traffic volume in North America is expected to increase from 350,000 trillion bytes, or terabytes, per month at the end of 1999 to over 15,000,000 terabytes per month in 2003. The traditional communications infrastructure was originally designed exclusively for circuit-switched voice-based telephone calls. As a result, the substantial increase in data traffic and the deployment of bandwidth-intensive applications and services has resulted in data traffic congestion and reduced reliability of this infrastructure. We expect this data traffic congestion to continue. In response to these dynamics, communications service providers, or carriers, are making significant investments to upgrade the network infrastructure.

     To address the needs of carriers, network infrastructure OEMs must develop and deliver increasingly high bandwidth systems. Carriers must also incorporate features such as quality of service, security and voice-over-Internet Protocol, as well as support multiple protocols such as Internet Protocol, SONET and ATM. OEMs encounter intense pressure to bring equipment solutions with these features to market faster than their competitors.

     Semiconductors play a critical role in allowing network infrastructure OEMs to meet their performance, functionality and time-to-market needs. Semiconductors are instrumental in enabling network infrastructure OEMs to offer improved bandwidth, speed, reliability, flexibility, power efficiency, size, scalability and adherence to industry standards. In addition to these general requirements that all network equipment must satisfy, equipment designed for one of the three segments of the communications network -- access, aggregation and transport -- have more specific semiconductor requirements.

     - Access encompasses the "last mile" of network infrastructure between a service provider and the end user, which is typically a residence or business. For access applications, semiconductors must provide reliable, high-speed connectivity capable of aggregating or disaggregating data, video and voice.

     - Aggregation includes the infrastructure that aggregates diverse traffic and prepares it for transport within various networks. For aggregation applications, semiconductors must perform the higher-level functions that segment, classify and direct an unstructured stream of data into packets or cells and prepare those packets or cells for forwarding through the transport layer of the network. Semiconductors also reverse this process to prepare data for delivery to the "last mile" of the network.

     - Transport includes the infrastructure required to transmit and switch data, video and voice throughout metropolitan area and long-haul networks. For transport applications, semiconductors must provide physical layer functionality, traffic management, and switching and routing functionality.

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

These features and applications require signal conversion and processing capabilities that are best addressed by highly integrated mixed-signal devices that combine analog and digital functions with high performance digital circuitry and application software.

     Historically, leading network infrastructure OEMs designed many of the semiconductor components used in their equipment. However, in recent years, OEMs have increasingly concentrated on their core competencies of system design, integration and marketing. At the same time, independent semiconductor companies have expanded their capabilities and role in developing the semiconductors used in these systems. These developments have led to increased outsourcing by OEMs of the semiconductor content of their equipment. We believe that this trend will accelerate as the demand for bandwidth increases, policy-based features and standards proliferate and specialization becomes more critical to achieving time-to-market delivery. To succeed in this environment, independent communications semiconductor companies must not only provide basic integrated circuit design services, but must increasingly provide greater system-level expertise and broader analog and digital design capabilities.

THE SPINCO APPROACH

     We design, develop and sell semiconductor system solutions and products for some of the highest growth segments of the broadband communications markets, including broadband access, multi-service access and WAN transport. We have expertise in signal, packet and transmission processing, which require analog, mixed signal and digital signal processing, as well as related systems and software expertise. We believe the breadth and depth of our product portfolio, combined with our rich heritage of over three decades in communications and semiconductor systems engineering, provide us with a competitive advantage in selling our products to leading network infrastructure OEMs.

     We offer integrated semiconductor system solutions and products that meet the size, power and functionality needs of network infrastructure OEMs. Our products enable OEMs to design products with enhanced bandwidth, reliability and scalability at a lower system cost and reduce their time-to-market. As a result, communications service providers who deploy our customers' networking equipment may offer broadband services with features that differentiate their services from their competitors at an affordable price to the end user. We use our system-level design and integration expertise to offer complete semiconductor system solutions and to integrate onto one device multiple functions previously performed by two or more semiconductor devices. As a result, we believe our customers can accelerate their design and production cycles, reduce the power consumption and size of their products and enhance the bandwidth and features of their systems. For example, our WAN transport products provide customers with a comprehensive semiconductor and software solution that includes physical layer functionality at the fiber level, as well as switching and network processing functionalities in the upper layers of high-performance communications systems.

     We form strategic relationships with leading network infrastructure OEMs to define and develop new products. In the past we have successfully collaborated with leading OEMs, such as Cisco, Nortel, Lucent and Alcatel, in new product introductions and the definition of long-term product development plans. We believe our strong customer relationships with these established market leaders, as well as emerging market leaders such as Juniper, Redback, Sycamore and Tellium, provide us with a foundation for successfully competing in the design of semiconductor system solutions and products for the next generation of network infrastructure equipment.

STRATEGY

     Our business strategy is to extend our leadership position in providing semiconductor systems to leading network infrastructure OEMs. Key elements of our strategy include the following:

     FOCUS ON HIGH GROWTH, HIGH MARGIN MARKET OPPORTUNITIES

     We identify rapidly growing broadband communications markets and, within those markets, focus on high margin opportunities. The markets for products performing packet processing, transmission processing

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

and signal processing currently command high margins due to the complexity of the products and the shortage of relevant engineering expertise and experience. We have built substantial technological competencies and have extensive experience and design expertise in analog, digital and mixed signal processing, systems architecture and applications support to address these opportunities. We intend to continue to pursue the development of high growth, high margin applications.

     FORM STRATEGIC RELATIONSHIPS WITH ESTABLISHED AND EMERGING INDUSTRY-LEADING OEMS

     We identify and selectively establish strategic relationships with current and emerging market leaders in the network infrastructure equipment industry to develop next generation products. We have an extensive history of working closely with our customers' research and development teams to understand emerging markets, technologies and standards, and we invest our resources in product development in those areas. Recent examples of joint development and close working relationships with our key customers include our development with Cisco of dynamic packet transport technology and 10 Gbps very short reach interconnect technology and our development with Alcatel of the industry's leading 3.2 Gbps 68x68 cross-point switch used in emerging optical cross-connect systems. We believe our close relationships with leading network infrastructure OEMs facilitate early adoption of our products during development of their products, enhance our ability to obtain design wins and encourage adoption of our technology by the industry.

     In addition, we actively participate in the development and implementation of the next generation of broadband communication standards through our involvement in various industry working groups and in collaborations with our key customers.

     CAPITALIZE ON THE BREADTH AND DEPTH OF OUR TECHNOLOGY PORTFOLIO

     We build on the breadth and depth of our product portfolio to increase our share of the silicon content in our customers' products by offering solutions that integrate information receipt, processing and transmission. We use our extensive portfolio of physical layer devices together with our network processing and communications software expertise to offer our customers integrated system-level solutions. We believe that integration increases performance and lowers system cost. In addition, integration gives OEMs the opportunity to source integrated semiconductor solutions from one provider, rather than purchasing individual solutions from multiple vendors that they must integrate themselves. For example, we provide an integrated access device solution that integrates data and voice over DSL. Our solution includes a network processor, protocol controllers, physical layer devices and control and routing software.

     PURSUE STRATEGIC ACQUISITIONS

     We pursue select strategic acquisitions in high growth markets. This strategy allows us to strengthen and complement our existing technologies, products and engineering capabilities to better address our current markets and to accelerate our entry into other high growth markets. We view strategic acquisitions as an important element in maintaining our competitive and technological position as a leading provider of system-level semiconductor solutions to network infrastructure OEMs. In fiscal 2000, we completed six strategic acquisitions.

     OPERATE AS A FABLESS SEMICONDUCTOR COMPANY

     We operate as a fabless semiconductor company and outsource all of our manufacturing needs. This allows us to focus our resources on the design, development and marketing of our products while minimizing operating infrastructure and capital requirements. As a result, we maintain maximum flexibility in operations so that we can more rapidly adapt to changes in our customers' needs and our target markets.

CORE TECHNOLOGY COMPETENCIES

     Communication of all types of information across communications networks requires signal, packet and transmission processing, whether the communications medium is copper wire, optical fiber or wireless. We have extensive expertise in signal, packet and transmission processing. These three competencies are the foundations for developing advanced processor architectures, communications and media processing algorithms and protocols, and signal conversion techniques.

     Signal processing involves both signal conversion and digital signal processing techniques that enable the conversion of information in the form of data, video, voice, audio and images between analog and digital representations. Packet processing involves the actual bundling or segmenting of information and data in a specific way that enables transmission across a given communications medium. Specific elements of packet processing include destination and origin information, the specific data to be transmitted and error detection and correction capabilities. Transmission processing involves the transport management and receipt of information and data across communications media, including copper wire, optical fiber and wireless links.

     SIGNAL PROCESSING

     We have expertise in digital signal processing algorithm development and implementation. In addition, our portfolio of digital signal processors, RISC-based processors and co-processors enable high performance, high density and low power solutions serving multi-service and broadband access applications. These core processors enable our products to implement a wide range of narrow and broadband modem modulations, echo cancellers, speech coders and communications protocols. Our portfolio of analog signal conversion devices facilitates signal transmission over copper wires over a wide range of signal amplitudes and frequencies.

     PACKET PROCESSING

     Our family of network processors are software-programmable and provide advanced switching and routing capabilities for ATM, packet-over-SONET, frame relay and multi-protocol label switching applications. These cell, frame and packet processing engines, which span the spectrum of performance from 1 - 2 Mbps (T1/E1) to 655 - 2,400 Mbps (OC-12/48) data transmission rates, incorporate real-time control and management capabilities to support scalable systems.

     TRANSMISSION PROCESSING

     Our portfolio of physical layer communications devices which perform transmission processing functions is among the broadest in the industry and spans the entire spectrum from 1 - 2 Mbps (T1/E1) to 10 Gbps (OC-192) data transmission rates. We possess a set of building block core devices that perform mapping, framing, multiplexing and de-multiplexing, clock and data recovery, amplification and high speed switching functionality, as well as expertise in multi-rate line coding, echo cancellation and line equalization technologies which serve as the foundation for these physical layer devices.

     To enable signal processing, packet processing and transmission processing within Internet infrastructure equipment we have assembled a broad portfolio of:

     - core semiconductor device architectures, including digital signal processors, mixed signal devices and programmable protocol engines, as well as analog signal processing capabilities;

     - highly optimized signal processing algorithms and communications protocols; and

     - critical software drivers and application software to perform the requisite signal, packet and transmission processing tasks required in all wireline communications systems.

Our device architectures are developed in a broad array of semiconductor fabrication processes, including digital CMOS, BiCMOS, SiGe and GaAs. Several of our products are assembled using advanced multi-chip packaging techniques. Our products provide network infrastructure OEMs with highly integrated, low power and low cost solutions covering the full spectrum of wireline communications from narrowband multi-services access to broadband 10 Gbps optical-based networks.

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

PRODUCTS

     Our broad portfolio of semiconductor products supports network infrastructure OEMs as they continue upgrading and expanding global communications networks. These semiconductor products facilitate the transportation of data, video and voice over a wide variety of communications networks. Our portfolio includes more than 100 products. The following illustration depicts the various types of network infrastructure equipment, and the services they support, that incorporate our multi-service access, WAN transport and broadband access products.

     [Graphics inserted]

     BROADBAND ACCESS PRODUCTS

     We have developed one of the industry's broadest lines of multi-megabit DSL transceivers for high bit-rate DSL, or HDSL, SDSL, symmetrical high bit-rate DSL, or SHDSL, and asymmetrical DSL, or ADSL, connectivity in commercial applications. Our HDSL products facilitate deployments of high-speed T/E transmission lines by eliminating the need for repeaters and other line conditioning equipment. Our family of SDSL products provides incumbent and competitive local exchange carriers the ability to deliver Internet access at various rates and to support telecommuting and branch office functions. Additionally, we have developed a low-power, multi-port DSL product utilizing the next generation DSL standard called G.shdsl, which enables simultaneous voice and data communications for worldwide DSL applications. This variable rate product is compatible with pre-existing transport systems based on the prevailing 2B1Q modulation standard.

     In October 1999, we announced a technology alliance with Lucent aimed at simplifying and speeding SDSL service deployments and interoperability. Our newly patented AutoBaud algorithms embedded in our SDSL semiconductor products are designed to simplify the connection set-up process between network equipment operating at any one of a dozen line rates that SDSL technology supports by avoiding time-consuming manual line qualification. AutoBaud allows network service providers to automatically qualify and determine the maximum data rate supported by a line, alleviating the need for in field installation and thereby reducing the total cost of implementation.

     Our AccessRunner central-office ADSL modem device set offers full-rate and G.lite functionality with extended reach and full compliance with industry standards. These products support downstream data rates of up to 8 Mbps (full-rate) and 1.5 Mbps (G.lite) and upstream data rates of up to 1 Mbps (full-rate) and 512 Kbps (G.lite).

     Our current research and development efforts in the broadband access area include developing the industry's highest density, lowest power central office products and expanding our portfolio to include very high speed DSL, or VDSL, products that support downstream data rates up to 50 Mbps to deliver integrated digital television and high-speed Internet access to residential customers over twisted copper wire. In addition, we are a leader in developing voice-over-DSL in products compatible with the industry's most widely used gateways and integrated access devices.

     MULTI-SERVICE ACCESS PRODUCTS

     We are the leading supplier of multi-service access, or MSA, processors which are used in a variety of access platforms, including remote access concentrators, voice gateways, private branch exchanges, digital loop carriers and integrated access devices. Our AnyPort MSA processors are software configurable to implement a variety of services including dial-up and dedicated Internet access, wholesale Internet access provisioned for ISPs, voice-over-Internet Protocol, voice-over-ATM, voice-over-DSL, Internet fax, wireless and multicast-based services. The AnyPort architecture combines the performance of digital signal processors with the flexibility of Advanced RISC Machines' microcontrollers to support our extensive suite of field proven modulations, echo cancellers, speech coders and communications protocols.

     In July 2000, we announced that we and Cisco each contributed key technologies toward the new V.92 modem specification. The V.92 specification provides a number of features including QuickConnect, which allows users to more rapidly connect with their ISP, and modem-on-hold, which enables users to suspend and re-activate their dial-up connection to receive or initiate another call without having to re-dial. The V.92 specification also includes a capability called pulse code modulation, or PCM, upstream, which boosts the upstream data rates from the user to the ISP to reduce transfer times for large files and e-mail attachments sent by the user.

     Our current research and development efforts in the MSA area include developing our next generation of multi-service access processors to offer increased performance, higher density and lower power for specific target platforms. In addition, we continue to expand our suite of data modulations, speech coders and protocol processing software.

     WIDE AREA NETWORK (WAN) TRANSPORT PRODUCTS

     We offer one of the industry's broadest portfolios of physical and link layer communications products to aggregate and transport data, video and voice from network access to the optical backbone, including T1/E1 and T3/E3 carrier, ATM and SONET/SDH products.

     Our T1/E1 and T3/E3 carrier solutions enable digital communications over twisted copper wire and include dual, triple and quad framers and line interface units, or LIUs, for 1.5 Mbps to 45 Mbps data transmission as well as multi-channel high-level data link channel, or HDLC, protocol controllers.

     We also provide broadband internetworking products, including ATM physical layer and segmentation and reassembly, or SAR, devices supporting 155 and 622 Mbps applications. As our customers move toward greater levels of product integration, our ATM technology is being increasingly combined with our T/E carrier chipsets, HDLC devices, multi-service access processors and DSL products to create complete system-level solutions.

     For the WAN core we are aggressively building a broad portfolio of end-to-end transmission products used in fiber-optic network equipment. Our portfolio of optical networking physical layer solutions spans the entire spectrum of transceiver products, from 155 Mbps (OC-3) to 10 Gbps (OC-192) speeds, in support of SONET/SDH applications. Some of our optical networking products include laser drivers, transimpedance amplifiers, post amplifiers, clock and data recovery circuits, serializers and deserializers, cross-point switches and broadband access multiplexers.

     Our physical and link layer products are complemented by our high performance network processors, which are designed to offer advanced switching and routing capabilities normally performed by complex application specific integrated circuits, or ASICs. These software-programmable integrated circuits are also

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

designed to combine the real-time control and management capabilities of an embedded processor to support scalable system designs. The advanced capabilities offered by network processors include multi-protocol switching to enable integrated LAN/WAN systems, multi-layer programmable switching and routing capabilities to support policy-based traffic management, and programmable quality of service for traffic prioritization across disparate networks.

     We offer a comprehensive set of software subsystems that support next-generation, carrier-class network infrastructure equipment. These software subsystems span the technologies of IP, ATM, MPLS and voice-over-ATM. In addition to protocol systems, we also offer several software infrastructure modules that improve OEMs' time-to-market. Combined with extensive documentation and software tooling, we have a suite of software systems that has been used by a number of OEMs and deployed in a number of networks worldwide.

     Technology alliances and strategic acquisitions are a critical component of our WAN transport strategy. In September 1999, we announced a 68x68 cross-point switch used in emerging optical cross-connect systems, jointly developed with Alcatel's Optical Networking Division, which reduces the number of integrated circuits and power consumption requirements of high bandwidth, fiber optic communications systems by 30% while increasing data transmission speeds to more than 200 Gbps.

     In November 1999, we announced that we would collaborate with Cisco to define a new low-cost interface for interconnecting co-located gigabit switches and terabit routers, dense wavelength division multiplexing, or DWDM, terminals, and SONET/SDH add-drop multiplexors at 10 Gbps (OC-192) data rates. In August 2000, we and Cisco demonstrated the industry's first 10 Gbps very short reach interconnection at the National Fiber Optics Engineers Conference in Denver, Colorado. We have also been selected as a principal semiconductor supplier in Cisco's dynamic packet transport, or DPT, Partner program and will help to promote the emerging spatial reuse protocol technology as an open industry standard for packet-optimized transport solutions.

     During fiscal 2000, we completed six acquisitions to accelerate development efforts and fill technology gaps in our WAN transport product portfolio. In January 2000, we acquired Microcosm, a technology leader in the field of fiber optic communications. In March 2000, we acquired Maker, a company that develops and markets programmable network processors, software solutions and development tools. In April 2000, we completed the acquisition of Applied Telecom, a company engaged in the development of communications software. In June 2000, we acquired HotRail, a developer of high-speed switching, interconnect and scalable processing solutions for networking systems. In September 2000, we also completed the acquisitions of NetPlane, a company engaged in the development of communications software, and Novanet, a company focused on optical networking product development.

     Our goal is to provide complete semiconductor and software solutions that address multiple levels of functionality for WAN transport devices. The following chart summarizes the depth and breadth of our WAN transport product portfolio:

                                                    FRAMERS/     NETWORK
TRANSMISSION SPEEDS                         PHYS    MAPPERS     PROCESSORS    SWITCH FABRIC
-------------------                         ----    --------    ----------    -------------
OC 768 -- 40 Gbps.........................   L         L            L               L
OC 192 -- 10 Gbps.........................  --         L            L               L
OC 48 -- 2.4 Gbps.........................  --         L            L               L
OC 12 -- 622 Mbps.........................  --        --           --               L
OC 3 -- 155 Mbps..........................  --        --           --
DS3/E3 -- 34 to 45 Mbps...................  --        --           --
T1/E1/xDSL -- 1 to 4 Mbps.................  --        --           --

-- Current Product (Products shipped today to multiple customers)
L  Investment Area (Products in various stages of development)

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

     Current research and development initiatives in the WAN transport area are centered on: expanding our family of access and transport network processors, 10 Gbps cross-point switches and 40 Gbps transceivers; integrating framing/mapping functionality; and developing a scalable switch fabric.

CUSTOMERS

     We market and sell our products directly to network infrastructure OEMs and indirectly through electronic components distributors. We also sell to third-party electronic manufacturing service providers who build subsystems and systems for network infrastructure OEMs. The following is a list of some of our direct and indirect network infrastructure OEM customers:

3Com Corporation                Efficient Networks, Inc.  Nortel Networks Corporation
ADC Telecommunications, Inc.    Ericsson Inc.             Redback Networks Inc.
Alcatel Data Networks, S.A.     Fujitsu Limited           Sonus Networks, Inc.
CIENA Corporation               JDS Uniphase Corporation  Sycamore Networks, Inc.
Cisco Systems, Inc.             Juniper Networks, Inc.    Tellabs, Inc.
Copper Mountain Networks, Inc.  Lucent Technologies,      Tellium, Inc.
ECI Telecommunications          Inc.                      Zhone Technologies, Inc.
                                Nokia Corporation

     We selectively engage in strategic relationships with customers and continue to seek relationships with current and emerging market leaders in the network infrastructure market. See "-- Strategy -- Form Strategic Relationships with Established and Emerging Industry-Leading OEMs".

     Sales to OEMs Cisco and Lucent accounted for approximately 15% and 12%, respectively, of our revenues in fiscal 2000. Sales to manufacturing subcontractors Solectron and ACT accounted for approximately 12% and 11%, respectively, of our revenues in fiscal 2000. Sales to distributor Avnet accounted for approximately 17% of our revenues in fiscal 2000. We believe a substantial portion of our products sold to Solectron, ACT and Avnet are in turn sold to leading OEMs, including Cisco and Lucent. No other customer accounted for more than 10% of our total sales in fiscal 2000. See "Risk Factors -- Risks Related to Our Business -- Because we depend on a few significant customers for a substantial portion of our revenues, the loss of a key customer could seriously harm our business."

SALES, MARKETING AND TECHNICAL SUPPORT

     We have a worldwide sales, marketing and technical support organization comprised of approximately 300 employees as of September 30, 2000, with 11 domestic and 18 international sales offices. Our marketing, sales and field applications engineering teams, augmented by 19 electronic component distributors and 25 sales representatives, focus on marketing and selling communication semiconductor solutions to worldwide suppliers of network infrastructure equipment.

     Many of our products have lengthy sales cycles. We maintain close working relationships with our customers throughout these lengthy product sales cycles. We provide broad-based technical support to customers through field application engineers, product application engineers and technical marketing personnel. We believe that providing comprehensive product service and support is critical to shortening our customers' design cycles and maintaining a competitive position in the network infrastructure market. See "Risk Factors -- Risks Related to Our Business -- Because of the lengthy sales cycles of many of our products, we may incur significant expenses before we generate any revenues related to those products."

OPERATIONS AND MANUFACTURING

     We outsource the fabrication, assembly and testing of our semiconductor products. We use CMOS process technology for the majority of our products and BiCMOS, SiGe and GaAs process technologies for certain high speed mixed-signal devices. TSMC and UMC are our principal suppliers of CMOS products. A smaller percentage of our products requires specialized manufacturing processes, such as GaAs, SiGe and BiCMOS. These products are supplied primarily by Conexant. In fiscal 2000, Conexant supplied approximately 45% of our total wafer production volume. Under the transition services agreement, we have a two-year wafer supply arrangement with Conexant.

     In fiscal 2000, Conexant provided approximately 50% of the assembly and test services for our products. Under the transition services agreement, Conexant has agreed to continue to provide us assembly and test services for two years. We have qualified and utilize other third-party subcontractors as a second source for the assembly and testing of our products and have agreements with assembly and test providers such as Amkor Group and Advanced Semiconductor Engineering, Inc.

     We qualify each of our foundry and assembly providers. This qualification process consists of a detailed technical review of process performance, design rules, process models, tools and support, as well as an on-site audit and analysis of the subcontractor's quality system and manufacturing capability. We also participate in quality and reliability monitoring through each stage of the production cycle by reviewing electrical and parametric data from our foundry and assembly providers. We closely monitor wafer foundry production for overall quality, reliability and yield levels.

RESEARCH AND DEVELOPMENT

     At September 30, 2000, we had approximately 800 employees and independent contractors engaged in research and development. We perform research and product development activities at our headquarters in Newport Beach, California and at 17 design centers throughout the world.

     Our success will depend to a substantial degree upon our ability to develop and introduce in a timely fashion new products and enhancements to our existing products that meet changing customer requirements and emerging industry standards. We have made and plan to continue to make substantial investments in research and development and to participate in the formulation of industry standards. In addition, we actively collaborate with technology leaders to define and develop next-generation technologies.

     We spent approximately $72.6 million, $86.5 million and $136.2 million in fiscal 1998, 1999 and 2000, respectively, on research and development activities, representing 51%, 31% and 24%, respectively, of our revenues for those periods.

COMPETITION

     The communications semiconductor industry in general, and the markets in which we compete in particular, are intensely competitive. We compete worldwide with a number of U.S. and international suppliers that are both larger and smaller than we are in terms of resources and market share. We anticipate that additional competitors will enter our markets and we expect intense product competition to continue.

     Within WAN transport, we compete primarily with Applied Micro Circuits Corporation, IBM Microelectronics Division, Intel Corporation, Lucent (Microelectronics Group), Motorola Inc., PMC-Sierra, Inc., TranSwitch Corporation and Vitesse Semiconductor Corporation. In broadband access, our principal competitors include Analog Devices, Inc., Centillium Communications, Inc., GlobeSpan, Inc., Infineon Technologies A.G., Intel Corporation, Metalink Ltd., Texas Instruments Incorporated and Tioga Technologies, Ltd. Our key competitors in multi-service access products include Analog Devices, Inc. and Texas Instruments Incorporated.

     We believe that the principal competitive factors for semiconductor suppliers in each of our addressed markets are:

     - time-to-market;

     - product performance;

     - level of integration;

     - price and total system cost;

     - compliance with industry standards;

     - design and engineering capabilities;

     - strategic relationships with customers;

     - customer support; and

     - new product innovation and quality.

     We believe we compete favorably with respect to each of these factors.

BACKLOG

     Our sales are made primarily pursuant to standard purchase orders for delivery of products, with the purchase orders officially acknowledged by us according to our own terms and conditions. Due to industry practice, which allows customers to cancel orders with limited advance notice to us prior to shipment, we believe that backlog as of any particular date is not a reliable indicator of future revenue levels.

INTELLECTUAL PROPERTY

     In connection with the separation, Conexant transferred to us specifically identified intellectual property and other categories of intellectual property used exclusively in or related exclusively to our business. The separation and distribution agreement also includes royalty-free cross licenses by each of Conexant and Spinco to the other of rights to use intellectual property of the licensor. We own or license numerous U.S. and foreign patents and patent applications related to our business. We intend to initiate federal and international trademark applications seeking registered protection of our new name and logo. In addition, we own a number of other trademarks only applicable to our products. Our management believes that intellectual property, including patents, patent applications and licenses, and trademarks are of material importance to us. In addition to protecting our proprietary technologies and processes, we are seeking to strengthen our intellectual property portfolio to enhance our ability to obtain cross-licenses of intellectual property from others, whether to obtain access to intellectual property we do not possess or to resolve potential intellectual property claims against us, without the need to make financial payments. We also generally enter into confidentiality agreements with our employees and strategic partners and generally control access to and distribution of documentation and other proprietary information. Various claims of patent infringement have in the past been made against us. See "-- Legal Proceedings" and "Risk Factors -- Risks Related to Our Business -- We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could result in significant expense and loss of our intellectual property rights."

     Pursuant to the separation and distribution agreement with Conexant, we will assume all liabilities in respect of intellectual property matters related to current and former operations of the Internet infrastructure business, except that Conexant will retain liability for the Townshend and Holtz litigation matters described under "-- Legal Proceedings".

SEASONALITY; CYCLICALITY

     The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. See "Risk Factors -- Risks Related to Our
Business -- We operate in the highly cyclical semiconductor industry, which is subject to significant downturns."

     In addition, our operating results are subject to substantial quarterly and annual fluctuations due to a number of factors, such as demand for network infrastructure equipment, the timing of receipt, reduction or cancellation of significant orders, the gain or loss of significant customers, market acceptance of our products and our customers' products, our ability to develop, introduce and market new products and technologies on a timely basis, availability and cost of products from our suppliers, new product and technology introductions by competitors, changes in the mix of products produced and sold, intellectual property disputes, the effects of competitive pricing pressures, including decreases in average selling prices of our products, and the timing and extent of product development costs.

EMPLOYEES

     As of September 30, 2000, we had approximately 1,500 full-time employees, of whom approximately 800 were engineers, and approximately 50 independent contractors. Our employees are not covered by any collective bargaining agreements and we have not experienced a work stoppage in the past five years.

     We believe our future success will depend in large part on our ability to continue to attract, retain, train and motivate highly skilled and dedicated technical, marketing and management personnel. The competition for these human resources is intense, particularly for engineering personnel with networking, software and semiconductor design expertise and technical support personnel with system-level expertise.

PROPERTIES

     At September 30, 2000, we occupied our headquarters located in Newport Beach, California, 17 design centers and 29 sales offices, some of which share space with each other or with Conexant. These facilities had an aggregate floor space of approximately 490,000 square feet, all of which is leased. In the opinion of management, our properties have been well maintained, are in sound operating condition and contain all the equipment and facilities necessary to operate at present levels. A summary of floor space of our leased facilities at September 30, 2000 is as follows:

                      TYPE OF FACILITY                              AREA
                      ----------------                        ----------------
                                                              (IN SQUARE FEET)
Headquarters................................................      193,000
Sales Offices...............................................       32,000
Design Centers..............................................      265,000
                                                                  -------
          Total.............................................      490,000
                                                                  =======

     Through our design centers we provide design engineering and product application support and after-sales service to our customers. The design centers are strategically located around the world to be in close proximity to our OEM customers and to take advantage of key technical and engineering talent worldwide.

     Our corporate headquarters are located near major earthquake fault lines.

LEGAL PROCEEDINGS

     We are not presently involved in any material legal proceedings. However, we are subject to litigation from time to time in the ordinary course of our business, and we may in the future become subject to litigation that will have a material adverse affect on our business. In addition, pursuant to our separation and distribution agreement with Conexant, we agreed to assume responsibility for all current and future litigation, including intellectual property proceedings, against Conexant or its subsidiaries in respect of the Internet infrastructure business, although Conexant agreed to retain liability in connection with the pending patent infringement action by Klaus Holtz relating to Conexant's modem products utilizing the V.42bis standard for data compression. Conexant recently settled the outstanding litigation with Brent Townshend claiming unfair competition, misappropriation of trade secrets, breach of contract and breach of confidence, as well as patent infringement, relating to Conexant's 56 Kbps modem products utilizing the V.90 standard. In connection with the settlement, we will issue to Townshend $15 million in value of our Class A common stock, based on the offering price set forth on the cover of this prospectus. Conexant will reimburse us for the $15 million in value and will retain all other liability in connection with the settlement. Under the terms of the settlement, we will be granted a perpetual, royalty-free, non-exclusive, non-transferable worldwide license to Townshend's voiceband modem technology, patents and trade secrets and any new patents on voiceband modem technology filed prior to October 18, 2005. Conexant also has agreed to indemnify and hold us harmless for any damages or losses which may arise out of the Townshend and Holtz proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this prospectus. The background of each person listed in the table is described below. Those individuals named below who are currently officers or employees of Conexant, other than Mr. Decker, will resign from all their positions with Conexant prior to the consummation of this offering.

NAME                           AGE     POSITION
----                           ---     --------
Dwight W. Decker...........    50     Chairman of the Board
Raouf Y. Halim.............    40     Chief Executive Officer and Director
Balakrishnan S. Iyer.......    44     Senior Vice President and Chief Financial Officer and
                                      Director
Thomas A. Stites...........    45     Senior Vice President, Communications
Bradley W. Yates...........    41     Senior Vice President, Human Resources
Donald R. Beall............    61     Director
Richard M. Bressler........    70     Director
Jerre L. Stead.............    57     Director

---------------
(a) Member of the Audit Committee.
(b) Member of the Board Composition Committee.
(c) Member of the Compensation and Management Development Committee.
(d) Member of the Technology, Environmental and Social Responsibility Committee.

     Dwight W. Decker is Chairman of our board of directors. Mr. Decker is Chairman of the Board and Chief Executive Officer of Conexant (communications semiconductors), a position he has held since December 1998. He served as Senior Vice President of Rockwell International Corporation (electronic controls and communications) and President, Rockwell Semiconductor Systems from July 1998 to December 1998; Senior Vice President of Rockwell and President, Rockwell Semiconductor Systems and Electronic Commerce from March 1997 to July 1998; President, Rockwell Semiconductor Systems from October 1995 to March 1997; President, Telecommunications of Rockwell from June 1995 to October 1995; and Vice President and General Manager, Digital Communications Division of Rockwell's Telecommunications Division prior thereto. Mr. Decker received a Ph.D. in applied mathematics from the California Institute of Technology and a B.Sc. in mathematics and physics from McGill University.

     Raouf Y. Halim is our Chief Executive Officer and a director. He has served as Senior Vice President and General Manager, Network Access Division of Conexant since December 1998. Mr. Halim served as Vice President and General Manager, Network Access Division of Rockwell Semiconductor Systems from February 1997 to December 1998; Vice President -- VLSI Engineering of Rockwell Semiconductor Systems from October 1995 to February 1997; Vice President -- VLSI Engineering of Rockwell's Telecommunications Division from September 1995 to October 1995; and Division Director, VLSI Engineering, Digital Communications of Rockwell's Telecommunications Division prior thereto. Mr. Halim received an M.S. in electrical engineering from the Georgia Institute of Technology and a B.Sc. in electrical engineering from Alexandria University.

     Balakrishnan S. Iyer is our Senior Vice President and Chief Financial Officer and a director. Mr. Iyer has served as Senior Vice President and Chief Financial Officer of Conexant since December 1998 and Senior Vice President and Chief Financial Officer of Rockwell Semiconductor Systems from October 1998 to December 1998. From January 1997 to October 1998, he was Senior Vice President and Chief Financial Officer of VLSI Technology, Inc. (semiconductors) and from April 1993 to December 1996, he was Vice President and Corporate Controller of VLSI Technology, Inc. Prior thereto, Mr. Iyer was Corporate Controller of Cypress Semiconductor Corporation. Mr. Iyer received an M.B.A. from the Wharton School of the University of Pennsylvania, an M.S. in industrial engineering from the University of California, Berkeley and a B.S. in mechanical engineering from the Indian Institute of Technology.

     Thomas A. Stites will be our Senior Vice President, Communications prior to completion of this offering. Mr. Stites has served as Senior Vice President, Communications of Conexant since January 1999. From 1992 to December 1998, he was Vice President, Communications of Advanced Micro Devices. Mr. Stites received a B.A. in journalism from the University of Colorado.

     Bradley W. Yates will be our Senior Vice President, Human Resources prior to completion of this offering. Mr. Yates has served as Senior Vice President, Human Resources of Conexant since January 2000. He was Vice President, Human Resources of Siebel Systems, Inc. from September 1999 to December 1999; Vice President, Human Resources of AT&T Wireless Services' Los Angeles Cellular partnership with Bell South Corporation from September 1996 to September 1999; and Vice President, Human Resources for AT&T Global Information Solutions' Americas Region from January 1994 to September 1996. Mr. Yates received an M.S. in strategic human resource management from the University of Dayton and a B.S. in business administration from San Diego State University.

     Donald R. Beall will be a director of our company prior to completion of this offering. Mr. Beall is retired Chairman of the Board and Chief Executive Officer of Rockwell and has been a director of Rockwell since 1978. He served as Chairman of the Board of Rockwell from February 1988 to February 1998 and Chief Executive Officer of Rockwell from February 1988 to September 1997. Mr. Beall is also Chairman of the Executive Committee of the Board of Directors of Rockwell. Mr. Beall is a director of ArvinMeritor, Inc., Conexant and the Procter & Gamble Company. He is a trustee of California Institute of Technology, a member of the Foundation Board of Trustees at the University of California -- Irvine and an Overseer of the Hoover Institution. He is also a member of The Business Council and numerous professional, civic and entrepreneurial organizations.

     Richard M. Bressler will be a director of our company prior to completion of this offering. He served as Chief Executive Officer of Burlington Northern Inc. (rail transportation) from 1980 through 1988. Mr. Bressler retired in October 1990 as Chairman of both Burlington Northern Inc. and Burlington Resources Inc. (natural resources operations), positions he had held since 1982 and 1989, respectively. He served as Chairman of the Plum Creek Management Company (timber operations) from April 1989 to January 1993. Mr. Bressler was Chairman of the El Paso Natural Gas Company (natural gas operations) from October 1990 through December 1993. He has been a director of Conexant since October 1998 and will resign as a Conexant director at the time he becomes a director of our company. Mr. Bressler is active in a number of business and civic organizations.

     Jerre L. Stead will be a director of our company prior to completion of this offering. Mr. Stead has been a director of Conexant since October 1998. He is retired Chairman of the Board and Chief Executive Officer of Ingram Micro Inc. (computer technology products and services). Mr. Stead served as Chairman of the Board and Chief Executive Officer of Ingram Micro from August 1996 to March 2000. Mr. Stead served as Chief Executive Officer and Chairman of the Board of LEGENT Corporation (software development) from January 1995 to August 1995. Prior thereto, Mr. Stead was Executive Vice President, American Telephone and Telegraph Company and Chief Executive Officer of AT&T Global Information Solutions (NCR Corporation) from May 1993 to December 1994. He is a director of Armstrong World Industries, Inc. and Thomas & Betts Corporation. Mr. Stead is Chairman of the Board of the Center of Ethics and Values at Garrett Seminary on the Northwestern University campus.

CLASSIFIED BOARD

     Our restated certificate of incorporation provides that the Board of Directors will be divided into three classes. The term of office of directors assigned to Class I will expire at the annual meeting of shareholders in 2002 and at each third succeeding annual meeting after that. The term of office of directors assigned to Class II will expire at the annual meeting of shareholders in 2003 and at each third succeeding annual meeting after that. The term of office of directors assigned to Class III will expire at the annual meeting of shareholders in 2004 and at each third succeeding annual meeting after that. We expect to hold our first annual meeting of shareholders in February 2002. Messrs. Bressler and Halim will serve as Class I Directors,

Messrs. Iyer and Stead will serve as Class II Directors, and Messrs. Beall and Decker will serve as Class III Directors.

     Unless otherwise indicated, (i) the business address for each director is Conexant Spinco, Inc., 4000 MacArthur Boulevard, Newport Beach, California 92660-3095 and (ii) each director is a citizen of the United States.

COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of our board of directors will include an Audit Committee, a Compensation and Management Development Committee, or Compensation Committee, a Board Composition Committee and a Technology, Environmental and Social Responsibility Committee, each of which will be comprised of non-employee directors. The functions of each of these four committees are described below.

     The Audit Committee will, among other things:

     - review the audit plans and the scope and effect, among other things, of audits of our company by our independent public accountants and internal auditors;

     - select and recommend to the board of directors independent public accountants for us, subject to approval of our shareholders, and review and approve their fees;

     - review our quarterly and annual financial statements before their release;

     - review the adequacy of our system of internal controls and recommendations of the independent public accountants with respect to those controls; and

     - monitor compliance by our employees with our standards of business conduct policies.

     The principal functions of the Compensation Committee will be to:

     - evaluate the performance of our senior executives and plans for management succession and development;

     - consider the design and competitiveness of our compensation plans and review and approve senior executive compensation; and

     - administer our stock-based and other incentives plans pursuant to the terms of the respective plans.

The members of the Compensation Committee will be ineligible to participate in any of the plans or programs which are administered by the Committee except our Directors Stock Plan.

     The principal functions of the Board Composition Committee are:

     - to consider and recommend to the board of directors qualified candidates for election as our directors;

     - to prepare and submit to the board of directors for adoption the Committee's selection criteria for director nominees; and

     - to assess the performance of the board of directors and report thereon to the board of directors.

     The Technology, Environmental and Social Responsibility Committee reviews, assesses and monitors our science and technological activities and our policies and practices in the following areas:

     - employee relations, with emphasis on equal employment opportunity and advancement;

     - the protection and enhancement of the environment and energy resources;

     - product integrity and safety;

     - employee health and safety; and

     - community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions.

COMPENSATION OF DIRECTORS

     Our non-employee directors will receive a retainer at the rate of $30,000 per year for service on our board of directors, payable to initial non-employee directors effective upon the consummation of this offering. Under the Directors Stock Plan, each non-employee director will be granted an option to purchase shares of our Class A common stock effective upon election as a director or, for the initial non-employee directors, effective upon the consummation of this offering. Following completion of one year of service on our board of directors, each non-employee director will be granted an option to
purchase             shares of our Class A common stock immediately after each
annual meeting of our shareholders. Under the terms of our directors' deferred compensation plan, a director may elect to defer all or part of the cash payment of retainer fees until such time as shall be specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director shall also have the option each year to determine whether to defer all or any portion of the cash retainers by electing to receive restricted shares valued at the closing price of our common stock on Nasdaq on the date each retainer payment would otherwise be made in cash. See "-- Benefit Plans Following the Offering -- Directors Stock Plan".

HISTORICAL COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to Conexant and its subsidiaries for the fiscal years noted of the individual who will serve as our chief executive officer and the other four most highly compensated individuals who will serve as our executive officers, referred to collectively as the named executive officers, in each case, based on their employment by Conexant or an affiliate of Conexant at September 30, 2000. The compensation described in this table was paid by Conexant or an affiliate of Conexant. The services rendered to Conexant were, in some cases, in capacities not equivalent to those to be provided to us and this table does not reflect the compensation to be paid to executive officers in the future.

                           SUMMARY COMPENSATION TABLE

                                                                                                                     ALL OTHER
                                          ANNUAL COMPENSATION                     LONG-TERM COMPENSATION          COMPENSATION(2)
                               -----------------------------------------   ------------------------------------   ---------------
                                                                                    AWARDS             PAYOUTS
                                                                           ------------------------   ---------
                                                                           RESTRICTED      STOCK      LONG-TERM
NAME AND                                                    OTHER ANNUAL     STOCK        OPTIONS     INCENTIVE
PRINCIPAL POSITION(1)          YEAR    SALARY     BONUS     COMPENSATION     AWARDS     (SHARES)(3)    PAYOUTS
---------------------          ----   --------   --------   ------------   ----------   -----------   ---------
Raouf Y. Halim,
  Chief Executive Officer....  2000
                               1999
                               1998
Balakrishnan S. Iyer,
  Senior Vice President and
  Chief Financial Officer....  2000
                               1999
Thomas A. Stites,
  Senior Vice President,
  Communications.............  2000
                               1999
Bradley W. Yates,
  Senior Vice President,
  Human Resources............  2000

---------------
(1) The positions reflected in the table are the positions to be held by the named executive officers with us at the time of the consummation of this offering and were not necessarily the positions held by the named executive officers with Conexant during the period or periods covered by the table.

(2) Amounts contributed or accrued for the named executive officers under the Conexant Retirement Savings Plan and the related supplemental savings plan.

(3) References to "stock options" relate to awards of options under the Conexant 1999 Long-Term Incentives Plan.

     Prior to the consummation of this offering, we will enter into change of
control employment agreements with each of   . Each employment agreement becomes
effective upon a "change of control" of Spinco. Each employment agreement provides for the continuing employment of the executive after the change of control on terms and conditions no less favorable than those in effect before the change of control. If the executive's employment is terminated by us without "cause" or if the executive terminates his or her own employment for "good reason", the executive is entitled to severance benefits equal to a multiple of his or her annual compensation, including bonus, and continuation of other benefits for a number of years equal to the multiple. The multiple is three for and two for the other executives, or the shorter number of years until the executive's normal retirement date. The executives are entitled to an additional payment, if necessary, to make them whole as a result of any excise tax imposed by the Internal Revenue Code on these change of control payments, unless the safe harbor below which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax.

OPTION GRANTS

     The following table shows all grants of options to purchase Conexant common stock granted to the named executive officers during fiscal 2000, which are reflected in the Summary Compensation Table above.

                                              OPTION GRANTS
                        ---------------------------------------------------------      POTENTIAL REALIZABLE
                        NUMBER OF     PERCENTAGE OF                                  VALUE AT ASSUMED ANNUAL
                        SECURITIES    TOTAL OPTIONS                                       RATES OF STOCK
                        UNDERLYING     GRANTED TO                                    APPRECIATION FOR OPTION
                         OPTIONS        CONEXANT       EXERCISE OR                             TERM
                         GRANTED      EMPLOYEES IN      BASE PRICE     EXPIRATION    ------------------------
NAME                     (SHARES)      FISCAL 2000     (PER SHARE)        DATE           5%           10%
----                    ----------    -------------    ------------    ----------    ----------    ----------
Raouf Y. Halim
Balakrishnan S. Iyer
Thomas A. Stites
Bradley W. Yates

---------------

     As set forth in the employee matters agreement, Conexant options outstanding at the time of the distribution that were granted prior to January 1, 2001 will be adjusted so that following the distribution, each holder will hold options to purchase Conexant common stock and options to purchase our common stock with adjustments in order to provide equivalent value to each option holder after giving effect to the distribution. Conexant options held by our employees at the time of the distribution that were granted after December 31, 2000 will be replaced with options to purchase shares of our common stock with the number of shares covered thereby and the exercise price per share to be determined pursuant to a formula designed to provide equivalent value to each option holder after giving effect to the distribution. See "Arrangements Between Conexant and Spinco Relating to the Separation -- Employee Matters Agreement".

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows (i) aggregate exercises by the named executive officers during fiscal 2000 of options to purchase Conexant common stock granted under the Conexant option plans and (ii) unexercised options to purchase Conexant common stock granted to the named executive officers in fiscal 2000 and prior years under the Conexant option plans and held by them at September 30, 2000.

                                                     NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                        OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                         SHARES                        SEPTEMBER 30, 2000            SEPTEMBER 30, 2000(1)
                        ACQUIRED       VALUE      ----------------------------    ----------------------------
NAME                   ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                   -----------    --------    -----------    -------------    -----------    -------------
Raouf Y. Halim
Balakrishnan S. Iyer
Thomas A. Stites
Bradley W. Yates

---------------
(1) The value of unexercised options is based on the difference between the exercise price and the closing price ($41 7/8) of Conexant common stock on the Nasdaq National Market system on September 29, 2000, the last trading day of fiscal 2000.

BENEFIT PLANS FOLLOWING THE OFFERING

     The following are descriptions of certain benefit plans that are expected to provide benefits to our employees and directors following consummation of this offering.

     2001 LONG-TERM INCENTIVES PLAN

     Prior to the consummation of this offering, our board of directors will adopt, and Conexant as our sole shareholder will approve, our 2001 Long-Term Incentives Plan, or the 2001 LTIP. The 2001 LTIP permits grants to be made from time to time as nonqualified stock options, incentive stock options and restricted stock.

     Administration. The 2001 LTIP will be administered by the Compensation Committee, consisting of two or more members of our board of directors who are not eligible to participate in the 2001 LTIP. In order to meet the requirements of Section 162(m) of the Internal Revenue Code and the rules under Section 16 of the Securities Exchange Act of 1934, as amended, all grants under the 2001 LTIP will be made by those members of the Compensation Committee who are both "outside directors" as defined for purposes of Section 162(m) of the Internal Revenue Code and regulations thereunder and "nonemployee directors" as defined for purposes of Section 16 of the Exchange Act.

     Participation. The persons to whom grants are made under the 2001 LTIP will be selected from time to time by the Compensation Committee in its sole discretion from among our employees and those of our subsidiaries and individuals who perform consulting, contracting or other services for us or one of our subsidiaries who hold positions of significant responsibility with us or a subsidiary of ours or whose performance or potential contribution, in the judgment of the Compensation Committee, will benefit our future success.

     Shares Subject to 2001 LTIP.  The 2001 LTIP authorizes the issuance or
delivery of an aggregate of           shares of our Class A common stock,
provided that no more than           shares will be available for grants of
restricted stock. Shares of our Class A common stock subject to the unexercised or undistributed portion of any terminated or forfeited grant under the 2001 LTIP will be available for further awards.

     Stock Options and Restricted Stock. The 2001 LTIP authorizes grants of stock options, which may be either incentive stock options eligible for special tax treatment or nonqualified stock options, and restricted stock. Incentive stock options and restricted stock may be granted only to employees, including officers and directors who are employees, of us and our subsidiaries. Under the 2001 LTIP, no person will receive, in any

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

one calendar year, grants which over any three-year period exceed an annual
average of (i)           stock options, whether nonqualified stock options or
incentive stock options, and (ii)           shares of restricted stock.

     Under the provisions of the 2001 LTIP authorizing the grant of stock options:

     - the option price may not be less than the fair market value of the shares of our common stock at the date of grant;

     - the aggregate fair market value, determined as of the date the option is granted, of the shares of our common stock for which any employee may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000;

     - stock options generally may not be exercised prior to one year nor after ten years from the date of grant; and

     - at the time of exercise of a stock option the option price must be paid in full in cash or in shares of our common stock or in a combination of cash and shares of our common stock.

     Under the 2001 LTIP, the Compensation Committee may also grant shares of our Class A common stock subject to restrictions on transfer and such other restrictions on incidents of ownership as the Compensation Committee may determine, referred to as "restricted stock". During the restricted period, shares of restricted stock have all the attributes of outstanding shares of our Class A common stock, except that the Compensation Committee may provide at the time of the grant that any dividends or other distributions paid on such restricted stock while subject to such restrictions will be accumulated or reinvested in our Class A common stock and held subject to the same restrictions as the restricted stock and such other terms and conditions as the Compensation Committee may determine.

     All grants made under the 2001 LTIP will be evidenced by an award agreement between us and the 2001 LTIP participant setting forth the terms and conditions applicable to the grants, as determined by the Compensation Committee consistent with the terms of the 2001 LTIP. Award agreements will include, among other things, a provision describing the treatment of grants in the event of the retirement, disability, death or other termination of a 2001 LTIP participant's employment with us or any of our subsidiaries, including terms relating to the vesting, time for exercise, forfeiture or cancellation of a grant under such circumstances. Award agreements will also include a provision stating that in the event the 2001 LTIP participant's employment is terminated for cause, all grants made to the participant will immediately terminate and be forfeited.

     The Compensation Committee may condition, or provide for the acceleration of, the exercisability or vesting of any grant made under the 2001 LTIP upon the prerequisites that the Compensation Committee, in its sole discretion, deems appropriate, including achievement of specific performance objectives, with respect to one or more measures of the performance of us or our subsidiaries, including earnings per share, revenue, net income, stock price and total shareholder return.

     Under the 2001 LTIP, stock options and restricted stock may not be granted after December 31, 2011.

     Tax Matters. The following is a brief summary of the material federal income tax consequences of benefits under the 2001 LTIP under present law and regulations:

        (a) Incentive Stock Options. The grant of an incentive stock option will not result in any immediate tax consequences to us or the optionee. An optionee will not realize taxable income, and we will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the shares of our Class A common stock acquired over the option exercise price will be includable in the optionee's "alternative minimum taxable income" for purposes of the alternative minimum tax. If the optionee does not dispose of the shares of our Class A common stock acquired within one year after their receipt, and within two years after the option was granted, gain or loss realized on the subsequent disposition of the shares of our Class A common stock will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a

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

     limited amount of ordinary income. In the event of an earlier disposition, the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares of our Class A common stock on the date of exercise over the option exercise price or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income.

        (b) Nonqualified Stock Options. The grant of a nonqualified stock option will not result in any immediate tax consequences to us or the optionee. Upon the exercise of a nonqualified stock option, the optionee will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the shares of our Class A common stock acquired at the time of exercise over the option exercise price.

        (c) Restricted Stock. An employee normally will not realize taxable income in connection with an award of restricted stock, and we will not be entitled to a deduction, until the termination of the restrictions. Upon termination of the restrictions, the employee will realize ordinary income in an amount equal to the fair market value of the shares of our Class A common stock at that time, plus the amount of the dividends and interest thereon to which the employee then becomes entitled. However, an employee may elect to realize taxable ordinary income in the year the restricted stock is awarded in an amount equal to its fair market value at that time, determined without regard to the restrictions. We will be entitled to a deduction in the same amount and at the same time as the employee realizes income.

     Amendment, Suspension or Termination of 2001 LTIP. Our board of directors may at any time amend, suspend or discontinue the 2001 LTIP and the Compensation Committee may at any time alter or amend award agreements made thereunder to the extent permitted by law, provided that no such alteration or amendment will impair the rights of any recipient of grants without such recipient's consent. In the event of any change in the outstanding shares of our Class A common stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization or similar corporate change or an extraordinary dividend, the number of shares of our Class A common stock then remaining subject to the 2001 LTIP and the maximum number of shares that may be issued to a 2001 LTIP participant, including those that are covered by outstanding grants, will, in the event of an increase in the number of outstanding shares of our Class A common stock, be proportionately increased and the price for each share then covered by an outstanding grant will be proportionately reduced. In the event the change in the outstanding shares of our Class A common stock is a reduction in the number of outstanding shares of our Class A common stock, the number of shares of our Class A common stock then remaining subject to the 2001 LTIP and the maximum number of shares that may be issued to a 2001 LTIP participant, including those that are covered by outstanding grants, will be proportionately reduced and the price for each share then covered by an outstanding grant will be proportionately increased. The Compensation Committee may make any further adjustments as it deems necessary to ensure equitable treatment of any holder of a grant under the 2001 LTIP as the result of any transaction affecting the securities subject to the 2001 LTIP.

     2001 STOCK OPTION PLAN

     Prior to the consummation of this offering our board of directors will adopt and Conexant as our sole shareholder will approve our 2001 Stock Option Plan, or the 2001 Plan. The 2001 Plan covers nonqualified stock options and incentive stock options to purchase shares of our Class A common stock resulting from adjustments to certain Conexant options outstanding at the time of the distribution. See "Arrangements Between Conexant and Spinco Relating to the Separation -- Employee Matters Agreement".

     Administration. The Compensation Committee will administer the 2001 Plan. In addition, our board of directors has authority to perform all functions of the Compensation Committee under the 2001 Plan.

     Participation. The persons to whom grants are made under the 2001 Plan are holders of Conexant options outstanding at the time of the distribution who receive Spinco options as a result of adjustments to the Conexant options pursuant to the terms of the employee matters agreement.

     Shares Subject to 2001 Plan. The 2001 Plan authorizes the issuance of the aggregate number of shares of our Class A common stock necessary to provide for the exercise of all Spinco options outstanding on the date of the distribution as a result of adjustments to outstanding Conexant options pursuant to the terms of the employee matters agreement, as may be adjusted under the 2001 Plan. The number of shares of our Class A common stock that will be subject to such options will depend on the ratio between the respective market values of our Class A common stock and Conexant common stock at the time of the distribution. See "Arrangements Between Conexant and Spinco Relating to the
Separation -- Employee Matters Agreement".

     Stock Options. The 2001 Plan authorizes the issuance to 2001 Plan participants of Spinco options, which may be either incentive stock options eligible for special tax treatment or nonqualified stock options. Under the provisions of the 2001 Plan authorizing the issuance of stock options, the exercise price and the number of shares of our Class A common stock issuable upon exercise of such options will be determined pursuant to the adjustments to Conexant options as set forth under "Arrangements Between Conexant and Spinco Relating to the Separation -- Employee Matters Agreement". Each stock option will otherwise have substantially the same terms and conditions as the corresponding Conexant option which was adjusted, except that references to Conexant will be changed to refer to Spinco. The 2001 Plan also contains specific provisions applicable only to certain options which correspond to the terms of the relevant Conexant option plan under which the corresponding Conexant option was originally granted.

     No stock options may be granted under the 2001 Plan after the date of the distribution.

     Tax Matters. The material Federal income tax consequences of receipt of incentive stock options and non-qualified stock options under the 2001 Plan under present law and regulations are as described for incentive stock options and non-qualified stock options under the 2001 LTIP. See "-- 2001 Long-Term Incentives Plan -- Tax Matters".

     Amendment, Suspension or Termination of 2001 Plan. The Compensation Committee may at any time amend, suspend or terminate the 2001 Plan or Spinco options subject to the 2001 Plan. In the event any change in shares of our Class A common stock occurs, our board of directors may make appropriate amendments to or adjustments in the 2001 Plan or Spinco options subject to the 2001 Plan, including changes in the number of shares of our Class A common stock which may be issued under the 2001 Plan and the number of shares of our Class A common stock and exercise price per share of our Class A common stock subject to Spinco options. Except for amendments and adjustments in the event of changes in shares of our Class A common stock, our board of directors and the Compensation Committee may not, however, without the consent of the person affected, cancel or reduce an outstanding Spinco option other than as provided for or contemplated in the option agreement, or without the approval of shareholders, increase the number of shares of our Class A common stock that may be issued under the 2001 Plan or reduce the option exercise price of any Spinco option.

     DIRECTORS STOCK PLAN

     Prior to the consummation of the offering our board of directors will adopt and Conexant as our sole shareholder will approve our Directors Stock Plan. An
aggregate of        shares of our Class A common stock may be issued under the
Directors Stock Plan, subject to appropriate adjustment in the event of any change in or affecting shares of our Class A common stock, including but not limited to stock dividends, stock splits and recapitalizations.

     Participation. Participation in the Directors Stock Plan will be limited to directors who are not employees of Spinco or any of its subsidiaries.

     Restricted Shares. Directors may elect to receive their cash retainer for board service in the form of restricted shares of our Class A common stock. Restricted shares, if elected, would be held by Spinco until ten days after the recipient retires from our board of directors after reaching age 72 and having served at least three years as a director or ceases to be a director by reason of the antitrust laws, compliance with our conflict of interest policies, death, disability or other circumstances our board of directors determines not to be

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

adverse to the best interests of Spinco. Restricted shares would have all the attributes of outstanding shares including the right to vote and to receive dividends thereon.

     Stock Options.  Under the Directors Stock Plan grants of options to
purchase        shares of our Class A common stock will be made to each
non-employee director effective upon election as a director, or, for the initial non-employee directors, effective upon consummation of this offering. Following completion of one year of service on the Board by a non-employee director,
grants of options to purchase        shares of our Class A common stock will be
made annually to such non-employee director immediately following each Annual Meeting of Shareholders. The purchase price of the shares subject to the option will be one hundred percent (100%) of the fair market value of our Class A common stock on the date an option is granted. Upon exercise of an option, the option price must be paid in full in cash, shares of our Class A common stock valued at their fair market value on the date of exercise, or a combination of both.

     Options granted under the Directors Stock Plan may not be exercised prior to one year nor after ten years from the date of grant and become exercisable in four approximately equal installments on the first, second, third and fourth anniversaries of the date of grant. If an optionee who holds an outstanding stock option dies, the Directors Stock Plan permits the exercise of such option within three years of the date of death, or until the expiration date specified in the option, if earlier, even if it were not exercisable at such date. If an optionee who holds an outstanding stock option retires from our board of directors after reaching age 72 or having served at least ten years as a director, all options then held will be exercisable even if they were not exercisable at such retirement date, provided that such options expire at the earlier of five years from the date of retirement or the expiration date specified in the options. The Directors Stock Plan permits the Compensation Committee to make determinations as to exercisability upon other termination of an optionee's membership on our board of directors.

     Administration and Amendment. The Compensation Committee will administer the Directors Stock Plan. Our board of directors may amend the Directors Stock Plan in any respect, provided that no amendment may be made without shareholder approval that would materially:

     - increase the maximum number of shares of our Class A common stock available for delivery under the Directors Stock Plan (other than adjustments to reflect changes in or affecting shares of our Class A common stock),

     - increase the benefits accruing to participants under the Directors Stock Plan, or

     - modify the requirements as to eligibility for participation in the Directors Stock Plan.

Our board of directors also has authority to terminate the Directors Stock Plan at any time.

     Tax Matters. The material federal income tax consequences of the issuance or transfer of restricted shares awarded in lieu of cash retainers is that the value thereof is not taxable to the recipient, and we will not be entitled to its deduction, until the restriction lapses (at the value of the shares on the date the restriction lapses).

     The material federal income tax consequences of the grant of options under the Directors Stock Plan are that upon the exercise of an option, the optionee realizes ordinary income, and Spinco is entitled to a deduction, equal to the excess of the fair market value of the shares acquired at the time of exercise over the option exercise price.

     EMPLOYEE STOCK PURCHASE PLANS

     Prior to the consummation of this offering, we will adopt, and Conexant as our sole shareholder will approve, an employee stock purchase plan to be qualified under Section 423 of the Internal Revenue Code and a non-qualified employee stock purchase plan for anticipated implementation during fiscal 2001. Participation in the stock purchase plans is expected to be available to all full-time employees of Spinco in the United States and all salaried employees at our international locations, to the extent permitted by local law. Participants may elect to have up to 10% of their total compensation withheld for quarterly purchases of our Class A common stock at a price equal to 85% of the lesser of the fair market value thereof at the beginning
or end of each quarter. It is anticipated that an aggregate of   shares of our
Class A common stock will initially be authorized for issuance pursuant to the stock purchase plans.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our common stock is currently owned by Conexant, and thus none of our officers and directors owns any of our common stock. To the extent our directors and officers own shares of Conexant common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of Conexant common stock.

     The following table sets forth the number of shares of Conexant common
stock beneficially owned on      , 2000 by each director, each named executive
officer and all of our directors, director nominees and executive officers as a group. The total number of shares of Conexant common stock, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options, conversions of securities or through various trust arrangements) within the meaning of Rule 13(d)(1) under the Exchange Act,
outstanding as of      , 2000, was      .

                                                                   CONEXANT COMMON STOCK
                                                              --------------------------------
NAME                                                          SHARES(1)    PERCENT OF CLASS(2)
----                                                          ---------    -------------------
Donald R. Beall.............................................                          %
Richard M. Bressler.........................................
Dwight W. Decker............................................
Jerre L. Stead..............................................
Raouf Y. Halim..............................................
Balakrishnan S. Iyer........................................
Thomas A. Stites............................................
Bradley W. Yates............................................
All of the above and other executive officers as a group (
  persons)..................................................

---------------
(1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2) The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned (where such percentage exceeds 0.1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Exchange Act.

     With the exception of Wells Fargo Bank, N.A., as trustee under the Rockwell Savings Plan, which held approximately 9.8% of the outstanding shares of Conexant common stock as of September 29, 2000, there are no persons known to us who are expected to be "beneficial owners" (as that term is defined in the rules of the Commission) of more than 5% of any class of our voting securities outstanding as of the date of the distribution.

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

                         ARRANGEMENTS BETWEEN CONEXANT
                     AND SPINCO RELATING TO THE SEPARATION

     Although we currently anticipate that our separation from Conexant will take place in January 2001, unless the context otherwise indicates, the description of our company in this prospectus assumes that the agreements between us and Conexant related to the separation are effective and that the separation has occurred. Prior to the consummation of this offering, we and Conexant entered into various agreements which govern the separation and various interim and ongoing relationships between Conexant and us, including the following:

     - a separation and distribution agreement;

     - an employee matters agreement;

     - a tax allocation agreement;

     - a joint technology and marketing agreement; and

     - a transition services agreement.

     The agreements relating to our separation from Conexant were made in the context of a parent-subsidiary relationship and were entered into in the overall context of our separation from Conexant. The terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated third parties. The following summarizes the material terms of these agreements. However, you should read the complete agreements which have been filed as exhibits to the registration statement of which this prospectus is a part.

SEPARATION AND DISTRIBUTION AGREEMENT

     The separation and distribution agreement between Conexant and us provides for, among other things, the principal corporate transactions required to effect the separation of our business from Conexant, this offering and the proposed distribution, and certain other agreements governing the relationship between Conexant and us with respect to or in consequence of the separation, this offering and the anticipated distribution.

     The Separation. The separation and distribution agreement provides for the transfer from Conexant to us of specifically identified assets and other categories of assets used exclusively in or related exclusively to our business. The separation and distribution agreement also provides generally for the assumption by us of liabilities of Conexant related to our business. Conexant retained substantially all of our accounts receivable and accounts payable at the time of our separation.

     Conditions to Offering. The following are some of the material conditions to the consummation of this offering, any of which may be waived by Conexant:

     - the registration statement containing this prospectus must be effective;

     - our common stock must be listed on the Nasdaq National Market;

     - our restated certificate of incorporation, amended bylaws and rights agreement must be adopted and in full force and effect;

     - all conditions to our obligations and the obligations of the underwriters under the underwriting agreement must be met or waived;

     - Conexant must be satisfied that it will own at least 80.1% of the total voting power of all outstanding shares of our common stock following the completion of this offering and must be satisfied that the distribution will qualify as a tax-free distribution;

     - no legal restraints must exist preventing the separation, this offering or the distribution, and no litigation seeking to restrain or challenge the separation, this offering or the distribution must be pending; and

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

     - the separation must have occurred and the separation and distribution agreement must not have been terminated.

     The Distribution. Conexant has announced that it intends, within several months following consummation of this offering, to distribute to its shareowners all shares of our common stock owned by Conexant. We will jointly prepare an information statement with Conexant and send it to Conexant's shareowners before the distribution. The information statement will inform Conexant shareowners about the distribution and our company. Conexant may, in its sole discretion, change the distribution date or decide not to complete the distribution at all. Conexant intends to consummate the distribution only if, among other things, the following conditions are met, any of which may be waived by Conexant:

     - the IRS must issue a favorable private letter ruling confirming that the distribution will qualify as a tax-free distribution for U.S. federal income tax purposes;

     - Conexant's board of directors must give final approval of the distribution;

     - all material consents required to effect the distribution must be received;

     - all required government approvals must be in effect;

     - shares of our common stock to be distributed in the distribution must be listed on the Nasdaq National Market; and

     - there must be no legal restraint preventing the distribution and no litigation seeking to restrain or challenge the distribution.

Even if all the conditions have been satisfied, the distribution may be abandoned by Conexant's board of directors, in its sole discretion, without the approval of Conexant shareowners, at any time prior to the distribution.

     Certain Payments to Conexant. The separation and distribution agreement provides that Conexant will make a loan to us shortly before the separation in
the amount of $            million to provide funds for operations prior to
completion of this offering. Within three business days after completion of this offering, we will pay to Conexant from the net proceeds of the offering the principal amount of the loan from Conexant, plus accrued interest, and a dividend.

     Intellectual Property Matters. In the separation, Conexant transferred to us specifically identified intellectual property and other categories of intellectual property used exclusively in or related exclusively to the Internet infrastructure business. The separation and distribution agreement also includes royalty-free cross licenses by each of Conexant and Spinco to the other of rights to use intellectual property of the licensor.

     Conexant Name. The separation and distribution agreement provides that after the separation, Conexant will continue to have all rights in and to the name "Conexant" and all derivatives thereof, except for limited rights of use granted to us. We will change the names of our subsidiaries to eliminate the name "Conexant" and all its derivatives.

     Liabilities. In addition, under the separation and distribution agreement, we have generally assumed all liabilities, including those relating to intellectual property matters, to the extent they relate to current and former operations of our business. We also assumed responsibility for all current and future litigation, including intellectual property proceedings, against Conexant or its subsidiaries to the extent relating to our business, except for the Townshend and Holtz litigation matters, for which Conexant agreed to retain liability. See "Business -- Legal Proceedings". Conexant also generally agreed to retain all liabilities relating to environmental matters arising prior to the separation.

     Indemnification. Under the terms of the separation and distribution agreement, we generally will be obligated to indemnify and defend Conexant and its affiliates and representatives for all damages, liabilities or actions arising out of or in connection with:

     - our business, including our former operations;

     - the liabilities assumed by us as part of the separation;

     - the breach by us of the separation and distribution agreement or any ancillary agreement; and

     - any material untrue statements or omissions in this prospectus and the registration statement of which it is a part and in any information statement provided to shareowners of Conexant in connection with the distribution, except to the extent based upon or arising from information provided by Conexant expressly for use therein.

     Conexant generally will be obligated to indemnify and defend us and our affiliates and representatives for all damages, liabilities or actions arising out of or in connection with:

     - Conexant's business, including with respect to its former operations, other than our businesses;

     - Conexant's liabilities, other than liabilities assumed by us as part of the separation; and

     - the breach by Conexant of the separation and distribution agreement or any ancillary agreement.

     Auditing Practices. So long as Conexant is required to consolidate our results of operations and financial position, we and Conexant have agreed that:

     - we will use the same independent accounting firm used by Conexant, unless Conexant otherwise consents;

     - we will use reasonable commercial efforts to enable our auditors to date their opinion on our audited annual financial statements on the same date as Conexant's auditors date their opinion on Conexant's financial statements;

     - we and Conexant will exchange all relevant information needed to prepare financial statements;

     - we will grant Conexant's internal auditors access our records; and

     - we and Conexant will notify each other of any change in accounting principles.

     Registration Rights. Conexant cannot freely sell our shares without registration under the Securities Act. We have granted Conexant registration rights relating to those shares. Conexant will be able to require us to register under the Securities Act not less than 10% of the shares of our common stock owned by Conexant not more than once every twelve months. In addition, we have granted Conexant piggyback registration rights so that whenever we propose to register any of our securities under the Securities Act we will generally be required to notify Conexant and include in the registration all shares of our stock that Conexant requests to be included. Registration expenses incurred in connection with the exercise of demand registration rights will generally be paid by Conexant, while expenses incurred in connection with the exercise of piggyback registration rights will be allocated base on the relative number of shares registered. The demand registration rights will remain in effect with respect to the shares covered by the agreement until the earlier of December 31, 2010 or completion of the distribution and the piggyback registration rights will remain in effect until completion of the distribution.

     Expenses. We will generally pay the costs and expenses related to this offering and Conexant will generally pay the costs and expenses related to the distribution.

     No Solicitation or Hire. We and Conexant have agreed not to solicit, recruit or hire employees of, or individuals providing contracting services to, the other party for two years after the distribution date without the prior written approval of the chief executive officers or the senior vice presidents for human resources of both parties. These restrictions do not apply in the case of individuals not employed by, or providing contracting services to, either party for at least six months prior to the hiring.

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

EMPLOYEE MATTERS AGREEMENT

     The employee matters agreement allocates assets, liabilities, and responsibilities relating to our current and former employees and their participation in our stock and other benefit plans and the stock and other benefit plans that Conexant currently sponsors and maintains.

     The employee matters agreement generally requires us to establish benefit plans on terms and conditions comparable to those contained in Conexant benefit plans prior to the separation. Once established, we may modify or terminate our benefit plans in accordance with the terms of the plans and our policies. None of our benefit plans provide benefits that overlap with benefits under the corresponding Conexant benefit plan at the time of the consummation of this offering. Each of our benefit plans will provide that all service, compensation and other benefit determinations that, as of the separation, were recognized under the corresponding Conexant benefit plan will be taken into account under that Spinco benefit plan.

     Each of our benefit plans assumed liabilities relating to our current and former employees under the corresponding Conexant benefit plan.

     The employee matters agreement provides for adjustment of outstanding options to purchase Conexant common stock, or Conexant options, granted under the Conexant 1998 Stock Option Plan, the Conexant 1999 Long-Term Incentives Plan, the Conexant 2000 Non-Qualified Stock Plan and the Conexant Directors Stock Plan, as well as several other stock option plans in respect of businesses recently acquired by us and Conexant, which we refer to collectively as the Conexant option plans.

     All Conexant options outstanding at the time of the distribution that were granted prior to January 1, 2001 will be adjusted so that following the distribution, each option holder will hold options to purchase shares of Conexant common stock and options to purchase our Class A common stock, or Spinco options. The number of shares subject to, and the exercise price of, such options will be adjusted to take into account the distribution and to ensure that (i) the aggregate economic value (i.e., the difference between the aggregate fair market value of the shares subject to such options and the aggregate per share exercise price thereof) of the resulting Conexant and Spinco options immediately after the distribution is equal to the aggregate economic value of the Conexant options immediately prior to the distribution and (ii) for each resulting option, the ratio of the exercise price to the fair market value of the underlying stock remains the same immediately before and immediately after the distribution.

     Conexant options held by employees of the Internet infrastructure business at the time of the distribution that were granted after December 31, 2000 will be replaced with Spinco options. The number of shares the Spinco options cover and their exercise price per share will be determined using a formula designed to cause (i) the economic value of such Spinco options (i.e., the difference between the aggregate fair market value of the shares of our Class A common stock subject to such options and the aggregate per share exercise price thereof) immediately after the distribution to be the same as the economic value immediately prior to the distribution of the Conexant options being replaced, and (ii) the ratio of the exercise price to the fair market value of the underlying stock to remain the same immediately before and immediately after the distribution.

     Conexant options held by Conexant's employees at the time of the distribution that were granted after December 31, 2000 will remain Conexant options, but the number of shares they cover and the exercise price per share will be adjusted using a formula designed to cause (i) the economic value of such Conexant options (i.e., the difference between the aggregate fair market value of the shares of Conexant common stock subject to such options and the aggregate per share exercise price thereof) to remain the same immediately before and immediately after the distribution, after giving effect to any change in the market value of Conexant common stock resulting from the distribution, and (ii) the ratio of the exercise price to the fair market value of the underlying Conexant common stock to remain the same immediately before and immediately after the distribution.

     The employee matters agreement allows our employees to continue to participate in Conexant's Retirement Savings Plan until the distribution date. We will establish, as of the distribution date, a separate retirement savings plan for our employees. As soon as the necessary legal approvals have been obtained, Conexant will arrange to have all of the account balances for our employees transferred from Conexant's

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Retirement Savings Plan to our retirement savings plan. Following this transfer, our employees generally will not be entitled to have their account balances distributed to them until they no longer work for us, except as otherwise permitted by our retirement savings plan or applicable law.

TAX ALLOCATION AGREEMENT

     We have entered into a tax allocation agreement with Conexant that allocates tax liabilities between Conexant and us during the period in which we are included in Conexant's consolidated group. In general, we will be included in Conexant's consolidated group for federal income tax purposes for so long as Conexant owns at least 80% of the total voting power and value of our outstanding stock. Generally, we will pay an amount to Conexant during that period equal to the amount of taxes we would have paid if we had filed separate federal, state and local tax returns. However, we could be liable for any income tax liability that is incurred but not discharged by Conexant or another member of Conexant's consolidated group.

     The tax allocation agreement also allocates the liability for any taxes that may arise in connection with separating our business from Conexant. The tax allocation agreement provides, in general, that Conexant will be responsible for any such taxes. However, we will be responsible for any taxes imposed on Conexant, Spinco or Conexant shareowners as a result of either:

     - the failure of the distribution by Conexant of its shares of our common stock to qualify as a tax-free distribution for U.S. federal income tax purposes or

     - the subsequent disqualification of the distribution by Conexant of its shares of our common stock as a tax-free transaction to Conexant for U.S. federal income tax purposes,

if the failure or disqualification is attributable to specific post-distribution actions by or in respect of us, our subsidiaries or our shareholders, including any change of ownership of 50% or more in either the voting power or value of our stock. The process for determining whether a change of ownership has occurred under the tax rules is complex. If we do not carefully monitor our compliance with these rules we might inadvertently cause or permit a change of ownership to occur, triggering our obligation to indemnify Conexant under the tax allocation agreement. In addition, our obligation to indemnify Conexant in the event that a change of ownership causes the distribution not to be tax-free could discourage or prevent a third party from making a proposal to acquire our company.

     In addition, we and Conexant have agreed not to take any action inconsistent with the representations made to the IRS in connection with the request for the tax ruling regarding the tax-free nature of the distribution, except as required by law, unless the other party has given its prior written consent or, in certain circumstances, a supplemental ruling permitting such action is obtained. We and Conexant will indemnify each other with respect to any tax liability resulting from our respective failures to comply with such representations. If we are required to pay any of the taxes described in the two preceding paragraphs, the payment would have a material adverse effect on our financial position, results of operations and cash flow.

     Though valid as between the parties thereto, the tax allocation agreement is not binding on the IRS and does not affect the liability of each of Spinco, Conexant and their respective subsidiaries to the IRS for all federal taxes of the consolidated group relating to periods through the date of distribution.

JOINT TECHNOLOGY AND MARKETING AGREEMENT

     The joint technology and marketing agreement provides for our collaboration with Conexant on standards in our voiceband modem business. The collaboration includes representation on industry standards boards and coordinated introduction of pre-standard features through an intercompany committee comprised of product development engineers and general managers. We also will jointly promote differentiated end-to-end connectivity solutions by entering into voluntary marketing alliances to provide joint advertising, branding and channel programs. The agreement provides for similar collaboration on standards and coordination of introduction of pre-standard features in our respective DSL businesses. In addition, the agreement provides for field of use restrictions on voiceband modem technology limiting us to infrastructure applications and

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limiting Conexant to client applications. We may also create procedures and mechanisms to share intellectual property and design tools.

TRANSITION SERVICES AGREEMENT

     Under the transition services agreement, Conexant has agreed to provide us services which prior to the offering have been provided to us by Conexant, including services related to:

     - manufacture, assembly and test of our products;

     - product development and product support;

     - information technology systems;

     - human resources and employee benefits administration;

     - buildings and facilities;

     - insurance; and

     - other administrative functions.

These services generally will be provided for a term of one to two years after consummation of this offering.

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                            PRINCIPAL SECURITYHOLDER

     Prior to this offering, all of the outstanding shares of our common stock
will be owned by Conexant. After this offering, Conexant will own        shares
of Class B common stock representing approximately   % of the outstanding shares
of our common stock and approximately   % of the total voting power of all
outstanding shares of our common stock, or approximately   % and   %,
respectively, if the underwriters exercise their over-allotment option in full. Except for Conexant, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following the offering. None of our executive officers, directors or director nominees currently owns any shares of our common stock, but those who own shares of Conexant common stock will be treated on the same terms as other holders of Conexant common stock in any distribution by Conexant. See "Management -- Stock Ownership of Directors and Executive Officers" for a description of the ownership of Conexant common stock by our directors and executive officers.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock includes a summary of certain provisions of our restated certificate of incorporation and our amended bylaws. This description is subject to the detailed provisions of, and is qualified by reference to, our restated certificate of incorporation, as amended, and our amended bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

     We are authorized to issue (1)   shares of Class A common stock, par value
$.01 per share, (2)   shares of Class B common stock, par value $.01 per share
and (3)   shares of preferred stock, without par value, of which our board of
directors has designated      shares as Series A Junior Participating Preferred
Stock for issuance in connection with the exercise of our preferred share purchase rights. For a more detailed discussion of our preferred share purchase rights and how they relate to our common stock, see "-- Rights Plan". The authorized shares of our Class A common stock, Class B common stock and preferred stock will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareholders is not required, our board of directors may determine not to seek shareholder approval.

     Certain of the provisions described under this section entitled "Description of Capital Stock" could have the effect of discouraging transactions that might lead to a change of control of Spinco. Our restated certificate of incorporation and amended bylaws:

     - establish a classified board of directors, whereby our directors are elected for staggered terms in office so that only one-third of our directors stand for election in any one year;

     - require shareholders to provide advance notice of any shareholder nominations of directors or any proposal of new business to be considered at any meeting of shareholders. The advance notice procedure does not apply to Conexant prior to the date on which Conexant ceases to beneficially own an aggregate of at least a majority of the voting power of the then outstanding shares of Class A common stock and Class B common stock, or trigger date;

     - after the trigger date, require a supermajority vote to remove a director or to amend or repeal certain provisions of our restated certificate of incorporation or amended bylaws; and

     - after the trigger date, preclude shareholders from calling a special meeting of shareholders.

COMMON STOCK

     Our restated certificate of incorporation permits us to issue up to
          shares of our Class A common stock and up to           shares of our
Class B common stock. Conexant holds all outstanding shares of our Class B common stock.

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     Dividends.  Holders of Class A common stock and Class B common stock will share, equally on a per share basis, in all dividends declared by our board of directors from time to time; provided that with respect to stock dividends, holders of shares of Class A common stock will receive only shares of Class A common stock and holders of shares of Class B common stock will receive only shares of Class B common stock. Dividends may not be paid on Class A common stock and Class B common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock. See "Dividend Policy".

     We may not subdivide or combine shares of either class of our common stock without at the same time proportionally subdividing or combining shares of the other class.

     Voting. Each share of Class A common stock entitles its holder to one vote on all matters submitted to a vote of our shareholders for each share outstanding in the holder's name and each share of Class B common stock entitles its holder to five votes on all matters submitted to a vote of our shareholders for each share outstanding in the holder's name. No holder of common stock will be entitled to cumulate votes in voting for directors.

     Conversion. Shares of Class B common stock are convertible into shares of Class A common stock upon the occurrence of the following events:

     - Automatically if, prior to a tax-free distribution of our shares by Conexant or the Class B transferee referred to at the end of this paragraph, such shares are transferred to a person other than Conexant or one of its subsidiaries or the Class B transferee or one of its subsidiaries. However, shares of Class B common stock representing more than a 50% equity interest in our outstanding shares of common stock transferred by Conexant in a single transaction to one unrelated person will not automatically convert into shares of Class A common stock upon such disposition. Any shares of Class B common stock retained by Conexant following any such transfer of Class B common stock to an unrelated person will automatically convert into shares of Class A common stock upon such transfer. We refer to any such unrelated person as the Class B transferee.

     - Automatically if, prior to a tax-free distribution of our shares by Conexant or the Class B transferee, another entity acquires more than 50% of the voting power of Conexant or the Class B transferee in a merger, consolidation or tender offer.

     - Automatically (1) upon the closing of any transaction prior to a tax-free distribution of our shares by Conexant or the Class B transferee after which Conexant's or the Class B transferee's ownership of our common stock falls below 50% of the aggregate number of our outstanding shares of common stock, including both shares of Class A common stock and Class B common stock, unless our independent directors determine prior to any such transaction that such automatic conversion is not in our interests or the interests of our public shareholders, and (2) in any event if, prior to a tax-free distribution, Conexant or the Class B transferee owns less than 30% of the aggregate number of our outstanding shares of common stock, including both shares of Class A common stock and Class B common stock. This provision is intended to ensure that Conexant or the Class B transferee retains voting control only if it has a substantial economic interest in us.

     - Automatically immediately prior to a tax-free distribution of our shares by Conexant or the Class B transferee if at such time Conexant or the Class B transferee beneficially owns 80% or more of our economic value, unless, prior to a tax-free distribution, Conexant or the Class B transferee delivers to us the written advice of counsel to the effect that (1) the conversion could adversely affect the ability of Conexant or the Class B transferee to obtain a favorable ruling from the IRS that a distribution would qualify as a tax-free transaction under the Code, (2) the IRS has adopted a general non-ruling policy on tax-free spin-offs and that the conversion could adversely affect the status of a distribution as a tax-free transaction under the Code, or (3) the conversion will otherwise create a significant risk of

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       material adverse tax consequences to Conexant or its shareowners or to the Class B transferee and its shareholders.

     - Automatically upon the fifth anniversary of a tax-free distribution of our shares by Conexant or the Class B transferee unless prior to a tax-free distribution, Conexant or the Class B transferee delivers to us the written advice of counsel to the effect that (1) the conversion could adversely affect the ability of Conexant or the Class B transferee to obtain a favorable ruling from the IRS that a distribution would qualify as a tax-free transaction under the Code, (2) the IRS has adopted a general non-ruling policy on tax-free spin-offs and that the conversion could adversely affect the status of a distribution as a tax-free transaction under the Code, or (3) the conversion will otherwise create a significant risk of material adverse tax consequences to Conexant or its shareowners or to the Class B transferee and its shareholders. If we receive the written advice of counsel, approval of the conversion will be submitted to a vote of our shareholders as soon as practicable after the fifth anniversary of a tax-free distribution of our shares by Conexant or the Class B transferee. Approval of the conversion will require the approval of a majority of the shares of both Class A common stock and Class B common stock present and voting together as a single class, with each share entitled to one vote for such purpose. However, if Conexant or the Class B transferee delivers to us prior to the fifth anniversary of a tax-free distribution the written advice of counsel to the effect that such vote could adversely affect the status of a distribution as a tax-free transaction under the Code, including the ability to obtain a favorable ruling from the IRS, such vote will not be held and no conversion will take place.

     Subject to the provisions for automatic conversion described above, holders of our Class B common stock may voluntarily convert their shares into Class A common stock at any time, except that following a tax-free distribution of shares of Class B common stock, no voluntary conversion of shares of Class B common stock may occur.

     Shares of Class B common stock will not be automatically converted into shares of Class A common stock:

     - in any transfer effected in connection with a distribution of shares of Class B common stock to shareowners of Conexant or the shareholders of the Class B transferee in a transaction intended to qualify as a tax-free distribution if immediately prior to such distribution Conexant or the Class B transferee holds a greater than 80% voting interest, but less than 80% economic interest in us, or

     - in any transfer following a tax-free distribution.

Following a tax-free distribution and subject to the conversion provisions described above, shares of Class B common stock will be transferable as Class B common stock, subject to applicable laws.

     Prior to a tax-free distribution and for so long as Conexant or any of its subsidiaries or the Class B transferee or any of its subsidiaries owns any shares of Class B common stock, shares of Class A common stock acquired by Conexant or any of its subsidiaries or the Class B transferee or any of its subsidiaries will be automatically converted into shares of Class B common stock.

     All conversions will be effected on a one-for-one basis.

     Mergers and Reorganizations. All holders of shares of Class A common stock and Class B common stock are entitled to receive equally on a per share basis the same kind and amount of consideration in the event of any merger, reorganization or consolidation of us with any other company.

     Liquidation. All holders of shares of Class A common stock and Class B common stock are entitled to receive equally on a per share basis all assets available for distribution to shareholders.

     Other Rights. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of shares of Class A common stock or Class B common stock will have any right to purchase or subscribe for any stock of any class which we may issue or sell.

     ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for our common stock.

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PREFERRED STOCK

     Our restated certificate of incorporation permits us to issue up to shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our shareholders. Our board of directors has designated shares of our preferred stock as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

     - the terms on which dividends, if any, will be paid;

     - the terms on which the shares may be redeemed, if at all;

     - the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

     - the liquidation preference, if any;

     - the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

     - the restrictions on the issuance of shares of the same series or any other class or series; and

     - the voting rights, if any, of the shares of the series.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

     For a description of the Series A Junior Participating Preferred Stock, see "-- Rights Plan".

OUR RESTATED CERTIFICATE OF INCORPORATION AND AMENDED BYLAWS

     Our restated certificate of incorporation and amended bylaws contain various provisions intended to promote the stability of our shareholder base and render unsolicited or hostile attempts to acquire control of us more difficult.

     Classified Board of Directors. Our restated certificate of incorporation provides that the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes. Each class consists as nearly as possible of an equal number of directors. Currently, the terms of office of the three classes of directors expire, respectively, at our annual meetings in 2002, 2003 and 2004. The term of the successors of each class of directors expires three years from the year of election. Directors elected by shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast.

     Fair Price Provision. Our restated certificate of incorporation contains a fair price provision pursuant to which a business combination, as defined in our restated certificate of incorporation, between us or one of our subsidiaries and an interested shareholder, as defined in our restated certificate of incorporation, requires approval by the affirmative vote of the holders of not less than 80%, or 50.1% prior to the trigger date, of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by at least two-thirds of the continuing directors, as defined in our restated certificate of incorporation, or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements are met, the business combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law, which for most types of business combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon. After the trigger date, any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80% of the voting power of all of our

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outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or adoption were approved by at least two-thirds of the continuing directors, in which case the provisions of the Delaware General Corporation Law would require the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon.

     Specific Meetings; Written Consent. Our restated certificate of incorporation and amended bylaws provide that after the trigger date a special meeting of shareholders may be called only by a resolution adopted by a majority of the entire board of directors. After the trigger date, shareholders are not permitted to call, or to require that the board of directors call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our certificate provides that after the trigger date any action taken by our shareholders must be effected at an annual or special meeting of shareholders and may not be taken by written consent instead of a meeting. Our amended bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before meetings of our shareholders. The advance notice procedure does not apply to Conexant prior to the trigger date.

     Our restated certificate of incorporation provides that after the trigger date the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our restated certificate of incorporation with respect to:

     - the election of directors;

     - the right to call a special shareholders meeting;

     - the right to act by written consent;

     - amending our restated certificate of incorporation or amended bylaws; or

     - the right to adopt any provision inconsistent with the preceding provisions.

In addition, our restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our amended bylaws and that the amendment or repeal by shareholders of any of our amended bylaws after the trigger date would require the affirmative vote of at least 80% of the voting power described above, voting together as a single class.

CORPORATE OPPORTUNITY AND CONFLICT OF INTEREST POLICIES

     Our restated certificate of incorporation contains provisions to address some potential conflicts of interest between Spinco and Conexant. In general, these provisions recognize that we and Conexant and our and their subsidiaries may engage in the same or similar activities and lines of business and may have an interest in the same corporate opportunities. These provisions recognize that we and Conexant and our and their subsidiaries will continue to have contractual and business relations with each other even after the distribution.

     CORPORATE OPPORTUNITY POLICY

     Our restated certificate of incorporation provides that Conexant will have the right to engage in the same or similar business activities or lines of business as our company.

     Neither Conexant nor any of its officers or directors will be liable to us or our shareholders for any breach of fiduciary duty by reason of these activities. In addition, if Conexant learns of a potential transaction or matter that may be a corporate opportunity for both Conexant and our company, Conexant will have no duty to communicate or offer that opportunity to us. Conexant will not be liable to us or our shareholders because Conexant pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or entity or does not present that corporate opportunity to us.

     If one of our directors or officers who is also a director or officer of Conexant learns of a potential transaction or matter that may be a corporate opportunity for both our company and Conexant, our restated

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certificate of incorporation requires that our director or officer act in a manner consistent with the following three-part policy:

     - A corporate opportunity offered to any person who is a director but not an officer of our company and who is also an officer, whether or not a director, of Conexant will belong to Conexant, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of our company, in which case the opportunity will belong to our company.

     - A corporate opportunity offered to any person who is an officer, whether or not a director, of our company and who is also a director but not an officer of Conexant will belong to our company, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of Conexant, in which case the opportunity will belong to Conexant.

     - A corporate opportunity offered to any other person who is either an officer of both our company and Conexant or a director of both our company and Conexant will belong to Conexant or to our company, as the case may be, if the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of Conexant or of our company, respectively. Otherwise, the opportunity will belong to Conexant.

     Under our restated certificate of incorporation, any corporate opportunity that belongs to Conexant or to our company pursuant to the foregoing policy will not be pursued by the other party, or directed by the other to another person or entity, unless and until Conexant or our company, as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity, or direct it to another person or entity.

     A director or officer of our company who follows the three-part policy above will be considered to have acted in good faith and fully to have satisfied his or her fiduciary duties to our company and our shareholders with respect to that opportunity.

     CONFLICT OF INTEREST POLICY

     Our restated certificate of incorporation provides that no contract, agreement, arrangement or transaction between

     - our company and Conexant,

     - our company and any entity in which one or more of our directors has a financial interest, referred to as a related entity, or

     - our company and one or more of the directors or officers of our company, Conexant or any related entity will be voidable solely because (1) Conexant, any related entity or any one or more of the officers or directors of our company, Conexant or any related entity are parties to it, (2) any of those directors or officers are present at or participate in the meeting of our board of directors or committee of the board which authorizes the contract, agreement, arrangement, transaction, or (3) their votes are counted for that purpose, if one of the following three requirements is met:

     - the material facts of the transaction are disclosed or known to our board of directors or the committee of our board that authorizes the transaction, and our board of directors or that committee in good faith approves the transaction by a majority vote of the disinterested directors on our board or that committee, even if the disinterested directors are less than a quorum;

     - the material facts of the transaction are disclosed or known to the holders of our capital stock entitled to vote on the transaction, and the transaction is specifically approved by the vote of the holders of a majority of our then outstanding capital stock not owned by Conexant or the related entity, voting together as a single class; or

     - the transaction is fair to us as of the time it is approved by our board of directors, a committee of our board or our shareholders.

RIGHTS PLAN

     Each outstanding share of our Class A common stock and Class B common stock also evidences one preferred share purchase right. Each preferred share purchase right entitles the registered holder to purchase from us one one-hundredth of a
share of Series A junior participating preferred stock, at $     , subject to
adjustment. The description and terms of the preferred share purchase rights are set forth in our rights agreement.

     Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons, other than Conexant, has acquired beneficial ownership of 15% or more of the voting power of all of our outstanding capital stock, or an "Acquiring Person", or (2) 10 business days, or such later date as may be determined by our board of directors prior to such time as any person or group becomes an acquiring person, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the voting power of all of our outstanding capital stock, preferred share purchase rights will be attached to common stock and will be owned by the registered owners of common stock.

     The rights agreement provides that, until the preferred share purchase rights are no longer attached to the common stock, or until the earlier redemption or expiration of the preferred share purchase rights:

     - the preferred share purchase rights will be transferred with and only with common stock;

     - certificates representing Class A common stock and Class B common stock and statements in respect of shares of Class A common stock and Class B common stock registered in book-entry or uncertificated form will contain a notation incorporating by reference the terms of the preferred share purchase rights; and

     - the transfer of any shares of Class A common stock and Class B common stock will also constitute the transfer of the associated preferred share purchase rights.

As soon as practicable following the date the preferred share purchase rights are no longer attached to the common stock, separate certificates evidencing preferred share purchase rights will be mailed to holders of record of common stock as of the close of business on the date the preferred share purchase rights are no longer attached to the common stock and the separate certificates alone will evidence preferred share purchase rights.

     In addition, the rights agreement provides that in connection with the issuance or sale of our common stock following the date the rights separate from the common stock and prior to the earlier of (1) the date the preferred share purchase rights are redeemed and (2) the date the preferred share purchase rights expire, (a) we will, with respect to common stock issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement in existence prior to the date the rights separate from the common stock, or upon the exercise, conversion or exchange of securities, notes or debentures, under the terms thereof issued by us and in existence prior to the date the rights separate from the common stock, and (b) we may, in any other case, if deemed necessary or appropriate by the board of directors, issue certificates representing the appropriate number of preferred share purchase rights in connection with such issuance or sale. We will not be obligated to issue any of these certificates if, and to the extent that, we are advised by counsel that the issuance of those certificates would create a significant risk of material adverse tax consequences to us or the person to whom such certificate would be issued or would create a significant risk that the stock options or employee plans or arrangements would fail to qualify for otherwise available special tax treatment. In addition, no certificate will be issued if, and to the extent that, appropriate adjustments otherwise have been made instead of the issuance thereof.

     Preferred share purchase rights will not be exercisable until the trigger
date. Preferred share purchase rights will expire on        , 2011, unless this
expiration date is extended or unless preferred share purchase rights are earlier redeemed by us, in each case, as described below.

     The purchase price payable, and the number of shares of Series A junior preferred stock or other securities or property issuable, upon exercise of the preferred share purchase rights will be subject to adjustment from time to time to prevent dilution upon the occurrence of the following events:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, Series A junior preferred stock;

     - upon the grant to holders of shares of Series A junior preferred stock of rights or warrants to subscribe for or purchase shares of Series A junior preferred stock at a price, or securities convertible into shares of Series A junior preferred stock with a conversion price, less than the then current market price of the shares of Series A junior preferred stock; or

     - upon the distribution to holders of shares of Series A junior preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends or dividends payable in shares of Series A junior preferred stock, or of subscription rights or warrants, other than those referred to above.

     The number of outstanding preferred share purchase rights and the number of one one-hundredth of a share of Series A junior preferred stock issuable upon exercise of each preferred share purchase right will also be subject to adjustment in the event of a stock split of common stock or a stock dividend on common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the date the preferred share purchase rights are no longer attached to the common stock.

     We cannot redeem shares of Series A junior preferred stock purchasable upon exercise of preferred share purchase rights. Each share of Series A junior preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A junior preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A junior preferred stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A junior preferred stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions.

     Because of the nature of the Series A junior preferred stock's dividend, liquidation and voting rights, the value of each one-hundredth interest in a share of Series A junior preferred stock purchasable upon exercise of each preferred share purchase right should approximate the value of one share of common stock.

     In the event that, at any time after a person has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a preferred share purchase right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a preferred share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of a preferred share purchase right. In the event that any person becomes an acquiring person, proper provision shall be made so that each holder of a preferred share purchase right, other than preferred share purchase rights beneficially owned by the acquiring person, which will thereafter be void, will thereafter have the right to receive upon exercise, instead of shares of Series A junior preferred stock, that number of shares of common stock having a market value of two times the exercise price of a preferred share purchase right.

     At any time after any person or group of affiliated or associated persons becomes an acquiring person, and prior to the acquisition by such person or group of 50% or more of the voting power of all of our outstanding capital stock, our board of directors may exchange preferred share purchase rights, other than preferred share purchase rights owned by such person or group, which will have become void after such person became an acquiring person, for common stock or Series A junior preferred stock, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A junior preferred stock, or of a share of another series of preferred stock having equivalent rights, preferences and privileges, per preferred share purchase right, subject to adjustment.

     Generally, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%. No fractional shares of Series A junior preferred stock will be issued, other than fractions which are integral multiples of one one-hundredth of a share of Series A junior preferred stock, which may, at our election, be evidenced by depository receipts. Instead, an adjustment in cash will be made based on the market price of Series A junior preferred stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the voting power of all of our outstanding capital stock, our board of directors may redeem preferred share purchase rights in whole, but not in part, at a price of $.01 per preferred share purchase right. The redemption of preferred share purchase rights may be made effective at the time, on the basis and with the conditions that our board of directors may determine, in its sole discretion. Immediately upon any redemption of preferred share purchase rights, the right to exercise preferred share purchase rights will terminate and the only right of the holders of preferred share purchase rights will be to receive the redemption price.

     The terms of preferred share purchase rights may be amended by our board of directors without the consent of the holders of preferred share purchase rights, including an amendment to decrease the threshold at which a person becomes an acquiring person from 15% to not less than 10%, except that from and after the time that any person becomes an acquiring person no amendment may adversely affect the interests of the holders of preferred share purchase rights.

     Until a preferred share purchase right is exercised, the holder thereof will have no rights as a shareholder of Spinco, including, without limitation, the right to vote or to receive dividends.

     The foregoing summary of the material terms of preferred share purchase rights is qualified by reference to the rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the offering, there has been no public market for our Class A common stock and we cannot predict the effect, if any, that the sale or availability for sale of shares of additional Class A common stock will have on the market price of the common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our Class A common stock and could impair our future ability to raise capital through an offering of our equity securities.

     All of the      shares of our Class A common stock sold in this offering
will be freely tradable without restriction under the Securities Act, except for any shares that may be acquired by an affiliate of us, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with us and may include our directors and officers, as well as our significant shareholders, if any.

     Conexant may, in its sole discretion, upon conditions determined by its board to be favorable to it and its shareowners, distribute to its shareowners our common stock that it owns. We do not expect that Conexant will consummate the distribution unless it receives a private letter ruling from the IRS confirming that the distribution will be tax-free to Conexant and its shareowners. Shares of our common stock distributed to Conexant shareowners in the distribution generally will be freely transferable, except for shares of common stock received by persons who may be deemed to be affiliates of us. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

     The shares of our Class B common stock held by Conexant are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144 promulgated under the Securities Act. Conexant and our directors and executive officers have agreed not to offer or sell any shares of our common stock, subject to exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated on behalf of the underwriters. See "Underwriters". Pursuant to the registration rights included in the separation and distribution agreement described above we may be obligated to register shares of our common stock for sale by Conexant.

     We have reserved      shares of our Class A common stock for issuance under
our option plans. We currently expect to file one or more registration statements under the Securities Act at or about the time of the completion of this offering to register shares reserved for issuance under our option plans, other than the 2001 Plan. Shares issued pursuant to awards after the effective dates of such registration statements, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act. We also currently expect to file one or more registration statements at or about the time of the distribution to register shares of our stock that may be issued under our 2001 Plan upon exercise of options issued by us upon adjustment of Conexant options. Shares issued pursuant to such options will also be freely tradable without registration under the Securities Act after the effective dates of such registration statements.

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     We have been advised by Chadbourne & Parke LLP, counsel to Spinco, that the following discussion sets forth the material U.S. federal income, estate and withholding tax considerations applicable to non-United States Holders, as defined below, arising from the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.

     For purposes of this summary, a non-United States Holder is generally a beneficial owner of our common stock who is an individual, corporation, estate or trust and who is not (1) a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, or of any political subdivision thereof, or (3) an estate or trust the income of which is subject to U.S. federal income tax regardless of its source.

     This summary is for general information and applies only to non-United States Holders that hold our common stock as a capital asset. It does not address all aspects of U.S. federal taxation that may be applicable to a particular holder in light of such holder's particular circumstances. In addition, this discussion does not address the U.S. federal tax consequences to holders subject to special provisions of U.S. federal tax law, such as holders who acquired our common stock through the exercise of employee stock options or otherwise as compensation for services, tax-exempt organizations, financial institutions, insurance companies, broker-dealers, persons holding our common stock through a partnership or other entity that is treated as a "pass-through entity" for U.S. federal income tax purposes, persons having a "functional currency" other than the United States dollar, persons holding our common stock as part of a straddle, wash sale, hedging or conversion transaction and holders of our common stock that own, whether directly, indirectly or by attribution, 10% or more of the outstanding shares of our common stock.

     This summary is based on current provisions of the Internal Revenue Code, the current and proposed Treasury regulations promulgated under the Internal Revenue Code, and judicial and administrative interpretations of each as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. No advance ruling has been or will be sought or obtained from the IRS regarding the tax consequences of the ownership and disposition of our Class A common stock.

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP OF OUR COMMON STOCK.

     DISPOSITION OF OUR COMMON STOCK

     Subject to the discussion below, a non-United States Holder generally will not be required to pay U.S. federal income tax on gain, if any, recognized on the sale or exchange of shares of our common stock, unless (1) the gain is effectively connected with a trade or business of the non-United States Holder in the United States, and where a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder in the United States, (2) in the case of a non-United States Holder who is an individual and who holds our common stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of disposition, and other conditions are satisfied, or (3) the non-United States Holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

     An individual non-United States Holder who falls under clause (1) or (3) above will, unless an applicable treaty provides otherwise, be taxed on his or her net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-United States Holder who falls under clause (2) above will be subject to a flat 30% tax on the gain derived from the exchange or sale, which may be offset by certain United States source capital losses (notwithstanding the fact that he or she is not considered a resident of the United States).

     A non-United States Holder that is a foreign corporation falling under clause (1) above will be taxed on its gain under regular graduated U.S. federal income tax rates and may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Internal

Revenue Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

     DIVIDENDS

     In the event that dividends are paid on shares of our common stock, dividends paid to a non-United States Holder of our common stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, if (1) dividends are effectively connected with the conduct of a trade or business by the non-United States Holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-United States Holder and (2) an IRS Form W-8ECI is filed with the payer, the dividends are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates. A non-United States Holder who provides an IRS Form W-8ECI must also provide its U.S. taxpayer identification number under Treasury Regulations effective December 31, 2000 (the "Final Withholding Tax Regulations"). Any such effectively connected dividends received by a foreign corporation may, in some circumstances, be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

     In order to claim the benefits of a lower treaty rate, the Final Withholding Tax Regulations provide that a non-United States Holder must comply with certification procedures, or, in the case of payments made outside the United States with respect to an offshore account, specified documentary evidence procedures, directly or through an intermediary to obtain the benefits of a reduced rate under an income tax treaty. A non-United States Holder generally certifies its entitlement to benefits under a treaty by providing an IRS Form W-8BEN, which under the Final Withholding Tax Regulations must also include the United States Holder's U.S. taxpayer identification number. In addition, where dividends are paid to a non-United States Holder that is a partnership or other pass-through entity, persons holding an interest in the entity generally will need to provide the certification.

     A non-United States Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under Treasury regulations, we must report annually to the IRS and to each non-United States Holder the amounts of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to tax authorities in the country where the non-United States Holder resides under the provisions of an applicable income tax treaty.

     A backup withholding tax is imposed at the rate of 31% on certain payments to persons that fail to furnish specified identifying information to the payer. Under the Final Withholding Tax Regulations, dividends paid after December 31, 2000 to a non-United States Holder generally will be subject to withholding tax at a 31% rate unless specified certification procedures, or in the case of payments made outside the United States with respect to an offshore account, specified documentary evidence procedures, are complied with, directly or through an intermediary. A non-United States Holder generally certifies its non-U.S. status by providing an IRS Form W-8BEN. The Final Withholding Tax Regulations provide specified presumptions as to whether withholding is required unless we receive certification from the holder of the non-United States Holder's non-U.S. status.

     Payment of the proceeds of the sale or other disposition of our common stock by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payer with its name and address and certifies under penalties of perjury that it is a non-United States Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale or other disposition of our common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S.

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

person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership in specified circumstances, such payments will be subject to information reporting but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules generally will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

     FEDERAL ESTATE TAX

     Our common stock held by an individual non-United States Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes regardless of such holder's residence, unless an applicable estate tax treaty provides otherwise.

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

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

                                                                 NUMBER
                            NAME                                OF SHARES
                            ----                                ---------
Credit Suisse First Boston Corporation......................
Morgan Stanley & Co. Incorporated...........................
          Total.............................................

     The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus, other than those covered by the underwriters' over-allotment option described below, if any such shares are taken.

     The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to other dealers at a price that
represents a concession not in excess of $     a share under the public offering
price. Any underwriter may allow, and the dealers may reallow, a concession not
in excess of $     a share to other underwriters or to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of Class A common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of shares of Class A common stock. To the extent this over-allotment option is exercised, each underwriter will become obligated to purchase about the same percentage of additional shares of Class A common stock as the number listed next to each underwriter's name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the
total price to the public would be $          , the total underwriters'
discounts and commissions would be $          and total proceeds to Spinco would
be $          .

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A common stock offered by them.

     We have applied for quotation of our Class A common stock on the Nasdaq
National Market under the symbol "          ".

     At our request, the underwriters have reserved for sale at the initial
public offering price up to           shares of Class A common stock to
customers, business associates and other persons with strategic or other relationships designated by us. We cannot assure that any of the reserved shares will be purchased. The number of shares of Class A common stock available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered in this prospectus.

     Each of Spinco, Conexant and directors and officers of Spinco has agreed that, without the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in the previous paragraph do not apply to:

     - the sale of shares to the underwriters;

     - the issuance by us of shares of our Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

     - the granting by us of stock options pursuant to adjustments to be made to Conexant options in connection with the distribution, and the issuance by us of shares of common stock upon the exercise of any such options;

     - the granting of stock options or shares of restricted stock pursuant to our existing employee benefit plans, provided that such options do not become exercisable and such shares of restricted stock do not vest during such 180-day period;

     - the issuance by us of shares of common stock pursuant to our existing employee stock purchase plans;

     - the issuance by us of shares of common stock pursuant to our or Conexant's savings plans;

     - the issuance by us of shares of our Class A common stock having a value of up to $15 million, based on the offering price set forth on the cover of this prospectus, pursuant to the settlement agreement with Brent Townshend;

     - transactions by any person other than us relating to shares of common stock or other securities acquired in the open market or other transactions after the completion of this offering; or

     - transactions in shares of Conexant's common stock.

     In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a short position in the Class A common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A common stock, the underwriters may bid for, and purchase, shares of Class A common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A common stock in this offering if the syndicate repurchases previously distributed shares of Class A common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, DLJdirect, Inc., an on-line broker/dealer, as a selling group member.

     From time to time, certain of the underwriters have engaged in transactions with and have provided, and may continue to provide, investment banking and other services to each of Spinco and Conexant. Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated each currently provides investment banking services to Conexant. An affiliate of Credit Suisse First Boston Corporation is the administrative agent, the collateral agent and a lender to Conexant under its existing bank credit facility.

     We and the underwriters have agreed to indemnify each other against specified liabilities, including liabilities under the Securities Act. We have generally agreed to pay the costs and expenses relating to this offering.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the shares of Class A common stock. The initial public offering price for the shares of Class A common stock offered by this prospectus was determined by negotiations between the representatives and us. In determining the initial public offering price of the Class A common stock, the representatives will consider, among other things and in addition to prevailing market conditions:

     - our sales, earnings and our other financial and operating information in recent periods;

     - our capital structure;

     - estimates of our business potential and earnings prospects;

     - an overall assessment of our management; and

     - the consideration of the above factors in relation to market valuations of companies in related businesses.

The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are effected. Accordingly, any resale of Class A common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of Class A common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Class A common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase Class A common stock without the benefit of a prospectus qualified under such securities laws;

     - where required by law, the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Class A common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Class A common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in Class A common stock in their particular circumstances and with respect to the eligibility of Class A common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Class A common stock offered by this prospectus will be passed upon for us by Chadbourne & Parke LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Latham & Watkins, Menlo Park, California.

                                    EXPERTS

     The consolidated financial statements of Conexant Spinco, Inc. as of September 30, 1999 and 2000 and for each of the three years in the period ended September 30, 2000, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Maker Communications, Inc. included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of HotRail, Inc. as of June 29, 2000 and for the period from July 1, 1999 through June 29, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of HotRail, Inc. as of June 30, 1999 and 1998 and for each of the two years in the period ended June 30, 1999 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to HotRail, Inc.'s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Microcosm Communications Limited as of December 31, 1999 and for the period January 1, 1999 to December 31, 1999, included in this prospectus have been audited by Deloitte & Touche, chartered accountants and registered auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Novanet Semiconductor Ltd. as of September 30, 2000 and for the nine months ended September 30, 2000 included in this prospectus have been audited by Goldstein Sabo & Tevet, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about Spinco and our Class A common stock, reference is made to the registration statement and the exhibits and any schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules to the registration statement, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules to the registration statement.

     As a result of this offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at http://www. .com. Our Internet site and the information contained therein or connected thereto are not intended to be incorporated into this prospectus or the registration statement of which it forms a part.

                            ------------------------

                          GLOSSARY OF TECHNICAL TERMS

     A/D MUX -- Add/Drop Multiplexer. Infrastructure equipment that can add or drop specific portions of a communications signal from a stream without multiplexing or demultiplexing the entire signal.

     ATM -- Asynchronous Transfer Mode. A method of data transfer in which the information is organized into short, fixed-length packets called cells, and the recurrence of cells containing information from an individual user is not necessarily periodic.

     ASIC -- Application Specific Integrated Circuit. A semiconductor device design for a specific application, typically incorporating multiple functions into a single device and thereby reducing system size, cost and power consumption.

     BACKBONE -- The part of the communications network which carries the heaviest traffic. It is one basis for design of the overall network service and may be the more permanent part of the network. The primary trunk carrying voice or data traffic between switches. Also defined as those transmission facilities that interconnect lower speed distribution channels for transport throughout the network.

     BICMOS -- Bi-polar Complementary Metal Oxide Semiconductor. An integrated circuits manufacturing process which provides higher performance than other traditional silicon-based process technologies.

     BROADBAND -- A generic term that describes a physical communication path or channel significantly wider than voice grade channels, supporting the high speed digital transmission of data, video or voice between two terminals. The term has evolved to specify 1.5 Mbps and higher data rates.

     BYTE -- A data unit of eight bits.

     COMPETITIVE LOCAL EXCHANGE CARRIER or CLEC -- A business authorized by the Telecommunications Act of 1996 that can deliver alternative dial-tone and other services using incumbent local exchange carrier facilities.

     CMOS -- Complementary Metal Oxide Semiconductor. An integrated circuits manufacturing technology known for requiring less power than other methods.

     DIGITAL LOOP CARRIER or DLC -- Network transmission equipment used to provide pair gain on a local loop. The digital loop carrier system derives multiple channels, typically 64-Kbps voice-grade, from a single four-wire distribution cable running from the central office to a remote site.

     DSL -- Digital Subscriber Line. A generic name for a family of digital transmission services offered by ILECs and CLECs that uses the existing copper wire in the local loop to provide access to and from the network at high speed data rates.

        - ADSL or Asymmetrical DSL -- high speed asymmetric access over twisted pair at data rates of 1.5 to 8 Mbps downstream and 16 to 800 Kbps upstream depending on line distance from the central office.

        - HDSL or High bit-rate DSL -- high speed symmetric access over twisted pair at data rates of up to 1.5 Mbps for both downstream and upstream communications.

        - SDSL or Symmetrical DSL -- high speed symmetric access over twisted pair at data rates of up to 4 Mbps for both downstream and upstream communications.

        - SHDSL or Symmetrical High bit-rate DSL -- high speed symmetric access over twisted pair at data rates of up to 2.3 Mbps for both downstream and upstream communications.

        - G.shdsl -- A next generation global DSL technology which supports variable rate, simultaneous data and voice communications over twisted pair at downstream and upstream rates of up to 4 Mbps.

        - VDSL or Very high bit-rate DSL -- next generation high speed asymmetric access over twisted pair at data rates from 12.9 to 52.8 Mbps.

     DIGITAL SUBSCRIBER LINE ACCESS MULTIPLEXER or DSLAM -- Infrastructure equipment that aggregates signals from different forms of DSL access lines at the central office for transport to the Internet or segments of the wide area network.

     DIGITAL SIGNAL PROCESSOR -- A semiconductor device designed for performing computational intensive tasks involving the processing of various formats including images, sound, video and voice.

     DWDM -- Dense Wavelength Division Multiplexing equipment. Infrastructure equipment that multiplexes signals, hence increasing system bandwidth by transmitting at different wave lengths through a single fiber.

     E1 -- European Digital Signal Level 1, 2.048 Mbps.

     E3 -- Also known as CEPT3, the 34.368 Mbps rate used by European CEPT carriers.

     ECHO CANCELLATION -- A full-duplex transmission technique requiring the receiver to cancel out its own transmitted signal which occupies the same frequency band as the receiver.

     FRAD -- Frame Relay Access Device, also referred to as a Frame Relay Assembler/Disassembler. Responsible for framing data with header and trailer information prior to presentation on the frame to a Frame Relay switch.

     FRAME RELAY -- A packet mode interface to high speed networks designed to provide high speed data transmission, very low network delay and efficient use of network bandwidth.

     FRAMERS -- Process serial bit stream signals and establishing a reference such that time slots or elements within a frame can be identified. In addition to identifying the frame, framer devices process control bits inserted into a frame for the purpose of network maintenance and administration. Typical network protocols requiring framing include PDH with DS1/DS3 framing formats and optical networking SONET/SDH with STS-n framing formats.

     GATEWAY -- Infrastructure equipment that provides entry points and exit points between two similar communication networks.

     HDLC -- High-Level Data Link Control. Layer 2 full-duplex protocol.

     INTEGRATED ACCESS DEVICE or IAD -- Infrastructure equipment which supports data, video and voice streams over a single high capacity circuit.

     INTERNET -- A collection of networks interconnected by a set of routers which allows them to function as a single, large virtual network. The Internet is the largest such network in the world, using a common protocol and allowing millions of users to share information all over the planet.

     IP -- Internet Protocol. Part of the TCP/IP family of communications protocols. IP contains the Internet address of the source and destination of the IP packet. Routers in the Internet operate at the IP level to route messages across the network.

     ISDN -- Integrated Services Digital Network. An international standard that defines a digital end-to-end network operating at 1544 Mbps or slower for the U.S. and 2.048 Mbps or slower for Europe. Both versions support image, data, video and voice simultaneously.

     ISP -- Internet Service Provider. Any of a number of companies that sell Internet access to individuals or organizations.

     ITU -- International Telecommunications Union. An organization established by the United Nations and having as its membership virtually every government in the world.

     KBPS -- Kilobits per second. Thousand bits per second, a measure of transmission speed.

     MAC -- Media Access Controller. The lower half of the data link layer that contains specifications for accessing the physical portion of the network, scheduling and routing data transmissions.

     MAPPING -- Insertion of PDH signals into similar rate SONET/SDH signals for the purpose of transporting plesiochronous signals over synchronous networks. For example, a DS1 can be mapped into a SONET VT1.5 or an E1 can be mapped into SDH VC12. Demapping is a reverse process.

     MBPS -- Megabits per second. Million bits per second, a measure of transmission speed.

     MODEM -- A type of computer equipment that links computers via telephone lines and enables the transmission of data. Derived from the words "modulate" and "demodulate", because a modem converts, or modulates, transmission signals from digital to analog for transmission over analog telecommunications lines, and then converts them back, or demodulates the signals from analog to digital.

     MODULATION -- The process of varying some characteristic of an electrical carrier wave as the information to be transmitted on that carrier wave varies.

     MULTIPLEXING -- Sending several signals over a single line and separating them at the other end, a function within a layer that interleaves the information from multiple connections into one connection.

     NETWORK PROCESSORS -- Flexible, highly-integrated, scalable and programmable processors that make it possible to add new functions to a switch, router or other core network equipment at virtually any time through software, rather than hardware, modifications.

     OC-N -- Optical Carrier (n). A fundamental unit in the Synchronous Optical Network (SONET) hierarchy. A SONET channel is composed of the transport overhead and the synchronous payload envelope. "OC" indicates an optical signal and "n" represents increments of 51.84 Mbps. Therefore, OC 3 represents 155 Mbps, OC 12 represents 622 Mbps, OC 48 represents 2.4 Gbps and OC 192 represents 10 Gbps.

     PCM -- Pulse Code Modulation. The technique by which a signal is periodically sampled and each sample is then quantitized and transmitted as a signal binary code.

     PDH -- Plesiochronous Digital Hierarchy (plesiochronous means nearly synchronous). Developed to carry digitized voice over copper wire more efficiently. A discrete set of fixed rates is available, namely n x DS 0 (DS 0 is a 64 Kbps rate), and then the next levels in the respective multiplex hierarchies. For example, 24 channels at 64 Kbps equates to a T-1 or 1.5 Mbps rate.

     PHY -- Physical layer. The first of seven layers of the Open Systems Interconnection (OSI) reference model, which is an architectural model of data communications protocols that subdivides overall data-communications processes into seven functional layers: (1) physical, (2) link, (3) network, (4) transport, (5) session, (6) presentation and (7) application. Each layer performs a specific data-communications task with increasing levels of sophistication. The physical layer governs hardware connections and byte-stream encoding for transmission. PHY devices interface directly with the physical medium (e.g., copper wire, coaxial cable or fiber optic lines) and perform the most basic bit transmission functions such as clock speed, data encoding scheme and control symbols used in a given network.

     PROTOCOL -- A set of formats and rules for exchanging communications and assuring end-to-end data integrity of links, circuits, sessions and application processes.

     REMOTE ACCESS CONCENTRATOR or RAC -- Infrastructure equipment that provides modem as well as ISDN access between the circuit switched network and an Internet service provider Point of Presence (PoP).

     RISC -- Reduced Instruction Set Computer. A microprocessor architecture that favors the speed at which individual instructions execute over the robustness of the instruction set.

     SDH -- Synchronous Digital Hierarchy. International ITU standard for optical communication.

     SONET -- Synchronous Optical Network. An ANSI standard for transmitting information over optical fiber. Used or accepted in the United States and Canada, it is a variation of the SDH international standard.

     SWITCH FABRIC -- The internal interconnect architecture used by a switching device, which redirects the data coming in on one of its ports out to another of its ports.

     T1 -- The 1.544 Mbps trunking standard in the Bell digital hierarchy; a physical transmission standard consisting of two twisted wire pairs and related equipment capable of carrying a 1.5444 Mbps DS-1 signal; a standard for digital transmission in North America.

     T3 -- The 45 Mbps trunking standard in the Bell digital hierarchy. Prior to the establishment of the SONET standards, this was as fast as standardized transmissions in the public network could go.

     TCP/IP -- Protocols derived from the Internet and widely used in high-speed data networking.

     TERABIT -- A million megabits.

     TRANSCEIVER -- A device or piece of equipment that combines both the function of a transmitter and receiver, thereby providing both output and input interfaces in a single solution.

     V.42BIS -- Data compression protocols for voice-band modems.

     V.90 and V.92 -- 56 Kbps, 2-wire, full-duplex modem standards.

     VPN -- Virtual Private Network. A secure method of transmitting data. These types of networks are becoming increasingly popular for Internet users, enabling mission critical information to be safely transmitted.

     VOICE-OVER-DSL or VODSL -- Sending voice transmissions over DSL-based networks instead of traditional circuit-switched networks.

     VOICE-OVER-IP or VOIP -- Converting voice transmissions to packets of data, then transmitting them over a packet or IP network such as the Internet.

     WAN -- Wide-Area Network. A communications network which services an area without geographic limitations as compared to a local area network (LAN) which supports an office or campus environment.

     XDSL -- A generic term that encompasses ADSL, HDSL, SDSL, SHDSL, G.shdsl and VDSL technologies which all provide for a form of high speed transmission over the existing copper plant in the local loop.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONEXANT SPINCO, INC.:
  Independent Auditors' Report..............................   F-3
  Consolidated Balance Sheets as of September 30, 1999 and
     2000...................................................   F-4
  Consolidated Statements of Operations for the years ended
     September 30, 1998, 1999 and 2000......................   F-5
  Consolidated Statements of Cash Flows for the years ended
     September 30, 1998, 1999 and 2000......................   F-6
  Consolidated Statements of Shareholder's Net Investment
     for the years ended September 30, 1998, 1999 and
     2000...................................................   F-7
  Notes to Consolidated Financial Statements................   F-8

MAKER COMMUNICATIONS, INC.:
  Report of Independent Public Accountants..................  F-26
  Consolidated Balance Sheets as of December 31, 1998 and
     1999...................................................  F-27
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1998 and 1999.......................  F-28
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the years ended December 31, 1997, 1998 and 1999...  F-29
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999.......................  F-30
  Notes to Consolidated Financial Statements................  F-31

HOTRAIL, INC.:
  Independent Auditors' Report..............................  F-42
  Balance Sheet as of June 29, 2000.........................  F-43
  Statements of Operations for the period July 1, 1999
     through June 29, 2000..................................  F-44
  Statements of Shareholders' Equity (Deficiency) for the
     period July 1, 1999 through June 29, 2000..............  F-45
  Statements of Cash Flows for the period July 1, 1999
     through June 29, 2000..................................  F-46
  Notes to Financial Statements.............................  F-47
  Report of Independent Accountants.........................  F-54
  Balance Sheets as of June 30, 1998 and 1999...............  F-55
  Statements of Operations for the years ended June 30, 1998 and 1999...............................................  F-56
  Statements of Cash Flows for the years ended June 30, 1998 and 1999...............................................  F-57
  Statement of Shareholders' Equity/(Deficit)...............  F-58
  Notes to Financial Statements.............................  F-59

MICROCOSM COMMUNICATIONS LIMITED:
  Statement of Directors' Responsibilities..................  F-67
  Auditors' Report..........................................  F-68
  Profit and Loss Account for the year ended December 31,
     1999...................................................  F-69
  Balance Sheet as of December 31, 1999.....................  F-70
  Cash Flow Statement for the year ended December 31,
     1999...................................................  F-71
  Notes to the Accounts.....................................  F-72

                                                              PAGE
                                                              ----
NOVANET SEMICONDUCTOR LTD.:
  Independent Auditors' Report..............................  F-79
  Consolidated Balance Sheets as of December 31, 1999 and
     September 30, 2000.....................................  F-80
  Consolidated Statements of Operations for the year ended
     December 31, 1999 and the nine months ended September
     30, 2000...............................................  F-81
  Consolidated Statements of Changes in Shareholders' Equity
     (Capital Deficiency)...................................  F-82
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1999 and the nine months ended September
     30, 2000...............................................  F-83
  Notes to Consolidated Financial Statements................  F-84

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Shareholder of
Conexant Spinco, Inc.

     We have audited the accompanying consolidated balance sheets of Conexant Spinco, Inc. (a wholly-owned subsidiary of Conexant Systems, Inc.) and subsidiaries (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of operations, cash flows and shareholder's net investment for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at September 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with generally accepted accounting principles in the United States of America.

Costa Mesa, California
November 9, 2000

The basic financial statements include the effect of a Separation and Distribution Agreement which is to be consummated between Conexant Spinco, Inc. and Conexant Systems, Inc. on or about January 1, 2001. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon consummation of the Separation and Distribution Agreement, which is described in Note 1 of the notes to financial statements and assuming that from November 9, 2000 to the date of such consummation, no other events will have occurred that would affect the accompanying financial statements and notes thereto.

Deloitte & Touche LLP
Costa Mesa, California
November 9, 2000

                             CONEXANT SPINCO, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             SEPTEMBER 30,           PRO FORMA
                                                         ----------------------    SEPTEMBER 30,
                                                           1999         2000           2000
                                                         --------    ----------    -------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................  $    315    $    8,079     $
  Receivables, net of allowance of $835 (1999) and
     $1,367 (2000).....................................    68,327       118,728
  Inventories, net.....................................    49,582        79,250         79,250
  Deferred income taxes................................    26,961        19,454         19,454
  Other current assets.................................       104        20,996         20,996
                                                         --------    ----------     ----------
     Total current assets..............................   145,289       246,507
Marketable securities..................................        --         3,295          3,295
Property, plant and equipment, net.....................    14,824        31,162         31,162
Goodwill and intangible assets, net....................    24,649     1,345,782      1,345,782
Other assets...........................................     8,414       112,615        112,615
                                                         --------    ----------     ----------
     Total assets......................................  $193,176    $1,739,361     $
                                                         ========    ==========     ==========

LIABILITIES AND SHAREHOLDER'S NET INVESTMENT
Current liabilities:
  Accounts payable.....................................  $  7,884    $   10,294     $       --
  Payable to Conexant Systems, Inc.....................        --            --
  Deferred revenue.....................................    10,468        28,081         28,081
  Accrued compensation and benefits....................     5,735        19,243         19,243
  Other current liabilities............................     2,333         6,483          6,483
                                                         --------    ----------     ----------
     Total current liabilities.........................    26,420        64,101
Long-term liabilities..................................       302           487            487
Deferred income taxes..................................     4,023        66,378         66,378
                                                         --------    ----------     ----------
     Total liabilities.................................    30,745       130,966
                                                         --------    ----------     ----------
Commitments and contingencies (Notes 6 and 7)..........        --            --             --
Shareholder's net investment:
  Preferred stock, no par value,           shares
     authorized, none outstanding......................        --            --             --
  Common stock:
     Class A, $.01 par value,           shares
       authorized, none outstanding....................        --            --
     Class B, $.01 par value,           shares
       authorized, none outstanding (actual) and
                 outstanding (pro forma)...............        --            --
Conexant Systems, Inc.'s net investment................   162,431     1,615,502
Accumulated other comprehensive income.................        --        (7,107)        (7,107)
                                                         --------    ----------     ----------
     Total shareholder's net investment................   162,431     1,608,395
                                                         --------    ----------     ----------
     Total liabilities and shareholder's net
       investment......................................  $193,176    $1,739,361     $
                                                         ========    ==========     ==========

          See accompanying notes to consolidated financial statements.

                             CONEXANT SPINCO, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED SEPTEMBER 30,
                                                            ---------------------------------
                                                              1998        1999        2000
                                                            --------    --------    ---------
Net revenues..............................................  $143,270    $277,613    $ 579,206
Cost of goods sold........................................    83,342     127,603      233,646
                                                            --------    --------    ---------
Gross margin..............................................    59,928     150,010      345,560
Operating expenses:
  Research and development................................    72,639      86,546      136,237
  Selling, general and administrative.....................    37,243      43,613       81,997
  Amortization of intangible assets.......................     5,252       5,255      143,171
  Purchased in-process research and development...........        --          --      191,348
  Special charges.........................................     3,600       2,200           --
                                                            --------    --------    ---------
     Total operating expenses.............................   118,734     137,614      552,753
                                                            --------    --------    ---------
Operating income (loss)...................................   (58,806)     12,396     (207,193)
Other income, net.........................................       115         342        1,433
                                                            --------    --------    ---------
Income (loss) before provision (benefit) for income
  taxes...................................................   (58,691)     12,738     (205,760)
Provision (benefit) for income taxes......................   (27,064)        289       27,051
                                                            --------    --------    ---------
Net income (loss).........................................  $(31,627)   $ 12,449    $(232,811)
                                                            ========    ========    =========
Net income (loss) per share, basic and diluted............  $           $           $
                                                            ========    ========    =========
Shares used in computing net income (loss) per share,
  basic and diluted.......................................
                                                            ========    ========    =========
Unaudited pro forma net income (loss) per share, basic and
  diluted.................................................                          $
                                                                                    =========
Shares used in computing unaudited pro forma net income
  (loss) per share, basic and diluted.....................
                                                                                    =========

          See accompanying notes to consolidated financial statements.

                             CONEXANT SPINCO, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED SEPTEMBER 30,
                                                            ---------------------------------
                                                              1998        1999        2000
                                                            --------    --------    ---------
Cash Flows From Operating Activities:
  Net income (loss).......................................  $(31,627)   $ 12,449    $(232,811)
  Adjustments required to reconcile net income (loss) to
     net cash provided by (used in) operations:
     Depreciation.........................................     5,889       6,325        6,820
     Amortization of intangible assets....................     5,252       5,255      143,171
     Deferred income taxes................................    (7,114)    (17,668)     (14,432)
     Purchased in-process research and development........        --          --      191,348
     Special charges......................................     3,600       2,200           --
     Other non-cash charges (credits).....................        --        (258)         101
     Changes in assets and liabilities, net of
       acquisitions:
       Receivables........................................    21,660     (44,660)     (44,360)
       Inventories........................................     9,546     (32,788)     (28,297)
       Accounts payable...................................       348       7,525       (3,490)
       Accrued expenses and other current liabilities.....    (3,101)     (2,101)      11,263
       Other..............................................     4,443       6,057        9,064
                                                            --------    --------    ---------
     Net cash provided by (used in) operating
       activities.........................................     8,896     (57,664)      38,377
                                                            --------    --------    ---------
Cash Flows From Investing Activities:
  Capital expenditures....................................   (12,021)     (9,759)     (16,099)
  Sale of marketable securities...........................        --          --       13,195
  Cash balances of acquired businesses....................        --          --       12,701
  Investments in and advances to businesses...............        --      (7,500)     (80,030)
                                                            --------    --------    ---------
     Net cash used in investing activities................   (12,021)    (17,259)     (70,233)
                                                            --------    --------    ---------
Cash Flows From Financing Activities:
  Net transfers and advances from Conexant Systems,
     Inc..................................................     3,125      75,238       39,620
                                                            --------    --------    ---------
     Net cash provided by financing activities............     3,125      75,238       39,620
                                                            --------    --------    ---------
  Net increase in cash and cash equivalents...............        --         315        7,764
  Cash and cash equivalents at beginning of period........        --          --          315
                                                            --------    --------    ---------
  Cash and cash equivalents at end of period..............  $     --    $    315    $   8,079
                                                            ========    ========    =========

          See accompanying notes to consolidated financial statements.

                             CONEXANT SPINCO, INC.

            CONSOLIDATED STATEMENTS OF SHAREHOLDER'S NET INVESTMENT
                                 (IN THOUSANDS)

                                                         CONEXANT        ACCUMULATED         TOTAL
                                                       SYSTEMS, INC.        OTHER        SHAREHOLDER'S
                                                            NET         COMPREHENSIVE         NET
                                                        INVESTMENT         INCOME         INVESTMENT
                                                       -------------    -------------    -------------
Balance at October 1, 1997...........................   $  103,246         $    --        $  103,246
Net loss and comprehensive loss......................      (31,627)             --           (31,627)
Net transfers from Conexant Systems, Inc.............        3,125              --             3,125
                                                        ----------         -------        ----------
Balance at September 30, 1998........................       74,744              --            74,744
Net income and comprehensive income..................       12,449              --            12,449
Net transfers from Conexant Systems, Inc.............       75,238              --            75,238
                                                        ----------         -------        ----------
Balance at September 30, 1999........................      162,431              --           162,431
Net loss.............................................     (232,811)             --          (232,811)
Foreign currency translation adjustment..............           --          (7,107)           (7,107)
                                                                                          ----------
  Comprehensive loss.................................                                       (239,918)
Contribution of acquired businesses..................    1,639,476              --         1,639,476
Net transfers from Conexant Systems, Inc.............       46,406              --            46,406
                                                        ----------         -------        ----------
Balance at September 30, 2000........................   $1,615,502         $(7,107)       $1,608,395
                                                        ==========         =======        ==========

          See accompanying notes to consolidated financial statements.

                             CONEXANT SPINCO, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     On September 13, 2000, Conexant Systems, Inc. ("Conexant") announced a plan to create an independent publicly-traded company, Conexant Spinco, Inc. ("Spinco" or the "Company"), comprised of Conexant's Internet infrastructure business. Conexant intends to separate the Internet infrastructure business through a two-step process. The first step will consist of an initial public offering of Class A common stock of Spinco targeted for January 2001. After completion of Spinco's initial public offering, Conexant will own approximately
     % of Spinco's outstanding common stock. In the second step, Conexant intends, within several months after Spinco's initial public offering, subject to the satisfaction of certain conditions, to distribute to Conexant's shareholders (the "distribution") all of the shares of Spinco's common stock owned by Conexant.

     Spinco was incorporated in Delaware in October 2000 and is a wholly-owned subsidiary of Conexant. On December 31, 1998, Rockwell International Corporation ("Rockwell") distributed all the outstanding shares of Conexant (formerly named Rockwell Semiconductor Systems, Inc.) to shareholders of Rockwell in a tax-free spin-off. As a result, Conexant became an independent publicly-traded company owning and operating Rockwell's former semiconductor systems business. The accompanying consolidated financial statements of Spinco report the operations that comprise Conexant's Internet infrastructure business. For periods prior to Conexant's spin-off from Rockwell, the accompanying consolidated financial statements of Spinco report the operations that comprised the Internet infrastructure business as part of Rockwell's semiconductor systems business. References to Conexant prior to January 1, 1999 include the semiconductor systems business of Rockwell.

     Conexant and Spinco entered into a Separation and Distribution Agreement (the "separation agreement") (see Note 11) and Conexant transferred to Spinco on
January   , 2001 (the "separation date") the Conexant-owned assets and liabilities which related to Conexant's Internet infrastructure business, except for certain assets and liabilities retained by Conexant (the "separation") (Notes 9 and 11). Prior to the separation, Spinco recapitalized its common stock into Class A common stock having one vote per share and Class B common stock having five votes per share. Shares of Class A common stock will be sold to the
public in the offering. Conexant was issued                shares of Class B
common stock in exchange for its shares of Spinco common stock. The issuance of the Class B common stock resulted in a recapitalization of the Company, at which time Spinco began accumulating retained earnings.

     At the time of the separation, Conexant loaned to Spinco $     million to
support Spinco's operations from the separation date to the completion of the initial public offering. From the proceeds of the initial public offering,
Spinco must repay the loan, including interest at a rate of      percent, and
intends to pay a dividend to Conexant of $          million. In addition,
Conexant retained Spinco's accounts payable and accounts receivable as of the separation date.

  Basis of presentation

     The consolidated financial statements of Spinco have been prepared in accordance with accounting principles generally accepted in the United States of America and include the assets, liabilities, operating results, and cash flows of Conexant's Internet infrastructure business, including subsidiaries which will be contributed by Conexant, and have been prepared using Conexant's historical bases in the assets and liabilities and the historical operating results of the Internet infrastructure business during each respective period. Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the financial information included herein may not reflect the consolidated financial statements, operating results, changes in shareholder's net investment and cash flows of Spinco in the future or what they would have been had Spinco been a separate stand-alone entity during the periods presented. All accounts and transactions among Spinco's entities have been eliminated in consolidation.

                             CONEXANT SPINCO, INC.

     Conexant uses a centralized approach to cash management and the financing of its operations. Cash deposits from Spinco are transferred to Conexant on a regular basis, and are netted against Conexant's net investment. As a result, none of Conexant's cash, cash equivalents or debt at the corporate level have been allocated to Spinco in the consolidated financial statements. Cash and cash equivalents in the financial statements represents amounts held by Spinco's foreign operations and at certain subsidiaries. Changes in Conexant's net investment represent funding from Conexant for working capital, acquisition or capital expenditure requirements after giving effect to Spinco's transfers to or from Conexant of its cash flows from operations.

     The consolidated financial statements include allocations of certain Conexant expenses for research and development, legal, accounting, treasury, human resources, real estate, information technology, distribution, customer service, sales, marketing, engineering, and other corporate services provided by Conexant including executive salaries and other costs (see Note 11). The expense allocations have been determined on bases that Conexant and Spinco considered to be reasonable reflections of the utilization of services provided or the benefit received by Spinco. As more fully described in Note 11, the allocation methods include specific identification, relative revenues or costs, or headcount. Management believes that the expenses allocated to Spinco are representative of the operating expenses it would have incurred had it been operated on a stand-alone basis. Following the separation, Spinco will perform these functions using its own resources or purchased services, including services obtained from Conexant pursuant to a transition services agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fiscal year: Spinco maintains a fifty-two/fifty-three week fiscal year cycle ending on the Friday closest to September 30. To conform the Spinco's fiscal year ends, a fifty-third week must be added every sixth or seventh fiscal year. Fiscal years 1998, 1999 and 2000 comprised 53 weeks, 52 weeks, and 52 weeks, and ended on October 2, October 1 and September 29, respectively. For convenience, the accompanying financial statements have been shown as ending on the last day of the calendar month.

     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

     Risks and uncertainties: Spinco operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control and could have a material adverse effect on Spinco's business, operating results, and financial condition. These risks include variability and uncertainty of revenues and operating results, technological change, competition, intellectual property litigation, management of growth, access to manufacturing capacity and customer concentration.

                             CONEXANT SPINCO, INC.

     Concentrations: Financial instruments that potentially subject Spinco to concentration of credit risk consist principally of cash equivalents and trade receivables. Spinco invests cash through high-credit quality financial institutions. The Company's trade receivables primarily are derived from sales to manufacturers of communications network infrastructure equipment. Spinco performs ongoing credit evaluations of its customers' financial condition and requires collateral, such as letters of credit and bank guarantees, whenever deemed necessary. The following individual customers accounted for 10% or more of net revenue:

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                               1998      1999      2000
                                                              ------    ------    ------
Customer A..................................................    --        --        17%
Customer B..................................................    --        --        15%
Customer C..................................................    --        31%       12%
Customer D..................................................    37%       22%       12%
Customer E..................................................    --        --        11%
Customer F..................................................    --        10%       --

     The following individual customers accounted for 10% or more of total accounts receivable:

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                              --------------
                                                              1999     2000
                                                              -----    -----
Customer A..................................................   18%      13%
Customer B..................................................   --       36%
Customer C..................................................   45%      --
Customer F..................................................   19%      --

     The Company does not own or operate manufacturing, assembly or test facilities and relies on third-parties, including Conexant, for the manufacture, assembly and test of its products. Spinco currently purchases semiconductor products under an agreement with a third party that guarantees a level of production capacity. To satisfy any remaining requirements Spinco also relies on other third party suppliers with whom it does not have fixed arrangements. Allocations by these suppliers of wafer manufacturing, assembly and test capacity to the Company depend on the Company's needs and capacity availability during periods of capacity shortages. A significant reduction in allocation from these suppliers could adversely affect the Company's results of operations.

     Revenue recognition: Revenues from product sales direct to customers and certain distributors are recognized at the time of shipment. Spinco provides for warranty costs, sales returns and other allowances at the time of shipment based on its experience. Certain of the Company's product sales are made to major distributors under agreements allowing for price protection and/or a right of return on products unsold. The Company defers the recognition of revenue on sales to these distributors until the products are sold by the distributors. Development revenue is recognized when services are performed. To date, development revenue has not been significant.

     Recapitalization: Prior to the initial public offering, Spinco will recapitalize its common stock into Class A common stock having one vote per share and Class B common stock having five votes per share. Shares of Class A common stock will be sold to the public in the offering. Conexant will be issued shares of Class B common stock in exchange for its shares of Spinco common stock. The exchange for Class B common stock has been treated as a stock split in the accompanying financial statements.

     Net income (loss) per share: After giving effect to the recapitalization
described in Note 2, Spinco has outstanding                shares of common
stock, all of which are owned by Conexant. Basic and diluted

                             CONEXANT SPINCO, INC.

net income (loss) per share have been computed by dividing the net income (loss)
for each period presented by the                common shares.

     Net income (loss) per share amounts do not give effect to any adjustments to Conexant stock options granted before January 1, 2001 to become Conexant stock options and Spinco stock options and any conversions of Conexant stock options granted after December 31, 2000 held by Spinco employees to become Spinco stock options only. The actual number of Spinco stock options to be issued upon adjustment of Conexant stock options will not be determined until the individual employee options are converted into Spinco stock options at the distribution. See Note 9 to the consolidated financial statements for a description of how Conexant stock options will be converted into Spinco stock options at the distribution.

     Unaudited pro forma net income (loss) per share: As discussed in Note 1, Spinco intends to pay a dividend to Conexant using a portion of the proceeds of the initial public offering. Unaudited pro forma basic and diluted net income
(loss) per share includes the effect of such dividend and has been computed by dividing net income (loss) for each period by the sum of the
common shares outstanding plus approximately                shares of common
stock issued in the initial public offering, the proceeds of which will be used
to pay the $       million dividend, based on an initial public offering price
of $          per share, reduced by the estimated per share offering costs.

     Unaudited pro forma balance sheet: The unaudited pro forma balance sheet as of September 30, 2000 gives effect to the assumed dividend discussed above as though it had been declared and was payable as of that date. The unaudited pro
forma balance sheet also gives effect to the issuance of                shares
of Spinco's Class B common stock to Conexant, the $       million loan from
Conexant to Spinco and the retention of Spinco's accounts payable and accounts receivable by Conexant at the time of separation as though the separation had occurred as of September 30, 2000.

     Cash and cash equivalents: The Company considers all highly-liquid investments with insignificant interest rate risk and original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.

     Marketable securities: Spinco's marketable securities consist of commercial paper, corporate bonds, and government securities, principally having remaining terms of two years or less, which Spinco classifies as available-for-sale. At September 30, 2000 there were no material unrealized gains or losses on these securities.

     Inventories: Inventories are stated at the lower of cost or market. Cost is computed using the average cost method on a currently adjusted standard basis (which approximates actual cost); market is based upon estimated net realizable value. The valuation of inventory at the lower of cost or market requires the use of estimates as to the amounts of current inventory that will be sold. These estimates are dependent on the Company's assessment of current and expected orders from its customers, given that orders are subject to cancellation with limited advance notice prior to shipment. It is reasonably possible that the recoverability of the Company's investment in inventory will change in the near term.

     Property, plant and equipment: Property is stated at cost. Depreciation is based on estimated useful lives (5 years for machinery and equipment; and the shorter of the remaining terms of the leases or the estimated economic useful lives of leasehold improvements). Significant renewals and betterments are capitalized and replaced units are written off. Maintenance and repairs, as well as renewals of a minor amount, are charged to expense.

     Goodwill and intangible assets: Goodwill and other intangible assets result principally from business acquisitions. Spinco accounts for business acquisitions by assigning the purchase price to tangible and intangible assets and liabilities, including research and development projects which have not yet reached technological feasibility and have no alternative future use (purchased in-process research and development).

                             CONEXANT SPINCO, INC.

Assets acquired and liabilities assumed are recorded at their fair values; the appraised value of purchased in-process research and development is immediately charged to expense, and the excess of the purchase price over the amounts assigned is recorded as goodwill. Goodwill, patents, developed technology, and other intangibles are amortized on a straight-line basis over their estimated useful lives, ranging from 2 to 10 years.

     Impairment of long-lived assets: The Company continually monitors events or changes in circumstances that could indicate that the carrying amount of long-lived assets, including intangible assets, may not be recoverable. Long-lived assets held for use are reviewed for impairment by comparing undiscounted cash flows over remaining useful lives to net book value. When impairment is indicated for a long-lived asset, the amount of impairment loss is the excess of net book value over fair value. At September 30, 2000, 1999, and 1998 management determined that no impairments existed.

     Foreign currency translation and remeasurement: Results from foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. In accordance with the provisions of SFAS No. 52, "Foreign Currency Translation," the assets and liabilities of subsidiaries located outside the United States are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from foreign currency transactions are recognized currently in income, and those resulting from translation of foreign subsidiary financial statements are accumulated as a separate component of shareholder's net investment.

     Derivative Financial Instruments: The Company may use various financial instruments, including foreign currency forward exchange contracts, to manage and reduce risk to the Company by generating cash flows which offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. The Company's derivative financial instruments are used as risk management tools and are not for speculative or trading purposes. As of September 30, 2000 Spinco had no obligations under any forward exchange contracts.

     Research and development: Research and development costs, other than software development costs, are expensed as incurred. Software development costs are capitalized following attainment of technological feasibility. However, no development costs which qualify for capitalization were incurred during any of the periods presented.

     Stock-Based Compensation: The Company accounts for employee stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations.

     Income Taxes: Historically, Spinco's results of operations have been included in Conexant's (or Rockwell's) consolidated federal and state income tax returns. The provision for income taxes is calculated as if Spinco had filed separate tax returns as an independent company. The provision (benefit) for income taxes is determined in accordance with SFAS No. 109, "Accounting For Income Taxes." Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits are recognized in the statement of operations only to the extent that the realization of such benefits is considered to be more likely than not. The balance of income taxes currently payable (or refundable) has been included in Conexant's net investment in the accompanying balance sheets.

     Comprehensive income (loss): Comprehensive income (loss) shown in the accompanying consolidated statement of shareholder's net investment consists of the Company's net income (loss) and foreign currency translation adjustments. The foreign currency translation adjustments are not recorded net of any tax benefit or expense as the Company does not expect to realize any significant tax benefit or expenses from these items.

                             CONEXANT SPINCO, INC.

     The balance of accumulated other comprehensive income at September 30, 2000 consists of accumulated foreign currency translation adjustments.

     Segment Information: Spinco operates in one business segment, designing, developing and marketing semiconductor products for manufacturers of communications network infrastructure equipment (see Note 12).

     Supplemental Cash Flow: Conexant issued an aggregate of 23.5 million shares of its common stock and assumed options to purchase 3.7 million shares of its common stock with an aggregate value of $1.6 billion during fiscal 2000 in conjunction with the acquisitions of six businesses complementary to Spinco's operations (Note 3). Under the terms of the separation agreement, Conexant will contribute its interests in these acquired entities to Spinco.

     The Company paid no interest during its fiscal years 2000, 1999 or 1998. All income tax payments were made by Conexant.

     Recent Accounting Standards: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings. The change in a derivative's fair value related to the ineffective portion of a hedge, if any, will generally be immediately recognized in earnings. Implementation of SFAS 133 is required as of the beginning of fiscal year 2001 and will not have a material effect on Spinco's financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. Management believes that the adoption of SAB 101 will not have a material effect on its financial position or results of operations.

     In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation", which addresses certain accounting issues which arose under the previously-established accounting principles relating to stock-based compensation. The adoption of this interpretation did not have a material effect on Spinco's financial position or results of operations (see Note 3).

3. ACQUISITIONS

     During fiscal 2000, Conexant completed the acquisition of six businesses related to Spinco's business. Conexant contributed these acquired businesses to Spinco in connection with the separation.

     In March 2000, Conexant completed its acquisition of Maker Communications, Inc. ("Maker"), a fabless semiconductor company that develops and markets high-performance programmable network processors, software solutions, and development tools. Consideration for the acquisition of Maker consisted of 12.7 million shares of Conexant common stock and options to purchase an additional
1.6 million shares of Conexant common stock, based upon an exchange ratio of
0.66 of a share of Conexant common stock for each

                             CONEXANT SPINCO, INC.

share of Maker common stock. The total value of the consideration for the acquisition of Maker was approximately $979.6 million.

     In June 2000, Conexant acquired HotRail, Inc. ("HotRail"), a fabless semiconductor company developing advanced, integrated complementary metal-oxide semiconductor ("CMOS") technologies for high-speed switching, interconnect and scalable processing for networking systems. Consideration for the acquisition consisted of 5.9 million shares of Conexant common stock and options to purchase an additional 1.3 million shares. The total value of such consideration was approximately $349.8 million. In addition, Conexant may deliver up to an additional 652,000 shares, initially held in escrow pending satisfaction of contingent indemnification obligations, upon the expiration of an escrow period in fiscal 2001. To the extent additional consideration is paid by Conexant, Conexant's net investment in Spinco will increase.

     During fiscal 2000, Conexant also completed the acquisitions of Microcosm Communications Limited ("Microcosm") in January, Novanet Semiconductor Ltd. ("Novanet") and NetPlane Systems, Inc. ("NetPlane") in September, and Applied Telecom, Inc. ("Applied Telecom") in April, each engaged in the development and sale of semiconductors and related software products for internet infrastructure applications. Aggregate consideration for these acquisitions consisted of $7.4 million in cash, 4.9 million shares of Conexant common stock, and options to purchase approximately 0.7 million shares of Conexant common stock. The aggregate value of such consideration was approximately $292.3 million. Certain of the acquisitions include provisions under which the former shareholders could receive additional consideration of up to $119.4 million, payable in a combination of Conexant common stock and cash, if certain performance and technology goals are achieved and upon the expiration of an escrow period. Conexant may be required to issue up to an additional 0.4 million shares of common stock initially held back for the payment of contingent indemnification obligations, upon the expiration of indemnification periods. To the extent additional consideration is paid by Conexant, Conexant's net investment in Spinco will increase.

     The acquisitions have been recorded under the purchase method of accounting. The value of the consideration for each acquisition has been allocated among the assets and liabilities acquired, including identified intangible assets and in-process research and development ("IPRD"), based upon estimated fair values. The excess of the value of the consideration over the net assets acquired is allocated to goodwill. In connection with five of the transactions, an aggregate of $191.3 million was allocated to IPRD, and expensed (as a charge not deductible for tax purposes) immediately upon completion of the acquisitions, because the technological feasibility of products under development had not been established and no future alternative uses existed.

     The fair value of the IPRD for each of the acquisitions was determined using the income approach. Under the income approach, expected future after-tax cash flows from each of the projects or product families ("projects") under development are estimated and discounted to their net present value at an appropriate risk-adjusted rate of return. Each project was analyzed to determine the technological innovations included in the project; the existence and utilization of core technology; the complexity, cost and time to complete the remaining development efforts; the existence of any alternative future use or current technological feasibility; and the stage of completion in development. Future cash flows for each project were estimated based on forecasted revenues and costs, taking into account the expected life cycles of the products and the underlying technology, relevant market sizes and industry trends.

     The projects were then classified as developed technology, IPRD completed, IPRD to-be-completed, or future development. The estimated future cash flows for each were discounted to approximate fair value. Discount rates were derived from a weighted average cost of capital analysis, adjusted upward to reflect additional risks inherent in the development process, including the probability of achieving technological success and market acceptance. The IPRD charge includes only the fair value of IPRD completed. The fair value assigned to developed technology is included in identifiable intangible assets, and the fair values assigned to IPRD to-be-completed and future development are included in goodwill. The Company believes

                             CONEXANT SPINCO, INC.

the amounts determined for IPRD, as well as developed technology, are representative of fair values and do not exceed the amounts an independent party would pay for these projects.

     The total charge for IPRD for the acquisition of Maker (which Conexant agreed to acquire in December 1999) was $118.5 million. IPRD projects relating to seven product families, directed toward the development of high-performance programmable communications processors and applications software, were identified and valued. Maker's IPRD projects ranged from 55% to 92% complete and averaged approximately 75% complete, with aggregate estimated costs to complete all of the projects of $5.7 million. The IPRD projects principally are expected to be completed within 12 months of the acquisition date. The average discount rates used were 30% for IPRD projects and 20% for developed technology, which reflect the specific risks associated with each of the intangible assets. The weighted average cost of capital was estimated at 18%.

     The total charge for IPRD for the acquisition of Microcosm (completed in January 2000) was $27.4 million. IPRD projects relating to four product families, directed toward the development of high-performance programmable communications processors, were identified and valued. Microcosm's IPRD projects ranged from 77% to 90% complete and averaged approximately 84% complete, with total estimated costs to complete all of the projects of $0.8 million. The IPRD projects are principally expected to be completed within twelve months of the acquisition date. The average discount rates used were 35% for IPRD projects and 25% for developed technology, which reflect the specific risks associated with each of the intangible assets. The weighted average cost of capital was estimated at 20%.

     The total charge for IPRD for the HotRail acquisition (completed in June
2000) was $26.1 million. IPRD projects relating to two product families, directed toward the development of scaleable, high-speed switch fabric systems and the HotRail Channel parallel CMOS transceiver, were identified and valued. HotRail's IPRD projects ranged from 34% to 95% complete and averaged approximately 74% complete, with total estimated costs to complete all of the projects of $11.7 million. The IPRD projects are principally expected to be completed within one year of the acquisition date. The average discount rates used were 34% for IPRD projects and 24% for developed technology, which reflect the specific risks associated with each of the intangible assets. The weighted average cost of capital was estimated at 24%.

     The total charge for IPRD for the acquisition of Novanet (completed in September 2000) was $17.3 million. Three IPRD projects, directed toward the development of high-speed semiconductor solutions for asynchronous transfer mode and packet-over-SONET applications, were identified and valued. Novanet's IPRD projects ranged from 45% to 90% complete and averaged approximately 70% complete, with total estimated costs to complete all of the projects of $10.8 million. The IPRD projects are principally expected to be completed within one year of the acquisition date. The average discount rates used were 22% to 27% for IPRD projects and 28% for developed technology, which reflect the specific risks associated with each of the intangible assets. The weighted average cost of capital was estimated at 20%.

     The total charge for IPRD for the NetPlane acquisition (completed in September 2000) was $2.0 million. Four IPRD projects, directed toward the development of network control software and subsystems, including advanced MPLS software for optical Internet backbone equipment and an IP routing protocol product suite, were identified and valued. NetPlane's IPRD projects ranged from 5% to 60% complete and averaged approximately 30% complete, with total estimated costs to complete all of the projects of $0.5 million. The IPRD projects are principally expected to be completed within one year of the acquisition date. The average discount rates used were 20% to 22% for IPRD projects and 17% for developed technology, which reflect the specific risks associated with each of the intangible assets. The weighted average cost of capital was estimated at 17%.

                             CONEXANT SPINCO, INC.

     Conexant's fiscal 2000 acquisitions are summarized below (in thousands):

                                     SHARES OF                                    GOODWILL AND
                                      CONEXANT      TOTAL VALUE OF                 IDENTIFIED
                                    COMMON STOCK    CONSIDERATION                  INTANGIBLE
           TRANSACTION               ISSUED(1)           (1)            IPRD         ASSETS
           -----------              ------------    --------------    --------    ------------
Maker.............................     12,651          $979,591       $118,500      $888,923
HotRail...........................      5,866           349,843         26,100       334,380
Microcosm.........................      1,523           103,827         27,400        86,798
Novanet...........................      1,802            93,621         17,317        76,386
NetPlane..........................      1,502            79,764          2,031        70,185
Applied Telecom...................        121            15,079             --        14,735

---------------
(1) Excludes shares that may be delivered under earn-outs and under indemnity, escrow, or holdback provisions of the related acquisition agreements.

     Consideration for the fiscal 2000 acquisitions consisted of Conexant common stock issued and stock options assumed (aggregate value $1.6 billion) and cash of $7.4 million. The net assets of the acquired businesses totaled $48.4 million, including liabilities of $13.9 million. For acquisitions completed after the effective date of FIN 44, the intrinsic value of unvested options assumed by Conexant (an aggregate of $19.5 million) was recorded as deferred compensation and will be charged to expense over the remaining vesting period of the options.

     The results of operations of the acquired companies are included in the consolidated financial statements from the dates of acquisition. The pro forma statement of operations data below assumes that each of the companies had been acquired at the beginning of each period presented. This pro forma data includes amortization of goodwill and identified intangibles from that date. However, the impact of the charges for IPRD has been excluded. This pro forma data is presented for informational purposes only, and is not necessarily indicative of the results of future operations nor of the results that would have been achieved had the acquisitions taken place at the beginning of fiscal 1999.

                                                                    YEAR ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1999         2000
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net revenues................................................  $ 305,766    $ 600,758
Net loss....................................................   (278,179)    (208,181)
Net loss per share, basic and diluted.......................  $            $

4. SUPPLEMENTAL FINANCIAL STATEMENT DATA

     Inventories, net consisted of the following at September 30 (in thousands):

                                                               1999       2000
                                                              -------    -------
Raw material................................................  $ 5,529    $ 4,646
Work-in-process.............................................   37,097     51,986
Finished goods..............................................    6,956     22,618
                                                              -------    -------
     Inventories, net.......................................  $49,582    $79,250
                                                              =======    =======

     Total inventories, net have been presented above inclusive of allowances for excess and obsolete inventories of approximately $12.7 million and $15.8 million at September 30, 2000 and 1999, respectively.

                             CONEXANT SPINCO, INC.

     Property, plant and equipment, net consisted of the following at September 30 (in thousands):

                                                                1999        2000
                                                              --------    --------
Machinery and equipment.....................................  $ 26,665    $ 48,912
Leasehold improvements......................................       109         715
Construction in progress....................................     4,714       3,598
                                                              --------    --------
  Total cost................................................    31,488      53,225
Less accumulated depreciation and amortization..............   (16,664)    (22,063)
                                                              --------    --------
     Property, plant and equipment, net.....................  $ 14,824    $ 31,162
                                                              ========    ========

     Goodwill and intangible assets, net consisted of the following at September 30 (in thousands):

                                                   LIFE IN YEARS      1999         2000
                                                   -------------    --------    ----------
Goodwill.........................................  5                $     --    $1,167,727
Developed technology.............................  5 - 8.5            33,084       286,104
Other intangible assets..........................  2 - 10              8,748        52,305
                                                                    --------    ----------
  Total cost.....................................                     41,832     1,506,136
Less accumulated amortization....................                    (17,183)     (160,354)
                                                                    --------    ----------
  Goodwill and intangible assets, net............                   $ 24,649    $1,345,782
                                                                    ========    ==========

     Other assets consisted of the following at September 30 (in thousands):

                                                               1999       2000
                                                              ------    --------
Advance payment to vendor...................................  $   --    $ 75,000
Investments, at cost........................................   7,500      12,530
Deferred compensation.......................................      --      20,969
Other.......................................................     914       4,116
                                                              ------    --------
  Other assets..............................................  $8,414    $112,615
                                                              ======    ========

     The $75.0 million advance payment was paid to a wafer supplier under an agreement for foundry capacity. An additional $75.0 million was paid in October 2000. The entire $150.0 million amount of the advance payments will be repaid upon the termination of the agreement, or earlier if certain conditions are met. Investments consist of equity interests in three early stage technology companies, which are accounted for under the cost method, as the Company has less than 20% of the voting rights and does not exercise significant influence.

                             CONEXANT SPINCO, INC.

5. INCOME TAXES

     The components of the provision (benefit) for income taxes for the three years ended September 30, 2000 are as follows (in thousands):

                                                       1998        1999        2000
                                                     --------    --------    --------
Current:
  United States....................................  $(15,887)   $ 14,220    $ 33,527
  Foreign..........................................       693       1,149       4,340
  State and local..................................    (4,756)      2,588       3,616
                                                     --------    --------    --------
     Total current.................................   (19,950)     17,957      41,483
                                                     --------    --------    --------
Deferred:
  United States....................................    (6,014)    (12,872)     (6,104)
  Foreign..........................................      (152)         51      (4,340)
  State and local..................................      (948)     (4,847)     (3,988)
                                                     --------    --------    --------
     Total deferred................................    (7,114)    (17,668)    (14,432)
                                                     --------    --------    --------
Provision (benefit) for income taxes...............  $(27,064)   $    289    $ 27,051
                                                     ========    ========    ========

     The provision (benefit) for income taxes differs from the U.S. federal statutory tax rate for the three years ended September 30, 2000 as follows (in thousands):

                                                        1998       1999        2000
                                                      --------    -------    --------
U.S. federal statutory tax at 35%...................  $(20,542)   $ 4,458    $(72,016)
State taxes, net of federal effects.................    (3,708)    (1,469)       (241)
Foreign income taxes in excess of (less than)
  U.S. .............................................      (199)       178      19,130
Research and development credits....................    (2,727)    (2,980)     (6,680)
Nondeductible goodwill..............................        --         --      35,323
Nondeductible IPRD..................................        --         --      51,321
Other...............................................       112        102         214
                                                      --------    -------    --------
Provision (benefit) for income taxes................  $(27,064)   $   289    $ 27,051
                                                      ========    =======    ========

     The provision (benefit) for income taxes was calculated based upon the following components (in thousands):

                                                       1998       1999        2000
                                                     --------    -------    ---------
United States (loss) income........................  $(60,809)   $ 9,817    $(151,104)
Foreign income.....................................     2,118      2,921      (54,656)
                                                     --------    -------    ---------
Total income (loss) before provision (benefit) for
  income taxes.....................................  $(58,691)   $12,738    $(205,760)
                                                     ========    =======    =========

                             CONEXANT SPINCO, INC.

     Deferred income tax assets and liabilities included in the balance sheet at September 30, 2000 and 1999 consist of the tax effects of temporary differences related to the following (in thousands):

                                                               1999        2000
                                                              -------    --------
Accrued compensation and benefits...........................  $ 3,557    $  2,015
Inventories.................................................    8,899       8,865
Product returns and allowances..............................    4,194       1,836
Deferred U.S. distributor revenues..........................    5,090       5,737
Research and development credits............................    4,902          --
Other -- net................................................      319       1,001
                                                              -------    --------
Current deferred income taxes...............................  $26,961    $ 19,454
                                                              =======    ========
Retirement benefits and deferred compensation...............  $ 2,396    $    350
Property, plant and equipment...............................     (569)     (1,475)
Intangible assets...........................................   (5,950)    (95,722)
Net operating losses........................................       --      17,628
Research and development credits............................       --      12,726
Other -- net................................................      100         115
                                                              -------    --------
Long-term deferred income taxes.............................  $(4,023)   $(66,378)
                                                              =======    ========

     Spinco's deferred income tax assets at September 30, 2000 include a deferred tax asset of $6.8 million, representing net operating losses arising from the exercise of Conexant stock options by Spinco employees during the fiscal year, which has been accounted for as an increase in Conexant's net investment in Spinco. Tax benefits from the exercise of Conexant stock options by Spinco employees approximated $50.2 million and $4.9 million for fiscal years 2000 and 1999, respectively.

     Management believes it is more likely than not that current and long-term tax assets will be realized through the reduction of future income tax payments. Significant factors considered by management in its determination of the probability of the realization of the deferred tax assets included: (a) the historical operating results of the Company, (b) expectations of future earnings, and (c) available tax planning strategies.

     The research and development credits and the net operating losses shown above are calculated as if Spinco had filed separate tax returns. These tax attributes include certain amounts that are retained by Conexant and will not be available to be utilized in the separate tax returns of Spinco subsequent to the distribution.

     Spinco has entered into a tax allocation agreement with Conexant that allocates tax liabilities between Conexant and Spinco during the period in which Spinco is included in Conexant's consolidated group. Generally, Spinco will pay an amount to Conexant equal to the amount of taxes Spinco would have paid if Spinco had filed separate tax returns.

                             CONEXANT SPINCO, INC.

6. COMMITMENTS

     Conexant leases certain facilities and equipment under non-cancelable operating leases. Rental expense allocated to Spinco based upon relative costs or specific identification was approximately $3.4 million, $3.1 million, and $4.4 million during fiscal years 1998, 1999, and 2000, respectively. In the separation, Spinco assumed certain leases held by Conexant and will sublease certain properties from Conexant. Spinco's future minimum obligations under operating leases, including leases assumed from Conexant as of September 30, 2000, are as follows (in thousands):

                        FISCAL YEAR
                        -----------
2001........................................................    $  3,993
2002........................................................       3,361
2003........................................................       3,025
2004........................................................       2,729
2005........................................................       1,314
Thereafter..................................................         667
                                                                --------
     Total future minimum payments..........................    $ 15,089
                                                                ========

     In addition, Conexant will provide office space at its Newport Beach, California campus to Spinco under a short-term lease for a monthly rent of approximately $450,000. The lease has an initial term of six months, and may be extended at Spinco's option for two successive six-month periods through August 2002.

7. CONTINGENCIES

     In connection with the separation, Spinco will assume responsibility for all contingent liabilities and current and future litigation (including intellectual property proceedings) against Conexant or its subsidiaries in respect of the historical operations of Spinco. Conexant will remain responsible for the recently settled federal action by Brent Townshend against Conexant, and for pending patent infringement action by Klaus Holtz relating to Conexant's modem products utilizing the V.42bis standard for data compression, and for all liabilities in respect of environmental matters arising prior to the distribution. In connection with Conexant's settlement of the Townshend matter, Spinco will issue $15 million in value of Class A common stock, based upon the initial public offering price; this amount will be reimbursed by Conexant.

     The outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to Spinco. Many intellectual property disputes have a risk of injunctive relief and there can be no assurance that a license will be granted. Injunctive relief could have a material adverse effect on the financial condition or results of operations of Spinco. The Company is not a party to any litigation which management believes would have a material adverse effect on Spinco's financial condition or results of operations.

8. CAPITAL STOCK

     Spinco was incorporated in Delaware in October 2000, and is a wholly-owned
subsidiary of Conexant. Spinco's authorized capital consists of        shares of
preferred stock, no par value, of which        shares are designated as Series A
Junior Participating Preferred Stock for issuance in connection with the
exercise of our preferred share purchase rights, and        and        shares of
Class A Common Stock, $.01 par value and Class B common stock, $.01 par value, respectively. There are no shares of preferred stock issued or outstanding.

     Prior to the initial public offering, Spinco will recapitalize its common stock into Class A common Stock having one vote per share and Class B common stock having five votes per share. Shares of Class A common

                             CONEXANT SPINCO, INC.

stock will be sold to the public in the offering. Conexant will be issued shares of Class B common stock in exchange for its shares of Spinco common stock.

     Holders of Class A common stock and Class B common stock are entitled to share, equally on a per share basis, in all dividends declared by the board of directors from time to time; provided that with respect to stock dividends, holders of shares of Class A common stock will receive only shares of Class A common stock and holders of shares of Class B common stock will receive only shares of Class B common stock. Each holder of Spinco's Class A common stock is entitled to one vote for each such share outstanding in such holder's name and each holder of Spinco's Class B common stock is entitled to five votes for each such share outstanding in such holder's name. Shares of Class B common stock are automatically convertible into shares of Class A common stock upon the occurrence of certain events, including the completion of the distribution.

     Each outstanding share of Class A common stock and Class B common stock also evidences one Preferred Share Purchase Right (a "Right"). The holder of a Right may, in certain takeover-related circumstances, become entitled to purchase from the Company 1/100th of a share of Series A Junior Participating
Preferred Stock at a price of $          , subject to adjustment. Also, in
certain takeover-related circumstances, each Right (other than those held by an acquiring person) will generally be exercisable for shares of common stock or stock of the acquiring person having a market value of twice the exercise price. In certain events, each Right may be exchanged by the Company for one share of common stock or 1/100th of a share of Junior Preferred Stock. The Rights will
expire on             , 2011, unless extended or earlier redeemed at a
redemption price of $.01 per Right, subject to adjustment. Until a Right is exercised, the holder, as such, will have no voting, dividend or other rights as a shareholder of the Company.

9. EMPLOYEE STOCK PLANS

  Employee Stock Option Plans

     Conexant has stock option plans under which Spinco employees and directors may be granted options to purchase common stock. Options are generally granted at not less than the fair market value at grant date, generally vest over a four years and expire eight to ten years after the grant date. During fiscal 2000, Conexant also assumed stock option plans in connection with the acquisitions of six businesses which became part of Spinco.

     A summary of stock options held by Spinco employees under Conexant's stock option plans follows (shares in thousands):

                                                                           WEIGHTED
                                                              NUMBER OF    AVERAGE
                                                              CONEXANT     EXERCISE
                                                               SHARES       PRICE
                                                              ---------    --------
Outstanding, October 1, 1998................................       --       $   --
Issued with spin-off from Rockwell..........................    2,218         8.07
Granted during period.......................................    4,670        11.82
Exercised...................................................     (245)        7.18
Cancelled...................................................     (212)        9.05
                                                               ------       ------
Outstanding, September 30, 1999.............................    6,431        10.80
Granted during period.......................................   11,023        52.64
Outstanding options of acquired companies...................    3,704        11.66
Exercised...................................................   (1,849)        6.99
Cancelled...................................................     (483)       44.16
                                                               ------       ------
Outstanding, September 30, 2000.............................   18,826       $35.03
                                                               ======       ======
Exercisable.................................................    2,083       $ 8.76
                                                               ======       ======

                             CONEXANT SPINCO, INC.

     The following table summarizes Conexant stock options held by Spinco employees at September 30, 2000 (shares in thousands):

                              OUTSTANDING                   EXERCISABLE
                  -----------------------------------   --------------------
                                AVERAGE      WEIGHTED               WEIGHTED
                  NUMBER OF    REMAINING     AVERAGE    NUMBER OF   AVERAGE
    RANGE OF      CONEXANT    CONTRACTUAL    EXERCISE   CONEXANT    EXERCISE
EXERCISE PRICES    SHARES     LIFE (YEARS)    PRICE      SHARES      PRICE
---------------   ---------   ------------   --------   ---------   --------
$ 0.07 - $  9.40    6,127         8.0        $  7.80      1,829      $ 6.96
$ 9.63 - $ 36.27    2,394         9.3          24.49        211       18.18
$36.45 - $ 36.50    5,239         9.8          36.50         --          --
$36.65 - $ 84.31    4,116         9.3          62.85         43       38.72
$84.50 - $121.68      950         9.4         108.55         --          --
                   ------         ---        -------      -----      ------
$ 0.07 - $121.68   18,826         9.0        $ 35.03      2,083      $ 8.76
                   ======         ===        =======      =====      ======

  Long-term Incentives Plan

     Prior to the distribution, Spinco intends to establish a long-term incentives plan for eligible Spinco employees. Conexant options granted before January 1, 2000 are expected to be adjusted to become Spinco stock options and Conexant stock options at the distribution. The exercise price of the Conexant options and the Spinco options will be adjusted using a formula. The adjustments to Conexant options will be done in such a manner that (1) the aggregate intrinsic value of the options immediately before and after the exchange are the same, (2) the ratio of the exercise price per option to the market value per share is not reduced, and (3) the vesting provisions and option period of the replacement Spinco options are the same as the original vesting terms and option period of the Conexant options. It is currently unknown how many Spinco options will result from these adjustments to Conexant options.

     Conexant stock options held by Spinco employees granted after December 31, 2000 are expected to be converted into Spinco stock options. The exercise price and number of shares of the resulting Spinco options will be adjusted using a formula such that the (i) the aggregate intrinsic value of the options immediately before and after the conversion are the same; (ii) the ratio of the exercise price per options to the market value per share is not reduced; and
(iii) the vesting and option period of the resulting Spinco options are the same as the original vesting terms and option period of the Conexant options.

     Under Conexant's long-term incentives plan, shares of common stock are reserved for issuance as restricted stock, at no cost to key employees. Compensation expense, equal to the fair market value on the date of the grant, is recognized as the granted shares vest over a period of one to four years. Certain Spinco employees participate in the Conexant long-term incentives plan. Spinco employees who have Conexant restricted stock grants will participate in the distribution with all Conexant shareholders; however, the Spinco shares received will be subject to the same restrictions and vesting provisions as the original Conexant restricted stock grant. Compensation expense recognized in the accompanying consolidated financial statements for restricted stock grants totaled $331,000 (2000) and $4.1 million (1999).

  Directors Stock Plan

     Spinco intends to adopt a directors stock plan, under which shares of common stock are issued to members of its Board of Directors at an exercise price equal to the fair market value on the date of grant and that will vest over 48 months.

                             CONEXANT SPINCO, INC.

  Employee Stock Purchase Plan

     Under Conexant's employee stock purchase plan, eligible Spinco employees have been able to contribute up to 10% of their compensation to purchase shares of Conexant common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Prior to the separation, Spinco intends to establish an identical employee stock purchase plan for eligible Spinco employees.

  Retirement Savings Plan

     Conexant sponsors a 401(k) retirement savings plan under which eligible U.S. Spinco employees may contribute, on a pre-tax basis or after tax basis, between 1% and 15% (between 1% and 17% subsequent to fiscal 1999) of their total annual wages from the Company (as defined), subject to a maximum aggregate annual contribution imposed by the Internal Revenue Code. Conexant sponsors a "stock match" program under which Conexant matches contributions dollar for dollar up to specified levels, and may make an additional variable matching contribution that at fiscal year-end, based on Conexant's performance. All shares of the Company's common stock accumulated for employees' accounts under the retirement savings plan vest immediately. Conexant matching contributions are allocated on a basis of relative cost in the accompanying consolidated financial statements. Spinco recognized expenses of $3.2 million, $1.4 million and $1.0 million during fiscal years 2000, 1999, and 1998, respectively. Prior to the completion of the initial public offering, Spinco intends to establish a retirement savings plan.

  Accounting for Stock-based Compensation

     As permitted under SFAS 123, Spinco has elected to follow APB 25 and related interpretations in accounting for stock-based awards to employees. Under APB 25, Spinco generally recognizes no compensation expense with respect to such awards.

     Pro forma information regarding net income (loss) and earnings per share is required by SFAS 123. This information is required to be determined as if Spinco had accounted for stock-based awards to its employees under the fair value method of that Statement. Had compensation cost for option awards under Conexant's stock option plans been determined based on the fair value at the grant date for awards in fiscal 2000 and 1999 consistent with the provisions of SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been the pro forma amounts indicated below (in thousands, except per share data):

                                                           1999       2000
                                                          ------    ---------
Pro forma net income (loss).............................  $7,471    $(282,402)
Net income (loss) per share, basic and diluted..........  $         $

     Conexant granted no options in fiscal 1998. For purposes of pro forma disclosures under SFAS 123, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. The fair value of the options granted in fiscal 1999 and 2000 reported below has been estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                              1999      2000
                                                              -----    ------
Risk-free interest rate.....................................    5.9%      5.9%
Expected volatility.........................................     60%       60%
Dividend yield..............................................     --        --
Expected life (years).......................................    4.5       4.5
Weighted-average fair value of options granted..............  $6.35    $28.29

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because

                             CONEXANT SPINCO, INC.

Conexant options held by Spinco employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options.

10. SPECIAL CHARGES

     In the fourth quarter of 1998, Conexant restructured its business, including certain actions related to Spinco. The fiscal 1998 charge of $3.6 million consisted of $1.9 million for employee severance and costs under a voluntary early retirement program ("VERP") offered to certain salaried employees in connection with a workforce reduction, and $1.7 million of costs associated with the disposal of certain property and equipment. The fiscal 1999 special charges of $2.2 million represent additional costs under the VERP. Under the terms of the employee matters agreement with Conexant, Conexant will retain all liabilities for future payments under the VERP.

11. RELATED PARTY TRANSACTIONS

     Spinco's costs and expenses include allocations from Conexant for research and development, legal, accounting, treasury, human resources, real estate, information systems, customer service, sales, marketing, engineering, and other Conexant corporate services including executive salaries and other costs. These allocations have been determined on bases that Conexant and Spinco considered to be reasonable reflections of the utilization of services provided or the benefit received by Spinco. The allocation methods include specific identification, relative revenues or costs, manufacturing capacity utilization, or headcount. Allocated costs included in the accompanying consolidated statements of operations follow (in thousands).

                                                        1998       1999        2000
                                                       -------    -------    --------
Cost of goods sold...................................  $31,257    $21,199    $ 27,784
Research and development.............................   16,688     22,348      31,522
Selling and marketing................................   14,909     19,074      32,102
General and administrative...........................    8,550     13,527      26,981
                                                       -------    -------    --------
                                                       $71,404    $76,148    $118,389
                                                       =======    =======    ========

     At the separation date, Spinco and Conexant entered into a transition services agreement which outlines certain services related to research and development, selling and marketing, and general and administrative services to be performed on behalf of Spinco by Conexant through December 31, 2001. Under the terms of the agreement, Conexant will provide such services to Spinco at cost. To the extent Spinco uses these services subsequent to December 31, 2001 the pricing is subject to negotiation.

     Historically, Spinco has outsourced all of its product manufacturing to Conexant and other third parties. Products manufactured by Conexant for Spinco have been recorded in the consolidated financial statements at Conexant's actual manufacturing cost. Cost of goods sold includes costs of Conexant-manufactured products totaling $42.8 million, $63.0 million, and $98.8 million for fiscal years 1998, 1999, and 2000, respectively. Under the transition services agreement, Conexant will continue to provide fabrication, assembly, and test capacity to Spinco at cost through December 31, 2001. To the extent Spinco uses these services subsequent to December 31, 2001 the pricing is subject to negotiation.

     In connection with the separation from Conexant, Spinco and Conexant also entered into an employee matters agreement and a joint technology and marketing agreement. The employee matters agreement allocates assets, liabilities, and responsibilities relating to current and former employees of the Internet infrastructure business and their participation in the benefit plans, including stock plans, that Conexant currently sponsors and maintains and requires Spinco to establish benefit plans on terms and conditions

                             CONEXANT SPINCO, INC.

comparable to Conexant benefit plans prior to the separation. The joint technology and marketing agreement provides for, among other things, cooperation on common standards and features and joint marketing arrangements.

12. SEGMENT AND OTHER INFORMATION

     Spinco operates in one segment, designing, developing and marketing semiconductor products for manufacturers of communications network infrastructure equipment. Geographical revenue information is based on the destination of the sales. Long-lived assets consist of property, plant and equipment. Long-lived assets information is based on the physical location of the property or the assets at the end of each fiscal year.

  Net Revenues by Geographic Area of Destination

                                                         YEAR ENDED SEPTEMBER 30,
                                                     --------------------------------
                                                       1998        1999        2000
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
United States......................................  $112,874    $227,794    $437,110
Asia-Pacific.......................................    12,139      30,880      75,135
Europe.............................................    11,564      10,857      46,327
Other..............................................     6,693       8,082      20,634
                                                     --------    --------    --------
     Total net revenues............................  $143,270    $277,613    $579,206
                                                     ========    ========    ========

     No foreign country represented 10% or more of net revenues for any of the years presented.

  Net Long-Lived Assets by Geographic Area

                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                               1999         2000
                                                              -------    ----------
                                                                 (IN THOUSANDS)
United States...............................................  $46,219    $1,335,624
Europe......................................................      577        68,924
Other.......................................................    1,091        85,011
                                                              -------    ----------
     Total net long-lived assets............................  $47,887    $1,489,559
                                                              =======    ==========

     No foreign country represented 10% or more of net long-lived assets for any of the years presented.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Maker Communications, Inc. and subsidiary:

We have audited the accompanying consolidated balance sheets of Maker Communications, Inc. (a Delaware corporation) and subsidiary as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Maker Communications, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maker Communications, Inc. and subsidiary as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 18, 2000

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                1998         1999
                                                              ---------    --------
                                                              (IN THOUSANDS, EXCEPT
                                                               SHARE AND PER SHARE
                                                                    AMOUNTS)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 13,615     $20,485
  Marketable securities.....................................        --      24,640
  Accounts receivable, net of reserve of $90 at December 31,
     1998 and 1999..........................................       932       2,359
  Inventory.................................................       296         610
  Prepaid expenses and other current assets.................       106         883
                                                              --------     -------
     Total current assets...................................    14,949      48,977
Marketable Securities, noncurrent...........................        --      12,000
Property and Equipment, net.................................       952       1,793
Other Assets................................................        56         123
                                                              --------     -------
     Total assets...........................................  $ 15,957     $62,893
                                                              ========     =======
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current Liabilities:
  Current portion of note payable to a bank.................  $    308     $    --
  Accounts payable..........................................       412         733
  Accrued expenses..........................................     1,820       2,416
  Deferred revenue..........................................       181         324
                                                              --------     -------
     Total current liabilities..............................     2,721       3,473
Note Payable to a Bank, less current portion................       642          --
Convertible Note Payable (Note 6)...........................       500          --
Commitments and Contingencies (Note 9)
Redeemable Preferred Stock, at redemption value (Note 7)....    23,440          --
Stockholders' Equity (Deficit) (Note 8):
  Preferred stock, $0.01 par value --
     Authorized -- 0 and 1,000,000 shares at December 31,
      1998 and 1999, respectively...........................
     Issued and outstanding -- No shares....................        --          --
  Junior convertible preferred stock, $0.01 par value --
     Authorized -- 3,154,000 and 0 shares at December 31,
      1998 and 1999, respectively...........................
     Issued and outstanding -- 3,154,000 and 0 shares at
      December 31, 1998 and 1999, respectively..............        32          --
  Common stock, $0.01 par value --
     Authorized -- 17,174,670 and 100,000,000 shares at
      December 31, 1998 and 1999, respectively..............
     Issued and outstanding -- 5,882,490 and 18,888,641
      shares at December 31, 1998 and 1999, respectively....        59         189
  Additional paid-in capital................................        68      68,540
  Accumulated deficit.......................................   (11,505)     (9,309)
                                                              --------     -------
          Total stockholders' equity (deficit)..............   (11,346)     59,420
                                                              --------     -------
          Total liabilities, redeemable preferred stock and
           stockholders' equity (deficit)...................  $ 15,957     $62,893
                                                              ========     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                 1997           1998           1999
                                                              ----------     ----------     ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Product...................................................   $ 1,231        $ 6,309        $13,454
  Software and maintenance..................................       543          1,385          2,230
                                                               -------        -------        -------
     Total revenues.........................................     1,774          7,694         15,684
Cost of Revenues............................................     1,031          3,238          5,099
                                                               -------        -------        -------
     Gross profit...........................................       743          4,456         10,585
Operating Expenses:
  Research and development..................................     2,727          4,171          5,936
  Selling and marketing.....................................       883          2,078          2,732
  General and administrative................................       751          1,299          1,557
  Litigation................................................       462          1,118             --
  Acquisition costs.........................................        --             --            200
                                                               -------        -------        -------
     Total operating expenses...............................     4,823          8,666         10,425
                                                               -------        -------        -------
     Income (loss) from operations..........................    (4,080)        (4,210)           160
Interest Income.............................................       212            538          2,195
Other Expenses, net.........................................       (33)           (82)           (68)
                                                               -------        -------        -------
     Income (loss) before income taxes......................    (3,901)        (3,754)         2,287
Provision for Income Taxes..................................        --             --             91
                                                               -------        -------        -------
     Net income (loss)......................................   $(3,901)       $(3,754)       $ 2,196
                                                               =======        =======        =======
Net Income (Loss) per Share:
  Basic.....................................................   $ (0.72)       $ (0.66)       $  0.16
                                                               =======        =======        =======
  Diluted...................................................   $ (0.72)       $ (0.66)       $  0.12
                                                               =======        =======        =======
Weighted Average Common Shares Outstanding:
  Basic.....................................................     5,383          5,647         14,039
                                                               =======        =======        =======
  Diluted...................................................     5,383          5,647         19,083
                                                               =======        =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                            JUNIOR CONVERTIBLE
                             PREFERRED STOCK            COMMON STOCK
                          ----------------------   ----------------------   ADDITIONAL                      TOTAL
                            NUMBER       $0.01       NUMBER       $0.01      PAID-IN     ACCUMULATED    STOCKHOLDERS'
                          OF SHARES    PAR VALUE   OF SHARES    PAR VALUE    CAPITAL       DEFICIT     EQUITY (DEFICIT)
                          ----------   ---------   ----------   ---------   ----------   -----------   ----------------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Balance, December 31,
  1996..................   3,154,000     $ 32       5,378,174     $ 54       $     1      $ (3,758)        $ (3,671)
  Offering costs related
    to the issuance of
    Class B redeemable
    convertible
    preferred stock.....          --       --              --       --            --           (62)             (62)
  Conversion of note
    payable into common
    stock...............          --       --          20,866       --            --            --               --
  Exercise of employee
    stock options.......          --       --           3,360       --            --            --               --
  Net loss..............          --       --              --       --            --        (3,901)          (3,901)
                          ----------     ----      ----------     ----       -------      --------         --------
Balance, December 31,
  1997..................   3,154,000       32       5,402,400       54             1        (7,721)          (7,634)
  Offering costs related
    to the issuance of
    Class C redeemable
    convertible
    preferred stock.....          --       --              --       --            --           (30)             (30)
  Exercise of employee
    stock options.......          --       --         480,090        5            67            --               72
  Net loss..............          --       --              --       --            --        (3,754)          (3,754)
                          ----------     ----      ----------     ----       -------      --------         --------
Balance, December 31,
  1998..................   3,154,000       32       5,882,490       59            68       (11,505)         (11,346)
  Conversion of Class B
    redeemable
    convertible
    preferred stock into
    common stock........          --       --       3,416,575       34        10,215            --           10,249
  Conversion of Class C
    redeemable
    convertible
    preferred stock into
    common stock........          --       --       1,137,858       11         4,995            --            5,006
  Conversion of junior
    convertible
    preferred stock into
    common stock........  (3,154,000)     (32)      3,154,000       32            --            --               --
  Conversion of
    convertible note
    payable into common
    stock...............          --       --         125,000        1           499            --              500
  Common stock issued
    during initial
    public offering and
    concurrent private
    placement...........          --       --       4,352,500       44        51,610            --           51,654
  Exercise of employee
    stock options.......          --       --         828,618        8         1,153            --            1,161
  Repurchase and
    cancellation of
    common stock........          --       --          (8,400)      --            --            --               --
  Net income............          --       --              --       --            --         2,196            2,196
                          ----------     ----      ----------     ----       -------      --------         --------
Balance, December 31,
  1999..................          --     $ --      18,888,641     $189       $68,540      $ (9,309)        $ 59,420
                          ==========     ====      ==========     ====       =======      ========         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                               1997      1998       1999
                                                              -------   -------   --------
                                                                     (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net income (loss).........................................  $(3,901)  $(3,754)  $  2,196
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities --
    Depreciation and amortization...........................      211       410        715
    Issuance of convertible note payable in settlement of
      litigation............................................       --       500         --
    Changes in operating assets and liabilities --
       Accounts receivable..................................     (125)     (602)    (1,427)
       Inventory............................................      (96)     (146)      (314)
       Prepaid expenses and other current assets............     (229)      144       (777)
       Accounts payable.....................................      119       209        321
       Accrued expenses.....................................      445     1,276        596
       Deferred revenue.....................................       (4)      127        143
                                                              -------   -------   --------
         Net cash provided by (used in) operating
           activities.......................................   (3,580)   (1,836)     1,453
Cash Flows from Investing Activities:
  Purchase of marketable securities.........................       --        --    (61,327)
  Proceeds from sale or maturity of marketable securities...       --        --     24,687
  Purchase of property and equipment........................     (587)     (659)    (1,556)
  Decrease (increase) in other assets.......................      (93)       43        (67)
                                                              -------   -------   --------
         Net cash used in investing activities..............     (680)     (616)   (38,263)
Cash Flows from Financing Activities:
  Borrowings under note payable to a bank...................      436       689        450
  Payments on note payable to a bank........................       --      (174)    (1,400)
  Net proceeds from initial public offering and concurrent
    private placement of common stock.......................       --        --     51,654
  Net proceeds from issuance of Class B redeemable
    convertible preferred stock.............................   10,098        89         --
  Net proceeds from issuance of Class C redeemable
    convertible preferred stock.............................       --     4,526        450
  Proceeds from exercise of stock options...................       --        72      1,161
  Redemption of Class A redeemable preferred stock..........       --        --     (8,635)
                                                              -------   -------   --------
         Net cash provided by financing activities..........   10,534     5,202     43,680
                                                              -------   -------   --------
         Net increase in cash and cash equivalents..........    6,274     2,750      6,870
Cash and Cash Equivalents, beginning of year................    4,591    10,865     13,615
                                                              -------   -------   --------
Cash and Cash Equivalents, end of year......................  $10,865   $13,615   $ 20,485
                                                              =======   =======   ========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for interest....................  $   129   $    65   $     42
                                                              =======   =======   ========
  Cash paid during the year for income taxes................  $    --   $     4   $     72
                                                              =======   =======   ========
Supplemental Disclosure of Noncash Financing Activities:
  Conversion of note payable into common stock and Class A
    redeemable preferred stock..............................  $    34   $    --   $     --
                                                              =======   =======   ========
  Conversion of note payable into common stock..............  $    --   $    --   $    500
                                                              =======   =======   ========
  Conversion of junior convertible preferred stock into
    common stock............................................  $    --   $    --   $     32
                                                              =======   =======   ========
  Conversion of Class B redeemable convertible preferred
    stock into common stock.................................  $    --   $    --   $ 10,249
                                                              =======   =======   ========
  Conversion of Class C redeemable convertible preferred
    stock into common stock.................................  $    --   $    --   $  5,006
                                                              =======   =======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

(1) NATURE OF OPERATIONS

     Maker Communications, Inc. (Maker), a Delaware corporation, was founded in 1994. Maker is a fabless semiconductor company that develops and markets high-performance programmable communications processors, development tools and application software for use in communications systems equipment. Maker sells its products to telecommunications and data networking vendors based primarily in North America.

     In 1998, Maker established a wholly owned subsidiary, Maker Communications Securities Corporation, which is a qualified Massachusetts securities corporation.

     On December 18, 1999, Maker entered into an Agreement and Plan of Merger with Conexant Systems, Inc. (Conexant), whereby Maker will be merged with and into Conexant. Holders of Maker common stock would receive 0.66 of a share of Conexant common stock for each share of Maker common stock. Consummation of the merger is subject to customary conditions to closing, including the approval of the stockholders of Maker and certain regulatory approvals. The merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes and is intended to qualify as a tax-free reorganization for federal income tax purposes. The merger is expected to close in March 2000.

(2) SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

  (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Maker and its wholly owned subsidiary. All significant intercompany balances have been eliminated in consolidation.

  (b) Initial Public Offering

     Maker completed its initial public offering (the Offering) of 3,852,500 shares of its common stock in May 1999, including 502,500 shares issued in connection with the exercise of the underwriters' over-allotment option on the Offering date. These shares were offered to the public at $13 per share, which net of Offering expenses and the $0.91 per share underwriting discount, resulted in net proceeds of $45,609,000. In addition. Maker sold 500,000 shares of common stock in a concurrent private placement that was not underwritten at a price of $12.09 pen share, resulting in net proceeds of $6,045,000. Concurrent with the Offering, all of the Class A redeemable preferred stock was redeemed, resulting in cash payments totaling $8,635,000, and all Class B convertible preferred stock, Class C convertible preferred stock and junior convertible preferred stock were all converted into an aggregate of 7,708,433 shares of common stock on the date of the Offering. Proceeds from the Offering were used to repay bank debt of $1,243,000 in May 1999.

  (c) Revenue Recognition

     Revenue derived from the sale of processors is recognized upon shipment. Provisions are made at that time for any applicable warranty costs expected to be incurred. Revenue from software license agreements is recognized upon execution of a license agreement and delivery of the software, provided that the fee is fixed or determinable and deemed collectible by management. Revenue from software maintenance agreements is recognized ratably over the term of the maintenance period, which is typically one year. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. Maker recognizes software revenue in accordance with the provisions of Statement of Position (SOP) No. 97-2, Software Revenue Recognition.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

  (d) Net Income (Loss) per Share

     Basic net income (loss) per share is calculated using the weighted average number of common shares outstanding. Diluted net income (loss) per share is computed on the basis of the weighted average number of common shares outstanding and the effect of dilutive securities using the Treasury stock method. The following table sets forth the computation of basic and diluted net income (loss) per share, including a reconciliation of basic and diluted weighted average shares outstanding (in thousands, except per share amounts)

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
Net income (loss).....................................  $(3,901)   $(3,754)   $ 2,196
                                                        =======    =======    =======
Basic weighted average common shares outstanding......    5,383      5,647     14,039
Effect of dilutive securities:
  Stock options.......................................       --         --      2,265
  Convertible note....................................       --         --         40
  Convertible preferred stock.........................       --         --      2,739
                                                        -------    -------    -------
Diluted weighted average common shares outstanding....    5,383      5,647     19,083
                                                        =======    =======    =======
Basic net income (loss) per share.....................  $ (0.72)   $ (0.66)   $  0.16
                                                        -------    -------    -------
Diluted net income (loss) per share...................  $ (0.72)   $ (0.66)   $  0.12
                                                        =======    =======    =======

     Options to purchase a weighted total of 492,000 and 1,503,000 common shares have been excluded from the computation of diluted weighted average shares outstanding for the years ended December 31, 1997 and 1998, respectively, since their effect is antidilutive, as Maker has recorded a net loss for those periods. For the year ended December 31, 1999, options to purchase a weighted total of 66,000 common shares were excluded from the computation of diluted weighted average shares outstanding because the exercise prices of such options were greater than the average fair market value of Maker's common stock and, therefore, would be antidilutive.

  (e) Cost of Revenues

     Cost of revenues includes the cost of purchasing fully assembled, tested and packaged communications processors from Maker's independent foundries, production related expenses, warranty, and quality assurance for those products, as well as costs of personnel associated with supporting Maker's customers. Cost of revenues also includes software costs, consisting of the cost of media on which it is delivered, which amounts are not significant.

  (f) Cash Equivalents and Marketable Securities

     Maker classifies short-term, highly liquid investments with original maturity dates of 90 days or less as cash equivalents and all investments with original maturity dates greater than 90 days as marketable securities. Marketable securities with remaining maturities of less than one year as of the balance sheet date are classified as current.

     At December 31, 1999, all of Maker's cash equivalents and marketable securities were in commercial paper, corporate bonds and government securities and were classified as held-to-maturity. Held-to-maturity securities represent those securities for which Maker has the intent and ability to hold to maturity and are stated at cost, adjusted for amortization of premiums and discounts.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

     A summary of held-to-maturity securities at amortized cost, which approximates market value, by balance sheet caption is as follows (in thousands):

                                                      WEIGHTED                    WEIGHTED
                                      DECEMBER 31,    AVERAGE     DECEMBER 31,     AVERAGE
                                          1998        MATURITY        1999        MATURITY
                                      ------------    --------    ------------    ---------
Cash equivalents....................     $9,051          --         $14,452              --
Marketable securities, current......         --          --          24,640        3 months
Marketable securities, noncurrent...         --          --          12,000       18 months
                                         ------                     -------
Total held-to-maturity securities...     $9,051                     $51,092
                                         ======                     =======

  (g) Inventory

     Inventory, which consists of finished goods, is stated at the lower of cost (first-in, first-out) or market.

  (h) Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Maker provides for depreciation and amortization using the straight-line method to allocate the cost of property and equipment over their estimated useful lives, as follows:

                                                                ESTIMATED
ASSET CLASSIFICATION                                           USEFUL LIFE
--------------------                                          -------------
Computer equipment..........................................     3 years
Computer software...........................................     3 years
Leasehold improvements......................................  Life of lease
Furniture and fixtures......................................     5 years

     Property and equipment at December 31, 1998 and 1999 consisted of the following (in thousands):

                                                               1998      1999
                                                              ------    ------
Computer equipment..........................................  $1,236    $2,207
Computer software...........................................     422       873
Leasehold improvements......................................      48       139
Furniture and fixtures......................................      53        96
                                                              ------    ------
                                                               1,759     3,315
Less -- Accumulated depreciation and amortization...........     807     1,522
                                                              ------    ------
                                                              $  952    $1,793
                                                              ======    ======

  (i) Software Development Costs

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, Maker has evaluated the establishment of technological feasibility of its various products during the development phase. Due to the dynamic changes in the market, Maker has concluded that it cannot determine technological feasibility until the development phase of the project is nearly complete. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to Maker's financial position or results of operations. Therefore, Maker charges all research and development expenses to operations in the period incurred.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

  (j) Income Taxes

     Maker accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. This statement requires Maker to recognize a current tax asset or liability for current taxes payable or refundable and to record a deferred tax asset or liability for the estimated future tax effects of temporary differences and carryforwards to the extent that they are realizable. A deferred tax provision or benefit results from the net change in deferred tax assets and liabilities during the year. A deferred tax valuation allowance is required if it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized.

  (k) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (l) Concentration of Credit Risk

     Maker has no significant off-balance-sheet concentrations of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements. Financial instruments that potentially subject Maker to concentrations of credit risk are principally cash equivalents, marketable securities, accounts receivable, accounts payable, notes payable and redeemable preferred stock. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom Maker makes substantial sales. Maker performs periodic credit evaluations of its customers and generally does not require collateral. At December 31, 1998 and 1999, Maker had $90,000 in allowances for estimated losses.

     The following table summarizes the number of customers that individually comprise greater than 10% of the total accounts receivable and their aggregate percentage of Maker's total accounts receivable.

                                                                           PERCENT OF
                                                                             TOTAL
                                                              NUMBER OF     ACCOUNTS
                                                              CUSTOMERS    RECEIVABLE
                                                              ---------    ----------
December 31, 1998...........................................      3            58%
December 31, 1999...........................................      4            52%

  (m) Fair Value of Financial Instruments

     Financial instruments consist principally of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, notes payable and redeemable preferred stock. The estimated fair value of these instruments approximates their carrying value.

  (n) Stock-Based Compensation

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of stock options or warrants to be included in the consolidated statement of operations or disclosed in the notes to consolidated financial statements. Maker has determined that it will account for stock-based compensation for employees under the intrinsic-value-based method of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

  (o) Comprehensive Income

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. Maker does not have any components of comprehensive income besides its reported net income (loss).

(3) ACCRUED EXPENSES

     Accrued expenses at December 31, 1998 and 1999 consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
Payroll and related costs...................................  $  520    $  937
Professional fees...........................................     156       345
Production costs............................................     231       128
Other                                                            913     1,006
                                                              ------    ------
                                                              $1,820    $2,416
                                                              ======    ======

(4) INCOME TAXES

     As of December 31, 1999, Maker has net operating loss carryforwards of approximately $5,947,000 available to reduce future federal and state income taxes, if any. Maker also has available federal tax credits of approximately $492,000 expiring through 2011. If not utilized, these carryforwards expire at various dates through 2019. If substantial changes in Maker's ownership should occur, as defined by Section 382 of the Internal Revenue Code (the Code), there could be annual limitations on the amount of carryforwards that can be realized in future periods. Maker has completed several financings since its inception and has incurred an ownership change as defined under the Code. Maker does not believe that this change in ownership will have a material impact on its ability to utilize its net operating loss and tax credit carryforwards.

     Net deferred tax assets consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
Net operating loss carryforwards............................  $3,507    $2,395
Nondeductible expenses and reserves.........................     550       743
                                                              ------    ------
                                                               4,057     3,138
Less -- Valuation allowance.................................   4,057     3,138
                                                              ------    ------
                                                              $   --    $   --
                                                              ======    ======

     Due to the uncertainty surrounding Maker's ability to utilize its net operating loss carryforwards, Maker has provided a full valuation allowance against its otherwise recognizable deferred tax asset at December 31, 1998 and 1999. For the year ended December 31, 1999, Maker recorded a provision for income taxes currently payable in the amount of $91,000 for minimum federal and state tax liabilities.

(5) NOTES PAYABLE TO A BANK

  (a) Working Capital Line of Credit

     Maker has a working capital line of credit with a bank, whereby it can borrow up to $2,500,000. Borrowings bear interest at the bank's prime rate (8.5% at December 31, 1999) plus 0.25%. The line of credit

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY is collateralized by substantially all assets of Maker. The line of credit expires in February 2000. Maker had no borrowings under the working capital line of credit as of December 31, 1998 and 1999.

  (b) Capital Expenditure Line of Credit

     Maker had borrowings under a modified equipment line-of-credit facility with the same bank. Borrowings were payable over a 30- to 39-month period and bore interest at the bank's prime rate (8.5% at December 31, 1999) plus 0.25% to prime plus 1.0%. In 1999, Maker borrowed an additional $450,000 under its existing equipment line-of-credit facility. On February 3, 1999, Maker entered into a loan modification agreement with the bank that provided Maker with an additional $1,000,000 of borrowing availability under its capital expenditure line of credit. As of December 31, 1999, Maker had $1,000,000 available under the modified equipment line of credit. All borrowings under the equipment line of credit were collateralized by substantially all assets of Maker. Under these agreements, Maker is required to comply with certain restrictive covenants. As of December 31, 1998 and 1999, Maker was in compliance with all such covenants. In connection with Maker's initial public offering in May 1999, all outstanding amounts under its capital expenditure line of credit were repaid and Maker had no borrowings under this line as of December 31, 1999.

(6) CONVERTIBLE NOTE PAYABLE

     In July 1998, Maker issued a $500,000 convertible note payable to LSI Logic Corporation (LSI), which accrued interest at an annual rate of 6.5%. All principal and interest was due on June 30, 2001. Upon the occurrence of certain events, LSI had the ability to convert the principal of the note into fully paid and nonassessable shares of common stock of Maker at the lesser of $4.00 per share, subject to certain dilutive events, as defined, or the subsequent sale price per share of common stock issued by Maker in which the aggregate gross proceeds received by Maker is at least $1,000,000. In April 1999, LSI notified Maker of its intention to convert the note to 125,000 shares of Maker's common stock, which occurred prior to the closing of Maker's initial public offering.

(7) REDEEMABLE PREFERRED STOCK

  (a) Class A Redeemable Preferred Stock

     In September 1996, Maker authorized the issuance of up to 5,380,000 shares of Class A redeemable preferred stock, $0.01 par value and issued 5,359,134 shares at $1.605 per share resulting in net proceeds of approximately $8,537,000. In October 1997, Maker issued an additional 20,866 shares of Class A redeemable preferred stock at $1.605 per share in exchange for the conversion of a note payable to a stockholder in the amount of approximately $34,000. These shares were nonvoting, nonconvertible and had dividend rights superior to junior convertible preferred stock, Class B redeemable convertible preferred stock, Class C redeemable convertible preferred stock and common stock. The Class A redeemable preferred stock had a liquidation preference of $1.605 per share plus all declared but unpaid dividends. In May 1999, in connection with Maker's initial public offering, the Class A redeemable preferred stock was redeemed for approximately $8,635,000.

  (b) Class B Redeemable Convertible Preferred Stock

     In October 1997, Maker authorized the issuance of up to 3,416,670 shares of Class B redeemable convertible preferred stock, $0.01 par value, and issued 3,386,675 shares at $3.00 per share, resulting in net proceeds of approximately $10,098,000. In July 1998, Maker issued an additional 29,000 shares, resulting in net proceeds of approximately $89,000. These shares were convertible into common stock at the rate of one share of common stock for each share of preferred stock, adjustable for certain dilutive events. These shares had dividend rights superior to junior convertible preferred stock and common stock and similar to the Class C redeemable convertible preferred stock. The Class B redeemable convertible preferred stock had a

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY liquidation preference of $3.00 per share plus all declared but unpaid dividends. Conversion was automatic upon the closing of Maker's initial public offering of common stock, which occurred in May 1999. All outstanding shares of Class B redeemable convertible preferred stock were converted into 3,416,575 shares of common stock.

  (c) Class C Redeemable Convertible Preferred Stock

     In December 1998, Maker authorized the issuance of up to 1,138,000 shares of Class C redeemable convertible preferred stock and issued 1,035,586 shares at $4.40 per share resulting in net proceeds of approximately $4,526,000. In January 1999, Maker sold an additional 102,272 shares of Class C redeemable convertible preferred stock at $4.40 per share, resulting in net proceeds to Maker of approximately $450,000. These shares were convertible into common stock at the rate of one share of common stock for each share of preferred stock, adjustable for certain dilutive events. These shares had dividend rights superior to junior convertible preferred stock and common stock and similar to Class B redeemable convertible preferred stock. The Class C redeemable convertible preferred stock had a liquidation preference of $4.40 per share plus all declared but unpaid dividends. Conversion was automatic upon the closing of Maker's initial public offering of common stock in May 1999. All outstanding shares of Class C redeemable convertible preferred stock were converted into 1,137,858 shares of common stock.

(8) STOCKHOLDERS' EQUITY (DEFICIT)

  (a) Junior Convertible Preferred Stock

     The junior convertible preferred stock was subordinate to Class A redeemable preferred stock and Class B convertible preferred stock and Class C convertible preferred stock and superior to common stock with regard to liquidation. Junior convertible preferred stock was optionally redeemable by Maker at a price of $0.005 per share subsequent to the redemption of the Class A redeemable preferred stock. Each share of junior convertible preferred stock could, at the option of the holder, be converted to one share of common stock, as adjusted for certain events. Voting rights were provided to junior convertible preferred stock in proportion to the number of shares of common stock that would be received upon conversion.

     Conversion occurred automatically upon the completion of Maker's initial public offering. All outstanding shares of junior convertible preferred stock were converted into 3,154,000 shares of common stock.

  (b) Stock Plans

     1996 Option Plan

     During 1996, the board of directors approved the 1996 Stock Option Plan (the 1996 Plan). The board of directors has reserved 3,876,000 shares of common stock for issuance under the 1996 Plan. Options issued under the 1996 Plan may be either incentive stock options or nonqualified stock options at the discretion of the board of directors. Options may be granted to key employees, officers, consultants and advisers of Maker. Options expire up to 10 years from the date of grant or as determined by the board of directors. Options vest over a term to be established by the board of directors at the date of grant. Under the 1996 Plan, at the option of the board of directors, certain option grants may be immediately exercisable but are subject to a right to repurchase at cost at the option of the board of directors, pursuant to the vesting schedule of such grant. In addition, upon a change in control of Maker, as defined, the exercisability of options due to vest during the following 12-month period are automatically accelerated. Upon the effectiveness of Maker's 1999 Incentive Stock Plan, no further options were granted under the 1996 Plan.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

     1999 Incentive Stock Plan

     In April 1999, the board of directors approved the 1999 Incentive Stock Plan (1999 Plan) permitting the grant of stock options, which may be either incentive stock or nonqualified options and stock awards. This plan became effective upon the closing of Maker's initial public offering in May 1999. The maximum number of shares of Maker's common stock available for stock options and stock awards granted under the 1999 Plan is 2,600,000 plus annual cumulative increases on each January 1, beginning in 2000 equal to (a) 5% of Maker's issued and outstanding common stock calculated on a fully diluted basis or (b) a lesser amount, as determined by the board of directors.

     Options designated as incentive stock options may be granted only to employees of Maker. Non-qualified options may be granted to any officer, employee, consultant or director of Maker. No option designated as an incentive stock option shall be granted to any employee of Maker or any subsidiary if such employee owns, immediately prior to the grant of an option, stock representing more than 10% of the combined voting power of all classes of stock of Maker, unless the purchase price for the stock under such option is at least 110% of its fair market value at the time the option is granted and the option, by its terms, is not exercisable more than five years from the date it is granted.

     The maximum number of shares of Maker's common stock with respect to which an option or options may be granted to any employee in any calendar year shall not exceed 500,000 shares, taking into account shares subject to options granted and terminated, or repriced, during such calendar year. Options granted under the 1999 Incentive Plan will vest as determined by the board of directors. Upon a change in control of Maker, the exercisability of options due to vest during the 12-month period following the change in control are automatically accelerated.

     1999 Non-Employee Director Plan

     In January 1999, the board of directors adopted a Director Option Plan (Director Plan) pursuant to which 125,000 shares of common stock have been reserved for future issuance, plus annual increases such that the total number of shares subject to issuance shall be (i) 125,000 on January 1 of each year or
(ii) a lesser amount determined by the board of directors. The Director Plan provides that each nonemployee director will automatically be granted an option to purchase 20,000 shares on the date which such person first becomes a nonemployee director. In addition, each nonemployee director will automatically be granted an option to purchase 15,000 shares on the date two days after Maker announces its fiscal year-end earnings of each year, if on such date that director will have served on the board of directors for at least the preceding six months. Each option has a term of up to 10 years and vests over a term determined by the board of directors at the time of grant. In addition, upon a change in control of Maker, as defined, all unvested options shall vest immediately.

     1999 Employee Stock Purchase Plan

     In April 1999, the board of directors approved the Maker 1999 Employee Stock Purchase Plan (the Stock Purchase Plan). This plan became effective upon the closing of Maker's initial public offering. The Stock Purchase Plan is intended to provide a means whereby eligible employees may purchase, on a quarterly basis, common stock of Maker through payroll deductions. Such payroll deductions cannot amount to less than 1% nor more than 10% of the participant's regular compensation and cannot exceed $25,000 or 3,000 shares per year. The purchase price of shares of Maker common stock under the Stock Purchase Plan is the lower of 85% of the fair market value of a share of common stock for the first business day of the relevant purchase period or 85% of such value for the relevant exercise date. 400,000 shares of Maker common stock have been reserved for issuance under the Stock Purchase Plan. During 1999, no shares were issued under Maker's Stock Purchase Plan. Maker will account for the Stock Purchase Plan in accordance with APB

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

No. 25 and, accordingly, no compensation cost will be recognized under the Stock Purchase Plan. Maker will elect the "disclosure only" alternative under SFAS No. 123.

     The following table summarizes option activity under the stock plans:

                                                                                WEIGHTED
                                                                                AVERAGE
                                                 NUMBER OF                      EXERCISE
                                                  SHARES      EXERCISE PRICE     PRICE
                                                 ---------    --------------    --------
Outstanding, December 31,1996..................    812,950    $ .05 - $  .16     $  .08
  Granted......................................  1,163,100      .16 -    .30        .17
  Exercised....................................     (3,360)              .05        .05
  Canceled.....................................    (44,620)     .05 -    .16        .09
                                                 ---------    --------------     ------
Outstanding, December 31, 1997.................  1,928,070      .05 -    .30        .13
  Granted......................................  1,782,250      .30 -   3.75       2.03
  Exercised....................................   (480,090)     .05 -   1.00        .15
  Canceled.....................................   (611,980)     .05 -    .30        .16
                                                 ---------    --------------     ------
Outstanding, December 31, 1998.................  2,618,250      .05 -   3.75       1.42
  Granted......................................  1,060,250     4.40 -  29.25      16.82
  Exercised....................................   (828,618)     .05 -   8.50       1.40
  Canceled.....................................   (188,700)     .16 -   3.75       1.31
                                                 ---------    --------------     ------
Outstanding, December 31, 1999.................  2,661,182    $ .05 - $29.25     $ 7.57
                                                 =========    ==============     ======
Exercisable, December 31, 1999.................    379,255    $ .05 - $ 8.50     $ 1.33
                                                 =========    ==============     ======
Exercisable, December 31, 1998.................    263,530    $ .05 - $ 3.75     $ 0.16
                                                 =========    ==============     ======
Exercisable, December 31, 1997.................    264,530    $ .05 - $  .16     $  .07
                                                 =========    ==============     ======

     The following table summarizes information relating to currently outstanding and exercisable options as of December 31, 1999.

                                     OUTSTANDING
                 ----------------------------------------------------           EXERCISABLE
                               WEIGHTED AVERAGE                         ----------------------------
   RANGE OF      NUMBER OF   REMAINING CONTRACTUAL   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
EXERCISE PRICES   SHARES         LIFE (YEARS)         EXERCISE PRICE     SHARES      EXERCISE PRICE
---------------  ---------   ---------------------   ----------------   ---------   ----------------
$         0.05     223,240           6.79                 $ 0.05         117,360         $0.05
          0.16     133,092           7.30                   0.16          43,592          0.16
          0.30     347,925           8.20                   0.30          73,765          0.30
          0.75     235,000           8.47                   0.75          60,000          0.75
  2.00 -  2.75     471,300           8.71                   2.73          11,800          2.51
  3.75 -  4.40     305,750           8.94                   3.95          52,550          4.24
  8.50 -  9.50     243,625           5.59                   8.95          20,188          8.50
 13.00 - 18.31      55,000           5.56                  15.41              --            --
 19.72 - 29.25     646,250           6.27                  22.12              --            --
                 ---------                                               -------
                 2,661,182                                               379,255
                 =========                                               =======

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

     For purposes of the pro forma disclosures required by SFAS No. 123, the fair value of each option grant under Maker's stock option plans and the fair value of employee purchase rights under Maker's Stock Purchase Plan were estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used and the weighted average information for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                                                            STOCK
                                                     STOCK OPTION PLANS                   PURCHASE
                                       -----------------------------------------------      PLAN
                                           1997             1998             1999           1999
                                       -------------    -------------    -------------    ---------
Risk-free interest rates.............  5.89 - 6.46%     4.47 - 5.49%     4.90 - 6.04%       6.02%
Expected dividend yield..............       --               --               --             --
Expected life........................     4 years          4 years          4 years       .25 years
Expected volatility..................       60%              60%              60%            60%
Weighted average fair value of
  options granted....................      $.09             $1.02            $8.71          $6.05
Weighted-average remaining
  contractual life of options
  outstanding........................   9.27 years       9.13 years       7.47 years         --

     Had compensation expense from Maker's stock option plans and Stock Purchase Plan been determined consistent with SFAS No. 123, net income (loss) and net income (loss) per share would have been approximately as follows:

                                                                          DECEMBER 31,
                                                              -------------------------------------
                                                                 1997          1998         1999
                                                              ----------    ----------    ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss):
  As reported...............................................   $(3,901)      $(3,754)      $2,196
  Pro forma.................................................    (3,929)       (3,967)         672
Net income (loss) per share:
  Basic --
     As reported............................................   $ (0.72)      $ (0.66)      $ 0.16
     Pro forma..............................................     (0.73)        (0.70)        0.05
  Diluted --
     As reported............................................   $ (0.72)      $ (0.66)      $ 0.12
     Pro forma..............................................     (0.73)        (0.70)        0.04

(9) COMMITMENTS AND CONTINGENCIES

  (a) Litigation

     In February 1997, LSI filed a lawsuit against Maker. During July 1998, Maker and LSI reached a settlement agreement under which Maker paid LSI a lump sum of $200,000 and issued a $500,000 convertible note, as discussed in Note 6. Maker has included in a separate line item in its consolidated statement of operations the legal and settlement costs associated which the LSI litigation. Maker is not currently involved in any litigation that, in management's opinion, would have a material adverse effect on its business, operating results or financial condition.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

  (b) Leases

     Maker has operating leases for various facilities and equipment expiring at various dates through February 2005. In November 1999, Maker entered into a new facilities lease, whereby it issued to the lessor a letter of credit in the amount of $267,000 as a security deposit. Future minimum lease payments under the operating leases at December 31, 1999 are as follows (in thousands):

2000........................................................    $  871
2001........................................................       856
2002........................................................       870
2003........................................................       888
2004........................................................       888
2005........................................................       148
                                                                ------
                                                                $4,521
                                                                ======

     Rent expense under operating leases totaled approximately $200,000, $278,000, and $381,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

(10) EMPLOYEE BENEFIT PLAN

     Maker has a 401(k) savings and profit-sharing plan (the Plan). All employees are immediately eligible to participate upon the attainment of age 21. The Plan is intended to qualify as a defined contribution plan in accordance with Section 401(k) of the Internal Revenue Code. Participants may defer up to 15% of their compensation under the Plan. Maker may make discretionary profit-sharing contributions to the Plan. Participants vest in Maker's contributions ratably over five years. No discretionary contributions were made in 1997, 1998 or 1999.

(11) SEGMENT, SIGNIFICANT CUSTOMER AND SUPPLIER INFORMATION

     Maker operates in one industry segment, communications processors, and derives substantially all of its revenues from U.S. customers. Maker had a total of three customers whose revenue represented a significant percentage of total revenue in certain or all years, as follows:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1997    1998    1999
                                                              ----    ----    ----
Customer A..................................................   32%     29%     30%
Customer B..................................................   23      16      14
Customer C..................................................   --      13      --
Customer D..................................................   --      --      10

     Maker currently outsources substantially all manufacturing, assembly and test of communications processors to one outside foundry.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
HotRail, Inc.:

     We have audited the accompanying balance sheet of HotRail, Inc. (a development stage company) as of June 29, 2000, and the related statements of operations, shareholders' equity (deficiency) and cash flows for the period July 1, 1999 through June 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The statements of shareholder's equity for the years ended June 30, 1999 and 1998 have been audited by other auditors whose report, dated November 3, 1999 expressed an unqualified opinion on those statements and contains an explanatory paragraph relating to HotRail, Inc.'s ability to continue as a going concern.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of HotRail, Inc. at June 29, 2000, and the results of its operations and its cash flows for the period July 1, 1999 through June 29, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Costa Mesa, California
November 9, 2000

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                              AS OF JUNE 29, 2000

ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  7,436,000
  Prepaid expenses..........................................        58,000
  Other current assets......................................       198,000
                                                              ------------
     Total current assets...................................     7,692,000
Property and Equipment, net.................................     1,971,000
Other Assets................................................        14,000
                                                              ------------
                                                              $  9,677,000
                                                              ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $    360,000
  Accrued and other current liabilities.....................       778,000
  Conexant transaction costs payable........................     6,003,000
  Notes payable, current....................................       666,000
  Capital lease obligations, current........................       332,000
                                                              ------------
     Total current liabilities..............................     8,139,000
Notes Payable...............................................       164,000
Capital Lease Obligations...................................       575,000
                                                              ------------
     Total liabilities......................................     8,878,000
                                                              ------------
Commitments (Note 5)
Shareholders' Equity:
  Series A convertible preferred stock, no par value,
     liquidation preference $1.00 per share; 7,465,887
     shares authorized, 7,200,887 shares issued and
     outstanding............................................     7,094,000
  Series B convertible preferred stock, no par value,
     liquidation preference $1.31 per share; 11,800,000
     shares authorized, 11,800,000 shares issued and
     outstanding............................................    15,407,000
  Series C convertible preferred stock, no par value,
     liquidation preference $2.20 per share; 6,000,000
     shares authorized, 5,454,545 shares issued and
     outstanding............................................    11,947,000
  Common stock, no par value; 60,000,000 shares authorized,
     7,000,453 shares issued and outstanding................       626,000
  Paid-in capital...........................................       502,000
  Deficit accumulated during the development stage..........   (34,777,000)
                                                              ------------
     Total shareholders' equity.............................       799,000
                                                              ------------
                                                              $  9,677,000
                                                              ============

                See accompanying notes to financial statements.

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
             FOR THE PERIOD JULY 1, 1999 THROUGH JUNE 29, 2000 AND
              CUMULATIVE FROM AUGUST 16, 1993 (INCEPTION) THROUGH
                           JUNE 29, 2000 (UNAUDITED)

                                                                               CUMULATIVE
                                                                                  FROM
                                                                               AUGUST 16,
                                                                                  1993
                                                                              (INCEPTION)
                                                                                THROUGH
                                                              PERIOD ENDED      JUNE 29,
                                                                JUNE 29,          2000
                                                                  2000        (UNAUDITED)
                                                              ------------    ------------
Net Revenues................................................  $         --    $  1,644,000
Cost of Net Revenues........................................                       978,000
                                                              ------------    ------------
Gross Profit................................................                       666,000
Operating Expenses:
  Research and development..................................    10,412,000      21,569,000
  General and administrative................................     3,086,000       6,656,000
  Legal and other costs associated with acquisition by
     Conexant...............................................     6,003,000       6,003,000
                                                              ------------    ------------
     Total operating expenses...............................    19,501,000      34,228,000
                                                              ------------    ------------
Loss from Operations........................................   (19,501,000)    (33,562,000)
Write Down of Fixed Assets..................................    (1,091,000)     (1,091,000)
Interest Expense, net.......................................       (40,000)       (124,000)
                                                              ------------    ------------
Net Loss....................................................  $(20,632,000)   $(34,777,000)
                                                              ============    ============

                See accompanying notes to financial statements.

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
             FOR THE PERIOD JULY 1, 1999 THROUGH JUNE 29, 2000 AND
              CUMULATIVE FROM AUGUST 16, 1993 (INCEPTION) THROUGH
                           JUNE 29, 2000 (UNAUDITED)

                                                             CONVERTIBLE PREFERRED STOCK
                                     ---------------------------------------------------------------------------
                                            SERIES A                  SERIES B                  SERIES C
                                     ----------------------   ------------------------   -----------------------
                                      SHARES       AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                                     ---------   ----------   ----------   -----------   ---------   -----------
Issuance of common stock to
 founders at $0.003 per share in
 September 1993 (unaudited)........              $                         $                         $
Issuance of common stock at $0.083
 per share in September 1994
 (unaudited).......................
Issuance of common stock at $0.138
 per share in January 1995
 (unaudited).......................
Issuance of common stock at an
 average price of $0.021 per share,
 net of issuance costs of $19,000
 in April 1997 (unaudited).........
Compensation resulting from stock
 issuances (unaudited).............
Net loss, inception through June
 30, 1997 (unaudited)..............
                                     ---------   ----------   ----------   -----------   ---------   -----------
BALANCES, JUNE 30, 1997............
Issuance of common stock at $0.099
 per share in September 1997.......
Issuance of warrants for preferred
 stock in March 1998...............
Net loss...........................
                                     ---------   ----------   ----------   -----------   ---------   -----------
BALANCES, JUNE 30, 1998............
Issuance of warrants for preferred
 stock in April through June
 1999..............................
Compensation related to stock
 options...........................
Net loss...........................
                                     ---------   ----------   ----------   -----------   ---------   -----------
BALANCES, JUNE 30, 1999............
Reclassification of Series A
 convertible preferred stock issued
 at $1.00 per share, net of
 issuance costs of $107,000 in
 October 1997 through January
 1998..............................  7,200,887    7,094,000
Reclassification of Series B
 convertible preferred stock issued
 at $1.31 per share, net of
 issuance costs of $16,000 in
 November 1998 through June 1999...                            6,791,305     8,880,000
Issuance of Series B convertible
 stock at $1.31 per share, net of
 issuance costs of $34,000 in July
 1999..............................                            4,945,718     6,445,000
Issuance of Series C convertible
 preferred stock at $2.20 per
 share, net of issuance costs of
 $53,000 in February and March
 2000..............................                                                      5,454,545    11,947,000
Issuance of warrants for common
 stock in September 1999...........
Compensation expense related to
 stock options
Issuance of options for common
 stock for service in July 1999
 through June 2000.................
Issuance of Series B preferred
 stock by exercise of warrants.....                               62,977        82,000
Issuance of common stock by
 exercise of warrants..............
Issuance of common stock by
 exercise of options...............
Net loss...........................
                                     ---------   ----------   ----------   -----------   ---------   -----------
BALANCES, JUNE 29, 2000............  7,200,887   $7,094,000   11,800,000   $15,407,000   5,454,545   $11,947,000
                                     =========   ==========   ==========   ===========   =========   ===========

                                                                         DEFICIT
                                                                       ACCUMULATED
                                         COMMON STOCK                   DURING THE    SHAREHOLDERS'
                                     --------------------   PAID-IN    DEVELOPMENT       EQUITY
                                      SHARES      AMOUNT    CAPITAL       STAGE       (DEFICIENCY)
                                     ---------   --------   --------   ------------   -------------
Issuance of common stock to
 founders at $0.003 per share in
 September 1993 (unaudited)........  3,013,435   $ 10,000   $          $              $     10,000
Issuance of common stock at $0.083
 per share in September 1994
 (unaudited).......................    602,687     50,000                                   50,000
Issuance of common stock at $0.138
 per share in January 1995
 (unaudited).......................    361,612     50,000                                   50,000
Issuance of common stock at an
 average price of $0.021 per share,
 net of issuance costs of $19,000
 in April 1997 (unaudited).........    910,057
Compensation resulting from stock
 issuances (unaudited).............                56,000                                   56,000
Net loss, inception through June
 30, 1997 (unaudited)..............                                        (163,000)      (163,000)
                                     ---------   --------   --------   ------------   ------------
BALANCES, JUNE 30, 1997............  4,887,791    166,000                  (163,000)         3,000
Issuance of common stock at $0.099
 per share in September 1997.......  1,606,535    159,000                                  159,000
Issuance of warrants for preferred
 stock in March 1998...............               118,000                                  118,000
Net loss...........................                                      (3,642,000)    (3,642,000)
                                     ---------   --------   --------   ------------   ------------
BALANCES, JUNE 30, 1998............  6,494,326    443,000                (3,805,000)    (3,362,000)
Issuance of warrants for preferred
 stock in April through June
 1999..............................                19,000                                   19,000
Compensation related to stock
 options...........................                11,000                                   11,000
Net loss...........................                                     (10,340,000)   (10,340,000)
                                     ---------   --------   --------   ------------   ------------
BALANCES, JUNE 30, 1999............  6,494,326    473,000               (14,145,000)   (13,672,000)
Reclassification of Series A
 convertible preferred stock issued
 at $1.00 per share, net of
 issuance costs of $107,000 in
 October 1997 through January
 1998..............................                                                      7,094,000
Reclassification of Series B
 convertible preferred stock issued
 at $1.31 per share, net of
 issuance costs of $16,000 in
 November 1998 through June 1999...                                                      8,880,000
Issuance of Series B convertible
 stock at $1.31 per share, net of
 issuance costs of $34,000 in July
 1999..............................                                                      6,445,000
Issuance of Series C convertible
 preferred stock at $2.20 per
 share, net of issuance costs of
 $53,000 in February and March
 2000..............................                                                     11,947,000
Issuance of warrants for common
 stock in September 1999...........                            9,000                         9,000
Compensation expense related to
 stock options                                               137,000                       137,000
Issuance of options for common
 stock for service in July 1999
 through June 2000.................                          356,000                       356,000
Issuance of Series B preferred
 stock by exercise of warrants.....                                                         82,000
Issuance of common stock by
 exercise of warrants..............     71,000     31,000                                   31,000
Issuance of common stock by
 exercise of options...............    435,127    122,000                                  122,000
Net loss...........................                                     (20,632,000)   (20,632,000)
                                     ---------   --------   --------   ------------   ------------
BALANCES, JUNE 29, 2000............  7,000,453   $626,000   $502,000   $(34,777,000)  $    799,000
                                     =========   ========   ========   ============   ============

                See accompanying notes to financial statements.

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
             FOR THE PERIOD JULY 1, 1999 THROUGH JUNE 29, 2000 AND
              CUMULATIVE FROM AUGUST 16, 1993 (INCEPTION) THROUGH
                           JUNE 29, 2000 (UNAUDITED)

                                                                               CUMULATIVE
                                                                                  FROM
                                                                               AUGUST 16,
                                                                                  1993
                                                                              (INCEPTION)
                                                              PERIOD ENDED      THROUGH
                                                                JUNE 29,        JUNE 29,
                                                                  2000            2000
                                                              ------------    ------------
                                                                              (UNAUDITED)
Cash Flows From Operating Activities:
  Net loss..................................................  $(20,632,000)   $(34,777,000)
  Reconciliation of net loss to net cash used in operating
     activities:
     Depreciation and amortization..........................     1,542,000       3,056,000
     Stock compensation.....................................       137,000         204,000
     Options and warrants issued for services...............       365,000         446,000
     Write-down of fixed assets.............................     1,091,000       1,091,000
  Changes in current assets and liabilities:
     Prepaid expenses and other current assets..............        90,000        (237,000)
     Accounts payable.......................................      (324,000)        360,000
     Accrued and other current liabilities..................       451,000         778,000
     Conexant transactions costs payable....................     6,003,000       6,003,000
                                                              ------------    ------------
       Net cash used in operating activities................   (11,277,000)    (23,076,000)
                                                              ------------    ------------
Cash Flows From Investing Activities:
  Purchases of property and equipment.......................      (911,000)     (5,911,000)
                                                              ------------    ------------
Cash Flows From Financing Activities:
  Proceeds from issuance of Series A convertible preferred
     stock..................................................                     6,744,000
  Proceeds from issuance of Series B convertible preferred
     stock..................................................     6,445,000      15,325,000
  Proceeds from issuance of Series C convertible preferred
     stock..................................................    11,947,000      11,947,000
  Proceeds from issuance of common stock....................                       269,000
  Proceeds from notes payable...............................                     2,654,000
  Repayments on notes payable...............................      (665,000)     (1,824,000)
  Proceeds from sales leaseback.............................       985,000         985,000
  Repayments of capital leases..............................      (262,000)       (262,000)
  Proceeds from related party notes payable.................                       100,000
  Repayments on related party notes payable.................                      (100,000)
  Proceeds from convertible secured promissory notes
     payable................................................                       350,000
  Proceeds from exercise of options.........................       122,000         122,000
  Proceeds from exercise of warrants........................       113,000         113,000
                                                              ------------    ------------
     Net cash provided by financing activities..............    18,685,000      36,423,000
                                                              ------------    ------------
Net Increase in Cash and Cash Equivalents...................     6,497,000       7,436,000
Cash and Cash Equivalents, beginning of year................       939,000
                                                              ------------    ------------
Cash and Cash Equivalents, end of year......................  $  7,436,000    $  7,436,000
                                                              ============    ============
Supplemental Cash Flow Information -- Interest paid.........  $    194,000    $    345,000
                                                              ============    ============
Supplemental Schedule of Noncash Investing and Financing
  Activities:
Purchase of property and equipment under capital lease
  obligations...............................................  $    121,000    $    184,000
                                                              ============    ============
Conversion of convertible secured promissory notes payable
  to Series A convertible preferred stock...................  $         --    $    350,000
                                                              ============    ============

                See accompanying notes to financial statements.

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
             FOR THE PERIOD JULY 1, 1999 THROUGH JUNE 29, 2000 AND
              CUMULATIVE FROM AUGUST 16, 1993 (INCEPTION) THROUGH
                           JUNE 29, 2000 (UNAUDITED)

1. THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     The Company -- HotRail, Inc. (the Company), formerly Poseidon Technology, Inc., was incorporated in California on August 16, 1993. The Company designs and develops high-speed switching and interconnectivity solutions for the Internet infrastructure. Previously, the Company designed and developed high performance, low cost symmetrical microprocessor core logic and chip sets for the WinNT and UNIX PC server and workstation environments. From inception through 1997, the Company built custom Pentium-based multi-processing boards, and it is no longer involved in this effort. Since the change in business model, the Company has been principally involved in research and development, market analysis and other business planning activities. The Company has had no revenue from product sales of its current product and since inception has incurred net losses. At June 29, 2000, the Company was considered to be in development stage; accordingly, the Company's statements of operations should not be regarded as typical for normal operating periods.

     Effective June 29, 2000, the Company completed a merger agreement with Conexant Systems, Inc. (Conexant). Under the terms of the merger agreement, holders of the Company's preferred capital stock shall convert all shares of the Company's preferred stock into the Company's common stock, each outstanding share of the Company's common stock will be exchanged for a fractional share (0.20585695) of Conexant common stock and all outstanding options and warrants to purchase shares of capital stock of the Company, whether vested or unvested, will be assumed by Conexant with all rights with respect to the Company common stock thereupon converted at the same exchange ratio into rights with respect to Conexant common stock. The Company incurred legal, accounting and other costs in connection with the merger with Conexant of $6,003,000.

     Basis of Presentation -- The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition -- Revenue from product sales is generally recognized at the time the product is shipped, with provisions established for estimated product returns. Upon shipment, the Company also provides for the estimated costs that may be incurred from product warranties and post-sale customer support. Revenue recognized for the period from inception to June 30, 1998 is from discontinued products. The Company has had no revenue from sales of its current product.

     Cash Equivalents -- The Company considers all highly liquid debt instruments having a maturity of three months or less on the date of purchase to be cash equivalents.

     Concentration of Credit Risk -- The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. Cash is deposited with high credit quality financial institutions. Cash equivalents consist of money market funds.

     Property and Equipment -- Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of assets, which range from three to five years.

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE PERIOD JULY 1, 1999 THROUGH JUNE 29, 2000 AND
              CUMULATIVE FROM AUGUST 16, 1993 (INCEPTION) THROUGH
                           JUNE 29, 2000 (UNAUDITED)

     Stock-Based Compensation -- The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board
(APB) Opinion No. 25. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation which established fair value based method of accounting for employee stock option plans. The Company provides additional pro forma disclosures as prescribed under SFAS No. 123.

     Comprehensive Income (Loss) -- The Company adopted SFAS No. 130, Reporting Comprehensive Income during fiscal 1999. SFAS No. 130 establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain (loss) on available-for-sale securities. The Company has no items of other comprehensive income for each of the periods presented.

2. RECENT ACCOUNTING PRONOUNCEMENTS

     Derivative Instruments and Hedging Activities -- SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for fiscal years beginning after June 15, 2000 and accordingly is effective for the Company in its next fiscal year. The adoption of SFAS 133 by the Company did not have a material effect on the Company's financial statements.

3. PROPERTY AND EQUIPMENT

     Property and equipment at June 29, 2000 consist of the following:

Purchased software..........................................  $ 3,642,000
Computer equipment..........................................    2,049,000
Office equipment and fixtures...............................      228,000
                                                              -----------
Total.......................................................    5,919,000
Accumulated depreciation....................................   (3,948,000)
                                                              -----------
Property and equipment, net.................................  $ 1,971,000
                                                              ===========

     Long lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, a loss is recognized for the difference. During the period ended June 29, 2000, the Company recorded a charge of $1,091,000 to reduce the net book value of certain computer equipment and purchased software which was no longer being used as the Company changed its business focus to the design and development of high-speed switching and interconnectivity solutions for the Internet infrastructure. Accumulated depreciation at June 29, 2000 includes $1,091,000 of asset impairment and asset write off charges related to this change in business focus.

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE PERIOD JULY 1, 1999 THROUGH JUNE 29, 2000 AND
              CUMULATIVE FROM AUGUST 16, 1993 (INCEPTION) THROUGH
                           JUNE 29, 2000 (UNAUDITED)

4. NOTES PAYABLE

     The Company has notes payable with unrelated parties collateralized by equipment with a net book value of $1,527,000. The notes bear interest at a stated per annum rate of 7.47% and are repayable through April 2002.

     Minimum payments due under the notes payable are as follows as of June 29:

2001........................................................  $666,000
2002........................................................   164,000
                                                              --------
                                                              $830,000
                                                              ========

5. COMMITMENTS

     Capital Leases -- The Company has capital leases for equipment with unrelated parties, including capital leases which the Company entered during the period ended June 29, 2000, in sale leaseback transactions. The sale leaseback transactions were for certain computer equipment at an aggregate selling price of $985,000 which was the Company's net book value of such assets.

     Minimum payments due under capital lease obligations are as follows as of June 29:

2001........................................................  $  407,000
2002........................................................     407,000
2003........................................................     212,000
                                                              ----------
                                                               1,026,000
Less amounts representing interest..........................    (119,000)
                                                              ----------
Present value of future minimum payments....................     907,000
Less current portion........................................     332,000
                                                              ----------
Long-term portion of capital lease obligations..............  $  575,000
                                                              ==========

     Operating Leases -- The Company rents office space and equipment under operating leases. Future minimum lease payments are as follows as of June 29:

2001........................................................  $403,000
2002........................................................   404,000
2003........................................................    18,000
                                                              --------
                                                              $825,000
                                                              ========

     Rent expense was $515,000 and $1,107,000 (unaudited) for the period ended June 29, 2000 and for the period from August 16, 1993 (inception) to June 29, 2000, respectively.

6. CONVERTIBLE PREFERRED STOCK AND WARRANTS

     Under the Company's articles of incorporation, the Company's preferred stock is issuable in series, and the Company's Board of Directors is authorized to determine the rights, preferences and terms of each series. As discussed in
Note 1, under terms of a voting agreement in connection with the merger of the Company with Conexant, holders of the Company's preferred capital stock shall convert all shares of the Company's preferred stock into the Company's common stock on a one-for-one basis. Immediately preceding the merger

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE PERIOD JULY 1, 1999 THROUGH JUNE 29, 2000 AND
              CUMULATIVE FROM AUGUST 16, 1993 (INCEPTION) THROUGH
                           JUNE 29, 2000 (UNAUDITED)

with Conexant, amounts, terms and liquidation values of Series A, Series B, and Series C convertible preferred stock were as follows:

                                                                 SHARES
                                                   SHARES      ISSUED AND     LIQUIDATION
             SERIES               NET AMOUNT     AUTHORIZED    OUTSTANDING       VALUE
             ------               ----------     ----------    -----------    -----------
A...............................  $ 7,094,000     7,465,887     7,200,887     $ 7,201,000
B...............................   15,407,000    11,800,000    11,800,000      15,458,000
C...............................   11,947,000     6,000,000     5,454,545      12,000,000
                                  -----------    ----------    ----------     -----------
                                  $34,448,000    25,265,887    24,455,432     $34,659,000
                                  ===========    ==========    ==========     ===========

     During the period ended June 29, 2000 issuances of Series A and B preferred stock were reclassified to stockholders' equity due to the lapse of certain liquidation preferences.

     Voting -- Each share of preferred stock carries a number of votes equal to the number of shares of common stock then issuable upon its conversion into common stock. The preferred stock will generally vote together with the common stock and not as a separate class.

     Dividend -- The holders of Series A, Series B and Series C shall be entitled to receive, out of any funds legally available therefore, noncumulative dividends at the rate of $0.10, $.0131, and $0.22 per share, for the Series A, Series B and Series C, respectively, prior and in preference to any payment of any dividend on the common stock in each calendar year.

     Warrants -- In September 1999, the Company issued warrants to purchase 45,000 shares of common stock at $0.45 per share for services rendered to the Company. The warrants expire in August 2002. Based on the Black-Scholes model, the fair market value of the warrants at the date of grant was $9,000, which was recorded as general and administrative expenses. The Company has reserved 45,000 shares of common stock for the exercise of these warrants.

     In April 1999 and May 1999, the Company issued warrants to purchase 28,626 shares of Series B preferred stock at $1.31 per share in connection with bridge loan financing. The warrants expire in April and May 2004. The fair market value at the dates of grant was $19,000, which was recorded as debt issue costs. This amount was amortized to interest expense over the term of the loan. The Company has reserved 28,626 shares of Series B convertible preferred stock for the exercise of the warrants.

     In March 1998, the Company issued warrants to purchase 15,000 shares of common stock at $0.30 per share in connection with certain consulting services. These warrants expire in April 2001. Based on the Black-Scholes model, the fair market value of the warrants at the date of grant was not material. The Company has reserved 15,000 shares of common stock for the exercise of these warrants.

     In March 1998, the Company issued warrants to purchase 140,000 shares of Series A at $1.00 per share in connection with certain equipment financing. The warrants expire in December 2003. The fair market value of the warrants at the date of grant was $56,000, which was recorded as debt issue costs. The Company has reserved 140,000 shares of Series A convertible preferred stock for the exercise of these warrants.

     In October 1997, the Company issued warrants to purchase 125,000 shares of Series A at $1.00 per share in connection with certain consulting services. The warrants expire in October 2002. The fair market value of the warrants at the date of grant was $62,000. this amount was expensed in fiscal 1998. The Company has reserved 125,000 shares of Series A convertible preferred stock for the exercise of these warrants.

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE PERIOD JULY 1, 1999 THROUGH JUNE 29, 2000 AND
              CUMULATIVE FROM AUGUST 16, 1993 (INCEPTION) THROUGH
                           JUNE 29, 2000 (UNAUDITED)

7. STOCK OPTION PLANS

     The 1997 Stock Option Plan (the 1997 Plan), which expires in 2007, authorizes the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors and consultants. In June 1999, the shareholders of the Company approved an increase in common shares for the Plan from 2,700,000 to 3,525,000. In February 2000 and June 2000, the shareholders of the Company approved increases in the common shares for the Plan of 1,000,000 and 278,324, respectively, for a cumulative number of shares available under the Plan of 4,800,324.

     Under the Plan, incentive stock options are granted at a price that is not to be less than 100% of the fair market value of the Company's common stock, as determined by the Board of Directors, on the date of grant. Nonqualified stock options are granted at a price that is not to be less than 85% of the fair market value of the common stock, as determined by the Board of Directors, on the date of grant.

     Generally, options granted under the Plan are exercisable for a period of ten years after the date of grant, and shares subject to options vest at a rate of 1/4th on the first anniversary of the grant date of the option, and an additional 1/48 of the shares upon completion of each succeeding full month of continuous employment thereafter. Options granted to individuals who own 10% or more of the Company's voting stock on the date of grant are exercisable for a period of five years after the date of grant. The Board of Directors may terminate the Plan at any time at its discretion.

     The 2000 Equity Plan (the 2000 Plan) authorizes the Board of Directors to grant incentive stock options and nonstatutory stock options, stock warrants, restricted stock and stock bonuses to employees, directors, service providers and strategic partners. At June 29, 2000, there were 2,300,000 shares authorized for grant under the 2000 Plan. The Board of Directors may terminate the 2000 Plan at any time.

     Under the 2000 Plan, incentive stock option, warrants, restricted stock and stock bonuses are granted at a price that is not to be less than 100% of the fair market value of the Company's common stock, as determined by the Board of Directors, on the date of grant. Nonqualified stock options are granted at a price that is not to be less than 85% of the fair market value of the common stock, as determined by the Board of Directors, on the date of grant. The options, warrants, restricted stock or stock bonuses may be exercisable immediately or maybe exercisable within the times or upon the events set forth in the grant agreement up to 10 years from the date of grant; options granted to individuals who own 10% or more of the Company's voting stock on the date of the grant are exercisable for a period of five years after the date of grant.

     The following summarizes activity under the 1997 and 2000 Plans:

                                                                         WEIGHTED
                                                                          AVERAGE
                                                                         EXERCISE
                                             OPTIONS        OPTIONS        PRICE
                                            AVAILABLE     OUTSTANDING    PER SHARE
                                            ----------    -----------    ---------
Balance at July 1, 1999...................     958,400     2,556,000       $0.24
Shares authorized for grant...............   3,578,324
Granted...................................  (4,995,737)    4,995,737        2.69
Exercised.................................                  (394,177)       0.25
Canceled..................................     799,411      (799,411)
                                            ----------     ---------
Balance at June 29, 2000..................     340,398     6,358,149       $2.08
                                            ==========     =========

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE PERIOD JULY 1, 1999 THROUGH JUNE 29, 2000 AND
              CUMULATIVE FROM AUGUST 16, 1993 (INCEPTION) THROUGH
                           JUNE 29, 2000 (UNAUDITED)

     Additional information regarding options outstanding as of June 29, 2000 is as follows:

                           OPTIONS OUTSTANDING
                         -----------------------    OPTIONS EXERCISABLE
                           WEIGHTED                ----------------------
                           AVERAGE      WEIGHTED                 WEIGHTED
RANGE OF                  REMAINING     AVERAGE                  AVERAGE
EXERCISE     NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
 PRICES    OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
--------   -----------   ------------   --------   -----------   --------
 $0.10        995,000        5.29        $0.10        948,228     $0.10
 $0.20         45,000        7.67         0.20         26,250      0.20
 $0.30        393,020        8.15         0.30        186,811      0.30
 $0.45        881,701        8.95         0.45        212,505      0.45
 $0.65        140,000        9.54         0.65         50,000      0.65
 $1.05        901,175        8.82         1.05        272,807      1.05
 $2.50        316,300        9.88         2.50          2,250      2.50
 $4.00      2,685,953        9.98         4.00         34,125      4.00
            ---------                               ---------
            6,358,149        8.81        $2.08      1,732,976     $0.41
            =========                               =========

     The Company has elected to continue to follow the provisions of APB No. 25, Accounting for Stock Issued to Employees for financial reporting purposes and has adopted the disclosure-only provisions of SFAS No. 123. In accordance with the provisions of SFAS No. 123, the fair value of each option is estimated using the following assumptions used for grants during the period ended June 29, 2000: dividend yield and volatility of 60% for all periods, risk-free interest rate of 6.370% for the period ended June 29, 2000 and expected term of four years. Had compensation cost for the Company's stock option plans been determined based on the fair market value at the grant date for awards in 2000 consistent with the provisions of SFAS No. 123, the Company's net loss for the period ended June 29, 2000 and for the period from inception through June 29, 2000 would have been increased to the pro forma amounts indicated below:

                                                                    PERIOD FROM
                                                                     INCEPTION
                                                  PERIOD ENDED        THROUGH
                                                  JUNE 29, 2000    JUNE 29, 2000
                                                  -------------    -------------
                                                                    (UNAUDITED)
Net loss:
  As reported...................................  $(20,632,000)    $(34,777,000)
                                                  ============     ============
  Pro forma.....................................  $(20,869,000)    $(35,014,000)
                                                  ============     ============

     The above pro forma disclosures are not necessarily representative of the effects on reported net income or loss for future years.

8. INCOME TAXES

     No provision for federal or state income taxes has been recorded for the period ended June 29, 2000 as the Company had incurred net operating losses.

                                 HOTRAIL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             FOR THE PERIOD JULY 1, 1999 THROUGH JUNE 29, 2000 AND
              CUMULATIVE FROM AUGUST 16, 1993 (INCEPTION) THROUGH
                           JUNE 29, 2000 (UNAUDITED)

     Deferred tax assets (liabilities) at June 29, 2000 relate to the following:

Net operating loss and credit carryforwards.................  $8,505,000
Less valuation allowance....................................  (8,505,000)
                                                              ----------
                                                              $       --
                                                              ==========

     Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of losses, recent increases in expense levels, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, the lack of carryback capacity to realize deferred tax assets, and the uncertainty regarding market acceptance of the Company's products. Based on the currently available evidence, management is unable to assert that it is more likely than not that the Company will generate sufficient taxable income to realize the Company's deferred tax assets. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

     At June 29, 2000, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $18,368,000 which expire 2014 through 2020. At June 29, 2000, the Company had research and development credit carryforwards of approximately $1,002,000 to reduce future taxable income.

     For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on annual utilization in cases of a change in ownership, as defined by federal and state tax law.

                                  * * * * * *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of HotRail, Inc. (formerly Poseidon Technology, Inc.)

     In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity/(deficit) and of cash flows present fairly, in all material respects, the financial position of HotRail, Inc. (a company in the development stage) at June 30, 1998 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations since inception that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  PricewaterhouseCoopers LLP

San Jose, California
November 3, 1999

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS

                                                                       JUNE 30,
                                                              ---------------------------
                                                                 1998            1999
                                                              -----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,118,000    $    939,000
  Prepaid expenses and other current assets.................      503,000         346,000
                                                              -----------    ------------
          Total current assets..............................    3,621,000       1,285,000
Property and equipment, net.................................    2,325,000       3,554,000
Other assets................................................       51,000          32,000
                                                              -----------    ------------
          Total assets......................................  $ 5,997,000    $  4,871,000
                                                              ===========    ============

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS'
  DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 1,095,000    $    684,000
  Accrued liabilities.......................................      108,000         232,000
  Other current liabilities.................................       18,000          95,000
  Notes payable, current....................................      361,000         682,000
  Capital lease obligations, current........................           --          21,000
                                                              -----------    ------------
          Total current liabilities.........................    1,582,000       1,714,000
Notes payable...............................................      683,000         813,000
Capital lease obligations...................................           --          42,000
                                                              -----------    ------------
                                                                2,265,000       2,569,000
                                                              -----------    ------------
Commitments (Note 5)
Convertible Preferred Stock:
  Convertible Series A Preferred Stock, no par value
     7,465,887 shares authorized; 7,200,887 shares issued
     and outstanding at June 30, 1998 and 1999; Liquidation
     preference and redemption value of $7,201,000..........    7,094,000       7,094,000
  Convertible Series B Preferred Stock, no par value
     10,250,000 shares authorized; 6,791,305 shares issued
     and outstanding at June 30, 1999; Liquidation
     preference and redemption value of $8,897,000..........           --       8,880,000
                                                              -----------    ------------
          Total convertible preferred stock.................    7,094,000      15,974,000
                                                              -----------    ------------
Shareholders' deficit:
  Common Stock, no par value:
     50,000,000 shares authorized; 6,494,326 shares issued
     and outstanding at June 30, 1998 and 1999..............      443,000         473,000
  Deficit accumulated during the development stage..........   (3,805,000)    (14,145,000)
                                                              -----------    ------------
          Total shareholders' deficit.......................   (3,362,000)    (13,672,000)
                                                              -----------    ------------
          Total liabilities, convertible preferred stock and
            shareholders' deficit...........................  $ 5,997,000    $  4,871,000
                                                              ===========    ============

   The accompanying notes are an integral part of these financial statements.

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED JUNE 30,
                                                              ---------------------------
                                                                 1998            1999
                                                              -----------    ------------
Net revenues................................................  $   231,000    $         --
Cost of net revenues........................................      153,000              --
                                                              -----------    ------------
Gross profit................................................       78,000              --
                                                              -----------    ------------
Operating expenses:
  Research and development..................................    2,178,000       8,590,000
  General and administrative................................    1,626,000       1,605,000
                                                              -----------    ------------
          Total operating expenses..........................    3,804,000      10,195,000
                                                              -----------    ------------
Loss from operations........................................   (3,726,000)    (10,195,000)
Interest (expense) income, net..............................       84,000        (145,000)
                                                              -----------    ------------
Net loss....................................................  $(3,642,000)   $(10,340,000)
                                                              ===========    ============

   The accompanying notes are an integral part of these financial statements.

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED JUNE 30,
                                                              ---------------------------
                                                                 1998            1999
                                                              -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(3,642,000)   $(10,340,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      328,000       1,155,000
     Stock compensation.....................................           --          11,000
     Warrants issued for services...........................       62,000          19,000
     Changes in current assets and liabilities:
       Prepaid expenses and other current assets............     (358,000)        176,000
       Accounts payable.....................................      986,000        (411,000)
       Accrued liabilities..................................      (44,000)        124,000
       Other current liabilities............................       18,000          77,000
                                                              -----------    ------------
          Net cash used in operating activities.............   (2,650,000)     (9,189,000)
                                                              -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................   (2,468,000)     (2,321,000)
                                                              -----------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of Series A Convertible Preferred
     Stock..................................................    6,744,000              --
  Proceeds from issuance of Series B Convertible Preferred
     Stock..................................................           --       8,880,000
  Proceeds from issuance of Common Stock....................      159,000              --
  Proceeds from notes payable...............................    1,081,000       1,451,000
  Repayments on notes payable...............................     (159,000)     (1,000,000)
  Proceeds from related party notes payable.................      100,000              --
  Repayments on related party notes payable.................     (100,000)             --
  Proceeds from convertible secured promissory notes
     payable................................................      350,000              --
                                                              -----------    ------------
          Net cash provided by financing activities.........    8,175,000       9,331,000
                                                              -----------    ------------
Net increase in cash and cash equivalents...................    3,057,000      (2,179,000)
Cash and cash equivalents at beginning of period............       61,000       3,118,000
                                                              -----------    ------------
Cash and cash equivalents at end of period..................  $ 3,118,000    $    939,000
                                                              ===========    ============

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................  $    21,000    $    130,000
                                                              ===========    ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Purchase of property and equipment under capital lease
     obligations............................................  $        --    $     63,000
                                                              ===========    ============
  Conversion of convertible secured promissory notes payable
     to Series A Convertible Preferred Stock................  $   350,000    $         --
                                                              ===========    ============

   The accompanying notes are an integral part of these financial statements.

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  STATEMENT OF SHAREHOLDERS' EQUITY/(DEFICIT)

                                                                     DEFICIT
                                                                   ACCUMULATED
                                              COMMON STOCK          DURING THE          TOTAL
                                          ---------------------    DEVELOPMENT      SHAREHOLDERS'
                                           SHARES       AMOUNT        STAGE        EQUITY/(DEFICIT)
                                          ---------    --------    ------------    ----------------
Balance at June 30, 1997................  4,887,791    $166,000    $   (163,000)     $      3,000
Issuance of Common Stock at $0.099 per
  share in September 1997...............  1,606,535     159,000              --           159,000
Issuance of warrants for Preferred Stock
  in March 1998.........................         --     118,000              --           118,000
Net loss................................         --          --      (3,642,000)       (3,642,000)
                                          ---------    --------    ------------      ------------
Balance at June 30, 1998................  6,494,326     443,000      (3,805,000)       (3,362,000)
Issuance of warrants for Preferred Stock
  in April through June 1999............         --      19,000              --            19,000
Compensation related to stock options...         --      11,000              --            11,000
Net loss................................         --          --     (10,340,000)      (10,340,000)
                                          ---------    --------    ------------      ------------
Balance at June 30, 1999................  6,494,326    $473,000    $(14,145,000)     $(13,672,000)
                                          =========    ========    ============      ============

   The accompanying notes are an integral part of these financial statements.

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

  The Company

     HotRail, Inc. (the "Company"), formerly Poseidon Technology, Inc., was incorporated in California on August 16, 1993. The Company designs and develops high performance, low cost symmetrical microprocessor core logic and chip sets for the WinNT and UNIX PC server and workstation environments. From inception through 1997, the Company built custom Pentium-based multi-processing boards, and it is no longer involved in this effort. Since the change in business model, the Company has been principally involved in research and development, market analysis and other business planning activities. The Company has had no revenue from product sales of its current product and since inception has incurred net losses. At June 30, 1999, the Company was considered to be in development stage; accordingly, the Company's statements of operations should not be regarded as typical for normal operating periods.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Subsequent to June 30, 1999, the Company received additional equity funding to be used for working capital purposes and to fund operating activities. Management does not believe this additional funding will be sufficient to provide for the working capital needs of the Company through June 30, 2000. In order to continue to fund operating activities, management will need to obtain additional capital from investors or a strategic partner. If management is unable to obtain such additional capital, it may be required to liquidate assets in satisfaction of liabilities. Management currently intends to raise additional capital in fiscal 2001.

  Revenue recognition

     Revenue from product sales is recognized at the time the product is shipped, with provisions established for estimated product returns. Revenue recognized for the period from inception to June 30, 1998 is from discontinued products. The Company has had no revenue from sales of its current product.

  Cash equivalents

     The Company considers all highly liquid debt instruments having a maturity of three months or less on the date of purchase to be cash equivalents.

  Concentration of credit risk

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. Cash is deposited with high credit quality financial institutions. Cash equivalents consisted of money market funds.

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  Property and equipment

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

  Stock based compensation

     The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board Opinion No. 25. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("FAS 123") which established fair value based method of accounting for employee stock option plans. The Company provides additional pro forma disclosures as prescribed under FAS 123.

  Comprehensive income (loss)

     The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130") during fiscal 1999. SFAS 130 establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss on available-for-sale securities. The Company has no items of other comprehensive income for each of the periods presented.

  Reclassification

     Certain amounts from the prior year have been reclassified to conform to the current years presentation.

NOTE 2 -- RECENT ACCOUNTING PRONOUNCEMENTS:

  Derivative instruments and hedging activities

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for fiscal years beginning after June 15, 1999. The Company is currently determining the additional disclosures, if any, that may be required under this pronouncement.

NOTE 3 -- PROPERTY AND EQUIPMENT:

     Property and equipment is comprised of the following:

                                                             JUNE 30,
                                                     -------------------------
                                                        1998          1999
                                                     ----------    -----------
Purchased software.................................  $1,833,000    $ 3,190,000
Computer equipment.................................     662,000      1,691,000
Office equipment and fixtures......................     184,000        182,000
                                                     ----------    -----------
                                                      2,679,000      5,063,000
Less: Accumulated depreciation.....................    (354,000)    (1,509,000)
                                                     ----------    -----------
                                                     $2,325,000    $ 3,554,000
                                                     ==========    ===========

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- NOTES PAYABLE:

     The Company entered into notes payable with unrelated parties collateralized by equipment with a net book value of $3,054,000. The notes bear interest at a stated per annum rate of 7.47% and are repayable through April, 2002.

     Minimum payments due under the notes payable are as follows:

YEAR ENDING
 JUNE 30,
-----------
  2000...................................................  $  682,000
  2001...................................................     656,000
  2002...................................................     157,000
                                                           ----------
                                                           $1,495,000
                                                           ==========

NOTE 5 -- COMMITMENTS:

  Capital leases

     The Company entered into capital leases for equipment with an unrelated party.

     Minimum payments due under capital lease obligations are as follows:

YEAR ENDING
 JUNE 30,
-----------
   2000...................................................  $ 29,000
   2001...................................................    29,000
   2002...................................................    28,000
                                                            --------
                                                              86,000
   Less: Amounts representing interest....................   (23,000)
                                                            --------
   Present value of future minimum payments...............    63,000
   Less: Current portion..................................   (21,000)
                                                            --------
   Long-term portion of capital lease obligation..........  $ 42,000
                                                            ========

  Operating lease

     In June 1999, the Company entered into an operating lease which expires in July 2002. Future minimum lease payments are as follows:

YEAR ENDING
 JUNE 30,
-----------
  2000...................................................  $  383,000
  2001...................................................     403,000
  2002...................................................     423,000
                                                           ----------
                                                           $1,209,000
                                                           ==========

     Rent expense was $223,000, $322,000 and $592,000 for the years ended June 30, 1998 and 1999 and for the period from June 1, 1993 (date of inception) to June 30, 1999, respectively.

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- CONVERTIBLE PREFERRED STOCK AND WARRANTS:

     Under the Company's Articles of Incorporation, the Company's preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences and terms of each series. At June 30, 1999, the amounts, terms and liquidation values of Series A and Series B convertible preferred stock are as follows:

                                                                 SHARES
                                                   SHARES      ISSUED AND     LIQUIDATION
             SERIES               NET AMOUNT     AUTHORIZED    OUTSTANDING       VALUE
             ------               -----------    ----------    -----------    -----------
A...............................  $ 7,094,000     7,465,887     7,200,887     $ 7,201,000
B...............................    8,880,000    10,250,000     6,791,305       8,897,000
                                  -----------    ----------    ----------     -----------
                                  $15,974,000    17,715,887    13,992,192     $16,098,000
                                  ===========    ==========    ==========     ===========

  Dividend

     The holders of Series A Preferred Stock (the "Series A") and Series B Preferred Stock ("Series B") (collectively, "Preferred Stock") shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends at a rate of $0.10 and $0.131 per share for the Series A and Series B, respectively, prior and in preference to any payment of any dividend on the Common Stock in each calendar year, (the "Preferred Stock Dividend Preference").

  Liquidation

     In the event of any liquidation, dissolution or winding up of the Company, including a consolidation or merger in which its shareholders do not retain a majority of the voting power in the surviving corporation, a sale of substantially all assets or a sale by the Company's shareholders of at least a majority of the voting power in one or a series of related transactions, the holders of the Series A and Series B will be entitled to receive an amount equal to $1.00 and $1.31 per share, respectively, plus an amount equal to all declared but unpaid dividends thereon, (the "Preferred Preference Amount").

     After the full liquidation preference on all outstanding shares of Preferred Stock has been paid or set apart, the holders of the common stock, in the aggregate, will be entitled to receive an amount equal to 40% of the total Preferred Preference Amount paid to the holders of the Preferred Stock, plus an amount equal to all declared but unpaid dividends thereon, (the "Common Preference Amount"). Any remaining funds and assets of the Company legally available for distribution to shareholders will be distributed pro rata among the holders of the Common Stock and the Preferred Stock (on an as-converted basis).

     If the Company has insufficient assets to permit payment of the Preferred Preference Amount in full to all Preferred shareholders, then the assets of the Company will be distributed ratably to the holders of the Preferred Stock in proportion to the Preferred Preference Amount each such holder would otherwise be entitled to receive. If the Company has insufficient assets to permit payment of the Common Preference Amount in full to all common shareholders after payment in full of the Preferred Preference Amount, then the remaining assets of the Company, after payment of the Preferred Preference Amount, will be distributed ratably to the holders of the Common Stock in proportion to the Common Preference Amount each such holder would otherwise be entitled to receive.

  Conversion

     The holders of the Preferred Stock shall have the right to convert the Preferred Stock into shares of Common Stock at any time. The initial conversion rate for the Preferred Stock shall be 1-for-1.

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The Preferred Stock shall automatically be converted into Common Stock, at the then applicable conversion rate (a) upon the closing of an underwritten public offering of shares of Common Stock of the Company at a public offering price of not less than $3.00 per share for a total public offering price of not less than $7,500,000 (before payment of underwriters' discounts and commissions), or (b) with respect to each series of Preferred Stock, (i) in the event there remain outstanding less than 300,000 shares of such series of Preferred Stock outstanding or (ii) upon the written consent of holders of majority of the shares of such series of Preferred Stock then outstanding.

  Voting

     Each share of Preferred Stock carries a number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock. The Preferred Stock will generally vote together with the Common Stock and not as a separate class.

  Warrants

     In April 1999 and May 1999, the Company issued warrants to purchase 28,626 shares of Series B at $1.31 per share in connection with bridge loan financing. The warrants expire in April and May 2004. The fair market value of the warrants at the dates of grant were $19,000, which was recorded as debt issue costs. This amount was amortized to interest expense over the term of the loan. The Company has reserved 28,626 shares of Series B Convertible Preferred Stock for the exercise of the warrants.

     In March 1998, the Company issued warrants to purchase 15,000 shares of Common Stock at $0.30 per share in connection with certain consulting services. These warrants expire in April 2001. Based on the Black-Scholes model, the fair market value of the warrants at the date of grant was not material. The Company has reserved 15,000 shares of Common Stock for the exercise of these warrants.

     In March 1998, the Company issued warrants to purchase 140,000 shares of Series A at $1.00 per share in connection with certain equipment financing. The warrants expire in December 2003. The fair market value of the warrants at the date of grant was $56,000, which was recorded as debt issue costs. This amount will be amortized to interest expense over the three year period that the note will be repaid. The Company has reserved 140,000 shares of Series A Convertible Preferred Stock for the exercise of these warrants.

     In October 1997, the Company issued warrants to purchase 125,000 shares of Series A at $1.00 per share in connection with certain consulting services. The warrants expire in October 2002. The fair market value of the warrants at the date of grant was $62,000. This amount was expensed in fiscal 1998. The Company has reserved 125,000 shares of Series A Convertible Preferred Stock for the exercise of these warrants.

NOTE 7 -- STOCK OPTION PLAN:

     The 1997 Stock Option Plan (the "Plan"), which expires in 2007, authorizes the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors and consultants. In June 1999, the shareholders of the Company approved an increase in common shares for the Plan from 2,700,000 to 3,525,000.

     Under the Plan, incentive stock options are granted at a price that is not to be less than 100% of the fair market value of the Company's Common Stock, as determined by the Board of Directors, on the date of grant. Nonqualified stock options are granted at a price that is not to be less than 85% of the fair market value of the Common Stock, as determined by the Board of Directors, on the date of grant.

     Generally, options granted under the Plan are exercisable for a period of ten years after the date of grant, and shares subject to options vest at a rate of 1/4th on the first anniversary of the grant date of the option, and

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

an additional 1/48th of the shares upon completion of each succeeding full month of continuous employment thereafter. Options granted to individuals who own 10% or more of the Company's voting stock on the date of grant are exercisable for a period of five years after the date of grant. The Board of Directors may terminate the Plan at any time at their discretion.

     The following table summarizes activity under the Plans:

                                                                                WEIGHTED
                                                                                 AVERAGE
                                                                                EXERCISE
                                                    OPTIONS        OPTIONS        PRICE
                                                   AVAILABLE     OUTSTANDING    PER SHARE
                                                   ----------    -----------    ---------
  Shares authorized for grant....................   2,700,000            --      $   --
  Granted........................................  (2,185,000)    2,185,000        0.14
  Cancelled......................................     300,000      (300,000)       0.11
                                                   ----------     ---------
Balance at June 30, 1998.........................     815,000     1,885,000        0.14
  Shares authorized for grant....................     825,000            --          --
  Granted........................................  (1,346,600)    1,346,600        0.38
  Cancelled......................................     665,000      (665,000)       0.28
                                                   ----------     ---------
Balance at June 30, 1999.........................     958,400     2,566,600      $ 0.24
                                                   ==========     =========

     The options outstanding and currently exercisable by exercise price at June 30, 1999 are as follows:

                                                      OPTIONS CURRENTLY
                    OPTIONS OUTSTANDING                  EXERCISABLE
           --------------------------------------   ----------------------
                           WEIGHTED      WEIGHTED                 WEIGHTED
             NUMBER         AVERAGE      AVERAGE      NUMBER      AVERAGE
EXERCISE    OF SHARES     CONTRACTUAL    EXERCISE    OF SHARES    EXERCISE
 PRICES    OUTSTANDING   LIFE IN YEARS    PRICE     EXERCISABLE    PRICE
--------   -----------   -------------   --------   -----------   --------
$   0.10    1,247,500        7.57         $ 0.10      745,380      $ 0.10
    0.20       85,000        8.65           0.20       28,125        0.20
    0.30      602,500        8.79           0.30       60,262        0.30
$   0.45      631,600        9.60           0.45          800        0.45
            ---------                                 -------
            2,566,600        8.39         $ 0.24      834,567      $ 0.12
            =========                                 =======

     At June 30, 1998, approximately 516,146 outstanding options were exercisable. The weighted average exercise prices for exercisable options was $0.10 at June 30, 1998.

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The Company has elected to continue to follow the provisions of APB No. 25, "Accounting for Stock Issued to Employees," for financial reporting purposes and has adopted the disclosure-only provisions of SFAS No. 123 ("SFAS 123"). In accordance with the provisions of SFAS 123, the fair value of each option is estimated using the followings assumptions used for grants during the years ended June 30, 1998 and 1999; dividend yield and volatility of 0% for all periods, risk free interest rate of 4.47% to 6.00% for the years ended June 30, 1998 and 1999 and expected term of 5 years. Had compensation cost for the Company's stock option plans been determined based on the fair market value at the grant date for awards in 1998 and 1999 consistent with the provisions of SFAS 123, the Company's net loss for the years ended June 30, 1998 and 1999 and for the period from inception through June 30, 1999 would have been increased to the pro forma amounts indicated below:

                                                                            PERIOD FROM
                                                                            JUNE 1, 1993
                                                                            (INCEPTION)
                                                  YEAR ENDED JUNE 30,         THROUGH
                                               -------------------------      JUNE 30,
                                                  1998          1999            1999
                                               ----------    -----------    ------------
Net loss:
  As reported................................  $3,642,000    $10,340,000    $14,145,000
                                               ==========    ===========    ===========
  Pro forma..................................  $3,655,000    $10,435,000    $14,253,000
                                               ==========    ===========    ===========

     The above pro forma disclosures are not necessarily representative of the effects on reported net income or loss for future years.

NOTE 8 -- INCOME TAXES:

     No provision for federal or state income taxes has been recorded for the years ended June 30, 1999 and 1998 as the Company had incurred net operating losses.

     Deferred tax assets (liabilities) relate to the following:

                                                             JUNE 30,
                                                    --------------------------
                                                       1998           1999
                                                    -----------    -----------
Net operating loss and credit carryforwards.......  $ 1,601,000    $ 6,054,000
Less: Valuation allowance.........................   (1,601,000)    (6,054,000)
                                                    -----------    -----------
                                                    $        --    $        --
                                                    ===========    ===========

     Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of losses, recent increases in expense levels, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, the lack of carryback capacity to realize deferred tax assets, and the uncertainty regarding market acceptance of the Company's products. Based on the currently available evidence, management is unable to assert that it is more likely than not that the Company will generate sufficient taxable income to realize the Company's deferred tax assets. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

     At June 30, 1999, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $13,595,000 which expire 2000 through 2019. At June 30, 1999, the Company had research and development credit carryforwards of approximately $624,000 to reduce future taxable income.

                                 HOTRAIL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on annual utilization in cases of a change in ownership, as defined by federal and state tax law.

NOTE 9 -- SUBSEQUENT EVENT:

     In August 1999, the Company amended its articles of incorporation to authorize the increase of 1,550,000 shares of Series B preferred stock to a total of 11,800,000.

     Subsequent to June 30, 1999, the Company issued 4,945,718 shares of Series B convertible preferred stock at $1.31 per share for aggregate proceeds of $6,479,000. The Series B convertible preferred stock is subject to certain rights, privileges, and preferences similar to those of Series B described in
Note 6.

     In July, August and September 1999, the Company entered into additional leases with independent finance companies. Minimum future payments under these leases total $1,295,000. The leases expire through March 2003.

                        MICROCOSM COMMUNICATIONS LIMITED

                    STATEMENT OF DIRECTORS' RESPONSIBILITIES

     The directors are responsible for the preparation of the financial statements, which give a true and fair view of the state of affairs of the company at the year end and of the profit or loss of the company for that period. In preparing those financial statements, the directors are required to:

     - select suitable accounting policies and then apply them consistently;

     - make judgements and estimates that are reasonable and prudent;

     - state whether applicable accounting standards have been followed; and

     - prepare the financial statements on the going concern basis, unless it is inappropriate to presume that the company will continue in business.

     The directors are responsible for keeping proper accounting records, safeguarding the assets of the company and for taking reasonable steps for the prevention and detection of fraud and other irregularities.

                      AUDITORS' REPORT TO THE DIRECTORS OF

                        MICROCOSM COMMUNICATIONS LIMITED

     We have audited the financial statements on pages F-69 to F-78 which have been prepared under the accounting policies set out on pages F-72 and F-73.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

     As described on page F-67, the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with United States auditing standards. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

     In our opinion the company's financial statements have been properly prepared in accordance with the accounting policies set out on pages F-72 and F-73.

DELOITTE & TOUCHE
Chartered Accountants and
Registered Auditors
Bristol, United Kingdom
November 8, 2000

                        MICROCOSM COMMUNICATIONS LIMITED

                            PROFIT AND LOSS ACCOUNT
                          YEAR ENDED 31 DECEMBER 1999

                                                                          1999
                                                              NOTES        L
                                                              -----    ----------
TURNOVER....................................................    2       3,014,658
Cost of sales...............................................             (939,140)
                                                                       ----------
GROSS PROFIT................................................            2,075,518
Administration expenses.....................................           (3,229,505)
                                                                       ----------
OPERATING LOSS..............................................    3      (1,153,987)
Interest receivable and similar income......................    6          45,865
Interest payable and similar charges........................    7         (23,548)
                                                                       ----------
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION.................           (1,131,670)
Tax on loss on ordinary activities..........................    8              --
                                                                       ----------
RETAINED LOSS FOR THE YEAR..................................   15      (1,131,670)
Retained loss brought forward...............................             (367,124)
                                                                       ----------
RETAINED LOSS CARRIED FORWARD...............................   15      (1,498,794)
                                                                       ==========

All the above results derive from continuing operations of the company.

The company has no recognised gains and losses other than the loss above and therefore, no separate statement of total recognised gains and losses has been presented.

                        MICROCOSM COMMUNICATIONS LIMITED

                                 BALANCE SHEET
                              AT 31 DECEMBER 1999

                                                                                1999
                                                                       -----------------------
                                                              NOTES        L            L
                                                              -----    ---------    ----------
FIXED ASSETS
Tangible assets.............................................    9                      823,165
CURRENT ASSETS
Stocks......................................................   10        447,033
Debtors.....................................................   11        845,230
Cash at bank and in hand....................................           1,896,230
                                                                       ---------
                                                                       3,188,493
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR..............   12       (642,930)
                                                                       ---------
NET CURRENT ASSETS..........................................                         2,545,563
                                                                                    ----------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................                         3,368,728
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR.....   13                     (146,366)
                                                                                    ----------
NET ASSETS..................................................                         3,222,362
                                                                                    ==========
CAPITAL AND RESERVES
Called up share capital.....................................   14                        1,615
Share premium reserve.......................................   15                    4,719,541
Profit and loss account.....................................   15                   (1,498,794)
                                                                                    ----------
TOTAL SHAREHOLDERS' FUNDS...................................   16                    3,222,362
                                                                                    ==========
SHAREHOLDERS' FUNDS ARE ATTRIBUTABLE TO:
Equity shareholders' funds..................................                           (45,814)
Non-equity shareholders' funds..............................                         3,268,176
                                                                                    ----------
                                                                                     3,222,362
                                                                                    ==========

These financial statements were approved by the Board of Directors on November 8, 2000.

Signed on behalf of the Board of Directors

J G Steele
Director

                        MICROCOSM COMMUNICATIONS LIMITED

                              CASH FLOW STATEMENT
                          YEAR ENDED 31 DECEMBER 1999

                                                                                1999
                                                                       -----------------------
                                                              NOTES        L            L
                                                              -----    ---------    ----------
NET CASH OUTFLOW FROM OPERATING ACTIVITIES..................   17                   (1,670,209)

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received...........................................              45,865
Interest paid...............................................                (851)
Interest element of finance lease rental payments...........             (22,607)
                                                                       ---------

NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND
  SERVICING OF FINANCE......................................                            22,407

CAPITAL EXPENDITURE
Payments to acquire tangible fixed assets...................                          (233,397)
                                                                                    ----------

NET CASH OUTFLOW BEFORE FINANCING...........................                        (1,881,199)

FINANCING
Issue of ordinary share capital.............................              51,827
Issue of preference share capital...........................           3,268,176
Capital element of finance lease payments...................             (69,621)
Capital repayment of director's loan........................             (64,742)
                                                                       ---------
NET CASH INFLOW FROM FINANCING..............................                         3,185,640
                                                                                    ----------
INCREASE IN CASH IN THE YEAR................................   18                    1,304,441
                                                                                    ==========

                        MICROCOSM COMMUNICATIONS LIMITED

                             NOTES TO THE ACCOUNTS
                          YEAR ENDED 31 DECEMBER 1999

 1. ACCOUNTING POLICIES

     The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the company's financial statements.

BASIS OF ACCOUNTING

     The financial statements are prepared in accordance with applicable UK generally accepted accounting practices ('GAAP'), which differ in certain respects from US GAAP. No significant differences between UK and US GAAP have been identified with respect to these accounts. These financial statements are drawn up to a date other than the financial year end and do not purport to relate to the company's financial year.

RESEARCH AND DEVELOPMENT

     Research and development expenditure, including the costs of staff employed to perform research activities, is charged to the profit and loss account as incurred.

TURNOVER

     Turnover, which excludes valued added tax and trade discounts, represents the invoiced value of goods and services supplied.

TANGIBLE FIXED ASSETS

     The recorded cost of fixed assets is the purchase cost, together with any incidental costs of acquisition.

     Depreciation is calculated so as to write off the cost of tangible fixed assets less their estimated residual values, on a straight-line basis over their expected useful economic lives. The principal useful economic lives are considered to be:

Computer equipment.................................  4 years
Fixtures and fittings..............................  4 years
Leasehold improvements.............................  term of the lease
Office equipment...................................  4 years
Plant and machinery................................  4 years

FOREIGN CURRENCIES

     Assets and liabilities expressed in foreign currencies are translated into sterling at rates of exchange ruling at the end of the financial period.

STOCKS

     Stocks are stated at the lower of cost and net realisable value.

PENSION COSTS

     The company makes contributions on behalf of one of its directors into a defined contribution pension scheme. Contributions are charged to the profit and loss account as they are incurred.

                        MICROCOSM COMMUNICATIONS LIMITED

                          YEAR ENDED 31 DECEMBER 1999

DEFERRED TAXATION

     Provision is made for deferred taxation using the liability method, on all material timing differences, to the extent that it is probable that a liability or asset will crystallise.

FINANCE AND OPERATING LEASES

     Costs in respect of operating leases are charged on a straight-line basis over the lease term. Leasing agreements which transfer to the group substantially all the benefits and risks of ownership of an asset are treated as if the asset had been purchased outright. The assets are included in fixed assets and the capital element of the leasing commitments is shown as obligations under the finance leases. The lease rentals are treated as consisting of capital and interest elements. The capital element is applied to reduce the outstanding obligations and the interest element is charged against profit on a straight-line basis. Assets held under finance leases are depreciated over the shorter of the extendable lease terms and the useful lives of equivalent owned assets.

 2. TURNOVER

     A geographical analysis of turnover has not been disclosed as, in the opinion of the directors, it would be seriously prejudicial to the interests of the business.

 3. OPERATING LOSS

     Operating loss is stated after charging:

                                                                1999
                                                                  L
                                                              ---------
Auditors' remuneration -- audit.............................      4,650
Depreciation of tangible owned fixed assets.................    139,648
Depreciation of tangible assets held under finance leases...     49,626
Operating lease rentals
  -- plant and machinery....................................     61,399
  -- other..................................................     84,427
Research and development expenditure........................  1,926,751
Loss on foreign exchange....................................    111,656
                                                              =========

 4. DIRECTORS' EMOLUMENTS

                                                               1999
                                                                L
                                                              ------
Aggregate emoluments........................................  95,897
Company pension contributions to defined contribution
  scheme....................................................   3,516
                                                              ------
                                                              99,413
                                                              ======

     Retirement benefits are accruing to one director under a defined contribution scheme.

                        MICROCOSM COMMUNICATIONS LIMITED

                          YEAR ENDED 31 DECEMBER 1999

 5. STAFF NUMBERS AND COSTS

     The average number of persons employed by the company (including executive directors) during the year, analysed by category, were as follows:

                                                              1999
                                                              NO.
                                                              ----
Sales and marketing.........................................    6
Research and development....................................   23
Executive directors.........................................    2
Administration..............................................    8
                                                               --
                                                               39
                                                               ==

     The aggregate payroll costs of these persons were as follows:

                                                                L
                                                            ---------
Wages and salaries........................................  1,428,987
Social security costs.....................................    130,178
Other pension costs.......................................     10,439
                                                            ---------
                                                            1,569,604
                                                            =========

 6. INTEREST RECEIVABLE AND SIMILAR INCOME

                                                               1999
                                                                L
                                                              ------
Bank interest receivable....................................  45,865
                                                              ======

 7. INTEREST PAYABLE AND SIMILAR CHARGES

                                                               1999
                                                                L
                                                              ------
Repayable within five years, not by instalments:
  -- on bank loans and overdrafts...........................     851
  -- on finance leases......................................  22,697
                                                              ------
                                                              23,548
                                                              ======

 8. TAXATION

     The company has no liability to corporation tax for the year ended 31 December 1999 and no potential liability to deferred taxation.

                        MICROCOSM COMMUNICATIONS LIMITED

                          YEAR ENDED 31 DECEMBER 1999

 9. TANGIBLE FIXED ASSETS

                                                    FIXTURES   LEASEHOLD
                                        COMPUTER      AND      IMPROVE-     OFFICE     PLANT AND
                                        EQUIPMENT   FITTINGS     MENT      EQUIPMENT   MACHINERY     TOTAL
                                            L          L           L           L           L           L
                                        ---------   --------   ---------   ---------   ---------   ---------
COST
At 1 January 1999.....................   131,389      9,754         --       7,650      478,099      626,892
Additions.............................   137,873     55,198     11,337       6,645      267,128      478,181
                                         -------     ------     ------      ------      -------    ---------
At 31 December 1999...................   269,262     64,952     11,337      14,295      745,227    1,105,073
                                         -------     ------     ------      ------      -------    ---------
DEPRECIATION
At 1 January 1999.....................    45,913      1,786         --       1,451       43,484       92,634
Charge for the year...................    41,627     10,670        472       3,180      133,325      189,274
                                         -------     ------     ------      ------      -------    ---------
At 31 December 1999...................    87,540     12,456        472       4,631      176,809      281,908
                                         -------     ------     ------      ------      -------    ---------
NET BOOK VALUE
AT 31 DECEMBER 1999...................   181,722     52,496     10,865       9,664      568,418      823,165
                                         =======     ======     ======      ======      =======    =========

     The net book value of tangible fixed assets includes an amount of L416,467 in respect of assets held under finance leases. Depreciation charged on these assets during the year was L49,626.

10. STOCKS

                                                              1999
                                                                L
                                                             -------
Work in progress...........................................   64,090
Finished goods.............................................  382,943
                                                             -------
                                                             447,033
                                                             =======

11. DEBTORS

                                                              1999
                                                                L
                                                             -------
Trade debtors..............................................  606,224
Prepayments and accrued income.............................  184,224
Other debtors..............................................   54,782
                                                             -------
                                                             845,230
                                                             =======

12. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                              1999
                                                                L
                                                             -------
Obligations under finance leases...........................  146,514
Trade creditors............................................  220,431
Taxation and social security...............................   50,857
Other creditors and accruals...............................  225,128
                                                             -------
                                                             642,930
                                                             =======

                        MICROCOSM COMMUNICATIONS LIMITED

                          YEAR ENDED 31 DECEMBER 1999

13. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                              1999
                                                                L
                                                             -------
Obligations under finance leases...........................  146,366
                                                             -------

     The future minimum payments to which the company is committed under finance leases are as follows:

                                                                L
                                                             -------
In one year or less........................................  146,514
Between one and two years..................................  146,366
                                                             -------
                                                             292,880
                                                             =======

     Hire purchase contracts and finance lease liabilities are secured on the assets to which they relate.

14. CALLED UP SHARE CAPITAL

                                                              1999
                                                                L
                                                             -------
AUTHORISED
150 million Ordinary shares of 0.0333p each................   49,950
996,000 "A" ordinary shares of 0.0333p each................      332
776,100 Preference shares of 0.0333p each..................      258
                                                             -------
                                                              50,540
                                                             =======

                                                                L
                                                              -----
ALLOTTED, CALLED UP AND FULLY PAID
3,078,080 Ordinary shares of 0.0333p each...................  1,025
996,000 "A" ordinary shares of 0.0333p each.................    332
776,100 Preference shares of 0.0333p each...................    258
                                                              -----
                                                              1,615
                                                              =====

RIGHTS ATTACHED TO SHARES

  Dividends

     The company will pay dividends on the "A" ordinary shares, the ordinary shares and the preference shares pari passu as if they constituted one class of shares.

  Capital repayment

     On a return of capital, the shareholders will be paid on each share in the following order:

     Firstly preference shares, the amount to be repaid being the subscription price per share plus any dividends which have been declared but not paid.

     'A' ordinary shares, ordinary and preference shares would then be paid any surplus as if the shares were the same class.

  Voting rights

     The classes of shares rank pari passu.

                        MICROCOSM COMMUNICATIONS LIMITED

                          YEAR ENDED 31 DECEMBER 1999

  Redemption of preference shares

     The company will redeem the preference shares, in each case redeeming a pro-rata proportion of shares held by each of the investors, paying $6.6578 per share and any arrears or accruals of dividend, together with a premium equal to 10% of the subscription price per annum, calculated from the date of issue until the date of redemption. The dates of redemption are 258,700 each at 31 July 2005, 2006 and 2007. The preference shares may be redeemed earlier in blocks of not less than 50,000, if all preference shareholders agree in such proportions as the preference shareholders as a class agree.

  Conversion of preference shares

     The preference shares shall be convertible into ordinary shares in accordance with the Articles of Association at the option of each shareholder.

POST BALANCE SHEET EVENT

     On 6 January 2000 the entire issued share capital was acquired by Conexant Systems Inc. At the same time all outstanding share options in Microcosm Communications Limited were converted to equivalent options in Conexant Systems Inc and all outstanding "A" ordinary shares and preference shares were converted into ordinary shares.

15. RESERVES

                                    SHARE        PROFIT
                                   PREMIUM      AND LOSS
                                   ACCOUNT      ACCOUNT        TOTAL
                                      L            L             L
                                  ---------    ----------    ----------
At 1 January 1999...............  1,400,151      (367,124)    1,033,027
Shares issued...................  3,319,390            --     3,319,390
Loss for the year...............         --    (1,131,670)   (1,131,670)
                                  ---------    ----------    ----------
AT 31 DECEMBER 1999.............  4,719,541    (1,498,794)    3,220,747
                                  =========    ==========    ==========

16. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                              1999
                                                               L
                                                           ----------
Loss for the year........................................  (1,131,670)
Net proceeds of issue of share capital...................   3,320,003
                                                           ----------
Net addition to shareholders' funds......................   2,188,333
Opening shareholders' funds..............................   1,034,029
                                                           ----------
CLOSING SHAREHOLDERS' FUNDS..............................   3,222,362
                                                           ==========

                        MICROCOSM COMMUNICATIONS LIMITED

                          YEAR ENDED 31 DECEMBER 1999

17. RECONCILIATION OF OPERATING LOSS TO NET CASH FLOW FROM OPERATING ACTIVITIES

                                                              1999
                                                               L
                                                           ----------
OPERATING LOSS...........................................  (1,153,987)
Depreciation.............................................     189,274
Increase in stocks.......................................    (234,967)
Increase in debtors......................................    (438,020)
Decrease in creditors....................................     (32,509)
                                                           ----------
NET CASH OUTFLOW FROM OPERATING LOSS.....................  (1,670,209)
                                                           ==========

18. RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

                                                              1999
                                                                L
                                                            ---------
Increase in cash in the year..............................  1,304,441
Cash inflow from increase in debt and lease financing.....    134,363
                                                            ---------
Change in net funds resulting from cash flows.............  1,438,804
New finance leases........................................   (244,784)
                                                            ---------
Movement in net funds in the year.........................  1,194,020
Net funds at 1 January 1999...............................    409,330
                                                            ---------
NET FUNDS AT 31 DECEMBER 1999.............................  1,603,350
                                                            =========

19. ANALYSIS OF CHANGES IN NET FUNDS

                                                     AT                                     AT
                                                  1 JANUARY                  NON-CASH   31 DECEMBER
                                                    1999       CASH FLOWS    CHANGES       1999
                                                      L            L            L            L
                                                  ---------    ----------    --------   -----------
Cash at bank and in hand......................     591,789     1,304,441           --    1,896,230
Debt due within one year......................     (64,742)       64,742           --           --
Finance lease.................................    (117,717)       69,621     (244,784)    (292,880)
                                                  --------     ---------     --------    ---------
                                                   409,330     1,438,804     (244,784)   1,603,350
                                                  ========     =========     ========    =========

20. FINANCIAL COMMITMENTS

     At 31 December 1999 the company had annual commitments under non-cancellable operating leases as follows:

                                                             LAND AND
                                                             BUILDINGS    OTHER
                                                                 L          L
                                                             ---------   -------
Operating leases which expire:
  -- between one and two years...........................          --    245,262
  -- between two and five years..........................     166,790     88,162
                                                              -------    -------
                                                              166,790    333,424
                                                              =======    =======

21. CONTROLLING PARTY

     The controlling party of the company is Gary Steele, who is a director of the company.

22. SUBSEQUENT EVENT

     On 6 January 2000 the entire share capital of the company was acquired by Conexant Systems Inc., a company incorporated in the USA. As of this date Conexant Systems Inc. became the ultimate parent company and controlling party.

                           NOVANET SEMICONDUCTOR LTD.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
Novanet Semiconductor Ltd.

     We have audited the accompanying consolidated balance sheets of Novanet semiconductor Ltd. and subsidiary as of December 31, 1999 and September 30, 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1999 and for the 9 months period ended September 30, 2000. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in Israel and in the United States (such auditing standards are substantially identical) , including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novanet semiconductor Ltd. and subsidiary as of December 31, 1999 and September 30, 2000, and the consolidated results of their operations and their cash flows for the year ended December 31, 1999 and for the 9 months period ended September 30, 2000, in conformity with accounting principles generally accepted in Israel and in the United States (as applicable to these financial statements, such accounting principles do not differ in any material respects).

                                          /s/  GOLDSTEIN SABO TEVET
                                          --------------------------------------
                                          GOLDSTEIN SABO TEVET
                                          CERTIFIED PUBLIC ACCOUNTANTS (ISR.)

Tel-Aviv, Israel
October 24, 2000

                           NOVANET SEMICONDUCTOR LTD.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents (Note 3)........................     $1,885        $  2,609
  Accounts receivable.......................................        216             226
                                                                 ------        --------
          Total current assets..............................      2,101           2,835
Fixed assets, net (Note 4)..................................      1,257           1,130
                                                                 ------        --------
                                                                 $3,358           3,965
                                                                 ======        ========
LIABILITIES
Current liabilities:
  Short term credit (Note 5)................................     $  763        $  5,169
  Trade payables............................................        328             476
  Other current liabilities.................................        184           1,004
                                                                 ------        --------
          Total current liabilities.........................      1,275           6,649
Accrued severance pay, net of amounts funded (Note 6).......         15              33
                                                                 ------        --------
                                                                  1,290           6,682
Commitments and contingent liabilities (Note 7)

SHAREHOLDER'S EQUITY (Note 8)
  Ordinary shares NIS 0.01 par value, authorized
  3,130,000, outstanding as of December
  31, 1999 -- 600,100 and as of September 30,
  2000 -- 1,069,434.........................................     $    2        $      3
Additional paid-in capital..................................      7,618          10,723
Unearned portion of compensatory stock options..............        (43)         (1,544)
Deficit.....................................................     (5,509)        (11,899)
                                                                 ------        --------
                                                                  2,068          (2,717)
                                                                 ------        --------
                                                                 $3,358        $  3,965
                                                                 ======        ========

  ------------------------------------   ------------------------------------
                Director                               Director

                 See notes to consolidated financial statements

                           NOVANET SEMICONDUCTOR LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                               NINE MONTHS
                                                               YEAR ENDED     PERIOD ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1999            2000
                                                              ------------    -------------
Research and development costs:
  Expenses..................................................     $2,910          $3,330
  Less royalty-bearing participations from the Government of
     Israel.................................................        903              --
                                                                 ------          ------
  Research and development costs, net.......................      2,007           3,330
Selling, general and administrative expenses (Note 10)......      1,591           3,023
                                                                 ------          ------
Operating loss..............................................      3,598           6,353
Financial and other (income) expenses, net..................        (84)             37
                                                                 ------          ------
          Net loss..........................................     $3,514          $6,390
                                                                 ======          ======

                 See notes to consolidated financial statements

                           NOVANET SEMICONDUCTOR LTD.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                              (CAPITAL DEFICIENCY)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                      ORDINARY                                      RETAINED
                                 NIS 0.01 PAR VALUE   ADDITIONAL     UNEARNED       EARNINGS
                                 ------------------    PAID-IN     COMPENSATORY   (ACCUMULATED
                                  SHARES     AMOUNT    CAPITAL     STOCK OPTION     DEFICIT)      TOTAL
                                 ---------   ------   ----------   ------------   ------------   -------
BALANCE -- DECEMBER 31, 1998...    600,100     $2      $ 4,000                      $ (1,995)    $ 2,007
Issuance of option (Note
  8(a))........................                        $ 3,500                                   $ 3,500
Issuance of options to
  employees....................                        $   118       $  (118)                         --
Amortization of share options
  (Note 8(b))..................                                      $    75                     $    75
Net loss.......................                                                     $ (3,514)    $(3,514)
                                 ---------     --      -------       -------        --------     -------
BALANCE -- DECEMBER 31, 1999...    600,100     $2      $ 7,618       $   (43)       $ (5,509)    $ 2,068
                                 =========     ==      =======       =======        ========     =======
Issuance of share Capital......    469,334     $1      $   792                                   $   793
Issuance of option.............                        $   418                                   $   418
Issuance of option to
  employees....................                        $ 1,895       $(1,895)                         --
Amortization of share
  options......................                                      $   394                     $   394
Net loss.......................                                                     $ (6,390)    $(6,390)
                                 ---------     --      -------       -------        --------     -------
BALANCE -- SEPTEMBER 30,
  2000.........................  1,069,434     $3      $10,723       $(1,544)       $(11,899)    $(2,717)
                                 =========     ==      =======       =======        ========     =======

                 See notes to consolidated financial statements

                           NOVANET SEMICONDUCTOR LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               NINE MONTHS
                                                               YEAR ENDED     PERIOD ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1999            2000
                                                              ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     (3,514)          (6,390)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................        494              470
     Accrued severance pay..................................         (3)              18
     Compensation related to share options..................         75              394
     Changes in:
       Accounts receivable..................................        326              (10)
       Trade payables.......................................       (140)             128
       Other liabilities....................................       (102)             820
                                                                -------          -------
          Net cash used in operating activities.............     (2,864)          (4,570)
                                                                -------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets..................................       (672)            (223)
  Disposal of Marketable securities, Net....................         91               --
                                                                -------          -------
          Net cash used in investing activities.............       (581)            (223)
                                                                -------          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of share capital.................................         --              792
  Issuance of options.......................................      3,500              419
  Increase (Decrease) in short term bank credit.............         63              (63)
  Increase (Decrease) in due to Ericsson....................        700             (700)
  Payment for purchase of fixed assets......................       (529)            (100)
  Increase in due to Conexant...............................         --            5,169
                                                                -------          -------
          Net cash provided by financing activities.........      3,734            5,517
                                                                -------          -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        289              724
Cash and cash equivalents at beginning of period............      1,596            1,885
                                                                -------          -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $ 1,885          $ 2,609
                                                                =======          =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Noncash transactions:
     Purchase of fixed assets through financing by
      suppliers.............................................    $   100          $   120

                           NOVANET SEMICONDUCTOR LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1 -- GENERAL

     Novanet Semiconductor is a fabless Semiconductor innovator of high-speed PHY (Physical Layer) solutions for the Internet Infrastructure and Telecom markets. The Company acquired its core engineering team, the foundations for its Hi-PHY(TM) technology and additional IP from Novacom Technologies Ltd. (hereinafter Novacom) together with Ericsson Components AB
(hereinafter -- Ericsson) as a strategic partner. Novanet Semiconductor launched its operations in April 1998. From September 22, 2000 the Company is a wholly owned subsidiary of Conexant Systems Inc. (hereinafter -- Conexant) (see Note 13 below). From definition to final testing, Novanet's R&D team performs all stages of design and development, including chip architecture, chip design and simulation, circuit design and layout (including Place & Route), verification, tape-out and testing.

     As a result of the acquisition of its shares by Conexant, as discussed in
Note 13 below, the Company changed its annual reporting period from periods ending on December 31 of each year to periods ending on September 30. Accordingly, the current reporting period, which ends on September 30, 2000, is a period of 9 months.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF PREPARATION:

     The consolidated financial statements include the accounts of Novanet semiconductor Ltd. and its subsidiary (collectively the "Company"). The subsidiary is Novanet semiconductor, Inc. which was formed in 1998 and is located in the United States. All material inter-company balances and transactions have been eliminated.

(B) ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimates.

(C) FOREIGN CURRENCY TRANSACTIONS:

     The functional currency of the company is the US dollar. Most materials and components purchased and marketing expenses incurred are either paid for in US dollars or in New Israeli Shekels ("NIS") where cost is linked to changes in the dollar/NIS exchange rate. A significant portion of the Company's expenses are incurred in Israel and paid for in NIS. Foreign currency gains and losses included in operations from transactions not denominated in US dollars were not material.

(D) CASH EQUIVALENTS:

     All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

                           NOVANET SEMICONDUCTOR LTD.

                                 (IN THOUSANDS)

(E) FIXED ASSETS:

     Fixed assets are stated at cost less accumulated depreciation and are depreciated over their estimated useful lives on a straight-line basis.

     Annual rates of depreciation are as follows:

                                                     %
                                                   ------
Computers and peripheral equipment...............    33
Office furniture and equipment...................  6 - 15    (mainly 6%)
Improvement in rented property...................    7

(F) FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 of the financial Accounting Standards Board in the U.S.A., "Disclosures about Fair Value of Financial Instruments" requires the Company to disclose estimated fair value for its financial instruments. The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term duration of those items.

(G) RESEARCH AND DEVELOPMENT:

     Research and development costs are expensed as incurred. Grants received from the Government of Israel through the Ministry of Industry and Trade, Office of the Chief Scientist (the "Chief Scientist") for approved research and development programs are recognized upon the time the costs related to a particular project are incurred.

NOTE 3 -- CASH AND CASH EQUIVALENTS

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1999            2000
                                                     ------------    -------------
Cash...............................................     $1,259          $2,609
Short term deposits................................        626              --
                                                        ------          ------
                                                        $1,885          $2,609
                                                        ======          ======

NOTE 4 -- FIXED ASSETS

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1999            2000
                                                     ------------    -------------
Computers and peripheral equipment.................     $1,845          $2,180
Office furniture and equipment.....................         37              44
Improvement in rented property.....................         15              16
                                                        ------          ------
                                                         1,897           2,240
Less -- accumulated depreciation...................        640           1,110
                                                        ------          ------
                                                        $1,257          $1,130
                                                        ======          ======

                           NOVANET SEMICONDUCTOR LTD.

                                 (IN THOUSANDS)

NOTE 5 -- SHORT TERM CREDIT

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1999            2000
                                                     ------------    -------------
Due to Conexant (a)................................        --           $5,169
Due to Ericsson (b)................................      $700               --
Short term bank credit.............................        63               --
                                                         ----           ------
                                                         $763           $5,169
                                                         ====           ======

---------------
     (a) Under the terms of the acquisition of the Company's shares by Conexant, as discussed in Note 13 below, Conexant furnished the Company with a loan. The terms of the loan and its maturity dates have not as yet been fixed.

     (b) On November 1999, the Company entered into an agreement with Ericsson, under which Ericsson provided the Company with a loan of $700,000, secured by a promissory note issued by the Company.

     Following the agreement with Conexant, the Company repaid the loan. The Company also repaid a loan of US$0.7 million it had received from other shareholders during the period ended September 30, 2000.

NOTE 6 -- SEVERANCE PAY

     Israeli law requires payment of severance pay in certain circumstances. The Company's severance pay liability to its Israeli employees, based upon the number of years of service and the latest monthly salary, is partly covered by regular deposits with severance pay funds, recognized pension funds and by purchase of managers' insurance policies.

     The amounts accrued and the portions funded with severance pay funds composed as follows:

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1999            2000
                                                     ------------    -------------
Accrued severance pay..............................      $15              $33
Less amounts funded................................       --               --
                                                         ---              ---
Unfunded balance...................................      $15              $33
                                                         ===              ===

     The Company may only make withdrawals from the funds for the purpose of paying severance pay. The severance pay liabilities covered by the pension funds and by purchase of insurance policies are not reflected in the above amounts as the severance pay liabilities have been irrevocably transferred to the pension funds.

NOTE 7 -- COMMITMENTS AND CONTINGENT LIABILITIES

     ROYALTIES:

     The Company is committed to pay royalties to the Government of Israel on sales of products in which the Government participates by way of research and development grants, up to the amount of the grants received for certain projects. The royalty rates are between 3% - 5% of revenues. The maximum royalty payable by the Company on future sales approximates $1,317,000 at September 30, 2000.

NOTE 8 -- SHAREHOLDERS' EQUITY

(A) ERICSSON INVESTMENT AGREEMENT:

     On June 25, 1998, an agreement (hereinafter -- "Investment Agreement") was signed with Ericsson whereby Ericsson undertook to invest in the Company, the sum of US.$7.5 million, in consideration for the

                           NOVANET SEMICONDUCTOR LTD.

                                 (IN THOUSANDS)

right to acquire shares in the Company that will comprise 40% of the Company's issued share capital. The option may be exercised at any time, up to 30 days before a public offering of the Company.

     Under the terms of the agreement to acquire the Company's shares, as discussed in Note 13, on September 22, 2000, Ericsson exercised all the options it held for 426,667 shares in the Company.

(B) COMPENSATORY STOCK OPTIONS:

     The Company granted its employees options, which may be exercised for its ordinary shares, for total consideration of US$1,455,074 (in the event of full exercise).

     All of the options held by the above employees will confer on them, if exercised in full, some 12.36% of the shares of Novanet. The granting of options contained compensation expenses of US $ 2,013,000, which is amortized over a period of 3 years. In 2000, wage expenses of US$394,000 were recorded against capital reserves in respect of this compensation.

     Pursuant to the agreement with Conexant, as discussed in Note 13, when the employees exercise their options, they will receive 1.8878 shares of Conexant instead of each one share of the Company.

     The Company applies Accounting Principles Board Opinion No. 25 ("APB 25") in accounting for stock-based compensation to employees and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying ordinary shares and the exercise price of the option at the date of grant. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the vesting period. SFAS 123, however, allows the Company to continue to measure the compensation cost of employees in accordance with APB 25, but requires the Company to disclose pro forma information regarding net income and per share data determined as if the Company had accounted for its employee share options under the fair value method of that statement.

     Pro forma net income data had the Company adopted the fair value method of SFAS 123 is as follows:

                                                                      NINE MONTHS
                                                      YEAR ENDED         ENDED
                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1999            2000
                                                     ------------    -------------
Pro forma:
  Net loss.........................................     $3,674          $6,656
                                                        ======          ======

     The weighted average fair value of the options granted during 1999 and 2000 in applying the fair value method was estimated at $6.44 and $30.52, respectively, using the Black-Scholes pricing model with the following assumptions:

                                                        1999 GRANT    2000 GRANT
                                                        ----------    ----------
Dividend yield........................................       0             0
Volatility............................................      40%           40%
Risk-free interest rate...............................     5.5%          6.5%
Expected life.........................................      10            10

                           NOVANET SEMICONDUCTOR LTD.

                                 (IN THOUSANDS)

NOTE 9 -- MONETARY BALANCES IN NONDOLLAR CURRENCIES

                                           DECEMBER 31, 1999                     SEPTEMBER 30, 2000
                                   ----------------------------------    ----------------------------------
                                   ISRAELI CURRENCY(A)       OTHER       ISRAELI CURRENCY(A)       OTHER
                                   --------------------    NONDOLLAR     --------------------    NONDOLLAR
                                   UNLINKED     LINKED     CURRENCIES    UNLINKED     LINKED     CURRENCIES
                                   ---------    -------    ----------    ---------    -------    ----------
Assets -- current................    $843          --          --         $  255         --          --
Liabilities -- current...........     259          --          --          1,421         --          --

     (One) The above does not include balances in Israeli currency linked to the dollar.

NOTE 10 -- SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                      NINE MONTHS
                                                      YEAR ENDED     PERIOD ENDED
                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1999            2000
                                                     ------------    -------------
Selling............................................     $  761          $  437
General and administrative.........................        830           2,586
                                                        ------          ------
                                                        $1,591          $3,023
                                                        ======          ======

NOTE 11 -- TAXES ON INCOME

(A) TAX BENEFITS UNDER THE LAW FOR ENCOURAGEMENT OF CAPITAL INVESTMENTS, 1959:

     The Company's production facilities have been granted "approved enterprise" status under the above law. The Company participates in the Alternative Benefits Program and, accordingly, income from its approved enterprise will be tax exempt for a period of two years and will be subject to reduced tax rate of 25% during the next five years, commencing in the first year in which the approved enterprise first generates taxable income. The period of benefits did not start yet.

     In the event of distribution of cash dividends from income which will be tax exempt as above, the Company would have to pay the 25% tax in respect of the amount distributed (the amount distributed for this purpose includes the amount of the company tax that applies as a result of the distribution).

     The entitlement to the above benefits is conditional upon the Company's fulfilling the conditions stipulated by the above law, regulations published thereunder and the certificate of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences to the Israeli CPI and interest.

(B) MEASUREMENT OF RESULTS FOR TAX PURPOSES UNDER THE INCOME TAX (INFLATIONARY ADJUSTMENTS) LAW, 1985 (THE "INFLATIONARY ADJUSTMENTS LAW"):

     Under this law, results for tax purposes are measured on a real basis -- adjusted to the increase in the Israeli CPI. These financial statements are presented in dollars. The difference between the change in the Israeli CPI and in the exchange rate of the dollar, both on annual and cumulative bases, will cause a difference between taxable income and income reflected in these financial statements.

(C) TAX BENEFITS UNDER THE LAW FOR THE ENCOURAGEMENT OF INDUSTRY (TAXES), 1969:

     The Company is an "industrial company" as defined by this law and as such is entitled to certain tax benefits, mainly accelerated depreciation as prescribed by regulations published under the Inflationary Adjustments Law and the right to claim public issuance expenses as a deduction for tax purposes.

                           NOVANET SEMICONDUCTOR LTD.

                                 (IN THOUSANDS)

(D) TAXATION OF NON-ISRAELI SUBSIDIARIES:

     Non-Israeli subsidiaries are taxed according to tax laws in their countries of residence.

(E) TAXES ON INCOME INCLUDED IN THE INCOME STATEMENTS:

     Following is a reconciliation of the theoretical tax expense, assuming all income is taxed at the regular tax rate applicable to Israeli companies, and the actual tax expense:

                                                                              NINE MONTHS
                                                              YEAR ENDED     PERIOD ENDED
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1999            2000
                                                             ------------    -------------
Loss before taxes on income(a).............................    $(3,514)         $(6,390)
                                                               =======          =======
Theoretical tax benefit on the above amount at 36%.........     (1,265)          (2,300)
Increase in taxes resulting from:
  Temporary differences for which deferred taxes were not
     Provided..............................................      1,107            1,975
  Permanent differences, including difference between
     Israeli CPI-Adjusted tax returns and dollar-adjusted
     financial statements -- Net...........................        158              325
                                                               -------          -------
  Actual tax expense.......................................         --               --
                                                               =======          =======
  (a) As follows:
       Taxable in Israel...................................     (3,172)          (6,183)
       Taxable outside of Israel...........................       (342)            (207)
                                                               -------          -------
                                                                (3,514)          (6,390)
                                                               =======          =======

NOTE 12 -- TRANSACTIONS WITH RELATED PARTIES

                                                                      NINE MONTHS
                                                      YEAR ENDED     PERIOD ENDED
                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1999            2000
                                                     ------------    -------------
Salaries and employees benefit.....................      $169            $138
Selling, general and administrative expenses to
  Novacom..........................................       240              19

     On April 28, 1998, the company and Novacom entered into a Managerial Services Agreement. Under the agreement, Novacom provides certain services to the Company, including accounting, bookkeeping, secretarial services, managerial services, office supplies, cars leasing, office area and food. Novacom will be an independent contractor and no employer/employee or principal-agent relationship will exist between Novacom and/or its employees and Novanet. The consideration in respect of each of the Managerial Services will be calculated as provided in the agreement, plus VAT, if applicable, and Novacom will not be entitled, to any further or additional payment whatsoever. The term of the agreement is one year that automatically extends for one-year periods, unless either party notifies the other party at least three months prior to the end of period. The Management believes the allocation method used is reasonable. This agreement was cancelled upon the acquisition of the Company by Conexant, as discussed in Note 13 below.

NOTE 13

     On July 19, 2000, an agreement was signed between the Company's shareholders and Conexant. The closing date of the agreement was September 22, 2000. From this date henceforth, Conexant wholly owns the Company.

                           NOVANET SEMICONDUCTOR LTD.

                                 (IN THOUSANDS)

     This agreement stipulated, inter alia, the following provisions:

        1. Ericsson committed to exercise the options it held by the closing date.

        2. In consideration for all of the Company's shares and share options, the shareholders and employees of the Company would receive shares and share options in Conexant, as well as additional cash amounts on certain dates and subject to certain conditions stipulated in the agreement.

        3. On the closing date, the Company will repay the loans furnished by the previous shareholders.

     On the closing date, the Company granted its employees a bonus totaling US$12,000,000. Of this amount, US$300,000 is to be returned by employees, if certain conditions are not fulfilled. The Company also bore the payment of various expenses related to the transaction, at a sum reaching US$303,000.

     For execution of the transaction, a pre-ruling was obtained from the Israeli Income Tax Authority.

                             CONEXANT SPINCO, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale and distribution of the securities being registered. All amounts are estimated except the commission registration fee, the NASD filing fee and the Nasdaq original listing fee.

                                                              AMOUNT**
                                                              --------
Commission registration fee.................................  $
NASD filing fee.............................................  $
Nasdaq original listing fee.................................  $
*Blue Sky qualification fee and expenses....................  $
*Printing and engraving expenses............................  $
*Accounting fees and expenses...............................  $
*Legal fees and expenses....................................  $
*Transfer agent and registrar fee...........................  $
*Miscellaneous expenses.....................................  $
                                                              --------
          *Total............................................  $

---------------
*  Estimated

** To be filed by amendment.

   ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. Our restated certificate of incorporation provides that our directors are not liable to Spinco or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Spinco or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (4) for any transaction from which a director derived an improper personal benefit.

     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to certain limitations. Our amended bylaws and the appendix thereto provide for the indemnification of our directors, officers, employees and agents to the extent permitted by Delaware law. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

      *1.1   Form of Underwriting Agreement.
      *2.1   Form of Separation and Distribution Agreement between
             Conexant and Spinco.
      *2.2   Form of Employee Matters Agreement between Conexant and
             Spinco.
      *2.3   Form of Tax Allocation Agreement between Conexant and
             Spinco.
      *2.4   Form of Joint Technology and Marketing Agreement between
             Conexant and Spinco.
       3.1   Certificate of Incorporation of Spinco.
       3.2   Bylaws of Spinco.
      *3.3   Restated Certificate of Incorporation of Spinco.
      *3.4   Amended Bylaws of Spinco.
      *4.1   Specimen certificate for Class A Common Stock, par value
             $.01 per share.
      *4.2   Specimen certificate for Class B Common Stock, par value
             $.01 per share.
      *4.3   Rights Agreement by and between Spinco and ChaseMellon
             Shareholder Services, L.L.C., as rights agent.
      *5     Opinion of Chadbourne & Parke LLP.
     *10.1   2001 Long-Term Incentives Plan.
     *10.2   Directors Stock Plan.
     *10.3   2001 Stock Option Plan.
     *10.4.1 Form of Employment Agreement to be entered into between
             Spinco and certain key executives of Spinco.
     *10.4.2 Schedule identifying executives of Spinco who will be party to an Employment Agreement in the form set forth as Exhibit
             10.4.1 to this Registration Statement.
     *21     Subsidiaries of Spinco.
      23.1   Consents of Deloitte & Touche LLP, independent auditors, and
             Deloitte & Touche, chartered accountants and registered
             auditors.
      23.2   Consent of Arthur Andersen LLP, independent public
             accountants.
      23.3   Consent of PricewaterhouseCoopers LLP, independent
             accountants.
      23.4   Consent of Goldstein Sabo & Tevet, independent auditors.
     *23.5   Consent of Chadbourne & Parke LLP, contained in their
             opinion filed as Exhibit 5 to this Registration Statement.
      24     Power of Attorney authorizing certain persons to sign this
             Registration Statement on behalf of certain directors and
             officers of Spinco (included on page II-5).
     *27     Financial Data Schedule.

---------------
* To be filed by amendment.

(b) Financial Statement Schedules
     Schedule II Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     A. The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.  The undersigned Registrant hereby undertakes that:

     (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEWPORT BEACH, STATE OF CALIFORNIA, ON THE 13TH DAY OF NOVEMBER, 2000.

                                          CONEXANT SPINCO, INC.

                                          By: /s/ RAOUF Y. HALIM
                                            ------------------------------------
                                            Raouf Y. Halim
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Raouf Y. Halim and Balakrishnan S. Iyer, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power to them and each of them (including full power of substitution and resubstitution) (1) to sign for him and in his name and in the capacity or capacities indicated below any and all amendments (including post-effective amendments) and supplements to this Registration Statement to be filed by Conexant Spinco, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") and (2) any subsequent registration statement to be filed by the Company pursuant to Section 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON THE 13TH DAY OF NOVEMBER, 2000 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                     SIGNATURE                                              TITLE
                     ---------                                              -----

                /s/ RAOUF Y. HALIM                                 Chief Executive Officer
---------------------------------------------------      (principal executive officer) and Director
                  Raouf Y. Halim

               /s/ DWIGHT W. DECKER                                       Director
---------------------------------------------------
                 Dwight W. Decker

             /s/ BALAKRISHNAN S. IYER                              Chief Financial Officer
---------------------------------------------------          (principal financial and accounting
               Balakrishnan S. Iyer                                 officer) and Director

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To The Board of Directors and Shareholder of
Conexant Spinco, Inc.

     We have audited the accompanying consolidated balance sheets of Conexant Spinco, Inc. (a wholly-owned subsidiary of Conexant Systems, Inc.) and subsidiaries (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of operations, cash flows and shareholder's net investment for each of the three years in the period ended September 30, 2000 and have issued our report thereon dated November 9, 2000 included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Costa Mesa, California
November 9, 2000

The basic financial statements include the effect of a Separation and Distribution Agreement which is to be consummated between Conexant Spinco, Inc. and Conexant Systems, Inc. on or about January 1, 2001. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon consummation of the Separation and Distribution Agreement, which is described in Note 1 of the notes to financial statements and assuming that from November 9, 2000 to the date of such consummation, no other events will have occurred that would affect the accompanying financial statements and notes thereto and financial statement schedule.

Deloitte & Touche LLP
Costa Mesa, California
November 9, 2000

                                                                   SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                               ADDITIONS
                                                          --------------------
                                             BALANCE AT     CHARGED                           BALANCE AT
                                             BEGINNING    TO COSTS AND                          END OF
                DESCRIPTION                   OF YEAR       EXPENSES     OTHER   DEDUCTIONS      YEAR
                -----------                  ----------   ------------   -----   ----------   ----------
Year ended September 30, 2000
  Allowance for doubtful accounts..........   $   835       $   276      $301      $   45      $ 1,367
  Allowance for excess and obsolete
     inventory.............................    15,814        (1,256)      313       2,171       12,700
Year ended September 30, 1999
  Allowance for doubtful accounts..........   $   908       $   (73)     $ --      $   --      $   835
  Allowance for excess and obsolete
     inventory.............................    11,082         5,857        --       1,125       15,814
Year ended September 30, 1998
  Allowance for doubtful accounts..........   $   999       $    --      $ --      $   91      $   908
  Allowance for excess and obsolete
     inventory.............................     1,248         9,834        --          --       11,082

                                 EXHIBIT INDEX

                                                                           SEQUENTIALLY
                                                                           NUMBERED PAGE
                                                                           -------------
     *1.1  Form of Underwriting Agreement.
     *2.1  Form of Separation and Distribution Agreement between
           Conexant and Spinco.
     *2.2  Form of Employee Matters Agreement between Conexant and
           Spinco.
     *2.3  Form of Tax Allocation Agreement between Conexant and
           Spinco.
     *2.4  Form of Joint Technology and Marketing Agreement between
           Conexant and Spinco.
      3.1  Certificate of Incorporation of Spinco.
      3.2  Bylaws of Spinco.
     *3.3  Restated Certificate of Incorporation of Spinco.
     *3.4  Amended Bylaws of Spinco.
     *4.1  Specimen certificate for Class A Common Stock, par value
           $.01 per share.
     *4.2  Specimen certificate for Class B Common Stock, par value
           $.01 per share.
     *4.3  Rights Agreement by and between Spinco and ChaseMellon
           Shareholder Services, L.L.C., as rights agent.
       *5  Opinion of Chadbourne & Parke LLP.
    *10.1  2001 Long-Term Incentives Plan.
    *10.2  Directors Stock Plan.
    *10.3  2001 Stock Option Plan.
  *10.4.1  Form of Employment Agreement to be entered into between
           Spinco and certain key executives of Spinco.
  *10.4.2  Schedule identifying executives of Spinco who will be party to an Employment Agreement in the form set forth as Exhibit
           10.4.1 to this Registration Statement.
      *21  Subsidiaries of Spinco.
     23.1  Consents of Deloitte & Touche LLP, independent auditors, and
           Deloitte & Touche, chartered accountants and registered
           auditors.
     23.2  Consent of Arthur Andersen LLP, independent public
           accountants.
     23.3  Consent of PricewaterhouseCoopers LLP, independent
           accountants.
     23.4  Consent of Goldstein Sabo & Tevet, independent auditors.
    *23.5  Consent of Chadbourne & Parke LLP, contained in their opinion filed as Exhibit 5 to this Registration Statement.
       24  Power of Attorney authorizing certain persons to sign this
           Registration Statement on behalf of certain directors and
           officers of Spinco (included on page II-5).
      *27  Financial Data Schedule.

---------------
* To be filed by amendment.